As filed with the Securities and Exchange Commission on November 14, 2005
Registration No. 333-127115

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EMERGENCY MEDICAL SERVICES CORPORATION
EMERGENCY MEDICAL SERVICES L.P.
(Exact Name of Registrants as Specified in their Charters)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4119, 8011 and 8741 (Primary Standard Industrial Classification Code No.) 6200 S. Syracuse Way Greenwood Village, Colorado 80111 (303) 495-1200	20-3738384 20-2076535 (I.R.S. Employer Identification Nos.)
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)
William A. Sanger
Chief Executive Officer
Emergency Medical Services Corporation
6200 S. Syracuse Way
Greenwood Village, Colorado 80111
(303) 495-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Lynn Toby Fisher, Esq. Joel I. Greenberg, Esq. Kaye Scholer LLP 425 Park Avenue New York, New York 10022 (212) 836-8000	Todd Zimmerman, Esq. General Counsel Emergency Medical Services Corporation 6200 S. Syracuse Way Greenwood Village, Colorado 80111 (303) 495-1200	James J. Clark, Esq. Noah B. Newitz, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title Of Each Class Of	Amount To Be	Offering Price	Aggregate Offering	Amount Of
Securities To Be Registered	Registered(1)	Per Share	Price	Registration Fee

Class A Common Stock, par value $0.01 per share	shares	(2)	$172,500,000(2)	$20,304	(3)

	1,148,325 shares	(4)	$7,937,657(4)	$935	(3)

(1)	Includes shares that the underwriters have the option to purchase solely to cover over-allotments, if any.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(3)	Previously paid.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended, based upon a book value of $10.3685 per share at June 30, 2005.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
      The offering of the class A common stock will be made by two prospectuses, one for use in the initial public offering and one for use in the issuance of class A common stock in exchange for class B units of Emergency Medical Services L.P. The prospectus relating to the class A common stock registered hereby to be offered in the initial public offering (the “IPO Prospectus”) is set forth following this page. The prospectus relating to the issuance of class A common stock in exchange for class B units of Emergency Medical Services L.P. is substantially the same as the form of IPO Prospectus, except that:

•	it contains different front and back cover pages;

•	the section captioned “The Offering” has been replaced with a section captioned “The Exchange”, which describes the exchange and clarifies that references in the prospectus to “this offering” refer to the initial public offering of the class A common stock;

•	the section captioned “Formation of Holding Company” has been expanded to state that the issuance of class A common stock in exchange for class B units will occur automatically, without any vote or consent of the class B unitholders, upon the completion of our public offering and to include information concerning the mechanics of authorizing the exchange;

•	a new subsection captioned “Tax Consequences of the Exchange” has been added to the section captioned “Material U.S. Federal Income Tax Considerations”;

•	a new section captioned “Comparison of Rights of EMS L.P. Class B Unitholders and EMSC Class A Stockholders” has been added to describe the differences in the rights attaching to the class B units and the class A common stock; and

•	the section captioned “Underwriters” has been replaced with a section captioned “Plan of Distribution”.
      These changed pages are included in this registration statement immediately following the IPO Prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                     , 2005
Prospectus
                Shares
Emergency Medical Services Corporation
Class A Common Stock

        Emergency Medical Services Corporation is offering 7,800,000 shares of class A common stock in an underwritten offering. This is our initial public offering, and no public market currently exists for our class A common stock.

      We intend to apply to have our class A common stock approved for listing on the New York Stock Exchange under the symbol “EMS”. We anticipate that the initial public offering price will be between $15.00 and $17.00 per share.

      Investing in our class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 9.

	Per Share	Total

Offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to Emergency Medical Services Corporation, before expenses	$	$

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      Certain of our existing stockholders have granted the underwriters an option to purchase up to 1,170,000 additional shares of our class A common stock to cover over-allotments, if any. We will not receive any proceeds from the sale of shares of our class A common stock by the selling stockholders. The underwriters can exercise this right at any time within 30 days from the date of this prospectus. The underwriters expect to deliver the shares of class A common stock to our investors on or about                     , 2005.

Banc of America Securities LLC	JPMorgan

CIBC World Markets	Credit Suisse First Boston	Goldman, Sachs & Co.

Scotia Capital	Utendahl
                       , 2005

emcare amr ems

amr american medical response®

emcare® emergency medicine. customer driven.

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate on the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

INDUSTRY AND MARKET DATA
      The market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information. None of the independent industry publications used in this prospectus were prepared on our or our affiliates’ behalf and none of the sources cited in this prospectus consented to the inclusion of any data from its reports, nor have we sought their consent.

i

SUMMARY
      This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you need to consider in making your investment decision. This summary is qualified in its entirety by the more detailed information and the combined and consolidated financial statements and notes thereto appearing elsewhere in this prospectus. You should read carefully this entire prospectus and should consider, among other things, the matters set forth in the section entitled “Risk Factors” before deciding whether to invest in our common stock.
Company Overview
      Emergency Medical Services Corporation is a leading provider of emergency medical services in the United States. We operate our business and market our services under the AMR and EmCare brands. AMR is the leading provider of ambulance services in the United States, based on net revenue and number of transports. EmCare is the leading provider of outsourced emergency department staffing and related management services in the United States, based on number of contracts with hospitals and affiliated physician groups. Approximately 86% of our fiscal 2004 net revenue was generated under exclusive contracts. For the fiscal year ended August 31, 2004, we generated net revenue of $1.6 billion, of which AMR and EmCare represented approximately 66% and 34%, respectively, and net income of $37.3 million.
      AMR. Over its 50 years of operating history, AMR has developed the largest network of ambulance services in the United States. AMR has an 8% share of the total ambulance services market and a 21% share of the private provider ambulance market, with net revenue approximately twice that of our only national competitor. During fiscal 2004, AMR treated and transported approximately 3.7 million patients in 34 states. AMR has approximately 2,855 contracts with communities, government agencies, healthcare providers and insurers to provide ambulance transport services. For fiscal 2004, approximately 57% of AMR’s net revenue was generated from emergency 911 ambulance services, 32% from non-emergency ambulance services and the balance generated from the provision of training, dispatch centers and other services to communities and public safety agencies.
      EmCare. Over its 33 years of operating history, EmCare has become the largest provider of outsourced emergency department staffing and related management services to healthcare facilities. EmCare has a 6% share of the total emergency department services market and a 9% share of the outsourced emergency department services market, and has 32% more emergency department staffing contracts than our principal national competitor. In addition, EmCare has become one of the leading providers of hospitalist services, the staffing of physicians that specialize in the care of acutely ill patients in an inpatient setting. During fiscal 2004, EmCare had approximately 5.3 million patient visits in 38 states. We contract with our hospital customers and our healthcare professionals directly and through our affiliated physician groups and managed companies. Through its 4,500 affiliated physicians and 333 exclusive contracts with hospitals and independent physician groups, EmCare provides emergency department, hospitalist and radiology staffing, management and other administrative services.
Emergency Medical Services Industry
      We operate in the ambulance and emergency department services markets, two large and growing segments of the emergency medical services market. Most communities are required by law to provide emergency ambulance services and most hospitals are required to provide emergency department services. Approximately 43% of all hospital admissions originated from the emergency department in 2003, and a substantial portion of patients enter the hospital by way of ambulance transport. We believe that growth in our emergency medical services markets will continue due to increased outsourcing for these services driven by increased outpatient services and emergency department visits, coupled with the need for enhanced technology, changes in reimbursement rates and increased federal funding for disaster preparedness and response.
      Ambulance services encompass both 911 emergency response and non-emergency transport services. We believe the ambulance services market represents annual expenditures of approximately $12 billion. The ambulance services market is highly fragmented, with more than 14,000 private, public and not-for-profit service providers accounting for an estimated 36 million ambulance transports in 2004. Given demographic trends, we expect the total number of ambulance transports to continue to grow at a steady rate of 1% to 2% per year.
      We believe the physician reimbursement component of the emergency department services market represents annual expenditures of approximately $10 billion. There are approximately 4,700 hospitals in the United States that operate emergency departments, of which approximately 67% outsource their physician staffing and management for this department. The market for outsourced emergency department staffing and related management services is highly fragmented, with more than 800 national, regional and local providers.
Competitive Strengths
      We believe the following competitive strengths position our company to capitalize on the favorable trends occurring within the healthcare industry and the emergency medical services markets.
      Significant Scale and Geographic Presence. We believe our significant scale and broad geographic presence provide a competitive advantage over local and regional providers through our: (i) broad program offering and cost efficiencies generated by our technology investment, which may be too costly for certain providers to replicate; (ii) national contracting and preferred provider relationships with managed care organizations and healthcare systems; and (iii) ability to recruit and retain quality personnel.
      Long-Term Relationships with Existing Customers. We believe our long-term, well-established relationships with communities and healthcare facilities enhance our ability to retain existing customers and win new contracts. AMR and EmCare have maintained relationships with their ten largest customers for an average of 34 and 12 years, respectively. We believe our industry-leading contract retention rates reflect our ability to deliver on our service commitments to our customers over extended time periods.
      Strong Financial Performance. One of the key factors our potential customers evaluate is financial stability. We believe our ability to demonstrate consistently strong financial performance will continue to differentiate our company and provide a competitive advantage in winning new contracts and renewing existing contracts.
      Focus on Risk Management. Our risk management initiatives are enhanced by the use of our professional liability claims database and comprehensive claims management at EmCare, and by our risk/safety program at AMR. Over the last three years, our workers compensation, auto, general and professional liability claims per 100,000 ambulance transports decreased 8.4% at AMR and our professional liability claims per 100,000 emergency department visits decreased 14.0% at EmCare.
      Investment in Core Technologies. AMR uses proprietary technology to improve chart documentation, determine transportation service levels and track response times and other data for hospitals. EmCare uses proprietary physician recruitment software to improve recruitment efficiency and retention rates.
      Proven and Committed Management Team. We are led by an experienced senior management team with an average of 21 years of experience in the healthcare industry. Our Chairman and Chief Executive Officer, William Sanger, has over 30 years of experience within the healthcare services industry, with leadership roles in numerous areas of healthcare.
Business Strategy
      We intend to leverage Emergency Medical Services’ competitive strengths to pursue our business strategy:
      Increase Revenue from Existing Customers. We believe our long track record of delivering excellent service and innovative programs for both communities and hospitals, coupled with our breadth of services, creates opportunities for us to increase revenue from our existing customer base.
      Grow Our Customer Base. We believe we have a unique competency in the treatment, management and billing of episodic and unscheduled care. We will continue to pursue additional outsourcing opportunities for ambulance transports and emergency department, hospitalist and radiology services and expanding our public/private ambulance partnerships with local fire departments.
      Pursue Select Acquisition Opportunities. We plan to pursue select acquisitions in our core businesses, explore the acquisition of complementary businesses and seek opportunities to expand the scope of services in which we can leverage our core competencies.
      Utilize Technology to Differentiate Our Services and Improve Operating Efficiencies. We intend to continue to invest in technologies that broaden our services in the marketplace, improve patient care, enhance our billing efficiencies and increase our profitability.
      Continued Focus on Risk Management. We will continue to conduct aggressive risk management programs for loss prevention and early intervention. We will continue to develop and utilize clinical “fail safes” and use technology in our ambulances to reduce vehicular incidents.
      Implement Cost Rationalization Initiatives. We will continue to rationalize our cost structure by aligning compensation with productivity and eliminating costs in our national and regional corporate support structure.
Company History
      In February 2005, an investor group led by Onex Partners LP and Onex Corporation, and including members of our management, purchased our operating subsidiaries — AMR and EmCare — from Laidlaw International, Inc. Laidlaw had acquired AMR and EmCare in 1997.
      The purchase price for AMR and EmCare totaled $828.8 million. We funded the purchase price and related transaction costs with equity contributions of $219.2 million, the issuance and sale of $250.0 million principal amount of our senior subordinated notes and borrowings under our senior secured credit facility, including a term loan of $350.0 million and approximately $20.2 million under our revolving credit facility. We intend to use approximately $100.0 million of the net proceeds from this offering to repay debt outstanding under our senior secured credit facility.
      Since completing our acquisition of AMR and EmCare, we have operated through a holding company, EMS L.P., that is a limited partnership. As described in “Formation of Holding Company”, our new holding company will be a Delaware corporation upon completion of this offering. This prospectus gives effect to our reorganization.
      The class A common stock we are selling in this offering will represent approximately 18.9% of our equity and 2.3% of our combined voting power. Following this offering, our initial equity investors, including management and entities affiliated with Onex Corporation, will continue to own approximately 81.1% of our equity and 97.7% of our combined voting power. The Onex entities will hold their equity in the form of LP exchangeable units in EMS L.P., which are exchangeable on a one-for-one basis for shares of our class B common stock, and they will have the benefit of the voting rights attributable to that class B common stock through one share of class B special voting stock. See “Formation of Holding Company.” Our class B common stock has ten votes per share and our class A common stock has one vote per share.
      In exchange for an annual management fee of $1.0 million, an affiliate of Onex Corporation provides us with corporate finance and strategic planning consulting services. Our management agreement has an initial term of five years, subject to automatic one-year renewals unless terminated by either party by notice given at least 90 days prior to the scheduled expiration date.

Risk Factors
      Investing in our class A common stock involves risks. You should refer to the section entitled “Risk Factors” for a discussion of certain risks you should consider before deciding whether to invest in our class A common stock.
Executive Offices
      Our principal executive offices are located at 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111 and our telephone number at that address is (303) 495-1200. Our website address is www.emsc.net. The website addresses for our business segments are www.amr.net and www.emcare.com. Information contained on these websites is not part of this prospectus and is not incorporated in this prospectus by reference.

The Offering

Class A common stock offered by us	7,800,000 shares

Over-allotment shares of class A common stock offered by the selling stockholders	1,170,000 shares

Class A common stock outstanding after this offering	8,948,325 shares

Use of proceeds	We intend to use $100.0 million of the net proceeds from this offering to repay debt outstanding under our senior secured credit facility, and the balance for general corporate purposes. See “Use of Proceeds.” Certain of the underwriters of this offering or their affiliates are lenders under our senior secured credit facility and, in that capacity, will receive a portion of the net proceeds of this offering.

Proposed NYSE symbol	“EMS”

We have two classes of common stock, class A common stock and class B common stock. These classes of common stock are identical in all respects, except that the class A common stock is entitled to one vote per share and the class B common stock is entitled to ten votes per share (reducing to one vote per share under certain limited circumstances) on all matters subject to a vote of holders of common stock, and the class B common stock is convertible into one share of class A common stock. Following this offering, we will have 142,545 shares of class B common stock outstanding and 32,107,500 shares of class B common stock reserved for issuance upon exchange of the outstanding 32,107,500 LP exchangeable units of EMS L.P. See “Formation of Holding Company.”

The number of shares of class A common stock being offered in this offering represents 18.9% of our common stock outstanding and 2.3% of our combined voting power. We will also have outstanding one share of class B special voting stock through which the holders of LP exchangeable units may exercise voting rights with respect to Emergency Medical Services as though they held the same number of shares of our class B common stock. See “Description of Capital Stock — LP Exchangeable Units and Class B Special Voting Stock.” The number of shares of our common stock to be outstanding after this offering excludes the 32,107,500 shares of class B common stock issuable on exchange of the LP exchangeable units and the 3,509,219 shares of class A common stock issuable upon the exercise of options. See “Management — Equity Plans — Equity Option Plan.”

Except as otherwise indicated, all of the information presented in this prospectus assumes the following:

•	our formation as a holding company named Emergency Medical Services Corporation, as described under “Formation of Holding Company”,

•	the anticipated 1.5-for-1 stock split based upon an assumed initial public offering price of $16.00 per share, which is the mid-point of the range set forth in the cover page of this prospectus, and

•	no exercise of the underwriters’ over-allotment option.

Summary of Historical Combined, Consolidated and Pro Forma Consolidated Financial Information and Other Data
      The summary combined financial data of AMR and EmCare for the year ended August 31, 2002 (Predecessor — Pre-Laidlaw Bankruptcy), the nine months ended May 31, 2003 (Predecessor — Pre-Laidlaw Bankruptcy), and as of and for the three months ended August 31, 2003 (Predecessor — Post-Laidlaw Bankruptcy), the year ended August 31, 2004 (Predecessor — Post-Laidlaw Bankruptcy) and the five months ended January 31, 2005 (Predecessor — Post-Laidlaw Bankruptcy) are derived from our audited combined historical financial statements included in this prospectus. As a result of a correction to AMR’s method of calculating its accounts receivable allowances, we determined that the allowances were understated at various balance sheet dates. The audited combined financial statements included in this prospectus are restated to correct this error. There were no adjustments necessary to income subsequent to May 31, 2003.
      The summary combined historical financial data for the five months ended January 31, 2004 (Predecessor — Post-Laidlaw Bankruptcy) and the three months and eight months ended September 30, 2004 (Predecessor — Post-Laidlaw Bankruptcy) are derived from the unaudited combined historical financial statements included in this prospectus. The summary consolidated financial data for the three months and eight months ended September 30, 2005 (Successor) are derived from the unaudited consolidated historical financial statements included elsewhere in this prospectus. The interim financial statements include, in the opinion of management, all adjustments, consisting of normal accruals, necessary for a fair presentation of the information for those periods. The results of operations for the interim periods may not be indicative of results that may be expected for the full fiscal year.
      The summary pro forma consolidated financial information and other data for the year ended August 31, 2004, the five months ended January 31, 2005 and the eight months ended September 30, 2005 reflect the acquisition of AMR and EmCare by Emergency Medical Services and the completion of this offering, and should be read in conjunction with our unaudited pro forma consolidated financial statements included elsewhere in this prospectus which, with respect to statement of operations data, give effect to the acquisition and this offering as if they occurred as of September 1, 2003, September 1, 2004 and February 1, 2005, respectively, and with respect to balance sheet data, give effect to this offering as if it occurred as of September 30, 2005. The unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to represent what our results of operations would have been if our acquisition of AMR and EmCare and this offering had occurred as of the dates indicated or what such results will be for future periods.
      Effective as of January 31, 2005, we acquired AMR and EmCare from Laidlaw and, in connection with the acquisition, we changed our fiscal year to December 31 from August 31. For all periods prior to the acquisition, the AMR and EmCare businesses formerly owned by Laidlaw are referred to as the “Predecessor.” For all periods from and subsequent to the acquisition, these businesses are referred to as the “Successor.” As a result of the acquisition, we include as a reporting period of the Predecessor our pre-acquisition period ended January 31, 2005.
      You should read the summary information in conjunction with “Selected Combined and Consolidated Financial Information and Other Data,” “Unaudited Pro Forma Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined and consolidated financial statements and related notes included in this prospectus.

	Predecessor (Pre-Acquisition)

	(Pre-Laidlaw
	Bankruptcy)
	As Restated		(Post-Laidlaw Bankruptcy)
									Successor (Post-Acquisition)		Unaudited Pro Forma
		Nine	Three
		Months	Months		Five Months Ended		Three Months	Eight Months	Three Months	Eight Months		Five Months	Eight Months
	Year Ended	Ended	Ended	Year Ended	January 31,		Ended	Ended	Ended	Ended	Year Ended	Ended	Ended
	August 31,	May 31,	August 31,	August 31,			September 30,	September 30,	September 30,	September 30,	August 31,	January 31,	September 30,
	2002	2003	2003	2004	2004	2005	2004	2004	2005	2005	2004	2005	2005

					(unaudited)
							(unaudited)		(unaudited)
			(dollars in thousands)
Statement of Operations Data:
Net revenue	$1,415,786	$1,103,335	$384,461	$1,604,598	$667,506	$696,179	$413,869	$1,077,749	$456,245	$1,187,653	$1,604,598	$696,179	$1,187,653
Compensation and benefits	960,590	757,183	264,604	1,117,890	461,923	481,305	286,628	751,238	319,292	822,595	1,117,890	481,305	822,595
Operating expenses	219,321	163,447	55,212	218,277	90,828	94,882	55,863	147,524	66,156	168,700	218,277	94,882	168,700
Insurance expense	66,479	69,576	34,671	80,255	36,664	39,002	18,404	51,674	21,048	60,382	80,255	39,002	60,382
Selling, general and administrative expenses	61,455	37,867	12,017	47,899	22,016	21,635	12,093	31,270	15,654	38,248	47,899	21,635	38,248
Laidlaw fees and compensation charges	5,400	4,050	1,350	15,449	6,436	19,857	3,657	10,095	—	—	15,449	19,857	—
Depreciation and amortization expenses	67,183	32,144	12,560	52,739	22,079	18,808	12,669	34,627	14,843	38,811	55,869	23,232	38,811
Impairment losses	262,780	—	—	—	—	—	—	—	—	—	—	—	—
Restructuring charges	3,777	1,288	1,449	2,115	—	—	—	1,381	—	—	2,115	—	—
Laidlaw reorganization charges	8,761	3,650	—	—	—	—	—	—	—	—	—	—	—

Income (loss) from operations	(239,960)	34,130	2,598	69,974	27,560	20,690	24,555	49,940	19,252	58,917	66,844	16,266	58,917
Interest expense	(6,418)	(4,691)	(908)	(9,961)	(4,137)	(5,644)	(5,138)	(8,679)	(12,824)	(34,407)	(47,051)	(18,555)	(29,895)
Realized gain (loss) on investments	—	—	90	(1,140)	—	—	(1,140)	(1,191)	(34)	(40)	(1,140)	—	(40)
Interest and other income	369	304	22	240	1,403	714	162	210	91	189	240	714	189
Fresh-start accounting adjustments(1)	—	46,416	—	—	—	—	—	—	—	—	—	—	—

Income (loss) before income taxes and cumulative change in accounting principle	(246,009)	76,159	1,802	59,113	24,826	15,760	18,439	40,280	6,485	24,659	18,893	(1,575)	29,171
Income tax expense	(1,374)	(829)	(8,633)	(21,764)	(9,800)	(6,278)	(7,191)	(15,710)	(3,479)	(10,657)	(5,764)	629	(12,462)

Income (loss) before cumulative effect of a change in accounting principle	(247,383)	75,330	(6,831)	37,349	15,026	9,482	11,248	24,570	3,006	14,002	13,129	(946)	16,709
Cumulative effect of a change in accounting principle(2)	—	(223,721)	—	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$(247,383)	$(148,391)	$(6,831)	$37,349	$15,026	$9,482	$11,248	$24,570	$3,006	$14,002	$13,129	$(946)	$16,709

	Predecessor (Pre-Acquisition)

	(Pre-Laidlaw								Successor
	Bankruptcy)								(Post-
	As Restated			(Post-Laidlaw Bankruptcy)					Acquisition)

		Nine		Three					Eight
	Year	Months		Months	Year	Five Months Ended		Eight Months	Months
	Ended	Ended		Ended	Ended	January 31,		Ended	Ended
	August 31,	May 31,		August 31,	August 31,			September 30,	September 30,
	2002	2003		2003	2004	2004	2005	2004	2005

						(unaudited)		(unaudited)	(unaudited)
				(dollars in thousands)
Other Financial Data:
Cash flow provided by (used in):
Operating activities	$156,544	$58,769		$30,009	$127,679	$18,627	$15,966	$99,961	$108,462
Investing activities	(57,347)	(98,835)		(15,136)	(81,516)	(10,881)	(21,667)	(73,910)	(917,422)
Financing activities	(36,066)	(8,060)		(47,222)	(47,328)	(7,532)	10,856	(20,699)	804,442
Capital expenditures	57,438 (3)	34,768		18,079	42,787	14,224	14,045	(30,217)	34,947
EBITDA(4)	$(172,777)	$(111,031	)(5)	$15,428	$121,753	$49,639	39,498	83,376	97,688
EBITDA, as adjusted(4)							$59,355	$94,852	$102,948

	As of September 30, 2005

	Consolidated	Pro Forma

Balance Sheet Data:
Cash and cash equivalents	$10,113	$21,677
Total assets	1,253,408	1,261,994
Long-term debt and capital lease obligations, including current maturities	608,607	508,607
Partners’/ Stockholders’ equity	$235,534	$345,333
Financial Covenant Ratios(6):
Total leverage ratio	4.05	3.39
Senior leverage ratio	2.39	1.72
Fixed charge coverage ratio	1.64	1.70

(1)	See note 1 to our combined financial statements with respect to our fresh-start financial reporting.
(2)	Reflects an impairment of goodwill recorded in connection with the adoption of SFAS No. 142.
(3)	Includes $26.3 million financed through capital leases.
(4)	EBITDA represents net income (loss) before interest expense, net, income tax expense and depreciation and amortization expenses. Adjusted EBITDA represents EBITDA adjusted to remove the effect of the Laidlaw allocations of management fees and compensation charges, insurance expenses, rebates and reorganization costs, Onex management fees and certain non-recurring items. Management routinely calculates EBITDA and uses it to allocate resources. Management believes that EBITDA is a useful measure to investors because it is commonly used as an analytical indicator within the healthcare industry to evaluate operational performance, leverage capacity and ability to service debt.

Adjusted EBITDA is used as a measure for various financial covenants in our senior secured credit facility, and we use adjusted EBITDA as a measure for incentive compensation purposes. EBITDA and adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the combined and consolidated financial statements as an indicator of financial performance or liquidity. EBITDA and adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
     The following table reconciles EBITDA and EBITDA, as adjusted to net income (loss):

	Predecessor (Pre-Acquisition)

	(Pre-Laidlaw
	Bankruptcy)
	As Restated		(Post-Laidlaw Bankruptcy)
								Successor
								(Post-Acquisition)

		Nine	Three		Five Months
		Months	Months		Ended		Eight Months	Eight Months
	Year Ended	Ended	Ended	Year Ended	January 31,		Ended	Ended
	August 31,	May 31,	August 31,	August 31,			September 30,	September 30,
	2002	2003	2003	2004	2004	2005	2004	2005

Combined/Consolidated Results:
Net income (loss)	$(247,383)	$(148,391)	$(6,831)	$37,349	$15,026	$9,482	$24,570	$14,002
Depreciation and amortization expenses	67,183	32,144	12,560	52,739	22,079	18,808	34,627	38,811
Interest expense	6,418	4,691	908	9,961	4,137	5,644	8,679	34,407
Interest and other income	(369)	(304)	(22)	(240)	(1,403)	(714)	(210)	(189)
Income tax expense	1,374	829	8,633	21,764	9,800	6,278	15,710	10,657

EBITDA(a)	$(172,777)	$(111,031)	$15,248	$121,573	$49,639	39,498	83,376	97,688

Laidlaw fees and compensation charges						19,857	10,095	—
Onex management fee						—	—	667
Transaction related costs						—	—	2,131
Non-cash charges						—	—	2,462
Restructuring charges						—	1,381	—

EBITDA, as adjusted						$59,355	$94,852	$102,948

(a)	EBITDA for periods presented includes Laidlaw’s allocation to us of fees and compensation charges, insurance expenses and rebates and reorganization costs. Laidlaw’s allocations to us of fees and compensation charges and of reorganization costs are based on allocations among all of Laidlaw’s business units based on revenues, plus an additional amount allocated to us in respect of a one-time compensation expense related to the changes in the enterprise values of AMR and EmCare. Laidlaw’s allocation to us of insurance expense and rebates is based on an allocation of investment income of Laidlaw’s captive insurance subsidiary among all of Laidlaw’s business units based on revenues, and an allocation of claims among Laidlaw’s business units based on each business unit’s claims experience. We do not believe that Laidlaw’s allocation of these expenses and rebates are predictive of expenses and rebates we expect to incur as a stand-alone company in respect of management services or for comparable stand-alone insurance costs. Laidlaw’s allocation of these expenses and rebates for the historical periods presented were as follows:

	Predecessor (Pre-Acquisition)

	(Pre-Laidlaw
	Bankruptcy)		(Post-Laidlaw Bankruptcy)

		Nine	Three
	Year	Months	Months	Year		Five Months Ended			Three Months	Eight Months
	Ended	Ended	Ended	Ended		January 31,			Ended	Ended
	August 31,	May 31,	August 31,	August 31,					September 30,	September 30,
	2002	2003	2003	2004		2004	2005		2004	2004

						(unaudited)
									(unaudited)
	(dollars in thousands)
Laidlaw insurance expense (rebate)(a)	$(8,094)	$3,058	$11,522	$(4,505)		$—	$—		$—	$—
Laidlaw fees and compensation charges	5,400	4,050	1,350	15,449	(b)	6,436	19,857	(c)	3,657	10,095
Laidlaw reorganization costs	8,761	3,650	—	—		—	—		—	—

Total Laidlaw allocated expense	$6,067	$10,758	$12,872	$10,944		$6,436	$19,857		$3,657	$10,095

(a)	Included in “Insurance expense” in our combined statements of operations.

(b)	Includes compensation charges of $4.1 million.

We estimate that the costs we will incur in respect of management services and other costs as a stand-alone company will total approximately $4.0 million a year. See note (1) to the unaudited pro forma consolidated statement of operations for the five months ended January 31, 2005 and the year ended August 31, 2004 in “Unaudited Pro Forma Consolidated Financial Data.” We incurred $1.9 million of such costs in the eight months ended September 30, 2005, excluding costs related to our acquisition of AMR and EmCare.

(c)	Includes compensation charges of $15.3 million.

(5)	Includes $46.4 million relating to the fresh-start accounting adjustment and $(223.7) million relating to the cumulative effect of a change in accounting principle.

(6)	Represents financial covenant coverages, calculated in accordance with our senior secured credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Debt Facilities” for information with respect to required coverages at September 30, 2005 and the calculation of these ratios.

RISK FACTORS
      An investment in our class A common stock involves a high degree of risk. You should carefully consider the factors described below in addition to the other information set forth in this prospectus before deciding whether to make an investment in our class A common stock. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.
Risk Factors Related to our Capital Structure
The interests of our controlling stockholders may conflict with your interests.
      Following this offering, Onex Partners LP and other entities affiliated with Onex Corporation, which we refer to together as the Onex entities, will own all of our outstanding LP exchangeable units, which are exchangeable at any time, at the option of the holder, for our class B common stock. Our class A common stock has one vote per share, while our class B common stock has ten votes per share (reducing to one vote per share under certain limited circumstances), on all matters to be voted on by our stockholders. Prior to the exchange for class B common stock, the holders of the LP exchangeable units will be able to exercise the same voting rights with respect to Emergency Medical Services as they would have after the exchange through a share of class B special voting stock. As a result, after this offering, the Onex entities will control 96.7% of our combined voting power. Accordingly, the Onex entities will exercise a controlling influence over our business and affairs and will have the power to determine all matters submitted to a vote of our stockholders, including the election of directors and approval of significant corporate transactions such as amendments to our certificate of incorporation, mergers and the sale of all or substantially all of our assets. The Onex entities could cause corporate actions to be taken even if the interests of these entities conflict with the interests of our other stockholders. This concentration of voting power could have the effect of deterring or preventing a change in control of Emergency Medical Services that might otherwise be beneficial to our stockholders. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, owns shares representing a majority of the voting rights of the shares of Onex Corporation. See “Principal and Selling Stockholders” and “Description of Capital Stock.”
Our substantial indebtedness could adversely affect our financial condition and our ability to operate our business.
      We have a substantial amount of debt. At September 30, 2005, we had total debt of $608.6 million, including $348.3 million of borrowings under the term loan portion of our senior secured credit facility, $250.0 million of our senior subordinated notes, $5.0 million of borrowings under our revolving credit facility and $4.4 million of capital lease obligations, and we had $27.3 million of letters of credit outstanding. In addition, subject to restrictions in the indenture governing our notes and the credit agreement governing our senior secured credit facility, we may incur additional debt.
      Our substantial debt could have important consequences to you, including the following:

•	it may be difficult for us to satisfy our obligations, including debt service requirements under our outstanding debt,

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements or other general corporate purposes may be impaired,

•	we must use a significant portion of our cash flow for payments on our debt, which will reduce the funds available to us for other purposes,

•	we are more vulnerable to economic downturns and adverse industry conditions and our flexibility to plan for, or react to, changes in our business or industry is more limited,

•	our ability to capitalize on business opportunities and to react to competitive pressures, as compared to our competitors, may be compromised due to our high level of debt, and

•	our ability to borrow additional funds or to refinance debt may be limited.
      Furthermore, all of our debt under our senior secured credit facility bears interest at variable rates. If these rates were to increase significantly, our ability to borrow additional funds may be reduced and the risks related to our substantial debt would intensify.
Servicing our debt will require a significant amount of cash. Our ability to generate sufficient cash depends on numerous factors beyond our control, and we may be unable to generate sufficient cash flow to service our debt obligations.
      Our business may not generate sufficient cash flow from operating activities. The cash we require to meet contractual obligations in 2006, including our debt service, will total approximately $89.7 million. Our ability to make payments on and to refinance our debt and to fund planned capital expenditures will depend on our ability to generate cash in the future. To some extent, this is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Lower net revenues, or higher provision for uncollectibles, generally will reduce our cash flow.
      If we are unable to generate sufficient cash flow to service our debt and meet our other commitments, we may need to refinance all or a portion of our debt, sell material assets or operations or raise additional debt or equity capital. We cannot assure you that we could effect any of these actions on a timely basis, on commercially reasonable terms or at all, or that these actions would be sufficient to meet our capital requirements. In addition, the terms of our existing or future debt agreements may restrict us from effecting any of these alternatives.
Restrictive covenants in our senior secured credit facility and the indenture governing our senior subordinated notes may restrict our ability to pursue our business strategies.
      Our senior secured credit facility and the indenture governing our senior subordinated notes limit our ability, among other things, to:

•	incur additional debt or issue certain preferred stock,

•	pay dividends or make distributions to our stockholders,

•	repurchase or redeem our capital,

•	make investments,

•	incur liens,

•	make capital expenditures,

•	enter into transactions with our stockholders and affiliates,

•	sell certain assets,

•	acquire the assets of, or merge or consolidate with, other companies, and

•	incur restrictions on the ability of our subsidiaries to make distributions or transfer assets to us.
      Our ability to comply with these covenants may be affected by events beyond our control, and any material deviations from our forecasts could require us to seek waivers or amendments of covenants, alternative sources of financing or reductions in expenditures. We cannot assure you that such waivers, amendments or alternative financings could be obtained, or, if obtained, would be on terms acceptable to us.
      In addition, the credit agreement governing our senior secured credit facility requires us to meet certain financial ratios and restricts our ability to make capital expenditures or prepay certain other debt. We may not be able to maintain these ratios, and the restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities.
      If a breach of any covenant or restriction contained in our financing agreements results in an event of default, those lenders could discontinue lending, accelerate the related debt (which would accelerate other debt) and declare all borrowings outstanding thereunder to be due and payable. In addition, the lenders could terminate any commitments they had made to supply us with additional funds. In the event of an acceleration of our debt, we may not have or be able to obtain sufficient funds to make any accelerated debt payments.
Our obligations under our senior secured credit facility are secured by substantially all of our assets.
      Our obligations under our senior secured credit facility are secured by liens on substantially all of our assets, and the guarantees of our subsidiaries under our senior secured credit facility are secured by liens on substantially all of those subsidiaries’ assets. If we become insolvent or are liquidated, or if payment under our senior secured credit facility or of other secured obligations are accelerated, the lenders under our senior secured credit facility or the obligees with respect to the other secured obligations will be entitled to exercise the remedies available to a secured lender under applicable law and the applicable agreements and instruments, including the right to foreclose on all of our assets. Accordingly, you could lose all or a part of your investment in our common stock.
Risk Factors Related to Our Business

We could be subject to lawsuits for which we are not fully reserved.
      In recent years, physicians, hospitals and other participants in the healthcare industry have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories such as negligent hiring, supervision and credentialing. Similarly, ambulance transport services may result in lawsuits concerning vehicle collisions and personal injuries, patient care incidents and employee job-related injuries. Some of these lawsuits may involve large claim amounts and substantial defense costs.
      EmCare procures professional liability insurance coverage for most of its affiliated medical professionals and professional and corporate entities. Beginning January 1, 2002, this insurance coverage has been provided by affiliates of CNA Insurance Company, which then reinsure the entire program, primarily through EmCare’s wholly-owned subsidiary, EMCA Insurance Company, Ltd., or EMCA. Workers compensation coverage for EmCare’s employees and applicable affiliated medical professionals is provided under a similar structure for the period. From September 1, 2004 to the closing date of our acquisition of AMR and EmCare, AMR obtained insurance coverage for losses with respect to workers compensation, auto and general liability claims through Laidlaw’s captive insurance company. AMR currently has a self-insurance program fronted by an unrelated third party. AMR retains the risk of loss under this coverage. Under these insurance programs, we establish reserves, using actuarial estimates, for all losses covered under the policies. Moreover, in the normal course of our business, we are involved in lawsuits, claims, audits and investigations, including those arising out of our billing and marketing practices, employment disputes, contractual claims and other business disputes for which we may have no insurance coverage, and which are not subject to actuarial estimates. The outcome of these matters could have a material effect on our results of operations in the period when we identify the matter, and the ultimate outcome could have a material adverse effect on our financial position or results of operations.
      Our liability to pay for EmCare’s insurance program losses is collateralized by funds held through EMCA and, to the extent these losses exceed the collateral and assets of EMCA or the limits of our insurance policies, will have to be funded by us. Should our AMR losses with respect to such claims exceed the collateral held by Laidlaw in connection with our self-insurance program or the limits of our insurance policies, we will have to fund such amounts. See “Business — American Medical Response — Insurance” and “— EmCare — Insurance.”

The reserves we establish with respect to our losses covered under our insurance programs are subject to inherent uncertainties.
      In connection with our insurance programs, we establish reserves for losses and related expenses, which represent estimates involving actuarial and statistical projections, at a given point in time, of our expectations of the ultimate resolution and administration costs of losses we have incurred in respect of our liability risks. Insurance reserves inherently are subject to uncertainty. Our reserves are based on historical claims, demographic factors, industry trends, severity and exposure factors and other actuarial assumptions calculated by an independent actuary firm. The independent actuary firm performs studies of projected ultimate losses on an annual basis and provides quarterly updates to those projections. We use these actuarial estimates to determine appropriate reserves. Our reserves could be significantly affected if current and future occurrences differ from historical claim trends and expectations. While we monitor claims closely when we estimate reserves, the complexity of the claims and the wide range of potential outcomes may hamper timely adjustments to the assumptions we use in these estimates. Actual losses and related expenses may deviate, individually and in the aggregate, from the reserve estimates reflected in our financial statements. If we determine that our estimated reserves are inadequate, we will be required to increase reserves at the time of the determination, which would result in a reduction in our net income in the period in which the deficiency is determined. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Claims Liability and Professional Liability Reserves” and note 12 of the notes to our combined financial statements included elsewhere in this prospectus.

Insurance coverage for some of our losses may be inadequate and may be subject to the credit risk of commercial insurance companies.
      Some of our insurance coverage, for periods prior to the initiation of our self-insurance programs as well as portions of our current insurance coverage, is through various third party insurers. To the extent we hold policies to cover certain groups of claims, but either did not obtain sufficient insurance limits, did not buy an extended reporting period policy, where applicable, or the issuing insurance company is no longer viable, we may be responsible for losses attributable to such claims. Furthermore, for our losses that are insured or reinsured through commercial insurance companies, we are subject to the “credit risk” of those insurance companies. While we believe our commercial insurance company providers currently are creditworthy, there can be no assurance that such insurance companies will remain so in the future.

We are subject to decreases in our revenue and profit margin under our fee-for-service contracts, where we bear the risk of changes in volume, payor mix and third party reimbursement rates.
      In our fee-for-service arrangements, which generated approximately 84% of our fiscal 2004 net revenue, we, or our affiliated physicians, collect the fees for transports and physician services. Under these arrangements, we assume the financial risks related to changes in the mix of insured and uninsured patients and patients covered by government-sponsored healthcare programs, third party reimbursement rates and transports and patient volume. Our revenue decreases if our volume or reimbursement decreases, but our expenses do not decrease proportionately. See “— Risk Factors Related to Healthcare Regulation — Changes in the rates or methods of third party reimbursements may adversely affect our revenue and operations.” In addition, fee-for-service contracts have less favorable cash flow characteristics in the start-up phase than traditional flat-rate contracts due to longer collection periods.
      We collect a smaller portion of our fees for services rendered to uninsured patients than for services rendered to insured patients. Our credit risk related to services provided to uninsured individuals is exacerbated because the law requires communities to provide 911 emergency response services and hospital emergency departments to treat all patients presenting to the emergency department seeking care for an emergency medical condition regardless of their ability to pay. We also believe uninsured patients are more likely to seek care at hospital emergency departments because they frequently do not have a primary care physician with whom to consult.

We may not be able to successfully recruit and retain physicians and other healthcare professionals with the qualifications and attributes desired by us and our customers.
      Our ability to recruit and retain affiliated physicians and other healthcare professionals significantly affects our performance under our contracts. In the recent past, our customer hospitals have increasingly demanded a greater degree of specialized skills, training and experience in the healthcare professionals providing services under their contracts with us. This decreases the number of healthcare professionals who may be permitted to staff our contracts. Moreover, because of the scope of the geographic and demographic diversity of the hospitals and other facilities with which we contract, we must recruit healthcare professionals, and particularly physicians, to staff a broad spectrum of contracts. We have had difficulty in the past recruiting physicians to staff contracts in some regions of the country and at some less economically advantaged hospitals. Moreover, we compete with other entities to recruit and retain qualified physicians and other healthcare professionals to deliver clinical services. Our future success in retaining and winning new hospital contracts depends on our ability to recruit and retain healthcare professionals to maintain and expand our operations.
Our non-compete agreements and other restrictive covenants involving physicians may not be enforceable.
      We have contracts with physicians and professional corporations in many states. Some of these contracts, as well as our contracts with hospitals, include provisions preventing these physicians and professional corporations from competing with us both during and after the term of our relationship with them. The law governing non-compete agreements and other forms of restrictive covenants varies from state to state. Some states are reluctant to strictly enforce non-compete agreements and restrictive covenants applicable to physicians. There can be no assurance that our non-compete agreements related to affiliated physicians and professional corporations will not be successfully challenged as unenforceable in certain states. In such event, we would be unable to prevent former affiliated physicians and professional corporations from competing with us, potentially resulting in the loss of some of our hospital contracts.

We are required to make significant capital expenditures for our ambulance services business in order to remain competitive.
      Our capital expenditure requirements primarily relate to maintaining and upgrading our vehicle fleet and medical equipment to serve our customers and remain competitive. The aging of our vehicle fleet requires us to make regular capital expenditures to maintain our current level of service. Our capital expenditures totaled $42.8 million and $52.8 million in fiscal 2004 and fiscal 2003, respectively. In addition, changing competitive conditions or the emergence of any significant advances in medical technology could require us to invest significant capital in additional equipment or capacity in order to remain competitive. If we are unable to fund any such investment or otherwise fail to invest in new vehicles or medical equipment, our business, financial condition or results of operations could be materially and adversely affected.

We depend on our senior management and may not be able to retain those employees or recruit additional qualified personnel.
      We depend on our senior management. The loss of services of any of the members of our senior management could adversely affect our business until a suitable replacement can be found. There may be a limited number of persons with the requisite skills to serve in these positions, and we cannot assure you that we would be able to identify or employ such qualified personnel on acceptable terms.

We must perform on our own services that Laidlaw previously performed for us, and we are subject to financial reporting and other requirements for which our accounting and other management systems and resources may not be adequate.
      Laidlaw historically has provided various services to AMR and EmCare, including income tax accounting, preparation of tax returns, certain risk management, compliance and insurance coverage services, cash management, certain benefit plan administration and internal audit. Moreover, as subsidiaries of a public company, AMR and EmCare have not themselves been subject to the reporting and other requirements of the Securities Exchange Act of 1934, or the Exchange Act. In connection with this offering, we will become subject to reporting and other obligations under the Exchange Act. We are working with our independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. These reporting and other obligations will, together with the impact of performing services previously provided to us by Laidlaw, place significant demands on our management, administrative and operational resources, including accounting resources.
      We anticipate that we will need to hire additional tax, accounting and finance staff. We are reviewing the adequacy of our systems, financial and management controls, and reporting systems and procedures, and we intend to make any necessary changes. We believe these replacement services will result in total annual stand-alone selling, general and administrative, compensation and benefits and insurance expense of approximately $4.0 million in fiscal 2005, including a management fee we will pay to Onex. We believe this represents our full incremental ordinary course stand-alone expense, and compares to the pre-acquisition fees and compensation charges of $15.4 million we paid Laidlaw in fiscal 2004 and $19.9 million for the five months ended January 31, 2005. In addition, we estimate that, in our first year as a public company, we will incur costs of approximately $1.0 million to implement the assessment of controls and public reporting mandated by the Sarbanes-Oxley Act of 2002. We cannot assure you that our estimate is accurate or that our separation from Laidlaw will progress smoothly, either of which could adversely impact our results. Although we have not fully implemented our replacement services, our costs for these services (including the Onex management fee but excluding costs related to our acquisition of AMR and EmCare) totaled $1.9 million in the eight months ended September 30, 2005. Moreover, our stand-alone expenses may increase. If we are unable to upgrade our financial and management controls, reporting systems and procedures in a timely and effective fashion, we may not be able to satisfy our obligations as a public company on a timely basis.

Our revenue would be adversely affected if we lose existing contracts.
      A significant portion of our growth historically has resulted from increases in the number of emergency and non-emergency transports, and the number of patient visits and fees for services, we provide under existing contracts and the addition of new contracts. Substantially all of our fiscal 2004 net revenue was generated under contracts, including exclusive contracts that accounted for approximately 86% of our fiscal 2004 net revenue. Our contracts with hospitals generally have terms of three years and the term of our contracts with communities to provide 911 services generally ranges from three to five years. Most of our contracts are terminable by either of the parties upon notice of as little as 30 days. Any of our contracts may not be renewed or, if renewed, may contain terms that are not as favorable to us as our current contracts. We cannot assure you that we will be successful in retaining our existing contracts or that any loss of contracts would not have a material adverse effect on our business, financial condition and results of operations.

We may not accurately assess the costs we will incur under new contracts.
      Our new contracts increasingly involve a competitive bidding process. When we obtain new contracts, we must accurately assess the costs we will incur in providing services in order to realize adequate profit margins and otherwise meet our financial and strategic objectives. Increasing pressures from healthcare payors to restrict or reduce reimbursement rates at a time when the costs of providing medical services continue to increase make assessing the costs associated with the pricing of new contracts, as well as maintenance of existing contracts, more difficult. In addition, integrating new contracts, particularly those in new geographic locations, could prove more costly, and could require more management time, than we anticipate. Our failure to accurately predict costs or to negotiate an adequate profit margin could have a material adverse effect on our business, financial condition and results of operations.

The high level of competition in our segments of the market for emergency medical services could adversely affect our contract and revenue base.
      AMR. The market for providing ambulance transport services to municipalities, other healthcare providers and third party payors is highly competitive. In providing ambulance transport services, we compete with governmental entities (including cities and fire districts), hospitals, local and volunteer private providers, and with several large national and regional providers, such as Rural/ Metro Corporation, Southwest Ambulance and Acadian Ambulance. In many communities, our most important competitors are the local fire departments, which in many cases have acted traditionally as the first response providers during emergencies, and have been able to expand their scope of services to include emergency ambulance transport and do not wish to give up their franchises to a private competitor.
      EmCare. The market for providing outsourced physician staffing and related management services to hospitals and clinics is highly competitive. Such competition could adversely affect our ability to obtain new contracts, retain existing contracts and increase or maintain profit margins. We compete with both national and regional enterprises such as Team Health, Sterling Healthcare, The Schumacher Group and National Emergency Services Healthcare Group, some of which may have greater financial and other resources available to them, greater access to physicians and/or greater access to potential customers. We also compete against local physician groups and self-operated hospital emergency departments for satisfying staffing and scheduling needs.

Our business depends on numerous complex information systems, and any failure to successfully maintain these systems or implement new systems could materially harm our operations.
      We had 3.7 million transports and 5.3 million patient visits in fiscal 2004. We depend on complex, integrated information systems and standardized procedures for operational and financial information and our billing operations. We may not have the necessary resources to enhance existing information systems or implement new systems where necessary to handle our volume and changing needs. Furthermore, we may experience unanticipated delays, complications and expenses in implementing, integrating and operating our systems, including the integration of our AMR and EmCare systems. Any interruptions in operations during periods of implementation would adversely affect our ability to properly allocate resources and process billing information in a timely manner, which could result in customer dissatisfaction and delayed cash flow. We also use the development and implementation of sophisticated and specialized technology to differentiate our services from our competitors and improve our profitability. The failure to successfully implement and maintain operational, financial and billing information systems could have an adverse effect on our ability to obtain new business, retain existing business and maintain or increase our profit margins.

If we fail to implement our business strategy, our financial performance and our growth could be materially and adversely affected.
      Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Our business strategy envisions several initiatives, including increasing revenue from existing customers, growing our customer base, pursuing select acquisitions, implementing cost rationalization initiatives, focusing on risk mitigation and utilizing technology to differentiate our services and improve profitability. We may not be able to implement our business strategy successfully or achieve the anticipated benefits of our business plan. If we are unable to do so, our long-term growth and profitability may be adversely affected. Even if we are able to implement some or all of the initiatives of our business plan successfully, our operating results may not improve to the extent we anticipate, or at all.
      Implementation of our business strategy could also be affected by a number of factors beyond our control, such as increased competition, legal developments, government regulation, general economic conditions or increased operating costs or expenses. In addition, to the extent we have misjudged the nature and extent of industry trends or our competition, we may have difficulty in achieving our strategic objectives. Any failure to implement our business strategy successfully may adversely affect our business, financial condition and results of operations and thus our ability to service our debt. In addition, we may decide to alter or discontinue certain aspects of our business strategy at any time.

Our ability to obtain adequate bonding coverage, and therefore maintain existing contracts and successfully bid on new ones, could be adversely affected by our high leverage.
      Our emergency ambulance transport service business is highly dependent on our ability to obtain performance bond coverage sufficient to meet bid requirements imposed by existing and potential customers. In connection with the acquisition, Laidlaw has agreed to provide to us any cash collateral required to support the performance bonds in effect at the closing, and for a three-year period to pay any bond premiums in excess of rates in effect at the time of closing. We cannot assure you that we will have access to adequate bonding capacity to meet new contract requirements, or to obtain substitute performance bonds for existing bonds at the end of the three-year period, or that such bonding will be available on terms acceptable to us. If adequate bonding is not available, or if the terms of the bonding are too onerous, there would be a material adverse effect on our business, financial condition and results of operations.

A successful challenge by tax authorities to our treatment of certain physicians as independent contractors could require us to pay past taxes and penalties.
      As of September 30, 2005, we contracted with approximately 1,200 physicians as independent contractors to fulfill our contractual obligations to customers. Because we treat them as independent contractors rather than as employees, we do not (i) withhold federal or state income or other employment related taxes from the compensation that we pay to them, (ii) make federal or state unemployment tax or Federal Insurance Contributions Act payments (except as described below), (iii) provide workers compensation insurance with respect to such affiliated physicians (except in states that require us to do so even for independent contractors), or (iv) allow them to participate in benefits and retirement programs available to employed physicians. Our contracts with our independent contractor physicians obligate these physicians to pay these taxes and other costs. Whether these physicians are properly classified as independent contractors depends upon the facts and circumstances of our relationship with them. It is possible that the nature of our relationship with these physicians would support a challenge to our classification of them. If such a challenge by federal or state taxing authorities were successful, and the physicians at issue were instead treated as employees, we could be adversely affected and liable for past taxes and penalties to the extent that the physicians did not fulfill their contractual obligations to pay those taxes. Under current federal tax law, however, even if our treatment were successfully challenged, if our current treatment were found to be consistent with a long-standing practice of a significant segment of our industry and we meet certain other requirements, it is possible (but not certain) that our treatment of the physicians would qualify under a “safe harbor” and, consequently, we would be protected from the imposition of past taxes and penalties. In the recent past, however, there have been proposals to eliminate the safe harbor and similar proposals could be made in the future.

We may make acquisitions which could divert the attention of management and which may not be integrated successfully into our existing business.
      We may pursue acquisitions to increase our market penetration, enter new geographic markets and expand the scope of services we provide. We cannot assure you that we will identify suitable acquisition candidates, that acquisitions will be completed on acceptable terms or that we will be able to integrate successfully the operations of any acquired business into our existing business. The acquisitions could be of significant size and involve operations in multiple jurisdictions. The acquisition and integration of another business would divert management attention from other business activities. This diversion, together with other difficulties we may incur in integrating an acquired business, could have a material adverse effect on our business, financial condition and results of operations. In addition, we may borrow money or issue capital stock to finance acquisitions. Such borrowings might not be available on terms as favorable to us as our current borrowing terms and may increase our leverage, and the issuance of capital stock could dilute the interests of our stockholders.

If Laidlaw is unwilling or unable to satisfy any indemnification claims made by us pursuant to the purchase agreements relating to the acquisition of AMR and EmCare, we will be forced to satisfy such claims ourselves.
      Laidlaw has agreed to indemnify us for certain claims or legal actions brought against us arising out of the operations of AMR and EmCare prior to the closing date of the acquisition. If we make a claim against Laidlaw, and Laidlaw is unwilling or unable to satisfy such claim, we would be required to satisfy the claim ourselves and, as a result, our financial condition may be adversely affected.

Many of our employees are represented by labor unions and any work stoppage could adversely affect our business.
      Approximately 50% of AMR’s employees are represented by 42 collective bargaining agreements with 43 different union locals. Fourteen of these collective bargaining agreements, representing approximately 4,100 employees, are subject to renegotiation in 2006. Although we believe our relations with our employees are good, we cannot assure you that we will be able to negotiate a satisfactory renewal of these collective bargaining agreements or that our employee relations will remain stable.
Risk Factors Related to Healthcare Regulation

We conduct business in a heavily regulated industry and if we fail to comply with these laws and government regulations, we could incur penalties or be required to make significant changes to our operations.
      The healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services, our contractual relationships with our physicians and customers, our marketing activities and other aspects of our operations. Failure to comply with these laws can result in civil and criminal penalties such as fines, damages and exclusion from the Medicare and Medicaid programs. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.
      Our practitioners and our customers are also subject to ethical guidelines and operating standards of professional and trade associations and private accreditation agencies. Compliance with these guidelines and standards is often required by our contracts with our customers or to maintain our reputation.
      The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our business. We cannot assure you that a review of our business by judicial, law enforcement, regulatory or accreditation authorities will not result in a determination that could adversely affect our operations.
We are subject to comprehensive and complex laws and rules that govern the manner in which we bill and are paid for our services by third party payors, and the failure to comply with these rules, or allegations that we have failed to do so, can result in civil or criminal sanctions, including exclusion from federal and state healthcare programs.
      Like most healthcare providers, the majority of our services are paid for by private and governmental third party payors, such as Medicare and Medicaid. These third party payors typically have differing and complex billing and documentation requirements that we must meet in order to receive payment for our services. Reimbursement to us is typically conditioned on our providing the correct procedure and diagnostic codes and properly documenting the services themselves, including the level of service provided, the medical necessity for the services, and the identity of the practitioner who provided the service.
      We must also comply with numerous other laws applicable to our documentation and the claims we submit for payment, including but not limited to (1) “coordination of benefits” rules that dictate which payor we must bill first when a patient has potential coverage from multiple payors; (2) requirements that we obtain the signature of the patient or patient representative, when possible, or document why we are unable to do so, prior to submitting a claim; (3) requirements that we make repayment to any payor which pays us more than the amount to which we are entitled; (4) requirements that we bill a hospital or nursing home, rather than Medicare, for certain ambulance transports provided to Medicare patients of such facilities; (5) “reassignment” rules governing our ability to bill and collect professional fees on behalf of our physicians; (6) requirements that our electronic claims for payment be submitted using certain standardized transaction codes and formats; and (7) laws requiring us to handle all health and financial information of our patients in a manner that complies with specified security and privacy standards. See “Business — Regulatory Matters — Medicare, Medicaid and Other Government Reimbursement Programs.”
      Governmental and private third party payors and other enforcement agencies carefully audit and monitor our compliance with these and other applicable rules, and in some cases in the past have found that we were not in compliance. We have received in the past, and expect to receive in the future, repayment demands from third party payors based on allegations that our services were not medically necessary, were billed at an improper level, or otherwise violated applicable billing requirements. See “Business — American Medical Response — Legal Matters.” Our failure to comply with the billing and other rules applicable to us could result in non-payment for services rendered or refunds of amounts previously paid for such services. In addition, non-compliance with these rules may cause us to incur civil and criminal penalties, including fines, imprisonment and exclusion from government healthcare programs such as Medicare and Medicaid, under a number of state and federal laws. These laws include the federal False Claims Act, the Health Insurance Portability and Accountability Act of 1996, the federal Anti-Kickback Statute, the Balanced Budget Act of 1997 and other provisions of federal, state and local law.
      In addition, from time to time we self-identify practices that may have resulted in Medicare or Medicaid overpayments or other regulatory issues. For example, we have previously identified situations in which we may have inadvertently utilized incorrect billing codes for some of the services we have billed to government programs such as Medicare or Medicaid. In such cases, it is our practice to disclose the issue to the affected government programs and, if appropriate, to refund any resulting overpayments. Although the government usually accepts such disclosures and repayments without taking further enforcement action, it is possible that such disclosures or repayments will result in allegations by the government that we have violated the False Claims Act or other laws, leading to investigations and possibly civil or criminal enforcement actions. See “Regulatory Matters — Corporate Compliance Program and Corporate Integrity Obligations.”
      If our operations are found to be in violation of these or any of the other laws which govern our activities, any resulting penalties, damages, fines or other sanctions could adversely affect our ability to operate our business and our financial results. See “Business — Regulatory Matters — Federal False Claims Act” and “— Other Healthcare Fraud and Abuse Laws.”

Changes in the rates or methods of third party reimbursements may adversely affect our revenue and operations.
      We derive a majority of our revenue from direct billings to patients and third party payors such as Medicare, Medicaid and private health insurance companies. As a result, any changes in the rates or methods of reimbursement for the services we provide could have a significant adverse impact on our revenue and financial results.
      Government funding for healthcare programs is subject to statutory and regulatory changes, administrative rulings, interpretations of policy and determinations by intermediaries and governmental funding restrictions, all of which could materially impact program coverage and reimbursements for both ambulance and physician services. In recent years, Congress has consistently attempted to curb spending on Medicare, Medicaid and other programs funded in whole or part by the federal government. State and local governments have also attempted to curb spending on those programs for which they are wholly or partly responsible. This has resulted in cost containment measures such as the imposition of new fee schedules that have lowered reimbursement for some of our services and restricted the rate of increase for others, and new utilization controls that limit coverage of our services. For example, we estimate that the impact of a national fee schedule promulgated in 2002, as modified by subsequent legislation, resulted in a decrease in AMR’s net revenue for fiscal 2003 and fiscal 2004 of approximately $20 million and $11 million, respectively, will result in an increase in AMR’s net revenue of approximately $13 million in calendar 2005, and will result in a decrease in AMR’s net revenue of approximately $17 million in 2006 and continuing decreases thereafter to 2010. We currently expect that the Medicare fee schedule update for physician services fees will provide for a 4.3% decrease to physician rates effective January 1, 2006, which would result in a decrease in EmCare’s 2006 net revenue of approximately $5.7 million. See “Business — Regulatory Matters — Medicare, Medicaid and Other Government Reimbursement Programs.”
      In addition, state and local government regulations or administrative policies regulate ambulance rate structures in some jurisdictions in which we conduct transport services. We may be unable to receive ambulance service rate increases on a timely basis where rates are regulated, or to establish or maintain satisfactory rate structures where rates are not regulated.
      We believe that regulatory trends in cost containment will continue. We cannot assure you that we will be able to offset reduced operating margins through cost reductions, increased volume, the introduction of additional procedures or otherwise. In addition, we cannot assure you that federal, state and local governments will not impose reductions in the fee schedules or rate regulations applicable to our services in the future. Any such reductions could have a material adverse effect on our business, financial condition or results of operations.

If current or future laws or regulations force us to restructure our arrangements with physicians, professional corporations and hospitals, we may incur additional costs, lose contracts and suffer a reduction in net revenue under existing contracts, and we may need to refinance our debt or obtain debt holder consent.
      A number of laws bear on our contractual relationships with our physicians. There is a risk that state authorities in some jurisdictions may find that these contractual relationships violate laws prohibiting the corporate practice of medicine and fee-splitting prohibitions. These laws prohibit the practice of medicine by general business corporations and are intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing the physician’s professional judgment. They may also prevent the sharing of professional services income with non-professional or business interests. From time to time, including recently, we have been involved in litigation in which private litigants have raised these issues. See “Business — Regulatory Matters — Fee-Splitting; Corporate Practice of Medicine.”
      In addition, the Medicare program generally prohibits the reassignment of Medicare payments due to a physician or other healthcare provider to any other person or entity unless the billing arrangement between that physician or other healthcare provider and the other person or entity falls within an enumerated exception to the Medicare reassignment prohibition. The Medicare Modernization Act amended the Medicare reassignment statute as of December 8, 2003 and now permits our independent contractor physicians to reassign their Medicare receivables to us under certain circumstances. Because this provision has only recently been implemented, it could be interpreted in a manner adverse to us, which would negatively impact our ability to bill for our physicians’ services.
      Our physician contracts include contracts with individual physicians and with physicians organized as separate legal professional entities (e.g., professional medical corporations). Antitrust laws may deem each such physician/entity to be separate, both from EmCare and from each other and, accordingly, each such physician/practice is subject to a wide range of laws that prohibit anti-competitive conduct between or among separate legal entities or individuals. A review or action by regulatory authorities or the courts could force us to terminate or modify our contractual relationships with physicians and affiliated medical groups or revise them in a manner that could be materially adverse to our business. See “Business — Regulatory Matters — Antitrust Laws.”
      Adverse judicial or administrative interpretations could result in a finding that we are not in compliance with one or more of these laws and rules that affect our relationships with our physicians.
      These laws and rules, and their interpretations, may also change in the future. Any adverse interpretations or changes could force us to restructure our relationships with physicians, professional corporations or our hospital customers, or to restructure our operations. This could cause our operating costs to increase significantly. A restructuring could also result in a loss of contracts or a reduction in revenue under existing contracts. Moreover, if we are required to modify our structure and organization to comply with these laws and rules, our financing agreements may prohibit such modifications and require us to obtain the consent of the holders of such debt or require the refinancing of such debt.
Our contracts with healthcare facilities and marketing practices are subject to the federal Anti-Kickback Statute, and we are currently under investigation for alleged violations of that statute.
      We are subject to the federal Anti-Kickback Statute, which prohibits the knowing and willful offer, payment, solicitation or receipt of any form of “remuneration” in return for, or to induce, the referral of business or ordering of services paid for by Medicare or other federal programs. “Remuneration” potentially includes discounts and in-kind goods or services, as well as cash. Certain federal courts have held that the Anti-Kickback Statute can be violated if “one purpose” of a payment is to induce referrals. Violations of the Anti-Kickback Statute can result in imprisonment, civil or criminal fines or exclusion from Medicare and other governmental programs.
      In 1999, the Office of Inspector General of the Department of Health and Human Services, or the OIG, issued an Advisory Opinion indicating that discounts provided to health facilities on the transports for which they are financially responsible potentially violate the Anti-Kickback Statute when the ambulance company also receives referrals of Medicare and other government-funded transports from the facility. The OIG has clarified that not all discounts violate the Anti-Kickback Statute, but that the statute may be violated if part of the purpose of the discount is to induce the referral of the transports paid for by Medicare or other federal programs, and the discount does not meet certain “safe harbor” conditions. In the Advisory Opinion and subsequent pronouncements, the OIG has provided guidance to ambulance companies to help them avoid unlawful discounts. See “Business — Regulatory Matters — Federal Anti-Kickback Statute.”
      Like other ambulance companies, we have in the past provided discounts to our healthcare facility customers (nursing home and hospital). Although we have attempted to comply with the OIG’s guidance on this issue, the government has alleged that certain of our contractual discounts in effect in Texas, principally in periods prior to 1999 and possibly through 2001, violate the Anti-Kickback Statute. We are currently in discussions with the OIG regarding these Texas allegations. Our contracting practices in Oregon and possibly other jurisdictions may also be under investigation. See “Business — American Medical Response — Legal Matters.” If we are found to have violated the Anti-Kickback Statute in these jurisdictions, we may be subject to civil or criminal penalties, including exclusion from the Medicare or Medicaid programs, or may be required to enter into settlement agreements with the government to avoid such sanctions. Typically, such settlement agreements require substantial payments to the government in exchange for the government to release its claims. Such a settlement may also require us to enter into a Corporate Integrity Agreement, or CIA. See “Business — Regulatory Matters — Corporate Compliance Program and Corporate Integrity Obligations.”
      In addition to AMR’s contracts with healthcare facilities, other marketing practices or transactions entered into by AMR and EmCare may implicate the Anti-Kickback Statute. Although we have attempted to structure our past and current marketing initiatives and business relationships to comply with the Anti-Kickback Statute, we cannot assure you that the OIG or other authorities will not find that our marketing practices and relationships violate the statute.
Changes in our ownership structure and operations require us to comply with numerous notification and reapplication requirements in order to maintain our licensure, certification or other authority to operate, and failure to do so, or an allegation that we have failed to do so, can result in payment delays, forfeiture of payment or civil and criminal penalties.
      We and our affiliated physicians are subject to various federal, state and local licensing and certification laws with which we must comply in order to maintain authorization to provide, or receive payment for, our services. For example, Medicare and Medicaid require that we complete and periodically update enrollment forms in order to obtain and maintain certification to participate in programs. Compliance with these requirements is complicated by the fact that they differ from jurisdiction to jurisdiction, and in some cases are not uniformly applied or interpreted even within the same jurisdiction. Failure to comply with these requirements can lead not only to delays in payment and refund requests, but in extreme cases can give rise to civil or criminal penalties.
      In certain jurisdictions, changes in our ownership structure require pre-or post-notification to governmental licensing and certification agencies, or agencies with which we have contracts. Relevant laws in some jurisdictions may also require re-application or re-enrollment and approval to maintain or renew our licensure, certification, contracts or other operating authority. For example, in connection with our acquisition of AMR from Laidlaw, two of our subsidiaries were required to apply for state and local ambulance operating authority in New York. Similarly, the change in corporate structure and ownership in connection with this offering may require us to give notice, re-enroll or make other applications for authority to continue operating in various jurisdictions.
      If an agency requires us to complete the re-enrollment process prior to submitting reimbursement requests, we may be delayed in payment, receive refund requests or be subject to recoupment for services we provide in the interim. The change in ownership effected by our acquisition of AMR and EmCare from Laidlaw or this offering may require us to re-enroll in one or more jurisdictions, in which case reimbursement from the relevant government program is likely to be deferred for several months. This would affect our cash flow but would not affect our net revenue. We do not expect the impact of this deferral to be material to us unless several jurisdictions require us to re-enroll.
      While we have made reasonable efforts to substantially comply with these requirements in connection with prior changes in our operations and ownership structure, and will do so in connection with this offering, we cannot assure you that the agencies that administer these programs or have awarded us contracts will not find that we have failed to comply in some material respects. A finding of non-compliance and any resulting payment delays, refund demands or other sanctions could have a material adverse effect on our business, financial condition or results of operations.
If we fail to comply with the terms of our settlement agreements with the government, we could be subject to additional litigation or other governmental actions which could be harmful to our business.
      In the last five years, we have entered into four settlement agreements with the United States government. In June 2002, one of our subsidiaries, AMR of Massachusetts, entered into a settlement agreement to resolve a number of allegations, including allegations related to billing and documentation practices. In February 2003, another subsidiary, AMR of South Dakota, entered into a settlement agreement to resolve allegations that it incorrectly billed for transports performed by other providers when an AMR paramedic accompanied the patient during transport, and that it billed for certain non-emergency transports using emergency codes. In July 2004, our subsidiary, American Medical Response West, entered into a settlement agreement in connection with billing matters related to emergency transports and specialized services. In August 2004, AMR entered into a settlement agreement on behalf of a subsidiary, Regional Emergency Services LP, or RES, to resolve allegations of violations of the False Claims Act by RES and a hospital system based on the absence of certificates of medical necessity and other non-compliant billing practices. See “Business — American Medical Response — Legal Matters.”
      As part of the settlements AMR of Massachusetts and AMR West entered into with the government, we entered into Corporate Integrity Agreements, or CIAs. Pursuant to these CIAs, we are required to establish and maintain a compliance program which includes, among other elements, the appointment of a compliance officer and committee, claims review by an independent review organization, and reporting of overpayments and other “reportable events.” See “Business — Regulatory Matters — Corporate Compliance Program and Corporate Integrity Obligations.”
      We cannot assure you that the CIAs or the compliance program we initiated has prevented, or will prevent, any repetition of the conduct or allegations that were the subject of these settlement agreements, or that the government will not raise similar allegations in other jurisdictions or for other periods of time. If such allegations are raised, or if we fail to comply with the terms of the CIAs, we may be subject to fines and other contractual and regulatory remedies specified in the CIAs or by applicable laws, including exclusion from the Medicare program and other federal and state healthcare programs. Such actions could have a material adverse effect on the conduct of our business, our financial condition or our results of operations.

If we are unable to effectively adapt to changes in the healthcare industry, our business may be harmed.
      Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. We anticipate that Congress and state legislatures may continue to review and assess alternative healthcare delivery and payment systems and may in the future propose and adopt legislation effecting fundamental changes in the healthcare delivery system.
      We cannot assure you as to the ultimate content, timing or effect of changes, nor is it possible at this time to estimate the impact of potential legislation. Further, it is possible that future legislation enacted by Congress or state legislatures could adversely affect our business or could change the operating environment of our customers. It is possible that changes to the Medicare or other government program reimbursements may serve as precedent to similar changes in other payors’ reimbursement policies in a manner adverse to us. Similarly, changes in private payor reimbursements could lead to adverse changes in Medicare and other government payor programs which could have a material adverse effect on our business, financial condition or results of operations.
Risk Factors Related to this Offering
      Prior to this offering, there has been no public market for our class A common stock. An active trading market for our class A common stock may not develop or be sustained after this offering. The lack of a public market may impair the value of your shares and your ability to sell your shares at any time you wish to sell them.
Our stock price may be volatile and you may not be able to sell your shares at or above the offering price.
      The initial public offering price for our shares of class A common stock will be determined by negotiations between the representatives of the underwriters and us. This price may not reflect the market price of our class A common stock following this offering. You may be unable to resell the class A common stock you buy at or above the initial public offering price.
      The stock markets in general have experienced extreme volatility, often unrelated to the operating performance of particular companies. Broad market fluctuations may adversely affect the trading price of our class A common stock.
      Price fluctuations in our class A common stock could result from general market and economic conditions and a variety of other factors, including:

•	actual or anticipated fluctuations in our operating results,

•	changes in healthcare pricing or reimbursement policies,

•	our competitors’ announcements of significant contracts, acquisitions or strategic investments,

•	changes in our growth rates or our competitors’ growth rates,

•	the timing or results of regulatory submissions or actions with respect to our business,

•	our inability to raise additional capital,

•	conditions of the healthcare industry or in the financial markets or economic conditions in general, and

•	changes in stock market analyst recommendations regarding our class A common stock, other comparable companies or the healthcare industry generally.
You will experience immediate and substantial dilution in the net tangible book value of your class A common stock.
      Based on our actual book value, the value of the shares of class A common stock you purchase in this offering immediately will be less than the offering price you paid. This reduction in the value of your equity is known as dilution. This dilution occurs in large part because our initial investors paid less than the initial public offering price when they purchased their shares. If you purchase class A common stock in this offering, you will incur immediate dilution of $16.19 per share, based on an assumed initial public offering price of $16.00 per share.
If a significant number of shares of our class A common stock are sold into the market following this offering, the market price of our class A common stock could significantly decline, even if our business is doing well.
      Sales of a substantial number of shares of our class A common stock in the public market after this offering could adversely affect the prevailing market price of our class A common stock.
      Upon completion of this offering, we will have 8,948,325 shares of class A common stock, 142,545 shares of class B common stock and 32,107,500 LP exchangeable units outstanding. Of these securities, the 7,800,000 shares of class A common stock offered pursuant to this offering will be freely tradable without restriction or further registration under federal securities laws, except to the extent shares are purchased in the offering by our affiliates. The 32,250,045 shares of class B common stock outstanding or issuable on exchange of the LP exchangeable units, as well as any class A common stock held by our affiliates, as that term is defined in the Securities Act of 1933, are “restricted securities” under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.
      In connection with this offering, we, each of our directors and executive officers and the Onex entities have entered into lock-up agreements that prevent the sale of shares of our common stock for up to 180 days after the date of this prospectus. Following the expiration of the lock-up period, the Onex entities will have the right, subject to certain conditions, to require us to register the sale of these shares under the federal securities laws. If this right is exercised, holders of all shares subject to the registration rights agreement will be entitled to participate in such registration. By exercising their registration rights, and selling a large number of shares, these holders could cause the prevailing market price of our class A common stock to decline. Approximately 33,165,795 shares of our common stock will be subject to our registration rights agreement upon completion of this offering. These shares may be sold in the public market under Rule 144 after the applicable holding period, subject to the restrictions and limitations of that Rule. See “Shares Eligible for Future Sale” and “Description of Capital Stock — Registration Agreement.”
      Approximately 232,575 shares of our class A common that we will issue in our formation transactions to employees, affiliated physicians, physician assistants and nurse practitioners will be eligible for sale in the public market 180 days after the date of this prospectus. See “Description of Capital Stock — Equityholder Agreements.”
      If a trading market develops for our class A common stock, our employees, officers and directors may elect to sell their shares of our class A common stock or exercise their stock options in order to sell the stock underlying their options in the market. Sales of a substantial number of shares of our class A common stock in the public market after this offering could depress the market price of our class A common stock and impair our ability to raise capital through the sale of additional equity securities.
Our certificate of incorporation and our by-laws contain provisions that could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.
      Provisions of our certificate of incorporation and our by-laws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our current board of directors. These provisions include:

•	providing for a classified board of directors with staggered terms,

•	providing for the class B special voting stock which will be voted as directed by the Onex entities,

•	providing for multi-vote shares of common stock which, upon exchange of LP exchangeable units, will be owned by the Onex entities,

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings, and

•	the authority of the board of directors to issue, without stockholder approval, up to shares of preferred stock with such terms as the board of directors may determine and an additional shares of common stock.
      See “Description of Capital Stock.”
We are a “controlled company” within the meaning of the New York Stock Exchange rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.
      Because the Onex entities will own more than 50% of our combined voting power after the completion of this offering, we will be deemed a “controlled company” under the rules of the New York Stock Exchange, or the NYSE. As a result, we will qualify for, and intend to rely upon, the “controlled company” exception to the board of directors and committee composition requirements under the rules of the NYSE. Pursuant to this exception, we will be exempt from rules that would otherwise require that our board of directors be comprised of a majority of “independent directors,” and that our compensation committee and corporate governance and nominating committee be comprised solely of “independent directors” (as defined under the rules of the NYSE), so long as the Onex entities continue to own more than 50% of our combined voting power. Upon completion of this offering, our board of directors will be comprised of six persons, of which one will be a representative from Onex and two will be current executive officers and, therefore, will not be “independent.” See “Management — Composition of the Board of Directors after this Offering” and “— Committees of the Board of Directors.”
We do not intend to pay cash dividends.
      We do not intend to pay cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of our current, as well as any future, financing agreements may preclude us from paying any dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus contains “forward-looking statements.” Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or other similar words. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.
      Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to:

•	the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates,

•	the adequacy of our insurance coverage and insurance reserves,

•	potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry,

•	our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians,

•	the effect of changes in rates or methods of third party reimbursement,

•	our ability to generate cash flow to service our debt obligations,

•	the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment,

•	the loss of services of one or more members of our senior management team,

•	the outcome of government investigations of certain of our business practices,

•	our ability to successfully restructure our operations to comply with future changes in government regulation,

•	our ability to perform services previously performed for us by Laidlaw,

•	the loss of existing contracts and the accuracy of our assessment of costs under new contracts,

•	the high level competition in our industry,

•	our ability to maintain or implement complex information systems,

•	our ability to implement our business strategy,

•	our ability to obtain adequate bonding coverage, and

•	our ability to successfully integrate strategic acquisitions.
      These factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
      You should review carefully the sections captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus for a more complete discussion of these and other factors that may affect our business. We note that the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with an initial public offering.

FORMATION OF HOLDING COMPANY
      Emergency Medical Services is a newly formed Delaware corporation that is issuing class A common stock in this offering. Immediately prior to the completion of this offering, we intend to complete a reorganization. After giving effect to the reorganization and the completion of this offering:

•	EMS L.P., currently our top-tier holding company, will become our consolidated subsidiary, and

•	we will own the general partner interests in EMS L.P., and will continue to conduct our operations through AMR and EmCare, our operating subsidiaries.
      Unless the context otherwise requires, this prospectus gives effect to this reorganization.
      We will have outstanding two classes of common stock and one share of class B special voting stock, as follows:

•	8,948,325 shares of class A common stock, held by our management and persons who purchase shares in this offering,

•	142,545 shares of class B common stock, held by certain former holders of interests in EMS L.P., and

•	one share of class B special voting stock, held by Onex Corporation as trustee for the holders of LP exchangeable units.
      EMS L.P. will have outstanding partnership units as follows:

•	32,107,500 LP exchangeable units, exchangeable on a one-for-one basis for shares of our class B common stock, held by the Onex entities, and

•	860,570 other partnership units, including the general partner interest, held by us.
      The shares sold in this offering will be our class A common stock. The Onex entities’ ownership of the LP exchangeable units will entitle them to acquire from us all of our class B common stock other than the 142,545 shares that will be outstanding upon completion of this offering. The LP exchangeable units will be exchangeable at any time, at the option of the holder, for shares of class B common stock on a one-for-one basis, and the LP exchangeable units will be substantially equivalent economically to class B common stock.
      Our shares of class A common stock and shares of class B common stock will be identical except with respect to voting rights and except that each share of class B common stock may be converted into a share of class A common stock at any time at the option of the holder. On every matter properly submitted to stockholders for their vote, each share of class A common stock will be entitled to one vote per share and each share of class B common stock will be entitled to ten votes per share, reducing to one vote per share under certain limited circumstances. The one share of class B special voting stock will be entitled to a number of votes equal to the number of votes that could be cast if all of the then outstanding LP exchangeable units were exchanged for class B common stock. See “Description of Capital Stock — Common Stock” and “ — LP Exchangeable Units and Class B Special Voting Stock.”
      To effect the reorganization, we will take the following steps immediately prior to the completion of this offering:

•	the holders of the capital stock of the sole general partner of EMS L.P. will contribute that capital stock to us in exchange for shares of class B common stock, the general partner will be merged into us and we will become the general partner of EMS L.P.,

•	the holders of class B units of EMS L.P. will contribute their units to us in exchange for shares of our class A common stock, and the holders of certain class A units of EMS L.P. will contribute their units to us in exchange for shares of our class B common stock,

•	the class A units of EMS L.P. held by the Onex entities will continue to be held by the Onex entities and will be designated “LP exchangeable units”, and,

•	we will issue one share of class B special voting stock to Onex Corporation as trustee to hold for the benefit of the holders of the LP exchangeable units.
      We have structured our reorganization in this manner to ensure that our initial public offering will not result in a taxable event for any of our equity holders. We are registering under the Securities Act the class A common stock we are issuing in our reorganization to holders of class B units of EMS L.P. Accordingly, these shares will be freely transferable under the Securities Act for holders who are not our affiliates. See “Shares Eligible for Future Sale”.

      Immediately prior to this offering, our structure and ownership is as follows:
      Upon completion of this offering, our structure and ownership will be as follows:

*	The stock of AMR and EmCare is held through 100% wholly-owned subsidiaries.

USE OF PROCEEDS
      We estimate that our net proceeds from the sale of 7,800,000 shares of class A common stock in this offering will be approximately $111.6 million, based on an assumed initial public offering price of $16.00 per share, the midpoint of the range on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of shares by the selling stockholders if the underwriters exercise their over-allotment option.
      We intend to use the net proceeds to purchase partnership interests in our subsidiary, Emergency Medical Services L.P. In turn, the partnership intends to use the net proceeds:

•	to repay $100.0 million of the $350.0 million outstanding under the term loan portion of our senior secured credit facility, and

•	the balance for working capital, capital expenditures and other general corporate purposes.

      On February 10, 2005, we entered into a $450.0 million senior secured credit agreement, comprised of a $100.0 million revolving credit facility and a $350.0 million term loan. We borrowed the full amount of the term loan and $20.2 million under the revolving credit facility to fund our acquisition of AMR and EmCare, including the payment of related fees and expenses, and we have used balances outstanding from time to time under the revolving credit facility for working capital purposes. As of September 30, 2005, we had $5.0 million of borrowings outstanding under the revolving credit facility and we had approximately $67.7 million of availability under that facility, net of outstanding letters of credit of $27.3 million. Commitments under our revolving credit facility terminate on February 10, 2010. We intend to repay $100.0 million of the term loan with the proceeds of this offering. The term loan and the revolving credit facility bear interest at variable rates (5.98% at September 30, 2005). The revolving credit facility matures on February 10, 2011 and the term loan matures on February 10, 2012. Certain of the underwriters of this offering or their affiliates are lenders under our senior secured credit facility and, in that capacity, will receive a portion of the net proceeds of this offering.
      See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Debt Facilities” for additional information regarding our outstanding debt.

CAPITALIZATION
      The following table sets forth as of September 30, 2005:

•	our consolidated capitalization on an actual basis,

•	our consolidated capitalization on a pro forma basis to give effect to our reorganization as a holding company and the 1.5-for-1 stock split to be effected immediately prior to this offering, and

•	our consolidated capitalization on a pro forma, as adjusted, basis to give effect to the sale of 7,800,000 shares of class A common stock by us in this offering at an assumed initial public offering price of $16.00 per share, and the application of those proceeds as described in “Use of Proceeds.”
      You should read this table together with our unaudited consolidated pro forma financial information included elsewhere in this prospectus. For additional information regarding our outstanding debt, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Debt Facilities.”

	As of September 30, 2005

			Pro Forma,
	Actual	Pro Forma	as Adjusted

	(dollars in millions)
		(unaudited)
Long-term debt, including current portion:
Revolving credit facility(1)	$5.0	$5.0	$5.0
Term loan	348.3	348.3	248.3
Capital leases and other debt	5.3	5.3	5.3

Total senior debt	358.6	358.6	258.6
Senior subordinated notes	250.0	250.0	250.0

Total debt	$608.6	$608.6	$508.6
Redeemable partnership equity	1.2	—	—
Partnership equity	222.2	—	—
Stockholders’ equity
Preferred stock, $0.01 par value per share, shares authorized; no shares issued and outstanding	—	—	—
Class A common stock, $0.01 par value per share, shares authorized; 1,148,325 shares issued and outstanding pro forma; 8,498,325 shares issued and outstanding pro forma, as adjusted	—	—	0.1
Class B common stock, $0.01 par value per share, shares authorized; 142,545 shares issued and outstanding pro forma and as adjusted	—	—	—
LP exchangeable units, 32,107,500 units issued and outstanding pro forma and as adjusted	—	213.3	213.3
Additional paid-in capital	—	10.1	121.6
Retained earnings	14.0	14.0	11.0
Comprehensive loss	(.7)	(.7)	(.7)

Total equity	235.5	236.7	345.3

Total capitalization	$845.3	$845.3	$853.9

(1)	The revolving credit facility provides for availability of borrowings and issuances of letters of credit for up to $100.0 million. At September 30, 2005, $5.0 million of borrowings were outstanding under the revolving credit facility, letters of credit outstanding were $27.3 million and the maximum remaining available under the facility was $67.7 million.

DILUTION
      If you invest in our class A common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our class A common stock and the pro forma net tangible book value per share of our common stock after this offering.
      As of September 30, 2005, our net tangible book value, determined on a historical basis as described below, was $(117.8) million, or $(3.53) per share of class A common stock and class B common stock (together, our common stock). Net tangible book value represents the amount of our total assets (excluding intangible assets), less our total liabilities, divided, in the case of net tangible book value per share, by the pro forma number of shares outstanding giving effect to our reorganization into a holding company and the 1.5-for-1 stock split that we expect to effect in connection with this offering.
      After giving effect to our sale of 7,800,000 shares of class A common stock in this offering, based on an assumed initial public offering price of $16.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted pro forma net tangible book value at September 30, 2005 would have been approximately $(8.0) million, or $(0.19) per share of our common stock. This represents an immediate increase in pro forma net tangible book value of $3.34 per share to our existing stockholders and an immediate net tangible book value dilution of $16.19 per share to new investors purchasing shares in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share		$16.00

Net tangible book value per share at September 30, 2005	$(3.53)
Increase in pro forma net tangible book value per share attributable to new investors	3.34

Pro forma adjusted net tangible book value per share after this offering		(0.19)

Dilution per share to new investors		$16.19

      The following table summarizes, as of September 30, 2005, as adjusted to give effect to this offering, the differences between the number of shares of our common stock purchased from us, the total consideration paid to us and the average price per share paid by our existing stockholders and by the new investors purchasing common stock in this offering. The calculation is based on an assumed initial public offering price of $16.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration
					Average Price
	Number	Percent	Amount	Percent	Per Share

Existing stockholders	33,398,370	81.1%	$222,655,800	64.1%	$6.67
New investors	7,800,000	18.9%	$124,800,000	35.9%	$16.00

Total	41,198,370	100%	$347,455,800	100%

      If the underwriters exercise their over-allotment option in full, our existing stockholders would own approximately 78.2% of the total number of shares of our common stock outstanding after this offering.
      The preceding discussion and tables include the shares of our class B common stock issuable on exchange of our LP exchangeable units and exclude 3,509,219 shares of our class A common stock issuable upon the exercise of outstanding stock options at an exercise price of $6.67 per share and 566,745 shares of our class A common stock reserved for issuance under our equity option plan. To the extent that all outstanding options are exercised, your investment will be further diluted by $0.01 per share, and our existing stockholders would own approximately 82.6% of the total number of shares of our common stock outstanding after this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DIVIDEND POLICY
      We currently intend to retain any future earnings to support our operations and to fund the development and growth of our business. In addition, the payment of dividends by us to holders of our common stock is limited by our senior secured credit facility. Our future dividend policy will depend on the requirements of financing agreements to which we may be a party. We do not intend to pay cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
      The following pro forma consolidated financial statements present Emergency Medical Services’ financial position and results of operations resulting from the acquisition, the sale of 7,800,000 shares of class A common stock pursuant to this offering and the application of the proceeds therefrom as described in “Use of Proceeds.” AMR and EmCare combined are the predecessor entity of Emergency Medical Services for the periods prior to our acquisition of those businesses.
      The unaudited pro forma consolidated financial statements include:

•	the pro forma consolidated balance sheet as of September 30, 2005, assuming this offering occurred on September 30, 2005 and the proceeds were applied as described in “Use of Proceeds,”

•	the pro forma consolidated statement of operations for the eight months ended September 30, 2005, assuming this offering occurred on February 1, 2005 and the proceeds were applied as described in “Use of Proceeds,”

•	the pro forma consolidated statement of operations for the five months ended January 31, 2005, assuming the transactions described below occurred as of September 1, 2004, and

•	the pro forma consolidated statement of operations for the year ended August 31, 2004, assuming the transactions described below occurred as of September 1, 2003.
      The unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to represent our financial condition or our results of operations had the acquisition and this offering occurred on or as of the dates noted above or to project the results for any future date or period. In the opinion of management, all adjustments have been made that are necessary to present fairly the unaudited pro forma consolidated financial information.
      The unaudited pro forma consolidated financial statements for periods prior to our acquisition of AMR and EmCare are based on the historical combined financial statements of AMR and EmCare, as predecessor to Emergency Medical Services, included elsewhere in this prospectus, adjusted to give pro forma effect to the following transactions, all of which are deemed to have occurred concurrently:

•	our acquisition of AMR and EmCare, including:

•	issuance of equity by Emergency Medical Services for aggregate contributions of $219.2 million,

•	our senior secured credit facility, consisting of:

•	a revolving credit facility of $100.0 million, of which we borrowed approximately $20.2 million at the closing date of the acquisition and had outstanding $24.3 million of letters of credit, and

•	a term loan of $350.0 million, all of which was borrowed on the closing date,

•	the issuance and sale of $250.0 million in aggregate principal amount of our senior subordinated notes,

•	our purchase of all of the outstanding common stock of AMR and EmCare, and

•	the payment of related fees and expenses related to the acquisition.
      The unaudited pro forma consolidated financial statements for all periods are adjusted to give pro forma effect to the following, which are deemed to have occurred concurrently:

•	our formation as a holding company, with EMS L.P. as a subsidiary, the issuance of common stock to our equityholders other than the Onex entities and the 1.5-for-1 stock split, and

•	the sale of the 7,800,000 shares of class A common stock offered hereby by us and the application of the proceeds therefrom as described in “Use of Proceeds.”

      The unaudited pro forma consolidated financial statements are based on the estimates and assumptions set forth in the notes to these statements that management believes are reasonable. These estimates include an allocation of fair value to identifiable intangible assets other than goodwill, and the resulting excess of the purchase price over the carrying value of the net assets acquired is recorded as goodwill. The pro forma adjustments reflected in the following financial statements are based on management’s preliminary assessment of the fair value of the tangible and intangible assets we acquired and liabilities we assumed in our acquisition of AMR and EmCare. The final purchase price allocation will be performed when an independent appraisal of certain assets acquired and liabilities assumed is finalized. We expect that the final purchase price allocation may reflect differences from our estimated amounts, as follows:

•	the fair value of our finite life contract intangible asset,

•	the fair value adjustment for favorable or unfavorable leases,

•	the fair value adjustment for property and equipment,

•	changes in the excess purchase price allocated to goodwill,

•	changes in the fair value of other liabilities assumed and incurred as part of the acquisition, and

•	changes in the value of net deferred tax assets carried over as part of the acquisition, including the final determination of the deductibility of amounts related to certain settlement accruals.

      The unaudited pro forma consolidated financial statements should be read in conjunction with our historical financial statements and related notes and other financial information included elsewhere in this prospectus, including “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Emergency Medical Services Corporation
Unaudited Pro Forma Consolidated Balance Sheet
September 30, 2005

		Pro Forma Equity
		Offering		Pro
	Actual	Adjustments		Forma

	(dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$10,113	$11,564	(1)	$21,677
Restricted cash and cash equivalents	11,949	—		11,949
Restricted marketable securities	2,165	—		2,165
Trade and other accounts receivable, net	369,766	—		369,766
Parts and supplies inventory	18,760	—		18,760
Other current assets	31,008	—		31,008
Current deferred tax assets	22,971	—		22,971

Total current assets	466,732	11,564		478,296
Non-current assets:
Property, plant and equipment, net	133,283	—		133,283
Intangible assets, net	81,363	—		81,363
Non-current deferred tax assets	117,488	—		117,488
Restricted long-term investments	73,304	—		73,304
Goodwill	271,987	—		271,987
Other long-term assets	109,251	(2,978	)(2)	106,273

Total assets	$1,253,408	$8,586		$1,261,994

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$53,066	$—		$53,066
Accrued liabilities	199,849	—		199,849
Current portion of long-term debt	13,478	—		13,478

Total current liabilities	266,393	—		266,393
Long-term debt	595,129	(100,000	)(3)	495,129
Other long-term liabilities	155,139	—		155,139

Total liabilities	1,016,661	(100,000)		916,661

Redeemable partnership equity	1,213	(1,213	)(4)	—
Equity
Partnership equity	222,178	(222,178	)(4)	—
Class A common stock	—	90	(4)	90
Class B common stock	—	1	(4)	1
LP exchangeable units	—	213,311	(4)	213,311
Additional paid-in capital	—	121,553	(4)	121,553
Retained earnings	14,002	(2,978	)(2)	11,024
Comprehensive income (loss)	(646)	—		(646)

Total equity	235,534	109,799		345,333

Total liabilities and equity	$1,253,408	$8,586		$1,261,994

(1)	To record cash receipts from the net proceeds of this offering to be used for general corporate purposes.

(2)	To record the write-off of certain deferred financing costs associated with the portion of our senior secured credit facility we will pay down with the net proceeds of this offering. We will expense these costs in our historical post-offering consolidated statement of operations.

(3)	To record the pay-down of our senior secured credit facility with the net proceeds of this offering.

(4)	To record (a) our formation as a holding company, with EMS L.P. as a subsidiary, the (b) issuance of class A common stock and class B common stock to certain of our existing equityholders and the designation of the remaining class A partnership units as LP exchangeable units, exchangeable for our class B common stock and (c) net proceeds of this offering.

Emergency Medical Services Corporation
Unaudited Pro Forma Consolidated Statement of Operations
For the eight months ended September 30, 2005

		Pro Forma Equity
		Offering
	Consolidated	Adjustments		Pro Forma

	(dollars in thousands)
Net revenue	$1,187,653	$—		$1,187,653
Compensation and benefits	822,595	—		822,595
Operating expenses	168,700	—		168,700
Insurance expense	60,382	—		60,382
Selling, general and administrative expenses	38,248	—		38,248
Depreciation and amortization expenses	38,811	—		38,811

Income from operations	58,917	—		58,917
Interest expense	(34,407)	4,512	(1)	(29,895)
Realized loss on investments	(40)	—		(40)
Interest and other income	189	—		189

Income before income taxes	24,659	4,512		29,171
Income tax expense	(10,657)	(1,805	) (2)	(12,462)

Net income	$14,002	$2,707		$16,709

Net income per share:
Basic				$0.42
Diluted				$0.41
Weighted average shares — basic				40,163,066 (3)
Weighted average shares — diluted				41,122,368 (3)

(1)	To record reduction of interest expense on our senior secured credit facility as a result of the pay-down with net proceeds of this offering and reduce amortization associated with the write-down of deferred financing costs.

(2)	To adjust income tax expense to reflect the reduction of interest expense, at an effective tax rate of 40%.

(3)	The pro forma weighted shares outstanding are based on the actual equity transactions recorded in the eight-month period ended September 30, 2005 and described elsewhere in this prospectus. These actual equity transactions have been adjusted to give effect to our reorganization as a holding company, assume the exchange of all LP exchangeable units for class B common stock, and include the 7.0 million shares of common stock we will issue in this offering to generate the $100 million of net proceeds we intend to use to repay debt outstanding under our senior secured credit facility. These weighted shares were used to calculate basic earnings per share, and the number of diluted shares gives pro forma effect to the options outstanding during the eight-month period, using an assumed offering price of $16.00 per share.

Emergency Medical Services Corporation
Unaudited Pro Forma Consolidated Statement of Operations
For the five months ended January 31, 2005

	AMR and	Pro Forma		Pro Forma
	EmCare	Acquisition		Equity Offering
	Combined	Adjustments		Adjustments		Pro Forma

	(dollars in thousands)
Net revenue	$696,179	$—		$—		$696,179
Compensation and benefits	481,305	—		—		481,305
Operating expenses	94,882	—		—		94,882
Insurance expense	39,002	—		—		39,002
Selling, general and administrative expenses	21,635	—		—		21,635
Laidlaw fees and compensation charges	19,857	—		—		19,857 (1)
Depreciation and amortization expenses	18,808	4,424	(2)	—		23,232

Income (loss) from operations	20,690	(4,424)		—		16,266
Interest expense	(5,644)	5,254	(3)	—
		(21,306	)(4)(5)	3,141	(6)	(18,555)
Interest and other income	714	—		—		714

Income (loss) before income taxes	15,760	(20,476)		3,141		(1,575)
Income tax expense	(6,278)	8,157	(7)	(1,250	)(7)	629

Net income (loss)	$9,482	$(12,319)		$1,891		$(946)

Net loss per share:
Basic						$(0.02)
Diluted						$(0.02)
Weighted average shares — basic						40,163,066 (8)
Weighted average shares — diluted						41,122,368 (8)

(1)	Represents certain Laidlaw fees and compensation charges, primarily relating to a compensation charge associated with the increase in the enterprise values of AMR and EmCare. Our estimated replacement costs for certain functions are not recorded on the face of this pro forma statement of operations because we do not have a contract for each element of these costs. We will be required to replace certain functions and costs previously provided to us by Laidlaw and which comprise Laidlaw fees and compensation charges. Our estimate of these costs on an annual basis ($1.67 million for a five-month period) are:

Compensation and benefits costs for personnel providing internal audit and tax services	$1,100
Directors and officers insurance	500
Selling, general and administrative expenses for external audit fees, treasury services and other costs	1,400
Onex management fee	1,000

$4,000

     We incurred $1.9 million of such costs in the eight months ended September 30, 2005, excluding costs related to our acquisition of AMR and EmCare.

(2)	AMR and EmCare combined amortization expense includes amortization (over a 7-year period) of the finite life intangible assets of $89.0 million based on the value of identifiable intangible assets determined by an independent valuation group.
(3)	To eliminate interest expense charged on the Laidlaw payable.
(4)	To record amortization on $18.1 million of deferred financing costs associated with our acquisition-related borrowings, utilizing a weighted average maturity of eight years on an effective yield basis.

(5)	To record interest expense on our acquisition-related borrowings, assuming a weighted average interest rate of 7.87%.

(6)	To record reduction of interest expense on our senior secured credit facility as a result of the pay-down with net proceeds of this offering.
(7)	To adjust income tax expense to reflect the adjustments identified in notes (2) through (6), at an effective tax rate of 40%.

(8)	The pro forma weighted shares outstanding are based on the actual equity transactions recorded in the eight-month period ended September 30, 2005 and described elsewhere in this prospectus. These actual equity transactions have been adjusted to give effect to our reorganization as a holding company, assume the exchange of all LP exchangeable units for class B common stock, and include the 7.0 million shares of common stock we will issue in this offering to generate the $100 million of net proceeds we intend to use to repay debt outstanding under our senior secured credit facility. These weighted shares were used to calculate basic earnings per share, and the number of diluted shares gives pro forma effect to the options outstanding during the eight-month period, using an assumed offering price of $16.00 per share.

Emergency Medical Services Corporation
Unaudited Pro Forma Consolidated Statement of Operations
For the year ended August 31, 2004

	AMR and	Pro Forma		Pro Forma
	EmCare	Acquisition		Equity Offering
	Combined	Adjustments		Adjustments		Pro Forma

	(dollars in thousands)
Net revenue	$1,604,598	$—		$—		$1,604,598
Compensation and benefits	1,117,890	—		—		1,117,890
Operating expenses	218,277	—		—		218,277
Insurance expense	80,255	—		—		80,255
Selling, general and administrative expenses	47,899	—		—		47,899
Laidlaw fees and compensation charges	15,449	—		—		15,449 (1)
Depreciation and amortization expenses	52,739	3,130	(2)	—		55,869
Restructuring charges	2,115	—		—		2,115

Income (loss) from operations	69,974	(3,130)		—		66,844
Interest expense	(9,961)	6,373	(3)
		(50,968	)(4)(5)	7,505	(6)	(47,051)
Realized loss on investments	(1,140)	—		—		(1,140)
Interest and other income	240	—		—		240

Income (loss) before income taxes	59,113	(47,725)		7,505		18,893
Income tax expense	(21,764)	19,000	(7)	(3,000	)(7)	(5,764)

Net income (loss)	$37,349	$(28,725)		$4,505		$13,129

Net income per share:

Basic	$0.33
Diluted	$0.32
Weighted average shares — basic	40,163,066	(8)
Weighted average shares — diluted	41,122,368	(8)

(1)	Represents certain Laidlaw fees and compensation charges, primarily relating to a compensation charge associated with the increase in the enterprise values of AMR and EmCare. Our estimated replacement costs for certain functions, are not recorded on the face of this pro forma statement of operations because we do not have a contract for each element of these costs. We will be required to replace certain functions and costs previously provided to us by Laidlaw and which comprise Laidlaw fees and compensation charges. Our estimate of these costs on an annual basis are:

Compensation and benefits costs for personnel providing internal audit and tax services	$1,100
Directors and officers insurance	500
Selling, general and administrative expenses for external audit fees, treasury services and other costs	1,400
Onex management fee	1,000

$4,000

     We incurred $1.9 million of such costs in the eight months ended September 30, 2005, excluding costs related to our acquisition of AMR and EmCare.

(2)	AMR and EmCare combined amortization expense includes amortization (over a 7-year period) of the finite life intangible assets of $89.0 million based on the value of identifiable intangible assets by an independent valuation group.
(3)	To eliminate interest expense charged on the Laidlaw payable.
(4)	To record amortization on $18.1 million of deferred financing costs associated with our acquisition-related borrowings, utilizing a weighted average maturity of eight years on an effective yield basis.

(5)	To record interest expense on our acquisition-related borrowings, assuming a weighted average interest rate of 7.87%.

(6)	To record reduction of interest expense on our senior secured credit facility as a result of the pay-down with net proceeds of this offering.
(7)	To adjust income tax expense to reflect the adjustments identified in notes (2) through (6), at an effective tax rate of 40%.

(8)	The pro forma weighted shares outstanding are based on the actual equity transactions recorded in the eight-month period ended September 30, 2005 and described elsewhere in this prospectus. These actual equity transactions have been adjusted to give effect to our reorganization as a holding company, assume the exchange of all LP exchangeable units for Class B common stock, and include the 7.0 million shares of common stock we will issue in this offering to generate the $100 million of net proceeds we intend to repay debt outstanding under our senior secured credit facility. These weighted shares were used to calculate basic earnings per share, and the number of diluted shares gives pro forma effect to the options outstanding during the eight-month period, using an assumed offering price of $16.00 per share.

SELECTED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA
      The following table sets forth our selected combined or consolidated financial data for each of the periods indicated. Financial data for the year ended August 31, 2002 (Predecessor — Pre-Laidlaw Bankruptcy), nine months ended May 31, 2003 (Predecessor — Pre-Laidlaw Bankruptcy), as of and for the three months ended August 31, 2003 (Predecessor — Post-Laidlaw bankruptcy), the year ended August 31, 2004 (Predecessor — Post-Laidlaw Bankruptcy) and the five months ended January 31, 2005 (Predecessor — Post-Laidlaw Bankruptcy) are derived from our audited combined financial statements included in this prospectus. As a result of a correction to AMR’s method of calculating its accounts receivable allowances, we determined that the allowances were understated at various balance sheet dates. The audited combined financial statements included in this prospectus are restated to correct this error. There were no adjustments necessary to income subsequent to May 31, 2003. Financial data as of and for the five months ended January 31, 2004 (Predecessor — Post-Laidlaw Bankruptcy) and the three months and eight months ended September 30, 2004 (Predecessor — Post-Laidlaw Bankruptcy) are derived from our unaudited combined financial statements included in this prospectus. Financial data as of and for the three months and eight months ended September 30, 2005 are derived from our unaudited consolidated financial statements. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year. You should read the information presented below in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined and consolidated financial statements and related notes contained elsewhere in this prospectus.
      The comparability of our selected historical financial data has been affected by a number of significant events and transactions. As we discuss more fully in note 1 — “Fresh-Start Accounting” of the notes to our audited combined financial statements, AMR’s and EmCare’s former parent, Laidlaw, and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Although subsidiaries of Laidlaw, neither AMR nor EmCare was included in the bankruptcy filing. Laidlaw emerged from bankruptcy protection in June 2003. Laidlaw applied fresh-start accounting as of June 1, 2003 to AMR and EmCare and pushed down to us our share of the fresh-start accounting adjustments. As a result of the fresh-start change in the basis of accounting for our underlying assets and liabilities, our results of operations and cash flows have been separated as pre-June 1, 2003 and post-May 31, 2003.
      Effective as of January 31, 2005, we acquired AMR and EmCare from Laidlaw and, in connection with the acquisition, we changed our fiscal year to December 31 from August 31. For all periods prior to the acquisition, the AMR and EmCare businesses formerly owned by Laidlaw are referred to as the “Predecessor.” For all periods from and subsequent to the acquisition, these businesses are referred to as the “Successor.” As a result of the acquisition, we include as a reporting period of the Predecessor our pre-acquisition period ended January 31, 2005.

	Predecessor (Pre-Acquisition)

	Pre-Laidlaw Bankruptcy
	As Restated					Post-Laidlaw Bankruptcy						Successor (Post-Acquisition)

				Nine		Three
				Months		Months		Five Months Ended		Three Months	Eight Months	Three Months	Eight Months
	Year Ended August 31,			Ended		Ended	Year Ended	January 31,		Ended	Ended	Ended	Ended
				May 31,		August 31,	August 31,			September 30,	September 30,	September 30,	September 30,
	2000(1)	2001(2)	2002	2003		2003	2004	2004	2005	2004	2004	2005	2005

	(unaudited)							(unaudited)		(unaudited)		(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Net revenue	$1,355,978	$1,386,136	$1,415,786	$1,103,335		$384,461	$1,604,598	$667,506	$696,179	$413,869	$1,077,749	$456,245	$1,187,653
Compensation and benefits	980,731	976,330	960,590	757,183		264,604	1,117,890	461,923	481,305	286,628	751,238	319,292	822,595
Operating expenses	201,853	216,019	219,321	163,447		55,212	218,277	90,828	94,882	55,683	147,524	66,156	168,700
Insurance expense	78,079	117,374	66,479	69,576		34,671	80,255	36,664	39,002	18,404	51,674	21,048	60,382
Selling, general and administrative expenses	59,404	53,017	61,455	37,867		12,017	47,899	22,016	21,635	12,093	31,270	15,654	38,248
Laidlaw fees and compensation charges	7,320	7,260	5,400	4,050		1,350	15,449	6,436	19,857	3,657	10,095	—	—
Depreciation and amortization expense	99,957	66,286	67,183	32,144		12,560	52,739	22,079	18,808	12,669	34,627	14,843	38,811
Impairment losses	1,183,681	—	262,780	—		—	—	—	—			—	—
Restructuring charges	1,826	—	3,777	1,288		1,449	2,115	—	—	—	1,381	—	—
Laidlaw reorganization charges	—	9,198	8,761	3,650		—	—	—	—	—	—	—	—

Income (loss) from operations	(1,256,873)	(59,348)	(239,960)	34,130		2,598	69,974	27,560	20,690	24,555	49,940	19,252	58,917
Interest expense	(95,087)	(66,181)	(6,418)	(4,691)		(908)	(9,961)	(4,137)	(5,644)	(5,138)	(8,679)	(12,824)	(34,407)
Realized gain (loss) on investments	—	—	—	—		90	(1,140)	—	—	(1,140)	(1,191)	(34)	(40)
Interest and other income	86	222	369	304		22	240	1,403	714	162	210	91	189
Fresh-start accounting adjustments(3)	—	—	—	46,416		—	—	—	—	—	—	—	—

Income (loss) before income taxes and cumulative effect of change in accounting principle	(1,351,874)	(125,307)	(246,009)	76,159		1,802	59,113	24,826	15,760	18,439	40,280	6,485	24,659
Income tax expense	(54,639)	17,538	(1,374)	(829)		(8,633)	(21,764)	(9,800)	(6,278)	(7,191)	(15,710)	(3,479)	(10,657)

Income (loss) before cumulative effect of change in accounting principle	(1,406,513)	(107,769)	(247,383)	75,330		(6,831)	37,349	15,026	9,482	11,248	24,570	3,006	14,002
Cumulative effect of a change in accounting principle	(5,288)	—	—	(223,721	)(4)	—	—	—	—	—	—	—	—

Net income (loss)	$(1,411,801)	$(107,769)	$(247,383)	$(148,391)		$(6,831)	$37,349	$15,026	$9,482	$11,248	$24,570	$3,006	$14,002

Other Financial Data:
Cash flows provided by (used in):
Operating activities	$30,133	$28,044	$156,544	$58,769		$30,009	$127,679	$18,627	$15,966		$99,961		$108,462
Investing activities	(40,983)	(36,442)	(57,347)	(98,835)		(15,136)	(81,516)	(10,881)	(21,667)		(73,910)		(917,422)
Financing activities	22,402	11,376	(36,066)	(8,060)		(47,222)	(47,328)	(7,532)	10,856		(20,699)		804,442
Capital expenditures	$37,698	$39,347	$57,438 (5)	$34,768		$18,079	$42,787	$14,224	$14,045		$30,217		$34,947

As of
September 30, 2005

(dollars in
thousands)
Balance Sheet Data:
Cash and cash equivalents	$10,113
Total assets	1,253,408
Long-term debt and capital lease obligations, including current maturities	608,607
Partners’ equity	$235,534

(1)	Represents the combination of the audited financial statements of AMR and the unaudited financial statements of EmCare for the year ended August 31, 2000.

(2)	Represents the combination of the audited financial statements of AMR and EmCare for the year ended August 31, 2001.

(3)	See note 1 to our combined financial statements with respect to our fresh-start financial reporting.

(4)	Reflects an impairment of goodwill recorded in connection with the adoption of SFAS No. 142.

(5)	Includes $26.3 million financed through capital leases.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      You should read the following discussion of our financial condition and results of operations with the audited combined financial statements, the notes to the audited combined financial statements and the “Selected Combined and Consolidated Financial Information and Other Data” appearing elsewhere in this prospectus. The following covers periods before the closing of the acquisition of AMR and EmCare. Accordingly, the discussion and analysis of historical periods do not reflect the impact the acquisition of AMR and EmCare will have on us. In addition, this discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Our results may differ materially from those anticipated in any forward-looking statements.
Company Overview
      We are a leading provider of emergency medical services in the United States. We operate our business and market our services under the AMR and EmCare brands. AMR is the leading provider of ambulance transport services in the United States. EmCare is the leading provider of outsourced emergency department staffing and management services in the United States. Approximately 86% of our fiscal 2004 net revenue was generated under exclusive contracts. During fiscal 2004, we treated and transported approximately 9 million patients in more than 2,050 communities nationwide. For the fiscal year ended August 31, 2004, we generated net revenue of $1.6 billion, of which AMR and EmCare represented approximately 66% and 34%, respectively, and net income of $37.3 million. Over the past two fiscal years, we increased our net revenue and adjusted EBITDA organically at compound annual growth rates, or CAGRs, of 6.5% and 13.5%, respectively.
American Medical Response
      Over its 50 years of operating history, AMR has developed the largest network of ambulance transport services in the United States. AMR has an 8% share of the total ambulance services market and a 21% share of the private provider ambulance market. During fiscal 2004, AMR treated and transported approximately 3.7 million patients in 34 states. AMR has approximately 2,855 contracts with communities, government agencies, healthcare providers and insurers to provide ambulance services. AMR’s broad geographic footprint enables us to contract on a national and regional basis with managed care and insurance companies. AMR has made significant investments in technology, customer service plans, employee training and risk mitigation programs to deliver a compelling value proposition to our customers, which we believe has led to industry-leading contract retention rates.
      For fiscal 2004, approximately 57% of AMR’s net revenue was generated from emergency 911 ambulance transport services. Non-emergency ambulance transport services, including critical care transfer, wheelchair transports and other interfacility transports, or IFTs, accounted for 32% of AMR’s net revenue for the same period, with the balance generated from the provision of training, dispatch centers and other services to communities and public safety agencies. For fiscal 2004, AMR generated net revenue of $1,054.8 million and net income of $22.9 million.
EmCare
      Over its 33 years of operating history, EmCare has become the largest provider of outsourced emergency department staffing and related management services to healthcare facilities. EmCare has a 6% share of the total emergency department services market and a 9% share of the outsourced emergency department services market. In addition, EmCare has become one of the leading providers of hospitalist services, with hospitalist-related net revenue increasing from $7.2 million in fiscal 2001 to $23.5 million in fiscal 2004. A hospitalist is a physician who specializes in the care of acutely ill patients in an in-patient setting. During fiscal 2004, EmCare had approximately 5.3 million patient visits in 38 states.
      EmCare primarily provides emergency department staffing and related management services to healthcare facilities. EmCare recruits and hires or subcontracts with physicians and other healthcare professionals, who then provide professional services within the healthcare facilities with which we contract. We also provide billing and collection, risk management and other administrative services to our healthcare professionals and to independent physicians. EmCare has 333 contracts with hospitals and independent physician groups to provide emergency department, hospitalist and radiology staffing, and related management and other administrative services. We believe that EmCare’s successful physician recruitment and retention, high level of customer service and advanced risk management programs have resulted in high contract retention rates and continued growth in new customers. For the year ended August 31, 2004, EmCare generated net revenue of $549.8 million and net income of $14.4 million.
Key Factors and Measures We Use to Evaluate Our Business
      The key factors and measures we use to evaluate our business focus on the number of patients we treat and transport and the costs we incur to provide the necessary care and transportation for each of our patients.
      We evaluate our revenue net of provisions for contractual payor discounts and provisions for uncompensated care. Medicaid, Medicare and certain other payors receive discounts from our standard charges, which we refer to as contractual discounts. In addition, individuals we treat and transport may be personally responsible for a deductible or co-pay under their third party payor coverage, and most of our contracts require us to treat and transport patients who have no insurance or other third party payor coverage. Due to the uncertainty regarding collectibility of charges associated with services we provide to these patients, which we refer to as uncompensated care, our net revenue recognition is based on expected cash collections. Our net revenue is gross billings after provisions for contractual discounts and estimated uncompensated care. Provisions for contractual discounts and uncompensated care have increased historically primarily as a result of increases in gross billing rates. The table below summarizes our approximate payor mix as a percentage of both net revenue and total transports and patient visits for fiscal years 2003 and 2004.

	Percentage of		Percentage of Total
	Net Revenue		Transports and Visits
	Year Ended August 31,		Year Ended August 31,

	2003	2004	2003	2004

Medicare	27.4%	27.3%	25.5%	25.8%
Medicaid	5.3	5.2	11.8	12.3
Commercial insurance and managed care	47.3	47.7	42.2	41.4
Self-pay	4.7	4.0	20.5	20.5
Subsidies and fees	15.3	15.8	0.0	0.0

Total	100.0%	100.0%	100.0%	100.0%

      In addition to continually monitoring our payor mix, we also analyze the following key factors and measures in each of our business segments:
AMR
      Approximately 89% of AMR’s fiscal 2004 net revenue was transport revenue derived from the treatment and transportation of patients based on billings to third party payors and healthcare facilities. The balance of AMR’s net revenue is derived from direct billings to communities and government agencies for the provision of training, dispatch center and other services. AMR’s measures for transport net revenue include:

•	Transports. We utilize transport data, including the number and types of transports, to evaluate net revenue and as the basis by which we measure certain costs of the business. We segregate transports into two main categories — ambulance transports (including emergency, as well as non-emergency critical care and other interfacility transports) and wheelchair transports — due to the significant differences in reimbursement and the associated costs of providing ambulance and wheelchair transports. As a result of these differences, in certain analyses we weight our transport numbers according to category in an effort to better measure net revenue and costs.

•	Net revenue per transport. Net revenue per transport reflects the expected net revenue for each transport based on gross billings less all estimated provisions for contractual discounts and uncompensated care. In order to better understand the trends across business segments and in our transport rates, we analyze our net revenue per transport based on weighted transports to reflect the differences in our transportation mix.
      The change from period to period in the number of transports is influenced by increases in transports in existing markets from both new and existing facilities we serve for non-emergency transports, and the effects of general community conditions for emergency transports. The general community conditions may include (1) the timing, location and severity of influenza, allergens and other annually recurring viruses, (2) severe weather that affects a region’s health status and/or infrastructure and (3) community-specific demographic changes.
      The costs we incur in our AMR business segment consist primarily of compensation and benefits for ambulance crews and support personnel, direct and indirect operating costs to provide transportation services, and costs related to accident and insurance claims. AMR’s key cost measures include:

•	Unit hours and cost per unit hour. Our measurement of a unit hour is based on a fully staffed ambulance or wheelchair van for one operating hour. We use unit hours and cost per unit hour to measure compensation-related costs and the efficiency of our deployed resources. We monitor unit hours and cost per unit hour on a combined basis, as well as on a segregated basis between ambulance and wheelchair transports.

•	Operating costs per transport. Operating costs per transport is comprised of certain direct operating costs, including vehicle operating costs, medical supplies and other transport-related costs, but excluding compensation-related costs. Monitoring operating costs per transport allows us to better evaluate cost trends and operating practices of our regional and local management teams.

•	Accident and insurance claims. We monitor the number and magnitude of all accident and insurance claims in order to measure the effectiveness of our risk management programs. Depending on the type of claim (workers compensation, auto, general or professional liability), we monitor our performance by utilizing various bases of measurement, such as net revenue, miles driven, number of vehicles operated, compensation dollars, and number of transports.
      Our recent operating costs have been adversely affected by increasing fuel costs. Fuel costs represented approximately 9.8% of our operating costs in fiscal 2004, increasing to 13.6% in the three months ended September 30, 2005 as a result of higher fuel costs. Further increases in fuel costs without mitigation through fee and subsidy increases will continue to adversely affect our operating costs.
      We estimate that the impact of the Balanced Budget Act of 1997, or BBA, ambulance service rate decreases, as modified by the phase-in provisions of the Medicare Modernization Act, resulted in a decrease in AMR’s net revenue for fiscal 2003 and fiscal 2004 of approximately $20 million and $11 million, respectively, will result in an increase in AMR’s net revenue of approximately $13 million in calendar 2005, and will result in a decrease in AMR’s net revenue of approximately $17 million in 2006 and continuing decreases thereafter to 2010. Although we have been able to substantially mitigate the phased-in reductions of the BBA through additional fee and subsidy increases, we may not be able to continue to do so.
      We have focused our risk mitigation efforts on employee training for proper patient handling techniques, development of clinical and medical equipment protocols, driving safety, implementation of technology to reduce auto incidents and other risk mitigation processes which we believe has resulted in a reduction in the frequency, severity and development of claims. We continue to see positive trends in our claims costs but cannot assure you that these trends will continue.
EmCare
      Of EmCare’s fiscal 2004 net revenue, approximately 97% was derived from our hospital contracts for emergency department staffing, hospitalist and radiology services and other management services. Of this revenue, approximately 75% was generated from billings to third party payors for patient visits and approximately 25% was generated from billings to hospitals and affiliated physician groups for professional services. EmCare’s key net revenue measures are:

•	Number of contracts. This reflects the number of contractual relationships we have for outsourced emergency department staffing and related management services, hospitalist services and other management services. We analyze the change in our number of contracts from period to period based on “net new contracts,” which is the difference between total new contracts and contracts that have terminated.

•	Revenue per patient visit. This reflects the expected net revenue for each patient visit based on gross billings less all estimated provisions for contractual discounts and uncompensated care. Net revenue per patient visit also includes net revenue from billings to third party payors and hospitals.
      The change from period to period in the number of patient visits under our “same store” contracts is influenced by general community conditions as well as hospital-specific elements, many of which are beyond our direct control. The general community conditions include (1) the timing, location and severity of influenza, allergens and other annually recurring viruses and (2) severe weather that affects a region’s health status and/or infrastructure. Hospital-specific elements include the timing and extent of facility renovations, hospital staffing issues and regulations that affect patient flow through the hospital.
      The costs incurred in our EmCare business segment consist primarily of compensation and benefits for physicians and other professional providers, professional liability costs, and contract and other support costs. EmCare’s key cost measures include:

•	Provider compensation per patient visit. Provider compensation per patient visit includes all compensation and benefit costs for all professional providers, including physicians, physician assistants and nurse practitioners, during each patient visit. Providers include all full-time, part-time and independently contracted providers. Analyzing provider compensation per patient visit enables us to monitor our most significant cost in performing under our contracts.

•	Professional liability costs. These costs include provisions for estimated losses for actual claims, and claims likely to be incurred in the period, within our self-insurance limits based on our past loss experience, as well as actual direct costs, including investigation and defense costs, claims payments, reinsurance costs and other costs related to provider professional liability.
      Medicare pays for all physicians’ services based upon a national fee schedule. The rate formula may result in significant yearly fluctuations which may be unrelated to changes in the actual cost of providing physician services. Initially, the physician fee schedule update for 2004 called for a payment decrease of 4.5%. Subsequently, Congress authorized a 1.5% increase that negated the planned rate cuts, and also provided a 1.5% rate increase for 2005. We currently expect that the fee schedule will provide for a 4.3% decrease to physician rates effective January 1, 2006, which would result in a decrease in EmCare’s 2006 net revenue of approximately $5.7 million.
      We have developed extensive professional liability risk mitigation processes, including risk assessments on medical professionals and hospitals, extensive incident reporting and tracking processes, clinical fail-safe programs, training and education and other risk mitigation programs which we believe have resulted in a continued reduction in the frequency, severity and development of claims. We continue to see positive trends in our claims costs but cannot assure you that these trends will continue.
Hurricane Katrina and our Gulf Coast Operations
      AMR provides ambulance services in Gulfport and Biloxi, Mississippi and several other Gulf Coast communities. Although our dispatch center was damaged by Hurricane Katrina and we had damage to a small number of vehicles, we were able to maintain communications through our use of back-up generators and other emergency supplies. We have worked closely with FEMA and other federal, state and local agencies and have deployed additional ambulance transportation resources where they were most needed, particularly in the coastal areas of Mississippi, Louisiana and Alabama. We have deployed more than 100 additional ambulances and nearly 300 paramedics, EMTs and other professionals to aid the rescue effort in the Gulf Coast, including the deployment of additional resources to aid in the transport of evacuees to medical facilities in Texas. For the three months ended September 30, 2005, we recognized revenue of $4.6 million and expenses of $4.7 million in the deployment of additional resources in connection with Hurricane Katrina and other Gulf Coast storms.
      EmCare operations were generally unaffected by Katrina, with only one facility in the affected area. EmCare deployed additional resources to assist those operations, and we have experienced a volume increase in certain facilities in adjacent states where evacuees were relocated.
      We have been able to maintain our normal operations in areas outside the Gulf Coast, notwithstanding our transfer of resources to that area. We expect that, for the foreseeable future, our AMR operations in Mississippi will continue to be negatively affected by the aftermath of Hurricane Katrina, and that we will continue to provide additional resources to assist local recovery efforts throughout the region.
Results of Operations

Basis of Presentation
      As we discuss more fully in note 1 — “Fresh-Start Accounting” of the notes to our audited combined financial statements, AMR’s and EmCare’s former parent, Laidlaw, and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Although subsidiaries of Laidlaw, neither AMR nor EmCare was included in the bankruptcy filing. Laidlaw emerged from bankruptcy protection in June 2003. Laidlaw applied push-down accounting as of June 1, 2003 to AMR and EmCare and allocated to us our share of the fresh-start accounting adjustments. For financial statement purposes, for periods prior to February 1, 2005, AMR and EmCare combined are our Predecessor. As a result of the application of push-down accounting and the fresh-start change in the basis of accounting for our underlying assets and liabilities, our results of operations and cash flows have been separated further as pre-June 1, 2003 (referred to as the Predecessor — Pre-Laidlaw Bankruptcy) and post-May 31, 2003 and pre-February 1, 2005 (referred to as the Predecessor — Post-Laidlaw Bankruptcy).
      Effective as of January 31, 2005, we acquired EmCare and AMR from Laidlaw and in connection with the acquisition we changed our fiscal year to December 31 from August 31. For all periods prior to the acquisition, the AMR and EmCare businesses formerly owned by Laidlaw are referred to as the “Predecessor.” For all periods subsequent to the acquisition, the business is referred to as the “Successor.” As a result of the acquisition, we include as a reporting period of the Predecessor our pre-acquisition period ended January 31, 2005.
      We have made no comparisons for our financial results or cash flows and other liquidity measures for the Predecessor — Post-Laidlaw Bankruptcy’s three months ended August 31, 2003 or for the Predecessor — Post-Laidlaw Bankruptcy’s financial results or cash flows and other liquidity measures for the nine months ended May 31, 2003. As the length of these periods is significantly different from the length of any corresponding comparative periods, these results are not comparable in absolute dollar terms.
      However, to facilitate the identification of certain business trends, we compare the financial results and cash flows for the year ended August 31, 2004 for the Predecessor — Post-Laidlaw Bankruptcy to:

•	the combined financial results and cash flows for the year ended August 31, 2003, which represents the financial results and cash flows for the Predecessor — Post-Laidlaw Bankruptcy for the three months ended August 31, 2003 and the financial results and cash flows for the Predecessor — Pre-Laidlaw Bankruptcy for the nine months ended May 31, 2003, and

•	our Predecessor — Pre-Laidlaw Bankruptcy’s financial results for the year ended August 31, 2002.
      The combined year ended August 31, 2003 presented below does not comply with SOP 90-7, which calls for separate reporting for the Predecessor — Post-Laidlaw Bankruptcy and the Predecessor — Pre-Laidlaw Bankruptcy. Additionally, for the reasons described in note 1 and due to other non-recurring adjustments, the Predecessor — Pre-Laidlaw Bankruptcy’s financial statements for the periods prior to Laidlaw’s emergence from bankruptcy may not be comparable to our Predecessor — Post-Laidlaw Bankruptcy’s financial statements and results of operations which are for periods after Laidlaw’s emergence from bankruptcy. Investors should, therefore, review this material with caution and should not rely solely on the information concerning the Predecessor — Pre-Laidlaw Bankruptcy or the combined financial results for the year ended August 31, 2003 as being indicative of our future results or as providing an accurate comparison of financial performance from period to period.
      The following tables present, for the periods indicated, information expressed as a percentage of net revenue. This information has been derived from our audited combined statements of operations, which include both our AMR and our EmCare business segments, for the years ended August 31, 2002, 2003 and 2004 and the five months ended January 31, 2005, respectively, from our unaudited combined statements of operations for the five months ended January 31, 2004 and the three months and eight months ended September 30, 2004, respectively, and from our unaudited consolidated statements of operations for the three months and eight months ended September 30, 2005.

Combined and Consolidated Results of Operations and as a Percentage of Net Revenue

	Predecessor

								Successor

	Year Ended August 31,
				Five Months		Three Months	Eight Months	Three Months	Eight Months
				Ended		Ended	Ended	Ended	Ended
	As Restated			January 31,		September 30,	September 30,	September 30,	September 30,

	2002	2003	2004	2004	2005	2004	2004	2005	2005

				(unaudited)		(unaudited)		(unaudited)
Net revenue	$1,415,786	$1,487,796	$1,604,598	$667,506	$696,179	$413,869	$1,077,749	$456,245	$1,187,653
Compensation and benefits	960,590	1,021,787	1,117,890	461,923	481,305	286,628	751,238	319,292	822,595
Operating expenses	219,321	218,659	218,277	90,828	94,882	55,863	147,524	66,156	168,700
Insurance expense	66,479	104,247	80,255	36,664	39,002	18,404	51,674	21,048	60,382
Selling, general and administrative expenses	61,455	49,884	47,899	22,016	21,635	12,093	31,270	15,654	38,248
Laidlaw fees and compensation charges(1)	5,400	5,400	15,449	6,436	19,857	3,657	10,095	—	—
Depreciation and amortization expenses	67,183	44,704	52,739	22,079	18,808	12,669	34,627	14,843	38,811
Impairment losses	262,780	—	—	—	—	—	—	—	—
Restructuring charges	3,777	2,737	2,115	—	—	—	1,381	—	—
Laidlaw reorganization costs	8,761	3,650	—	—	—	—	—	—	—

Income (loss) from operations	(239,960)	36,728	69,974	27,560	20,690	24,555	49,940	19,252	58,917
Interest expense	(6,418)	(5,599)	(9,961)	(4,137)	(5,644)	(5,138)	(8,679)	(12,824)	(34,407)
Realized gain (loss) on investments	—	90	(1,140)	—	—	(1,140)	(1,191)	(34)	(40)
Interest and other income	369	326	240	1,403	714	162	210	91	189
Fresh-start accounting adjustments	—	46,416	—	—	—	—	—	—	—
Cumulative effect of a change in accounting principle	—	(223,721)	—	—	—	—	—	—	—
Income tax expense	(1,374)	(9,462)	(21,764)	(9,800)	(6,278)	(7,191)	(15,710)	(3,479)	(10,657)

Net income (loss)	$(247,383)	$(155,222)	$37,349	$15,026	$9,482	$11,248	$24,570	$3,006	$14,002

(1)	Amounts include specifically allocated compensation costs and the Laidlaw fees and compensation charges allocated to AMR and EmCare by Laidlaw pursuant to a formula based upon each company’s share of Laidlaw’s consolidated revenue.

	Predecessor

								Successor

	Year Ended August 31,
				Five Months		Three Months	Eight Months	Three Months	Eight Months
				Ended		Ended	Ended	Ended	Ended
	As Restated			January 31,		September 30,	September 30,	September 30,	September 30,

	2002	2003	2004	2004	2005	2004	2004	2005	2005

				(unaudited)		(unaudited)		(unaudited)
Net revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Compensation and benefits	67.8	68.7	69.7	69.2	69.1	69.3	69.7	70.0	69.3
Operating expenses	15.5	14.7	13.6	13.6	13.6	13.5	13.7	14.5	14.2
Insurance expense	4.7	7.0	5.0	5.5	5.6	4.4	4.8	4.6	5.1
Selling, general and administrative expenses	4.3	3.4	3.0	3.3	3.1	2.9	2.9	3.4	3.2
Laidlaw fees and compensation charges(1)	0.4	0.4	1.0	1.0	2.9	0.9	0.9	0.0	0.0
Depreciation and amortization expense	4.7	3.0	3.3	3.3	2.7	3.1	3.2	3.3	3.3
Impairment losses	18.6	—	—	—	—	0.0	0.0	0.0	0.0
Restructuring charges	0.3	0.2	0.1	—	—	0.0	0.1	0.0	0.0
Laidlaw reorganization costs	0.6	0.2	—	—	—	0.0	0.0	0.0	0.0

Income (loss) from operations	(16.9)%	2.5%	4.4%	4.1%	3.0%	5.9%	4.6%	4.2%	5.0%

(1)	Amounts include specifically allocated compensation costs and the Laidlaw fees and compensation charges allocated to AMR and EmCare by Laidlaw pursuant to a formula based upon each company’s share of Laidlaw’s consolidated revenue.

AMR

	Predecessor

	Year Ended August 31,						Five Months Ended January 31,								Successor

	As Restated
											Three Months		Eight Months		Three Months		Eight Months
		% of		% of		% of		% of		% of	Ended	% of	Ended	% of	Ended	% of	Ended	% of
		Net		Net		Net		Net		Net	September 30,	Net	September 30,	Net	September 30,	Net	September 30,	Net
	2002	Revenue	2003	Revenue	2004	Revenue	2004	Revenue	2005	Revenue	2004	Revenue	2004	Revenue	2005	Revenue	2005	Revenue

							(unaudited)				(unaudited)				(unaudited)
	(dollars in thousands)
Net revenue	$984,451	100.0%	$1,007,151	100.0%	$1,054,800	100.0%	$441,956	100.0%	$455,059	100.0%	$270,887	100.0%	$705,181	100.0%	$291,909	100.0%	$761,712	100.0%
Compensation and benefits	627,818	63.8	647,255	64.3	687,221	65.2	287,736	65.1	289,733	63.7	174,792	64.5	457,661	64.9	190,112	65.1	486,455	63.9
Operating expenses	195,335	19.8	195,105	19.4	194,398	18.4	80,277	18.2	83,910	18.4	49,693	18.3	131,520	18.7	58,751	20.1	150,123	19.7
Insurance expense	36,079	3.7	67,409	6.7	44,272	4.2	20,297	4.6	22,437	4.9	11,612	4.3	28,785	4.1	9,431	3.2	30,368	4.0
Selling, general and administrative expenses	44,686	4.5	35,078	3.5	32,217	3.1	16,175	3.7	15,721	3.5	7,754	2.9	19,806	2.8	10,951	3.8	26,953	3.5
Laidlaw fees and compensation charges(1)	3,600	0.4	3,600	0.4	9,020	0.9	3,758	0.9	9,399	2.1	2,211	0.8	5,970	0.8	—	0.0	—	0.0
Depreciation and amortization expense	62,223	6.3	39,273	3.9	43,629	4.1	18,278	4.1	16,394	3.6	10,464	3.9	28,591	4.1	12,084	4.1	31,527	4.1
Impairment losses	262,780	26.7	—		—		—		—		—	0.0	—	0.0	—	0.0	—	0.0
Restructuring charges	3,777	0.4	2,737	0.3	2,115	0.2	—		—		—	0.0	1,381	0.2	—	0.0	—	0.0

Income (loss) from operations	$(251,847)	(25.6)%	$16,694	1.7%	$41,928	4.0%	$15,435	3.5%	$17,465	3.8%	$14,361	5.3%	$31,467	4.5%	$10,580	3.6%	$36,286	4.8%

(1)	Amounts include specifically allocated compensation costs and the Laidlaw fees and compensation charges allocated to AMR by Laidlaw pursuant to a formula based upon AMR’s share of Laidlaw’s consolidated revenue.
EmCare

	Predecessor

	Year Ended August 31,						Five Months Ended January 31,								Successor

											Three Months		Eight Months		Three Months		Eight Months
		% of		% of		% of		% of		% of	Ended	% of	Ended	% of	Ended	% of	Ended	% of
		Net		Net		Net		Net		Net	September 30,	Net	September 30,	Net	September 30,	Net	September 30,	Net
	2002	Revenue	2003	Revenue	2004	Revenue	2004	Revenue	2005	Revenue	2004	Revenue	2004	Revenue	2005	Revenue	2005	Revenue

							(unaudited)				(unaudited)				(unaudited)
	(dollars in thousands)
Net revenue	$431,335	100.0%	$480,645	100.0%	$549,798	100.0%	$225,550	100.0%	$241,120	100.0%	$142,982	100.0%	$372,568	100.0%	$164,336	100.0%	$425,941	100.0%
Compensation and benefits	332,772	77.1	374,532	77.9	430,669	78.3	174,187	77.2	191,572	79.5	111,836	78.2	293,577	78.8	129,180	78.6	336,140	78.9
Operating expenses	23,986	5.6	23,554	4.9	23,879	4.3	10,551	4.7	10,972	4.6	6,170	4.3	16,004	4.3	7,405	4.5	18,577	4.4
Insurance expense	30,400	7.0	36,838	7.7	35,983	6.5	16,367	7.3	16,565	6.9	6,792	4.8	22,889	6.1	11,617	7.1	30,014	7.0
Selling, general and administrative expenses	16,769	3.9	14,806	3.1	15,682	2.9	5,841	2.6	5,914	2.5	4,339	3.0	11,464	3.1	4,703	2.9	11,295	2.7
Laidlaw fees and compensation charges(1)	1,800	0.4	1,800	0.4	6,429	1.2	2,678	1.2	10,458	4.3	1,446	1.0	4,125	1.1	—	0.0	—	0.0
Depreciation and amortization expense	4,960	1.1	5,431	1.1	9,110	1.7	3,801	1.7	2,414	1.0	2,205	1.5	6,036	1.6	2,759	1.7	7,284	1.7
Laidlaw reorganization costs	8,761	2.0	3,650	0.8	—		—		—		—	0.0	—	0.0	—	0.0	—	0.0

Income from operations	$11,887	2.8%	$20,034	4.2%	$28,046	5.1%	$12,125	5.4%	$3,225	1.3%	$10,194	7.1%	$18,473	5.0%	$8,672	5.3%	22,631	5.3%

(1)	Amounts include specifically allocated compensation costs and the Laidlaw fees and compensation charges allocated to EmCare by Laidlaw pursuant to a formula based upon EmCare’s share of Laidlaw’s consolidated revenue.

Eight months ended September 30, 2005 (Successor) compared to the eight months ended September 30, 2004 (Predecessor)
      For the eight months ended September 30, 2005 compared to the same period in 2004, our net revenue grew 10.2%, with half of this growth attributable to an increase in combined volumes at our operating segments from increases in both existing markets and the addition of net new contracts at each of AMR and EmCare. The balance of the net revenue growth was generated by net pricing increases due to contract and community rate increases and Medicare increases.
      Our income from operations increased 18.0% from period to period, resulting in improved operating margins. The period to period comparison is affected by increased fuel costs in 2005 of $4.6 million, stock compensation charges of $2.5 million in 2005, favorable insurance claims development of $3.3 million recorded in 2004, and $10.1 million of Laidlaw fees and compensation charges in 2004 offset by $4.0 million in 2005 for transaction-related costs and services that were previously provided by Laidlaw.
      Interest expense. Interest expense for the eight months ended September 30, 2005 was $34.4 million compared to $8.7 million for the eight months ended September 30, 2004. This $25.7 million increase relates to the debt we incurred in connection with our acquisition of AMR and EmCare.
      Income tax expense. Income tax expense for the eight months ended September 30, 2005 was $10.7 million compared to $15.7 million for the eight months ended September 30, 2004. This $5.0 million decrease relates primarily to the additional interest expense recorded during the 2005 period.
AMR
      Net revenue. Net revenue for the eight months ended September 30, 2005 was $761.7 million, an increase of $56.5 million, or 8.0%, from $705.2 million for the eight months ended September 30, 2004. The increase in net revenue was due primarily to an increase in our net revenue per weighted transport of approximately 7.4%. The increase in net revenue per weighted transport was the result of rate increases in several of our operating markets and Medicare rate increases under the Medicare Modernization Act. In addition, we had a net increase of approximately 11,600 weighted transports. We had an increase in weighted transports of 82,900, or 4.4%, primarily as a result of an increase in ambulance transports in existing markets. This increase was offset by a decrease of approximately 71,300 weighted transports and $14.5 million in net revenue for the eight months ended September 30, 2005 as a result of exiting the Pinellas County, Florida market in September 2004.
      Compensation and benefits. Compensation and benefits costs for the eight months ended September 30, 2005 were $486.5 million, or 63.9% of net revenue, compared to $457.7 million, or 64.9% of net revenue, for the eight months ended September 30, 2004. Total unit hours increased period over period by approximately 105,000 due to the increase in ambulance transport volume and deployment changes required as part of several contract rate increases. In addition, ambulance crew wages per ambulance unit hour increased by 5.4%, which increased compensation costs by $13.6 million. The ambulance crew wages per ambulance unit hour increase resulted principally from annual salary increases. Benefits costs increased $6.5 million due to increased health benefit claim costs and health insurance premiums. The exit from the Pinellas County, Florida market decreased ambulance unit hours by 153,600 and compensation and benefits costs by $11.2 million in 2005 compared to 2004.
      Operating expenses. Operating expenses for the eight months ended September 30, 2005 were $150.1 million, or 19.7% of net revenue, compared to $131.5 million, or 18.7% of net revenue, for the eight months ended September 30, 2004. Operating expenses per weighted transport increased 13.5% in 2005 compared to the prior period. The change is due primarily to additional fuel and vehicle repair costs of approximately $6.3 million, an increase in medical supply costs of $2.6 million and an increase in external services costs of $3.7 million. Costs for medical supplies and external services grew as a result of increased ambulance transport volumes. An increase in professional fees of $2.7 million was related primarily to audit fees and consulting fees for valuations we incurred in connection with our acquisition of AMR. Other operating costs, including occupancy, telecommunications and other expenses, increased $3.3 million, but remained relatively flat as a percentage of net revenue compared to the prior period.

      Insurance expense. Insurance expense for the eight months ended September 30, 2005 was $30.4 million, or 4.0% of net revenue, compared to $28.8 million, or 4.1% of net revenue, for the same period in 2004.
      Selling, general and administrative. Selling, general and administrative expense for the eight months ended September 30, 2005 was $27.0 million, or 3.5% of net revenue, compared to $19.8 million, or 2.8% of net revenue, for the eight months ended September 30, 2004. The eight months ended September 30, 2004 included reductions in expense resulting from a one-time reversal of an accrued liability of $1.8 million and payroll tax refunds related to prior periods of $2.0 million, and the 2005 period included increased expense from $0.3 million of Onex management fees and $0.5 million of additional employee severance costs. The remaining increase in the 2005 period related primarily to the Company’s growth and strategic initiatives.
      Laidlaw fees and compensation charges. AMR did not incur Laidlaw fees and compensation charges for the eight months ended September 30, 2005 as it was no longer a subsidiary of Laidlaw International, Inc. For the eight months ended September 30, 2004, these fees and charges were $6.0 million, or 0.8% of net revenue. Costs of $1.0 million that we have incurred to date to replace the services previously performed by Laidlaw are included in the statement of operations for the eight months ended September 30, 2005.
      Restructuring charges. AMR did not incur restructuring charges during the eight months ended September 30, 2005. Restructuring charges of $1.4 million recorded during the eight months ended September 30, 2004 relate to a reduction in the number of operating regions. Oversight of the affected operations was shifted to the remaining regional management teams.
      Depreciation and amortization. Depreciation and amortization expense for the eight months ended September 30, 2005 was $31.5 million, or 4.1% of net revenue, compared to $28.6 million, or 4.1% of net revenue, for the eight months ended September 30, 2004.
EmCare
      Net revenue. Net revenue for the eight months ended September 30, 2005 was $425.9 million, an increase of $53.4 million, or 14.3%, from $372.6 million for the eight months ended September 30, 2004. The increase was due primarily to an increase in patient visits from net new hospital contracts and net revenue increases in existing contracts. Following September 30, 2004, we added 46 net new contracts which accounted for a net revenue increase of $49.2 million for the eight months ended September 30, 2005. Net revenue under our “same store” contracts (contracts in existence for the entirety of both fiscal periods) increased $18.5 million in the eight months ended September 30, 2005 due to a 4.8% increase in patient visits and a 0.9% increase in net revenue per patient visit.
      Compensation and benefits. Compensation and benefits costs for the eight months ended September 30, 2005 were $336.1 million, or 78.9% of net revenue, compared to $293.6 million, or 78.8% of net revenue, for the eight months ended September 30, 2004. Provider compensation and benefits costs increased $35.3 million from net new contract additions. Same store provider compensation costs increased $11.8 million primarily related to an increase in patient visits.
      Operating expenses. Operating expenses for the eight months ended September 30, 2005 were $18.6 million, or 4.4% of net revenue, compared to $16.0 million, or 4.3% of net revenue, for the eight months ended September 30, 2004. Operating expenses increased due to net new contract additions but remained consistent as a percentage of net revenue.
      Insurance expense. Professional liability insurance expense for the eight months ended September 30, 2005 was $30.0 million, or 7.0% of net revenue, compared to $22.9 million, or 6.1% of net revenue, for the eight months ended September 30, 2004. The increase as a percent of net revenue is due primarily to the impact of $3.3 million of favorable claims development recorded in the 2004 period.
      Selling, general and administrative. Selling, general and administrative expense for the eight months ended September 30, 2005 was $11.3 million, or 2.7% of net revenue, compared to $11.5 million, or 3.1% of net revenue, for the eight months ended September 30, 2004.

      Laidlaw fees and compensation charges. EmCare did not incur Laidlaw fees and compensation charges for the eight months ended September 30, 2005 as it was no longer a subsidiary of Laidlaw International, Inc. For the eight months ended September 30, 2004, these fees and charges were $4.1 million, or 1.1% of net revenue. Costs of $0.9 million that we have incurred to date to replace the services previously performed by Laidlaw are included in the statement of operations for the eight months ended September 30, 2005.
      Depreciation and amortization. Depreciation and amortization expense for the eight months ended September 30, 2005 was $7.3 million, or 1.7% of net revenue, compared to $6.0 million, or 1.6% of net revenue, for the eight months ended September 30, 2004.
Three months ended September 30, 2005 (Successor) compared to the three months ended September 30, 2004 (Predecessor)
      For the three months ended September 30, 2005 compared to the same period in 2004, our net revenue grew 10.2%, with half of this growth attributable to an increase in combined volumes at our operating segments from increases in both existing markets and the addition of net new contracts at each of AMR and EmCare. The balance of the net revenue growth was generated by net pricing increases due to contract and community rate increases and Medicare increases.
      Our income from operations decreased 21.6% from period to period due primarily to unusual items affecting the period to period comparability. These items include increased fuel costs of $2.5 million in 2005, stock compensation charges of $2.2 million in 2005, favorable insurance claims development of $5.4 million recorded in 2004 compared with $3.0 million in 2005, health benefit reductions of $1.4 million in 2004, and $3.7 million of Laidlaw fees and compensation charges in 2004 offset by $1.7 million in 2005 for transaction-related costs and services that were provided previously by Laidlaw.
      Interest expense. Interest expense for the three months ended September 30, 2005 was $12.8 million compared to $5.1 million for the three months ended September 30, 2004. This $7.7 million increase relates to the debt we incurred in connection with our acquisition of AMR and EmCare.
      Income tax expense. Income tax expense for the three months ended September 30, 2005 was $3.5 million compared to $7.2 million for the three months ended September 30, 2004. This $3.7 million decrease relates primarily to the additional interest expense recorded during the 2005 period.
AMR
      Net revenue. Net revenue for the three months ended September 30, 2005 was $291.9 million, an increase of $21.0 million, or 7.8%, from $270.9 million for the three months ended September 30, 2004. The increase in net revenue was due primarily to an increase in our net revenue per weighted transport of approximately 7.6%. The increase in net revenue per weighted transport was the result of rate increases in several of our operating markets and Medicare rate increases under the Medicare Modernization Act. In addition, we had a net increase of approximately 800 weighted transports. We had an increase in weighted transports of 27,600, or 3.9%, primarily as a result of an increase in ambulance transports in existing markets. This increase was offset by a decrease of approximately 26,800 weighted transports and $5.6 million in net revenue for the three months ended September 30, 2005 as a result of exiting the Pinellas County, Florida market in late September 2004.
      Compensation and benefits. Compensation and benefits costs for the three months ended September 30, 2005 were $190.1 million, or 65.1% of net revenue, compared to $174.8 million, or 64.5% of net revenue, for the three months ended September 30, 2004. Total unit hours increased period over period by approximately 85,200 due to the increase in ambulance transport volume, deployment changes required as part of several contract rate increases and deployment changes to improve our inter-facility market share. In addition, ambulance crew wages per ambulance unit hour increased by approximately 5.4%, which increased compensation costs by $5.5 million. The ambulance crew wages per ambulance unit hour increase resulted principally from annual salary increases. Benefits costs increased $3.7 million due to rising costs of health insurance premiums and increased health benefit claims and a favorable adjustment of $1.4 million in 2004 for claims experience. The exit from the Pinellas County, Florida market decreased ambulance unit hours by 56,200 and compensation and benefits costs by $4.5 million.
      Operating expenses. Operating expenses for the three months ended September 30, 2005 were $58.8 million, or 20.1% of net revenue, compared to $49.7 million, or 18.3% of net revenue, for the three months ended September 30, 2004. Operating expenses per weighted transport increased 18.1% in 2005 compared to the prior period. The change is due primarily to additional fuel and vehicle repair costs of approximately $3.2 million, and increases in medical supplies, external services and professional fees of $1.5 million, $1.8 million and $1.5 million, respectively. External services increased due to contract changes, increased ambulance transport volumes and professional fees increased due to audit and consulting fees for valuations we incurred in connection with our acquisition of AMR. Other operating costs, including occupancy, telecommunications and other expenses, increased $1.0 million, but remained relatively flat as a percentage of net revenue compared to the prior period.
      Insurance expense. Insurance expense for the three months ended September 30, 2005 was $9.4 million, or 3.2% of net revenue, compared to $11.6 million, or 4.3% of net revenue, for the same period in 2004. These quarters included favorable reductions in ultimate claims costs of $3.0 million and $2.2 million for the three months ended September 30, 2005 and 2004, respectively.
      Selling, general and administrative. Selling, general and administrative expense for the three months ended September 30, 2005 was $11.0 million, or 3.8% of net revenue, compared to $7.8 million, or 2.9% of net revenue, for the three months ended September 30, 2004. The three months ended September 30, 2005 included Onex management fees of $0.1 million, additional employee severance costs of $0.3 million and donations totaling $0.3 million to our employees impacted by the Gulf Coast storms. The remaining increase related primarily to our growth and strategic initiatives, which totaled $1.6 million.
      Laidlaw fees and compensation charges. AMR did not incur Laidlaw fees and compensation charges for the three months ended September 30, 2005 as it was no longer a subsidiary of Laidlaw International, Inc. For the three months ended September 30, 2004, these fees and charges were $2.2 million, or 0.8% of net revenue. Costs of $0.4 million that we incurred to date to replace the services previously performed by Laidlaw are included in the statement of operations for the three months ended September 30, 2005.
      Depreciation and amortization. Depreciation and amortization expense for the three months ended September 30, 2005 was $12.1 million, or 4.1% of net revenue, compared to $10.5 million, or 3.9% of net revenue, for the three months ended September 30, 2004.
EmCare
      Net revenue. Net revenue for the three months ended September 30, 2005 was $164.3 million, an increase of $21.3 million, or 14.9%, from $143.0 million for the three months ended September 30, 2004. The increase was due primarily to an increase in patient visits from net new hospital contracts and net revenue increases in existing contracts. Following September 30, 2004, we added 46 net new contracts which accounted for a net revenue increase of $21.0 million for the three months ended September 30, 2005. Net revenue under our “same store” contracts (contracts in existence for the entirety of both fiscal periods) increased $9.3 million in the three months ended September 30, 2005 due to a 5.7% increase in patient visits and a 1.8% increase in net revenue per patient visit.
      Compensation and benefits. Compensation and benefits costs for the three months ended September 30, 2005 were $129.2 million, or 78.6% of net revenue, compared to $111.8 million, or 78.2% of net revenue, for the three months ended September 30, 2004. Provider compensation and benefits costs increased $15.3 million from net new contract additions. Same store provider compensation costs increased $6.6 million, related primarily to an increase in patient visits.
      Operating expenses. Operating expenses for the three months ended September 30, 2005 were $7.4 million, or 4.5% of net revenue, compared to $6.2 million, or 4.3% of net revenue, for the three months ended September 30, 2004. Operating expenses increased due to net new contract additions but remained consistent as a percentage of net revenue.

      Insurance expense. Professional liability insurance expense for the three months ended September 30, 2005 was $11.6 million, or 7.1% of net revenue, compared to $6.8 million, or 4.8% of net revenue, for the three months ended September 30, 2004. The increase as a percent of net revenue is due primarily to the impact of $3.2 million of favorable insurance claims development recorded in the 2004 period.
      Selling, general and administrative. Selling, general and administrative expense for the three months ended September 30, 2005 was $4.7 million, or 2.9% of net revenue, compared to $4.3 million, or 3.0% of net revenue, for the three months ended September 30, 2004. The $0.4 million increase in selling, general and administrative expense is related to replacement costs previously included in Laidlaw management fees and the increase in net new contracts.
      Laidlaw fees and compensation charges. EmCare did not incur Laidlaw fees and compensation charges for the three months ended September 30, 2005 as it was no longer a subsidiary of Laidlaw International, Inc. For the three months ended September 30, 2004, these fees and charges were $1.4 million, or 1.0% of net revenue. Costs of $0.4 million that we incurred to date to replace the services previously performed by Laidlaw are included in the statement of operations for the three months ended September 30, 2005.
      Depreciation and amortization. Depreciation and amortization expense for the three months ended September 30, 2005 was $2.8 million, or 1.7% of net revenue, compared to $2.2 million, or 1.5% of net revenue, for the three months ended September 30, 2004.
Five months ended January 31, 2005 (Successor) compared to the five months ended January 31, 2004 (Predecessor)
      Interest expense. Interest expense for the five months ended January 31, 2005 was $5.6 million compared to $4.1 million for the five months ended January 31, 2004. The $1.5 million difference relates to an increase in the amount owed to Laidlaw during the five months ended January 31, 2005 compared to the same period in 2004.
      Income tax expense. Income tax expense for the five months ended January 31, 2005 was $6.3 million compared to $9.8 million for the five months ended January 31, 2004. The $3.5 million decrease relates primarily to additional interest expense and added costs incurred by AMR and EmCare as a result of the acquisition.
AMR
      Net revenue. Net revenue for the five months ended January 31, 2005 was $455.1 million, an increase of $13.1 million, or 3.0%, from $442.0 million for the five months ended January 31, 2004. The increase in net revenue was due primarily to an increase in our net revenue per weighted transport of approximately 6%, offset by approximately 38,700 fewer weighted transports, including a 30,220 ambulance transport decrease. The decrease in ambulance transports was due primarily to exiting the Pinellas County, Florida market in late September 2004, which accounted for a decrease of approximately 35,000 ambulance transports and $6.2 million in net revenue for the five months ended January 31, 2005.
      Compensation and benefits. Compensation and benefits costs for the five months ended January 31, 2005 were $289.7 million, or 63.7% of net revenue, compared to $287.7 million, or 65.1% of net revenue, for the five months ended January 31, 2004. Total unit hours decreased period over period by 100,800 primarily as a result of the exit from the Pinellas County, Florida market, which decreased ambulance unit hours by 79,800 and compensation and benefits costs by $5.3 million. The decrease in total unit hours was offset by an increase in our ambulance crew wages per ambulance unit hour of 6.6%, which increased compensation costs by $10.1 million. The ambulance crew wages per ambulance unit hour increase resulted principally from annual salary increases. Benefits costs decreased $1.7 million due to our shift of employees previously covered under premium-based health insurance plans to self-insured health plans.
      Operating expenses. Operating expenses for the five months ended January 31, 2005 were $83.9 million, or 18.4% of net revenue, compared to $80.3 million, or 18.2% of net revenue, for the five months ended January 31, 2004. Operating expenses per weighted transport increased 7.9% in 2005 compared to the prior period. This $3.6 million increase was due primarily to higher fuel costs, which were 2.0% of net revenue for the five months ended January 31, 2005, compared to 1.6% of net revenue for the same period in 2004.
      Insurance expense. Insurance expense for the five months ended January 31, 2005 was $22.4 million, or 4.9% of net revenue, compared to $20.3 million, or 4.6% of net revenue, for the same period in 2004. This $2.1 million decrease was primarily a result of improvements in ultimate claims costs.
      Selling, general and administrative. Selling, general and administrative expense for the five months ended January 31, 2005 was $15.7 million, or 3.5% of net revenue, compared to $16.2 million, or 3.7% of net revenue, for the five months ended January 31, 2004. The $0.5 million decrease in selling, general and administrative expense related primarily to deferred compensation expense recorded as part of management incentive programs that were implemented by Laidlaw during fiscal 2004 and which were expensed as a component of Laidlaw fees and compensation charges in 2005.
      Laidlaw fees and compensation charges. Laidlaw fees and compensation charges for the five months ended January 31, 2005 were $9.4 million, or 2.1% of net revenue, compared to $3.8 million, or 0.9% of net revenue, for the five months ended January 31, 2004. This $5.6 million increase was primarily due to charges related to senior management incentive plans expensed as part of the sale to Onex and additional Laidlaw overhead costs allocated to AMR during the five months ended January 31, 2005.
      Depreciation and amortization. Depreciation and amortization expense for the five months ended January 31, 2005 was $16.4 million, or 3.6% of net revenue, compared to $18.3 million, or 4.1% of net revenue, for the five months ended January 31, 2004. The $1.9 million decrease resulted from the elimination of the contract intangible asset recorded in fiscal 2003 as part of our fresh-start accounting adjustments. As this asset was eliminated in the fourth quarter of fiscal 2004, no amortization expense was recorded for this intangible asset in the five months ended January 31, 2005.
EmCare
      Net revenue. Net revenue for the five months ended January 31, 2005 was $241.1 million, an increase of $15.5 million, or 6.9%, from $225.6 million for the five months ended January 31, 2004. The increase was due primarily to an increase in patient visits from net new hospital contracts and net revenue increases in existing contracts. Following January 31, 2004, we added 33 net new contracts which accounted for a net revenue increase of $11.9 million for the five months ended January 31, 2005. Net revenue under our “same store” contracts (contracts in existence for the entirety of both fiscal periods) increased $3.6 million in the five months ended January 31, 2005 due to a 0.7% decrease in patient visits, offset by a 2.4% increase in net revenue per patient visit.
      Compensation and benefits. Compensation and benefits costs for the five months ended January 31, 2005 were $191.6 million, or 79.5% of net revenue, compared to $174.2 million, or 77.2% of net revenue, for the five months ended January 31, 2004. Provider compensation and benefits costs increased $10.8 million from net new contract additions. Of this increase, $4.8 million was attributable to an increase in provider compensation costs related primarily to an increase in patient visits.
      Operating expenses. Operating expenses for the five months ended January 31, 2005 were $11.0 million, or 4.6% of net revenue, compared to $10.6 million, or 4.7% of net revenue, for the five months ended January 31, 2004. Operating expenses, as a percentage of net revenue, decreased due to our leveraging of fixed billing and other fixed contract costs.
      Insurance expense. Professional liability insurance expense for the five months ended January 31, 2005 was $16.6 million, or 6.9% of net revenue, compared to $16.4 million, or 7.3% of net revenue, for the five months ended January 31, 2004. Insurance expense, as a percentage of net revenue, decreased due to an improvement in expected ultimate claims costs.

      Selling, general and administrative. Selling, general and administrative expense for the five months ended January 31, 2005 was $5.9 million, or 2.5% of net revenue, compared to $5.8 million, or 2.6% of net revenue, for the five months ended January 31, 2004.
      Laidlaw fees and compensation charges. Laidlaw fees and compensation charges for the five months ended January 31, 2005 was $10.5 million, or 4.3% of net revenue, compared to $2.7 million, or 1.2% of net revenue, for the five months ended January 31, 2004. This $7.8 million increase was primarily due to charges related to senior management incentive plans expensed as part of the sale to Onex and additional Laidlaw overhead costs allocated to EmCare during the five months ended January 31, 2005.
      Depreciation and amortization. Depreciation and amortization expense for the five months ended January 31, 2005 was $2.4 million, or 1.0% of net revenue, compared to $3.8 million, or 1.7% of net revenue, for the five months ended January 31, 2004. The $1.4 million decrease was the result of the elimination of the contract intangible asset recorded in fiscal 2003 as part of our fresh-start accounting adjustments. As this asset was eliminated in the fourth quarter of fiscal 2004, no amortization expense was recorded for this intangible asset in the five months ended January 31, 2005.
Year ended August 31, 2004 compared to the year ended August 31, 2003
      Interest expense. Interest expense for the year ended August 31, 2004 was $10.0 million compared to $5.6 million for the year ended August 31, 2003. The increase is a result of Laidlaw suspending certain related party interest charges during the Laidlaw bankruptcy in 2003.
      Income tax expense. Income tax expense for the year ended August 31, 2004 was $21.8 million compared to $9.5 million for the year ended August 31, 2003. The $12.3 million increase is a result of the release of full valuation allowances on all deferred tax assets for the 2003 period in connection with Laidlaw’s exit from bankruptcy.
AMR
      Net revenue. Net revenue for the year ended August 31, 2004 was $1,054.8 million, an increase of $47.6 million, or 4.7%, from $1,007.2 million for the year ended August 31, 2003. The increase was due primarily to an increase in weighted transports of 65,800, or 2.3%, primarily as a result of an increase in ambulance transports in existing markets, resulting in a net revenue increase of $22.9 million. The balance of the increase resulted from rate increases in several of our markets that offset Medicare rate reductions in effect prior to the July 1, 2004 effective date of the Medicare Modernization Act, together increasing our net revenue per weighted transport by 2.4%, or $24.7 million.
      Compensation and benefits. Compensation and benefits costs for the year ended August 31, 2004 were $687.2 million, or 65.2% of net revenue, compared to $647.3 million, or 64.3%, for the year ended August 31, 2003. The increase of $39.9 million includes an increase in ambulance unit hours of 242,200, or 2.5%, associated with the increase in weighted transports, totaling $8.9 million of compensation-related costs. Ambulance salaries per unit hour increased 3.5%, or $12.6 million. In fiscal 2004 we expanded our sales and marketing team and our senior management, resulting in $3.7 million of compensation and benefits costs. Our health insurance costs and other employee benefits also increased year over year by $11.0 million.
      Operating expenses. Operating expenses for the year ended August 31, 2004 were $194.4 million, or 18.4% of net revenue, compared to $195.1 million, or 19.4% of net revenue, for the year ended August 31, 2003. Operating expenses per weighted transport decreased 2.6% from fiscal 2003 to fiscal 2004. These expenses decreased primarily as a result of improvements in telecommunications contract rates, totaling $0.6 million, and a reduction in medical supplies expense, totaling $0.6 million, from improved purchasing contracts and more efficient inventory management. These decreases were offset in part by increases in vehicle operating costs, totaling $0.6 million, resulting primarily from higher fuel costs incurred in late fiscal 2004.
      Insurance expense. Insurance expense for the year ended August 31, 2004 was $44.3 million, or 4.2% of net revenue, compared to $67.4 million, or 6.7% of net revenue, for the year ended August 31, 2003. This decrease of $23.1 million primarily relates to insurance expense recorded in fiscal 2003 of $14.6 million resulting from increases in actuarially-computed estimates of costs required to settle prior years’ claims. In fiscal 2004, we recorded a reduction of insurance expense of $4.5 million due to favorable developments with respect to these claims. We funded these claims through Laidlaw’s captive insurance program. Excluding these adjustments, insurance expense decreased $4.0 million from fiscal 2003 to fiscal 2004 as a result of improvements in ultimate claims costs. Management implemented a number of additional risk mitigation programs at the beginning of fiscal 2003 that we believe positively impacted claims costs in fiscal 2004.
      Selling, general and administrative. Selling, general and administrative expense for the year ended August 31, 2004 was $32.2 million, or 3.1% of net revenue, compared to $35.1 million, or 3.5% of net revenue, for the year ended August 31, 2003. This decrease of $2.9 million relates primarily to a one-time expense reduction to eliminate a contingent liability of $1.8 million.
      Laidlaw fees and compensation charges. Laidlaw fees and compensation charges for the year ended August 31, 2004 increased from $3.6 million, or 0.4% of net revenue, to $9.0 million, or 0.9% of net revenue, from the year ended August 31, 2003. The $5.4 million increase was due to charges related to senior management incentive plans and additional Laidlaw overhead costs allocated to AMR.
      Depreciation and amortization. Depreciation and amortization expense for the year ended August 31, 2004 was $43.6 million, or 4.1% of net revenue, compared to $39.3 million, or 3.9% of net revenue, for the year ended August 31, 2003. The $4.3 million increase includes $3.3 million attributable to amortization of a contract intangible asset recorded as part of our fresh-start accounting adjustments. The balance of the increase is related primarily to vehicle acquisitions made in late fiscal 2003 and fiscal 2004.
      Restructuring charges. Restructuring charges were $2.1 million, or 0.2% of net revenue, for the year ended August 31, 2004, a decrease from $2.7 million, or 0.3% of net revenue, for the year ended August 31, 2003. Fiscal 2003 restructuring charges included severance-related costs for several members of senior management who were replaced during the year and costs incurred in restructuring and consolidating our billing offices. In fiscal 2004, we reduced the number of operating regions and shifted the oversight of the affected operations to the remaining regional management teams.
EmCare
      Net revenue. Net revenue for the year ended August 31, 2004 was $549.8 million, an increase of $69.2 million, or 14.4%, from $480.6 million for the year ended August 31, 2003. The increase was due primarily to an increase in patient visits from net new hospital contracts and net revenue increases in existing contracts. During fiscal 2004, we added 35 net new contracts (58 new contracts, including 50 new emergency department contracts and 8 new hospitalist contracts, offset by 23 contract terminations), for a net revenue increase of $21.6 million. Net revenue increased $23.6 million as a result of the net impact of contract additions and terminations in fiscal 2003. “Same store” net revenue increased $24.0 million due to a 4.5% increase in patient visits and an increase of 1.1% in net revenue per patient visit.
      Compensation and benefits. Compensation and benefits costs for the year ended August 31, 2004 were $430.7 million, or 78.3% of net revenue, compared to $374.5 million, or 77.9% of net revenue, for the year ended August 31, 2003. Provider compensation and benefit costs increased $32.7 million from net new contract additions in fiscal 2003 and 2004. “Same store” contract compensation and benefits costs increased $12.8 million, or 0.2% per patient visit, as a result of increased net revenue per visit and an increase in volume of patient visits, as a number of our contracts include productivity-based compensation plans.
      Operating expenses. Operating expenses for the year ended August 31, 2004 were $23.9 million, or 4.3% of net revenue, compared to $23.6 million, or 4.9% of net revenue, for the year ended August 31, 2003. Operating expenses decreased as a percent of net revenue from 4.9% in fiscal 2003 to 4.3% in fiscal 2004 due to our leveraging of fixed billing and other contract costs.
      Insurance expense. Professional liability insurance expense for the year ended August 31, 2004 was $36.0 million, or 6.5% of net revenue, compared to $36.8 million, or 7.7% of net revenue, for the year ended August 31, 2003. The reduction as a percent of net revenue represents a combination of improved investment returns, changes in actuarial estimates of costs required to settle prior years’ claims and a reduction in the estimate of ultimate claims costs.
      Selling, general and administrative. Selling, general and administrative expense for the year ended August 31, 2004 was $15.7 million, or 2.9% of net revenue, compared to $14.8 million, or 3.1% of net revenue, for the year ended August 31, 2003. The $0.9 million increase in selling, general and administrative expense includes $0.6 million of deferred compensation expense recorded as part of management incentive programs during fiscal 2004 that were terminated in connection with the acquisition and additional support costs required for net new contracts.
      Laidlaw fees and compensation charges. Laidlaw fees and compensation charges for the year ended August 31, 2004 were $6.4 million, or 1.2% of net revenue, compared to $1.8 million, or 0.4% of net revenue, for the year ended August 31, 2003. The increase was due to charges related to senior management incentive plans and additional Laidlaw overhead costs allocated to EmCare.
      Depreciation and amortization. Depreciation and amortization expense for the year ended August 31, 2004 was $9.1 million, or 1.7% of net revenue, compared to $5.4 million, or 1.1% of net revenue, for the year ended August 31, 2003. The increase of $3.7 million was due to amortization of a contract intangible asset recorded as part of our fresh-start accounting adjustments.
      Laidlaw reorganization costs. There were no allocated reorganization costs in fiscal 2004. Laidlaw reorganization costs for the year ended August 31, 2003 were $3.7 million, or 0.8% of net revenue. These costs were allocated to EmCare by Laidlaw and reflect costs borne by Laidlaw during its Chapter 11 restructuring.
Year ended August 31, 2003 compared to the year ended August 31, 2002
      Interest expense. Interest expense for the year ended August 31, 2003 was $5.6 million compared to $6.4 million for the year ended August 31, 2002. The decrease of $0.8 million is due to higher interest costs on vehicle capital leases in fiscal 2002.
      Income tax expense. Income tax expense for the year ended August 31, 2003 was $9.5 million compared to $1.4 million for the year ended August 31, 2002. The $8.1 million increase is due to increased income from operations during fiscal 2003.
AMR
      Net revenue. Net revenue for the year ended August 31, 2003 was $1,007.2 million, an increase of $22.7 million, or 2.3%, from $984.5 million for the same period in 2002. The increase for fiscal 2003 is due primarily to rate increases we negotiated with several communities and payors during fiscal 2003, partially in response to Medicare rate reductions beginning in April 2002. Our rate per weighted transport increased 2.9%, resulting in a $28.4 million increase in net revenue. This increase was offset, in part, by a decrease in weighted transports of 16,900, or 0.6%, resulting in a $5.7 million decrease in net revenue, due principally to fewer non-emergency transports.
      Compensation and benefits. Compensation and benefits costs for the year ended August 31, 2003 were $647.3 million, or 64.3% of net revenue, compared to $627.8 million, or 63.8% of net revenue, for the year ended August 31, 2002. The $19.5 million increase relates primarily to ambulance crew wage per unit hour increases of approximately 2.9%, or $9.8 million, in addition to an increase in unit hours of approximately 90,900, or 0.9%, resulting in a $2.5 million increase. Benefits also increased $3.6 million from period to period as a result of rising health insurance premium costs.
      Operating expenses. Operating expenses for the year ended August 31, 2003 were $195.1 million, or 19.4% of net revenue, compared to $195.3 million, or 19.8% of net revenue, for the year ended August 31, 2002. Operating expenses per weighted transport decreased 0.5% from fiscal 2002 to fiscal 2003. The $0.2 million decrease was a result of a $3.1 million decrease in occupancy costs from consolidating certain regional facilities and a $6.1 million decrease in professional services from legal costs incurred in fiscal 2002 for compliance-related matters, offset in part by a $6.5 million increase in external provider costs. The increase in external provider costs resulted principally from a significant expansion in our national and regional relationships with managed care and insurance providers and the resulting costs we incurred to subcontract certain transports to local ambulance providers.
      Insurance expense. Insurance expense for the year ended August 31, 2003 was $67.4 million, or 6.7% of net revenue, compared to $36.1 million, or 3.7% of net revenue, for the year ended August 31, 2002. In fiscal 2003, we recorded $14.6 million of expense related to reserve adjustments resulting from increases in actuarially-computed estimates of costs required to settle prior years’ claims. We funded these claims through Laidlaw’s captive insurance program. In fiscal 2002, we recorded a reduction of insurance expense of $8.1 million related to the favorable development of claims reserves on insurance liabilities prior to fiscal 2002. Excluding these adjustments, the $8.6 million increase in insurance expense related to increasing premium and claims costs associated with our workers compensation, and auto, general and professional liability programs.
      Selling, general and administrative. Selling, general and administrative expense for the year ended August 31, 2003 was $35.1 million, or 3.5% of net revenue, compared to $44.7 million, or 4.5% of net revenue, for the year ended August 31, 2002. The $9.6 million reduction in selling, general and administrative expense from fiscal 2002 to fiscal 2003 is the result of severance recorded in fiscal 2002 to replace certain members of management, totaling $3.7 million, associated costs to close operations, totaling $0.9 million, and compliance-related penalties of approximately $1.9 million incurred in fiscal 2002. In fiscal 2003, we recorded a one-time reduction of selling, general and administrative expense relating to the release of $1.2 million in accrued liabilities and a reduction to expense related to payroll tax refunds of $0.6 million.
      Depreciation and amortization. Depreciation and amortization expense for the year ended August 31, 2003 was $39.3 million, or 3.9% of net revenue, compared to $62.2 million, or 6.3% of net revenue, for the year ended August 31, 2002. The decrease of $22.9 million includes $21.3 million attributable to the amortization of goodwill. Beginning in fiscal 2003, this intangible asset was no longer amortized, but evaluated annually for impairment under applicable accounting guidance.
      Impairment losses. In fiscal 2002, we recorded an impairment charge of $262.8 million or 26.7% of net revenue, on long-lived assets based on the evaluation at that time that future operating cash flows would not be sufficient to recover the carrying value of certain long-lived assets, primarily goodwill.
      Restructuring charges. Restructuring charges were $2.7 million, or 0.3% of net revenue, in the year ended August 31, 2003, a decrease from $3.8 million, or 0.4% of net revenue, in the year ended August 31, 2002. Fiscal 2003 restructuring charges included severance-related costs for several members of senior management who were replaced during the year and costs incurred in restructuring and consolidating our billing offices. In fiscal 2002, AMR reduced the number of operating regions, exited certain facilities, and shifted the oversight of the impacted operations to the remaining regional management teams.
EmCare
      Net revenue. Net revenue for the year ended August 31, 2003 was $480.6 million, an increase of $49.3 million, or 11.4%, from $431.3 million for the year ended August 31, 2002. The increase was due primarily to an increase in patient visits from net new hospital contracts and net revenue increases in existing contracts. During fiscal 2003, we added 27 net new contracts (55 new contracts, including 48 new emergency department contracts and 7 new hospitalist contracts, offset by 28 contract terminations), for a net revenue increase of $30.4 million. Net revenue increased $3.9 million as a result of the net impact of 2002 contract additions and terminations. “Same store” net revenue increased $15.0 million due to a 2.0% increase in patient visits and a 1.8% increase in net revenue per patient visit.
      Compensation and benefits. Compensation and benefits costs for the year ended August 31, 2003 were $374.5 million, or 77.9% of net revenue, compared to $332.8 million, or 77.1% of net revenue, for the year ended August 31, 2002. Provider compensation and benefit costs increased $26.4 million from net new contract additions in fiscal 2003 and 2002. “Same store” contract compensation and benefits costs increased

$11.0 million as a result of increased volume of patient visits and increased net revenue per visit, as a number of our contracts include productivity-based compensation plans.
      Operating expenses. Operating expenses for the year ended August 31, 2003 were $23.6 million, or 4.9% of net revenue, compared to $24.0 million, or 5.6% of net revenue, for the year ended August 31, 2002. Operating expenses decreased as a percent of net revenue due to our leveraging of fixed billing and other contract costs.
      Insurance expense. Professional liability insurance expense for the year ended August 31, 2003 was $36.8 million, or 7.7% of net revenue, compared to $30.4 million, or 7.0% of net revenue, for the year ended August 31, 2002 due to an increase in expected ultimate losses.
      Selling, general and administrative. Selling, general and administrative expense for the year ended August 31, 2003 was $14.8 million, or 3.1% of net revenue, compared to $16.8 million, or 3.9% of net revenue, for the year ended August 31, 2002. The $2.0 million decrease was a result of reduced management contract costs, as contracted management costs were converted to employee costs in fiscal 2003.
      Depreciation and amortization. Depreciation and amortization expense for the year ended August 31, 2003 was $5.4 million, or 1.1% of net revenue, compared to $5.0 million, or 1.1% of net revenue, for the year ended August 31, 2002. The $0.4 million increase was due to additional billing technology investments completed at the end of fiscal 2002.
      Laidlaw reorganization costs. Allocated reorganization costs for the year ended August 31, 2003 were $3.7 million, or 0.8% of net revenue, compared to $8.8 million, or 2.0% of net revenue, for the year ended August 31, 2002. These costs were allocated to EmCare by Laidlaw and reflect costs borne by Laidlaw during its Chapter 11 restructuring.
Liquidity and Capital Resources
      Our primary sources of liquidity are cash flow provided by our operating activities and, prior to the acquisition, related party advances from Laidlaw. We are now using our revolving senior secured credit facility, described below, to supplement our cash flow provided by our operating activities. Our liquidity needs are primarily to fund our working capital requirements, capital expenditures related to the acquisition of vehicles and medical equipment, technology-related assets and insurance-related deposits.
      For the eight months ended September 30, 2005 and 2004, we generated cash flow from operating activities of $108.5 million and $100.0 million, respectively. For the eight months ended September 30, 2005, we had net income of $14.0 million, compared to $24.6 million for the same period in 2004. Operating cash flow from changes in working capital for the eight months ended September 30, 2005 increased $23.8 million from the same period in 2004, reflecting improved collections on accounts receivable, a reduction in the amount of deposits required under our insurance programs, an increase in accruals related to our growth and accrued interest in the current period not incurred in the eight months ended September 30, 2004.
      Net cash used in investing activities was $917.4 million for the eight months ended September 30, 2005, compared to $73.9 million for the same period in 2004. The $843.5 million increase was attributable principally to our net cash outflow to fund the acquisition of AMR and EmCare.
      For the eight months ended September 30, 2005, net cash provided by financing activities was $804.4 million, compared to net cash used in financing activities of $20.7 million for the eight months ended September 30, 2004. The increase in net cash provided by financing activities relates primarily to borrowings received from our senior secured credit facility and senior subordinated notes. Net cash used in financing activities included financing costs of $20.1 million and repayments of debt, including capital lease and senior secured credit facility obligations totaling $25.8 million.
      For the five months ended January 31, 2005 and 2004, we generated cash flow from operating activities of $16.0 million and $18.6 million, respectively. Operating cash flow from changes in working capital for the five months ended January 31, 2005 increased $8.9 million from the same period in 2004, primarily reflecting improved collections on accounts receivables.
      Net cash used in investing activities was $21.7 million for the five months ended January 31, 2005, compared to $10.9 million for the same period in 2004. The $10.8 million increase was attributable principally to our net cash outflow to fund insurance-related deposits in our EmCare business segment. The balance resulted primarily from the purchase of new ambulance vehicles and certain medical equipment.
      For the five months ended January 31, 2005, net cash provided by financing activities was $10.9 million compared to net cash used in financing activities of $7.5 million for the five months ended January 31, 2004. Net cash used in financing activities relates primarily to borrowings received from Laidlaw and payments on our capital lease obligations.
      During fiscal 2004, our operating activities generated $127.7 million in cash flow compared to $88.8 million in fiscal 2003, an increase of $38.9 million. Operating cash flow from changes in working capital for fiscal 2004 increased $2.9 million compared to fiscal 2003. The balance of the change in cash flow provided by operating activities was attributable principally to an increase in net income, which includes increases in depreciation and amortization expense and changes in deferred taxes.
      Net cash used in investing activities was $81.5 million and $114.0 million during fiscal years 2004 and 2003, respectively. In fiscal 2004, we spent $42.8 million on property and equipment, of which $20.4 million related to the acquisition of vehicles, and medical and communications equipment, technology-related acquisition and leasehold improvements accounted for $22.4 million. Our $22.5 million net decrease in insurance-related deposits and investments, which consist of restricted cash and cash equivalents, short-term deposits, marketable securities and long-term investments, resulted from a reduction in cash outflows to fund certain insurance-related programs consistent with improved claims development trends. This increase was principally to support our increase in claims liabilities and professional liability reserves. In fiscal 2003, we spent $52.8 million on property and equipment, of which $29.1 million was related to the acquisition of vehicles, and medical and communications equipment, technology-related acquisition and leasehold improvements accounted for $23.8 million.
      Net cash used in financing activities was $47.3 million and $55.3 million during fiscal years 2004 and 2003, respectively. In fiscal 2004, we made payments to Laidlaw of $31.1 million and made mandatory debt repayments of $8.7 million. Our bank overdrafts also decreased in fiscal 2004 by $4.5 million. In fiscal 2003, we made payments to Laidlaw of $58.8 million and made mandatory debt repayments of $8.2 million. Bank overdrafts also increased $7.9 million during the year ended August 31, 2003.
      Certain government programs, including Medicare and Medicaid programs, require notice or re-enrollment when certain ownership changes occur. In certain jurisdictions, such changes require pre- or post-notification to governmental licensing and certification agencies, or agencies with which we have contracts. If the payor requires us to complete the re-enrollment process prior to submitting reimbursement requests, we may be delayed in payment, receive refund requests or be subject to recoupment for services we provide in the interim. For example, the change in ownership effected by our acquisition of AMR required two of our subsidiaries to apply for state and local ambulance operating authority in New York and may require us to re-enroll in one or more jurisdictions. The changes in our corporate structure and ownership in connection with this offering may require us to give notice, re-enroll or make other applications for authority to continue operating in various jurisdictions. If we are required to re-enroll in a jurisdiction, reimbursement from the relevant government program is likely to be deferred for several months. This would affect our cash flow but would not affect our net revenue. We do not expect the impact of any such deferral to be material to us unless several jurisdictions require us to re-enroll.
      We expect to continue to fund the liquidity requirements of our business principally with cash from operations and amounts available under the revolving credit portion of our senior secured credit facility. We have available to us, upon compliance with customary conditions, $100.0 million under the revolving credit facility, less borrowings and any letters of credit outstanding. Outstanding borrowings at September 30, 2005 were $5.0 million and letters of credit at September 30, 2005 were $27.3 million.

Debt Facilities
      The acquisition of AMR and EmCare resulted in a significant increase in the level of our outstanding debt. We have a $450.0 million senior secured credit facility bearing interest at variable rates at specified margins above either the agent bank’s alternate base rate or its LIBOR rate. The senior secured credit facility consists of a $100.0 million, six-year revolving credit facility and a $350.0 million, seven-year term loan. We borrowed the full amount of the term loan, and $20.2 million under the revolving credit facility, on February 10, 2005 to fund the acquisition of AMR and EmCare and pay related fees and expenses. On February 10, 2005, we also issued $250.0 million principal amount of 10% senior subordinated notes due 2015. We used the net proceeds of this notes issuance to fund the acquisition.
      Our $350.0 million term loan initially carried interest at the alternate base rate, plus a margin of 1.75%, or the LIBOR rate, plus a margin of 2.75%. We refinanced this term loan on March 29, 2005 for a term loan with identical terms except that the margins were reduced by 0.25%. The term loan is subject to quarterly amortization of principal (in quarterly installments), with 1% of the aggregate principal payable in each of the first six years, with the remaining balance due in the final year. We intend to use $100.0 million of the proceeds of this offering to prepay $100.0 million of the term loan. Our $100.0 million revolving credit facility initially bears interest at the alternate base rate, plus a margin of 1.75%, or the LIBOR rate, plus a margin of 2.75%. At September 30, 2005, we had repaid all but $5.0 million of the outstanding balance of the revolving credit facility with cash flow from operations. Under the terms of our senior secured credit facility, our letters of credit outstanding reduce our available borrowings under the revolving credit facility. At September 30, 2005, our outstanding letters of credit totaled $27.3 million, including $16.0 million to support our self-insurance program and $8.3 million to secure our performance under certain 911 emergency response contracts.
      We have a conditional right under our senior secured credit facility to request new or existing lenders to provide up to an additional $100 million of term debt (in $20 million increments).
      All amounts borrowed under our senior secured credit facility are secured by, among other things:

•	substantially all present and future shares of the capital stock of AMR HoldCo, Inc. and EmCare HoldCo, Inc., our wholly-owned subsidiaries which are the co-borrowers, and each of their present and future domestic subsidiaries and 65% of the capital stock of controlled foreign corporations;

•	substantially all present and future intercompany debt of the co-borrowers and each guarantor; and

•	substantially all of the present and future property and assets, real and personal, of the co-borrowers and each guarantor.
      The agreements governing our senior secured credit facility contains customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, mergers and consolidations, sales of assets, loans, acquisitions, joint ventures, restricted payments, transactions with affiliates, dividends and other payment restrictions affecting subsidiaries, a change in control of the company and other matters customarily restricted in such agreements. The agreement governing our senior secured credit facility also contains financial covenants, including a maximum total leverage ratio (5.50 to 1.00 as of September 30, 2005), maximum senior leverage ratio (3.25 to 1.00 as of September 30, 2005) and a minimum fixed charge coverage ratio (1.05 to 1.00 as of September 30, 2005), all of which are based on adjusted EBITDA, which is the amount of our income (loss) from operations before depreciation and amortization expenses and other specifically identified exclusions. These ratios are to be calculated each quarter based on the financial data for the four fiscal quarters then ending. Each financial covenant ratio adjusts over time as set forth in our senior secured credit facility. Our failure to meet any of these financial covenants could be an event of default under our senior secured credit facility.

      The calculated ratios for the four fiscal quarters, or LTM, ended September 30, 2005, and pro forma to give effect to this offering and our use of proceeds as described in “Use of Proceeds,” were as follows:

		As of September 30, 2005

		Consolidated		Pro Forma

Total Leverage Ratio:
Consolidated Indebtedness/		$608,607		$508,607
Adjusted LTM EBITDA(1)	÷	$150,128		$150,128

		= 4.05	×	= 3.39	×
Senior Leverage Ratio:
Senior Indebtedness/		$358,607		$258,607
Adjusted LTM EBITDA(1)	÷	$150,128		$150,128

		= 2.39	×	= 1.72	×
Fixed Charge Coverage Ratio:
Fixed Charge Numerator(2)		$103,336		$103,336
Fixed Charge Denominator(3)	÷	$63,097		$60,686

		= 1.64	×	= 1.70	×

(1)	“Adjusted LTM EBITDA” is calculated as set forth in our senior secured credit facility: our consolidated EBITDA for the four fiscal quarters ended September 30, 2005, adding back all management fees (totaling $19.8 million), and other specifically identified exclusions.

(2)	The numerator for the fixed charge ratio is calculated as set forth in our senior secured credit facility: Adjusted EBITDA, less capital expenditures, for the four fiscal quarters ended September 30, 2005.

(3)	The denominator for the fixed charge ratio is calculated as set forth in our senior secured credit facility: the sum of our consolidated interest expense, cash income taxes and principal amount of all scheduled amortization payments on all Indebtedness (as defined), including pro forma annual principal payments on our senior secured credit facility, for the four fiscal quarters ended September 30, 2005.

     We will not incur a prepayment penalty or any similar charges in connection with our repayment of amounts outstanding under our senior secured credit facility with proceeds from this offering. Amounts repaid under the term loan will not be available for future borrowing.
      The indenture governing our senior subordinated notes contains a number of covenants that, among other things, restrict our ability and the ability of our subsidiaries, subject to certain exceptions, to sell assets, incur additional debt or issue preferred stock, repay other debt, pay dividends and distributions or repurchase our capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations and engage in certain transactions with affiliates.
Quantitative and Qualitative Disclosures about Market Risk
      As of September 30, 2005, we had $608.6 million of debt, of which $353.3 million was variable rate debt under our senior secured credit facility and the balance was fixed rate debt, including the $250.0 million aggregate principal amount of our senior subordinated notes. An increase or decrease in interest rates will affect our interest costs. For comparative purposes, for every 0.125% change in interest rates, our interest costs on our senior secured credit facility will change by approximately $0.44 million per year based on our outstanding indebtedness at September 30, 2005.
Off-Balance Sheet Arrangements
      We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Accordingly, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Tabular Disclosure of Contractual Obligations and Other Commitments
      The following tables reflect a summary of obligations and commitments outstanding as of September 30, 2005, including our borrowings under our senior secured credit facility and our senior subordinated notes.

	Payments Due by Period

	Less than			More than
	1 Year	1-3 Years	3-5 Years	5 Years	Total

	(in thousands)
Contractual obligations:
Long-term debt(1)	$157	$271	$221	$319	$968
Senior secured credit facility(2)	8,500	7,000	7,000	330,750	353,250
Capital lease obligations (principal)	4,389	—	—	—	4,389
Capital lease obligations (interest)	112	—	—	—	112
Senior subordinated notes	—	—	—	250,000	250,000
Interest on debt(3)	45,901	91,218	90,312	136,042	363,473
Operating lease obligations	24,876	33,708	14,527	11,886	84,997
Other contractual obligations(4)	5,793	3,982	3,363	243	13,381

Subtotal	89,728	136,179	115,423	729,240	1,070,570

(1)	Excludes capital lease obligations.

(2)	Excludes interest on our senior secured credit facility and senior subordinated notes.

(3)	Interest on our floating rate debt was calculated for all years using the effective rate as of September 30, 2005 of 5.98%.

(4)	Includes Onex management fees, dispatch fees and responder fees.

	Amount of Commitment Expiration Per Period

	Less than			More than
	1 Year	1-3 Years	3-5 Years	5 Years	Total

	(in thousands)
Other commitments:
Guarantees of surety bonds	2,545	—	—	29,957	32,502
Letters of credit(1)	—	—	—	27,347	27,347

Subtotal	2,545	—	—	57,304	59,849

Total obligations and commitments	$92,273	$136,179	$115,423	$786,544	$1,130,419

(1)	Evergreen renewals are deemed to have expiration dates in excess of 5 years.
     We have one capital lease relating to approximately 450 ambulances. The term of the lease extends to August 2007.
Critical Accounting Policies
      The preparation of financial statements requires management to make estimates and assumptions relating to the reporting of results of operations, financial condition and related disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from those estimates under different assumptions or conditions. The following are our most critical accounting policies, which are those that require management’s most difficult, subjective and complex judgments, requiring the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.
Claims Liability and Professional Liability Reserves
      We are self-insured up to certain limits for costs associated with workers compensation claims, automobile, professional liability claims and general business liabilities. Reserves are established for estimates of the loss that we will ultimately incur on claims that have been reported but not paid and claims that have been incurred but not reported. These reserves are based upon actuarial valuations that are prepared by our outside actuaries. The actuarial valuations consider a number of factors, including historical claim payment patterns and changes in case reserves, the assumed rate of increase in healthcare costs and property damage repairs. Historical experience and recent trends in the historical experience are the most significant factors in the determination of these reserves. We believe the use of actuarial methods to account for these reserves provides a consistent and effective way to measure these subjective accruals. However, given the magnitude of the claims involved and the length of time until the ultimate cost is known, the use of any estimation technique in this area is inherently sensitive. Accordingly, our recorded reserves could differ from our ultimate costs related to these claims due to changes in our accident reporting, claims payment and settlement practices or claims reserve practices, as well as differences between assumed and future cost increases.
Trade and Other Accounts Receivable
      Our internal billing operations have primary responsibility for billing and collecting our accounts receivable. We utilize various processes and procedures in our collection efforts depending on the payor classification; these efforts include monthly statements, written collection notices and telephonic follow-up procedures for certain accounts. AMR writes off amounts not collected through our internal collection efforts to our uncompensated care allowance, and sends these receivables to third party collection agencies for further follow-up collection efforts. To simplify the recording of any third party collection agency recoveries, EmCare classifies accounts sent to third party collection agencies as “delinquent” and writes them off completely against our uncompensated care allowance when no further internal or external collection efforts will be made. Accordingly, we record any subsequent collections through third party collection efforts as a recovery, in the case of AMR, and record it against our “delinquent” status account, in the case of EmCare.
      As we discuss further in our “Revenue Recognition” policy below, we determine our allowances for contractual discounts and uncompensated care based on sophisticated information systems and financial models, including payor reimbursement schedules, historical write-off experience and other economic data. We record our patient-related accounts receivable net of estimated allowances for contractual discounts and uncompensated care in the period in which we perform our services. We record gross fee-for-service revenue and related receivables based upon established fee schedule prices. We reduce our recorded revenue and receivables for estimated discounts to patients covered by contractual insurance arrangements, and reduce these further by our estimate of uncollectible accounts. We estimate our allowances for contractual discounts monthly utilizing our billing system information, and we write off applicable allowances when we receive net payments from third parties.
      Our provision and allowance for uncompensated care is based primarily on the historical collection and write-off activity of our nearly 9 million annual patient encounters. We extract this data from our billing systems regularly and use it to compare our accounts receivable balances to estimated ultimate collections. Our allowance for uncompensated care is related principally to receivables we record for self-pay patients and is not recorded on specific accounts due to the volume of individual patient receivables and the thousands of commercial and managed care contracts.
      We also have other receivables related to facility and community subsidies and contractual receivables for providing staffing to communities for special events. We review these other receivables periodically to determine our expected collections and whether any allowances may be necessary. We write the balance off after we have exhausted all collection efforts.
Revenue Recognition
      A significant portion of our revenue is derived from Medicare, Medicaid and private insurance payors that receive discounts from our standard charges (referred to as contractual provisions). Additionally, we are also subject to collection risk for services provided to uninsured patients or for the deductible or co-pay portion of services for insured patients (referred to as uncompensated care). We record our healthcare services revenue net of estimated provisions for the contractual allowances and uncompensated care.

      Healthcare reimbursement is complex and may involve lengthy delays. Third party payors are continuing their efforts to control expenditures for healthcare and may disallow, in whole or in part, claims for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, were for services provided that were not determined medically necessary, or insufficient supporting information was provided. In addition, multiple payors with different requirements can be involved with each claim.
      Management utilizes sophisticated information systems and financial models to estimate the provisions for contractual allowances and uncompensated care. The estimate for contractual allowances is determined on a payor-specific basis and is predominantly based on prior collection experience, adjusted as needed for known changes in reimbursement rates and recent changes in payor mix and patient acuity factors. The estimate for uncompensated care is based principally on historical collection rates, write-off percentages and accounts receivable agings. These estimates are analyzed continually and updated by management by monitoring reimbursement rate trends from governmental and private insurance payors, recent trends in collections from self-pay patients, the ultimate cash collection patterns from all payors, accounts receivable aging trends, operating statistics and ratios, and the overall trends in accounts receivable write-offs.
      The evaluation of these factors, as well as the interpretation of governmental regulations and private insurance contract provisions, involves complex, subjective judgments. As a result of the inherent complexity of these calculations, our actual revenues and net income, and our accounts receivable, could vary from the amounts reported.
Income Tax Valuation Allowance
      We have significant net deferred tax assets resulting from net operating losses, or NOLs, and interest deduction carryforwards and other deductible temporary differences that will reduce taxable income in future periods. Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all or a portion of net deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including expected reversals of significant deductible temporary differences, a company’s recent financial performance, the market environment in which a company operates, tax planning strategies and the length of the NOL and interest deduction carryforward periods. Furthermore, the weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified. We routinely monitor the reliability of our deferred tax assets. Changes in management’s assessment of recoverability could result in additions to the valuation allowance, and such additions could be significant.
Contingencies
      As discussed in note 10 — Commitments and Contingencies of notes to our combined financial statements, management may not be able to make a reasonable estimate of liabilities that result from the final resolution of certain contingencies disclosed. Further assessments of the potential liability will be made as additional information becomes available. Management currently does not believe that these matters will have a material adverse effect on our consolidated financial position. It is possible, however, that results of operations could be materially affected by changes in management’s assumptions relating to these matters or the actual final resolution of these proceedings.
Intangible Assets
      Definite life intangible assets are subject to impairment reviews when evidence or triggering events suggest that an impairment may have occurred. Should such triggering events occur that cause us to review our definite life intangibles and the fair value of our definite life intangible asset proves to be less than our unamortized carrying amount, we would take a charge to earnings for the decline. Should factors affecting the value of our definite life intangibles change significantly, such as declining contract retention rates or reduced contractual cash flows, we may need to record an impairment charge in amounts that are significant to our financial statements.
Goodwill
      Goodwill is not amortized and is required to be tested annually for impairment, or more frequently if changes in circumstances, such as an adverse change to our business environment, cause us to believe that goodwill may be impaired. Goodwill is allocated at the reporting unit level. If the fair value of the reporting unit falls below the book value of the reporting unit at an impairment assessment date, an impairment charge would be recorded.
      Should our business environment or other factors change, our goodwill may become impaired and may result in charges to our income statement that are material.
Restatement of Financial Statements
      As described in the notes to our combined financial statements included in this prospectus, we determined that, because of an error in our reserving methodology, our accounts receivable allowances were understated at various balance sheet dates prior to and including the periods presented in those financial statements. On August 2, 2005, we issued restated combined financial statements for the referenced periods.
      Our revised method of calculating our accounts receivable allowances, which includes comparisons of subsequent cash collections to net accounts receivable and subsequent write-offs to accounts receivable allowances, demonstrated a shortfall of accounts receivable allowances. Prior years’ analyses of accounts receivable allowances did not include these comparisons and certain elements were misapplied. In addition, we have made other adjustments related to certain deferred rent and leasehold amortization matters, principally to straight-line this amortization, in accordance with generally accepted accounting principles.
      Controls over the application of accounting principles are within the scope of internal controls. Management has concluded that our internal controls were insufficient to provide reasonable assurance that our accounting for accounts receivable allowances and for deferred rent and leasehold amortization would be in accordance with GAAP.
      We corrected the deficiency in our internal controls over financial reporting for accounts receivable allowances by revising our method of calculating our accounts receivable allowances. See “— Critical Accounting Policies — Trade and Other Accounts Receivable.” The errors relating to improper lease accounting resulted from our incorrect interpretation of existing GAAP. To remediate this deficiency, the individuals responsible for our financial reporting have been made aware of the requirements of GAAP and the SEC in this regard and we do not anticipate taking further steps to address this matter.
      See “Risk Factors — Risk Factors Related to Our Business — We must perform on our own services that Laidlaw previously performed for us, and we are subject to financial reporting and other requirements for which our accounting and other management systems and resources may not be adequate.”

INDUSTRY
      According to the Centers for Medicare and Medicaid Services, or CMS, national healthcare spending increased 7.3% to $1.7 trillion in 2003, and increased 8.6% in 2002. This represents faster growth than the overall economy, which grew 4.8% and 3.4% during 2003 and 2002, respectively, as measured by the growth of the gross domestic product.
      Hospital care represents the largest individual segment of the healthcare industry, accounting for an estimated 30.8% of total healthcare spending in 2003. Hospital care expenditures increased 5.1% to $511 billion in 2003. CMS estimates that hospital care expenditures will increase to approximately $934 billion by 2013, representing a compound annual growth rate of 6.1% from 2003. The aging population and longer life expectancy are increasing demand for healthcare services in the United States, and hospitals are expected to be among the principal beneficiaries.
Emergency Medical Services Industry
      We operate in the ambulance and emergency department services markets, two large and growing segments of the emergency medical services market. By law, most communities are required to provide emergency ambulance services and most hospitals are required to provide emergency department services. Emergency medical services are a core component of the range of care a patient could potentially receive in the pre-hospital and hospital-based settings. Accordingly, we believe that expenditures for emergency medical services will continue to correlate closely to growth in the U.S. hospital market. Approximately 43% of all hospital admissions originated from the emergency department in 2003, and a substantial portion of patients enter the emergency department by way of ambulance transport. We believe that the following key factors will continue to drive growth in our emergency medical services markets:

•	Increase in outsourcing. Communities, government agencies and healthcare facilities are under significant pressure both to improve the quality and to reduce the cost of care. The outsourcing of certain medical services has become a preferred means to alleviate these pressures.

•	From 2000 to 2003, we believe outsourced emergency department services increased from 55% to 65% of total emergency department services.

•	From 1999 to 2003, the percentage of emergency medical transportation services supplied by private ambulance providers increased from 34% to 39% in the country’s largest 200 cities.

•	Favorable demographics. The growth and aging of the population will be a significant demand driver for healthcare services, and we believe it will result in an increase in ambulance transports, emergency department visits and hospital admissions.

•	The U.S. Census Bureau estimates that the number of Americans over 65 will increase to 39 million by 2010 from 31 million in 1990. It is also expected that Americans over the age of 65 will increase from one in eight Americans in 2000 to one in five by 2030.

•	A 2003 CDC Emergency Department Summary noted that patients aged 65 or over represent 38% of patients delivered to emergency departments by ambulance. Emergency department visits for persons aged 65 or over increased to 17.5 million in 2003, a 26% increase from 1993.

•	Increased federal funding for disaster preparedness and other federal programs. The United States government has increased its focus on our nation’s ability to respond quickly and effectively to emergencies, including both terrorist attacks and natural disasters. Federal programs, such as Homeland Security, FEMA and funding for services for undocumented aliens, have made increased funding available which is aimed directly at emergency services, including ambulance providers and emergency physician services.
      Additional factors that may affect the emergency medical services industry are described elsewhere in this prospectus. See “Risk Factors — Risk Factors Related to Healthcare Regulation” and “Business — Regulatory Matters.”

Ambulance Services
      We believe the ambulance services market represents annual expenditures of approximately $12 billion. The ambulance services market is highly fragmented, with more than 14,000 private, public and not-for-profit service providers accounting for an estimated 36 million ambulance transports in 2004. There are a limited number of regional ambulance providers and we are one of only two national ambulance providers.
      Ambulance services encompass both 911 emergency response and non-emergency transport services, including critical care transfers, wheelchair transports and other inter-facility transports. Emergency response services include the dispatch of ambulances equipped with life support equipment and staffed with paramedics and/or emergency medical technicians, or EMTs, to provide immediate medical care to injured or ill patients. Non-emergency services utilize paramedics and EMTs to transport patients between healthcare facilities or between facilities and patient residences. Given demographic trends, we expect the total number of ambulance transports to continue to grow at a steady rate of 1% to 2% per year.
      911 emergency response services are provided primarily under long-term contracts with communities and government agencies. In 2003, approximately 39% of 911 ambulance services were provided by private, for profit providers and 38% were provided by fire departments, with the balance of 911 services being provided principally by hospitals and city and county agencies. Non-emergency services generally are provided pursuant to non-exclusive contracts with healthcare facilities, managed care and insurance companies. Usage tends to be controlled by the facility discharge planners, nurses and physicians who are responsible for requesting transport services. Non-emergency services are provided primarily by private ambulance companies. Quality of service, dependability and name recognition are critical factors in winning non-emergency business.
      Due to increased demand for effective use of technology, cost-efficient services, improved patient outcomes and emergency preparedness and response, we believe that the current trend by communities and hospitals to outsource ambulance services will contribute to growth for private providers. According to the Journal of Emergency Medical Services, the percentage of emergency medical transportation services delivered by private ambulance providers in the nation’s 200 largest cities increased from 34% in 1999 to 39% in 2003. Furthermore, we expect private providers to benefit as hospitals continue to outsource more of their ambulance services due to changes in reimbursement rates and increased use of outpatient services.

Emergency Department Services
      We believe the physician reimbursement component of the emergency department services market represents annual expenditures of approximately $10 billion. There are approximately 4,700 hospitals in the United States that operate emergency departments, of which approximately 67% of these hospitals outsource their physician staffing and management for this department. The market for outsourced emergency department staffing and related management services is highly fragmented, with more than 800 national, regional and local providers. We believe we are one of only five national providers.
      Between 1993 and 2003, the total number of patient visits to hospital emergency departments increased from 90.3 million to 113.9 million, an increase of 26%. At the same time, the number of hospital emergency departments declined 12%. As a result, the average number of patient visits per hospital emergency department increased substantially during that period. We believe these trends are resulting in an increased focus by hospitals on their emergency departments. As the per hospital demand for emergency department visits continues to increase, we believe that more hospitals will turn to well-established providers, such as EmCare, which have a demonstrated track record of improving productivity and efficiency while providing high quality care.

BUSINESS
Company Overview
      Emergency Medical Services Corporation is a leading provider of emergency medical services in the United States. We operate our business and market our services under the AMR and EmCare brands. AMR is the leading provider of ambulance services in the United States, based on net revenue and number of transports. EmCare is the leading provider of outsourced emergency department staffing and related management services in the United States, based on number of contracts with hospitals and affiliated physician groups. Approximately 86% of our fiscal 2004 net revenue was generated under exclusive contracts. During fiscal 2004, we provided emergency medical services to approximately 9 million patients in more than 2,000 communities nationwide. For the fiscal year ended August 31, 2004, we generated net revenue of $1.6 billion, of which AMR and EmCare represented 66% and 34%, respectively.
      We offer a broad range of essential emergency medical services through our two business segments:

	AMR	EmCare

Core Services:	• Pre- and post-hospital medical transportation	• Hospital-based medical care
	• Emergency (“911”) ambulance transports	• Emergency department staffing and related management
	• Non-emergency ambulance	services
	transports	• Hospitalist services
Customers:	• Communities	• Hospitals
	• Government agencies	• Independent physician groups
	• Healthcare facilities	• Attending medical staff
• Insurers
National Market Position:	• #1 provider of ambulance transports	• #1 provider of outsourced emergency department services
	• 8% share of total ambulance market	• 6% share of emergency department services market
	• 21% of private provider ambulance market	• 9% of outsourced emergency department services market
Number of Contracts:
At September 30, 2005	• 155 “911” contracts	• 333 hospital contracts
• 2,700 non-emergency transport contracts
Volume:
For fiscal 2004	• 3.7 million transports	• 5.3 million patient visits

Competitive Strengths
      We believe the following competitive strengths position our company to capitalize on the favorable trends occurring within the healthcare industry and the emergency medical services markets.
      Leading, Established Provider of Emergency Medical Services. We are a leading provider of emergency medical services in the United States. AMR is the leading provider of ambulance services, with net revenue approximately twice that of our only national competitor. During fiscal 2004, AMR treated and transported approximately 3.7 million patients in 34 states. AMR has made significant investments in technology, which we believe enhances quality and reduces costs for our customers. We believe that EmCare is the leading provider of outsourced staffing and related management services to emergency departments, with 32% more emergency department staffing contracts than our principal national competitor. EmCare’s 4,500 affiliated physicians provide services to over 330 client hospitals in 39 states, including many of the top 100 hospitals in the United States. Our client hospitals range from high volume urban hospital emergency department to lower volume community facilities. EmCare is also one of the leading providers of hospitalist services, based on number of hospital contracts. We believe our track record of consistently meeting or exceeding our customers’ service expectations, coupled with our ability to leverage our infrastructure and technology to drive increased productivity and efficiency, have contributed to our ability to retain existing and win new contracts.
      Significant Scale and Geographic Presence. We believe our significant scale and broad geographic presence provide a competitive advantage over local and regional providers in most areas, including:

•	Cost efficiencies and broad program offering. Our investments in technology may be too costly for certain providers to replicate, and provide us with several competitive advantages, including: (i) operating cost efficiencies, (ii) scalability and (iii) the capability to provide broad, high quality service offerings to our customers at competitive rates. In addition, our technology, including electronic patient records, and our expertise in providing both pre-hospital and hospital-based emergency care uniquely positions us to respond to community demand for enhanced coordination among their emergency service providers.

•	National contracting and preferred provider relationships. We are able to enter into national and regional contracts with managed care organizations and insurance companies. We have an exclusive provider contract with Kaiser Foundation Health Plan, one of the largest managed care organizations, and we have preferred provider status with several healthcare systems and many managed care organizations.

•	Ability to recruit and retain quality personnel. We are able to recruit and retain clinical and support employees by providing attractive compensation packages, comprehensive training programs, risk mitigation strategies, career development and greater breadth of job transferability. This lowers our costs associated with employee turnover and increases customer and patient satisfaction.

•	One of the keys to our success has been our ability to recruit and retain high quality medical personnel. AMR has a competitive advantage in recruiting quality medical personnel through our in-house paramedic training institute, which we believe is the largest in the United States. EmCare has developed proprietary software that allows us to identify physicians, based on multiple characteristics, matching the specific needs of our customers. We provide continuing education to our affiliated medical professionals through EMEDS, our in-house Emergency Medical Education Systems.

•	We believe our 79% and 94% retention rates in fiscal 2004 for full-time medical personnel at AMR and EmCare, respectively, are among the highest in the emergency medical services segments in which they compete. We believe that successfully recruiting and retaining highly qualified clinicians and healthcare professionals improves the overall experience and outcomes for our customers and patients while significantly reducing our operating costs.
      Long-Term Relationships with Existing Customers. We believe our long-term, well-established relationships with communities and healthcare facilities enhance our ability to retain existing customers and win new contracts. AMR and EmCare have maintained relationships with their ten largest customers for an average of 34 and 12 years, respectively, and during that time have continually demonstrated an ability to meet and exceed contractual commitments. As a result, we believe we are in an advantageous position at the time of contract renewal when a community or hospital is faced with a decision whether to retain its existing provider or explore other alternatives. We believe our industry-leading contract retention rates during fiscal 2004 reflect our ability to deliver on our service commitments to our customers over extended time periods.
      Strong Financial Performance. When we compete for new business, one of the key factors our potential customers evaluate is financial stability. As a result, we believe our track record of strong financial performance provides us with a competitive advantage over our competitors. We believe the quality and breadth of our service offerings has allowed us to increase our net revenue at a faster rate than the market for emergency medical services. We believe our ability to demonstrate consistently strong financial performance will continue to differentiate our company and provide a competitive advantage in winning new contracts and renewing existing contracts.

      Focus on Risk Management. Our risk management initiatives are enhanced by the use of our professional liability claims database and comprehensive claims management. We analyze this data to demonstrate claim trends on a national, hospital, physician and procedure level, helping to manage and mitigate risk exposure. AMR’s risk/ safety program is aimed at reducing worker injuries through training and improved equipment, and increasing vehicle safety through the use of technology. Over the last three years, our workers compensation, auto, general and professional liability claims per 100,000 ambulance transports decreased 8.4% at AMR and our professional liability claims per 100,000 emergency department visits decreased 14.0% at EmCare.
      Investment in Core Technologies. We utilize technology as a means to enhance the quality, reduce the cost of our service offerings, more effectively manage risk and improve our profitability. For example:

•	We believe AMR is the largest user of ambulance electronic patient care records, or e-PCR. Our proprietary system enables us to eliminate the use of manual patient records by replacing them with electronic records, which we expect will reduce both chart errors and costs.

•	AMR utilizes proprietary software, Millennium, to determine the appropriate level of transportation services to be dispatched and track response times and other data for hospitals. Our initial implementation of these technologies has improved our ability to capture revenue, decrease our billing costs and bid more effectively for 911 contracts.

•	EmCare has developed proprietary physician recruitment software that has enhanced our recruitment efficiency and improved our physician retention rate.

•	At EmCare, we track risk exposure trends through what we believe is one of the largest emergency department risk databases, allowing us to assess, develop and implement targeted risk intervention programs.
      Proven and Committed Management Team. We are led by an experienced senior management team with an average of 21 years of experience in the healthcare industry. Our Chairman and Chief Executive Officer, William Sanger, has over 30 years of experience within the healthcare services industry, with leadership roles in multi-system hospitals, ambulatory care facilities, post-acute service facilities, physician management companies and insurance entities. Since Mr. Sanger joined us in 2001, our senior management team has been successful in growing the market share of our businesses, managing changes in reimbursement policy, reducing professional liability risk and improving the profitability of our operations.
Business Strategy
      We intend to leverage our competitive strengths to pursue our business strategy:
      Increase Revenue from Existing Customers. We believe our long track record of delivering excellent service and quality patient care, as well as the breadth of our services, creates opportunities for us to increase revenue from our existing customer base. We have established strategies aimed at assisting communities and facilities to manage their cost of emergency medical services. Some of our initiatives with existing customers include:

•	Implementing innovative productivity-enhancing programs

•	At EmCare, we have developed and implemented programs, such as “fast track” and advanced triage protocols, to improve throughput and wait times, thereby improving patient satisfaction and reducing the number of patients who leave without being seen.

•	At AMR, we have developed and implemented innovative programs to improve our productivity through decreased “drop” and “on scene” time. For example, we have recently established transition units at several hospitals to hold and monitor discharged patients awaiting transport, thereby increasing our productivity while accelerating inpatient bed availability and overall hospital throughput.

•	Continuing to broaden product and service offerings to our customers

•	In 2002, we began marketing hospitalist services. Since that time, our hospitalist services revenue increased at a compound annual growth rate of 48.3% from $7.2 million to $23.5 million in fiscal 2004. Approximately fifty percent of our hospitalist contracts are with our emergency department customers.

•	At certain facilities, AMR provides a dedicated on-site non-emergency transport coordinator during times of peak demand to increase efficiency and ensure appropriate utilization of all medical transportation service levels.
      Grow Our Customer Base. We believe we have a unique competency in the treatment, management and billing of episodic and unscheduled care. We believe our long operating history, significant scope and scale and leading market position provide us with new and expanded opportunities to grow our customer base. We will continue to generate new revenue and client growth through:

•	Targeted geographic sales and marketing programs,

•	Pursuing new outsourcing opportunities for emergency department, hospitalist, radiology and ambulance services,

•	Expanding our public/private ambulance partnerships with local fire departments,

•	Evaluating opportunities that leverage our core businesses, including our communications center infrastructure, to manage health-related transportation logistics.
      EmCare was awarded 52 new contracts with net revenue of $79.0 million in 2003 and 58 new contracts with net revenue of $79.4 million in 2004. AMR was awarded 109 new contracts with net revenue of $17.1 million in 2003 and 60 new contracts with net revenue of $12.2 million in 2004.
      Pursue Select Acquisition Opportunities. The emergency medical services industry is highly fragmented, with only a few large national providers, and presents opportunities for consolidation. We plan to pursue select acquisitions in our core businesses, including acquisitions to enhance our presence in existing markets and our entry into new geographic markets. We will also explore the acquisition of complementary businesses, such as radiology, hospitalist and managed transportation services and seek opportunities to expand the scope of services in which we can leverage our core competencies.
      Utilize Technology to Differentiate Our Services and Improve Operating Efficiencies. We intend to continue to invest in technologies that broaden our services in the marketplace, improve patient care, enhance our billing efficiencies and increase our profitability. We believe that the complexities of the healthcare industry and customer demand for broader, more cost-effective service offerings will continue to benefit those providers that remain at the forefront of technological innovation. The following outlines certain technologies we utilize:

•	System Status Management (SSM): Enables AMR to use current incident data to position our vehicles efficiently, minimizing response time while maximizing asset utilization. We currently utilize SSM in all communities in which we operate under contracts to provide 911 emergency ambulance services. We believe we are one of only a few ambulance services providers that have begun to implement “real-time” SSM technology.

•	Electronic patient care record (e-PCR): Where implemented, allows AMR to capture billable revenue, decrease our billing costs and optimize reimbursement. In addition, our proprietary e-PCR enables us to shorten our billing cycle and reduce risk by utilizing defined clinical and rules-based protocols to capture patient information electronically.

•	Millennium software: Millennium, our proprietary software, allows us greater flexibility in meeting our customers’ needs. This rules-based software program integrates medical protocol, managed care criteria and other detailed data prescribed by our customers, enabling AMR to efficiently dispatch appropriate transport and more effectively track response time.

•	EmSource: EmSource, our proprietary physician recruitment system, enables EmCare to more effectively recruit physicians who meet the needs of our customers. The system consists of a database of approximately 800,000 physicians that is updated weekly to provide the most current physician contact available.

•	EmBillz: EmBillz, our proprietary coding, billing and accounts receivable management system, enables EmCare to more effectively process more than five million emergency department visits each year.
      Continued Focus on Risk Management. Through our risk management and quality assurance staffs, technology platform and well-trained medical personnel, we will continue to conduct aggressive risk management programs for loss prevention and early intervention. We will continue to develop and utilize clinical “fail safes” and use technology in our ambulances to reduce vehicular incidents.
      Implement Cost Rationalization Initiatives. We will continue to rationalize our cost structure by aligning compensation with productivity, developing risk management initiatives that are focused on mitigating risk exposures, and eliminating costs in our national and regional corporate support structure. Since our acquisition of AMR and EmCare, we have completed our preliminary analysis of certain of our support areas, including accounting, legal, information services and human resources, and have begun to implement initiatives to increase productivity and achieve further economies of scale across the company.
Company History
      Effective January 31, 2005, an investor group led by Onex Partners LP and Onex Corporation, and including members of our management, purchased our operating subsidiaries — AMR and EmCare — from Laidlaw International, Inc. Laidlaw had acquired AMR and EmCare in 1997.
      The purchase price for AMR and EmCare totaled $828.8 million. We funded the purchase price and related transaction costs with equity contributions of $219.2 million, the issuance and sale of $250.0 million principal amount of our senior subordinated notes and borrowings under our senior secured credit facility, including a term loan of $350.0 million and approximately $20.2 million under our revolving credit facility. We intend to use approximately $100.0 million of the net proceeds from this offering to repay debt outstanding under our senior secured credit facility.
      Since completing our acquisition of AMR and EmCare, we have operated through a holding company, EMS L.P., that is a limited partnership. As described in “Formation of Holding Company”, our new holding company will be a Delaware corporation upon completion of this offering.
Business Segments
      We operate our business and market our services under our two business segments: AMR and EmCare. We provide ambulance transport services in 34 states and the District of Columbia and provide services to emergency department and hospitalist programs in 39 states.
      We believe that our operational structure enhances service delivery and maintains favorable executive contact with key contract decision-makers and community leaders. Each region provides operational support and management of our local business operating sites and facilities. Our regional management is responsible for growing the business in the region, overseeing key community and facility relationships, managing labor and employee relations and providing regional support activities to our operating sites.
      We provide strategic planning, centralized financial support, payroll administration, legal services, human resources, coordinated marketing and purchasing efforts and risk management through our National Resource Center. We also support our operating sites with integrated information systems and standardized procedures that enable us to efficiently manage the billing and collections processes.

      The following is a detailed business description for our two business segments.
American Medical Response
      American Medical Response, Inc., or AMR, is the leading provider of ambulance services in the United States. AMR and our predecessor companies have a long history in emergency medical services, having provided services to some communities for more than 50 years. We have an 8% share of the total ambulance services market and a 21% share of the private provider ambulance market. During fiscal 2004, AMR treated and transported approximately 3.7 million patients in 34 states utilizing more than 4,200 vehicles that operated out of more than 200 sites. AMR has approximately 2,855 contracts with communities, government agencies, healthcare providers and insurers to provide ambulance transport services. AMR’s broad geographic footprint enables us to contract on a national and regional basis with managed care and insurance companies. AMR has made significant investments in technology, customer service programs, employee training and risk mitigation programs to deliver a compelling value proposition to our customers, which has led to what we believe is our industry-leading contract retention rate of 99% in fiscal year 2004 and significant new contract wins.
      For fiscal 2004, approximately 57% of AMR’s net revenue was generated from emergency 911 ambulance services, which include treating and stabilizing patients, transporting the patient to a hospital or other healthcare facility and providing attendant medical care en-route. Non-emergency ambulance services, including critical care transfer, wheelchair transports and other interfacility transports, accounted for 32% of AMR’s net revenue for the same period, with the balance generated from the provision of training, dispatch centers and other services to communities and public safety agencies. For the fiscal year ended August 31, 2004, AMR generated net revenue of $1.1 billion.
      We have been instrumental in the development of protocols and policies applicable to the emergency services industry. We believe our key business competencies in communications and logistics management and our partnerships with local fire departments, which represented approximately 21% of AMR’s net revenue in fiscal 2004, enable us to operate profitably in both large and small communities and position us to continue our growth organically.
      We provide substantially all of our ambulance services under our AMR brand name. We operate under other names when required to do so by local statute or contractual agreement.
Services
      We provide a full range of emergency and non-emergency ambulance transport and related services, which include:

Emergency Response Services (911). We provide emergency response services primarily under long-term exclusive contracts with communities and hospitals. Our contracts typically stipulate that we must respond to 911 calls in the designated area within a specified response time. We utilize two types of ambulance units — Advanced Life Support, or ALS, units and Basic Life Support, or BLS, units. ALS units, which are staffed by two paramedics or one paramedic and an emergency medical technician, or EMT, are equipped with high-acuity life support equipment such as cardiac monitors, defibrillators and oxygen delivery systems, and carry pharmaceutical and medical supplies. BLS units are usually staffed by two EMTs and are outfitted with medical supplies and equipment necessary to administer first aid and basic medical treatment. The decision to dispatch an ALS or BLS unit is determined by our contractual requirements, as well as by the nature of the medical situation.

Under certain of our 911 emergency response contracts, we are the first responder to an emergency scene. However, under most of our 911 contracts, the local fire department is the first responder. In these situations, the fire department typically begins stabilization of the patient. Upon our arrival, we continue stabilization through the provision of attendant medical care and transport the patient to the closest appropriate healthcare facility. In certain communities where the fire department historically has been responsible for both first response and emergency services, we seek to develop public/private partnerships with fire departments rather than compete with them to provide the emergency service. These partnerships emphasize collaboration with the fire departments and afford us the opportunity to provide 911 emergency services in communities that, for a variety of reasons, may not otherwise have outsourced this service to a private provider. In most instances, the provision of emergency services under our partnerships closely resembles that of our most common 911 contracts described above. What differentiates the public/private partnerships is the level of contractually negotiated collaboration and coordination between AMR and the fire department. As an example, in several of our public/private partnerships, we utilize a fire department-employed paramedic when we transport the patient and subsequently reimburse the fire department for its employee’s time. These partnerships benefit both parties — they create a new revenue source for the fire department while relieving it of the complexities associated with the emergency transport business, and they enable us to provide emergency response services in communities that may not otherwise have outsourced this service. In addition, the public/private partnerships lower our costs by reducing the number of full-time paramedics we would otherwise require. We estimate that these public/private partnerships represented approximately 20% of AMR’s net revenue in fiscal 2004.

Non-Emergency Transport Services. With non-emergency services, we provide transportation to patients requiring ambulance or wheelchair transport with varying degrees of medical care needs between healthcare facilities or between healthcare facilities and their homes. Unlike emergency response services, which typically are provided by communities or private providers under exclusive or semi-exclusive contracts, non-emergency transportation usually involves multiple contract providers at a given facility, with one or more of the competitors designated as the “preferred” provider. Non-emergency transport business generally is awarded by a healthcare facility, such as a hospital or nursing home, or a healthcare payor, such as an HMO, managed care organization or insurance company.

Non-emergency transport services include: (i) critical care transport, (ii) wheelchair and stretcher-car transports, and (iii) other inter-facility transports.

•	Critical care transports are provided to medically unstable patients (such as cardiac patients and neonatal patients) who require critical care while being transported between healthcare facilities. Critical care services differ from ALS services in that the ambulance may be equipped with additional medical equipment and may be staffed by one of our medical specialists or by an employee of a healthcare facility to attend to a patient’s specific medical needs.

•	Wheelchair and stretcher-car transports are non-medical transportation provided to handicapped and certain non-ambulatory persons in some service areas. In providing this service, we use vans that contain hydraulic wheelchair lifts or ramps operated by drivers who generally are trained in cardiopulmonary resuscitation, or CPR.

•	Other inter-facility transports, that require advanced or basic levels of medical supervision during transfer, may be provided when a home-bound patient requires examination or treatment at a healthcare facility or when a hospital inpatient requires tests or treatments (such as magnetic resonance imaging, or MRI, testing, CAT scans, dialysis or chemotherapy treatment) available at another facility. We use ALS or BLS ambulance units to provide general ambulance services depending on the patient’s needs.

Other Services. In addition to our 911 emergency and non-emergency ambulance services, we provide the following services:

•	Dispatch Services. Our dispatch centers manage our own calls and, in certain communities, also manage dispatch centers for public safety agencies, such as police and fire departments, aeromedical transport programs and others.

•	Event Medical Services. We provide medical stand-by support for concerts, athletic events, parades, conventions, international conferences and VIP appearances in conjunction with local and federal law enforcement and fire protection agencies. We have contracts to provide stand-by support for numerous sports franchises, such as the Oakland Raiders, Oakland Athletics, Detroit

Lions and Los Angeles Dodgers, as well as for various NASCAR events, Hollywood production studios and other specialty events.

•	Managed Transportation Services. Managed care organizations and insurance companies contract with us to manage various of their medical transportation-related needs, including call-taking and scheduling, management of a network of transportation providers and billing and reporting through our e-PCR system.

•	Paramedic Training. We own and operate Northern California Training Institute, or NCTI, the largest paramedic training school in the United States and the only accredited institution of its size, with over 500 graduates each year.

Medical Personnel and Quality Assurance
      Approximately 76% of our 18,500 employees have daily contact with patients, including approximately 5,300 paramedics, 7,700 EMTs and 300 nurses. Paramedics and EMTs must be state-certified to transport patients and perform emergency care services. Certification as an EMT requires completion of a minimum of 140 hours of training in a program designated by the United States Department of Transportation, such as those offered at our training institute, NCTI. Once this program is completed, state-certified EMTs are then eligible to participate in a state-certified paramedic training program. The average paramedic program involves over 1,000 hours of academic training in advanced life support and assessment skills.
      Local physician advisory boards develop medical protocols to be followed by paramedics and EMTs in a service area. In addition, instructions are conveyed on a case-by-case basis through direct communications between the ambulance crew and hospital emergency room physicians during the administration of advanced life support procedures. Both paramedics and EMTs must complete continuing education programs and, in some cases, state supervised refresher training examinations to maintain their certifications.
      We maintain a commitment to provide high quality pre- and post-hospital emergency medical care. In each location in which we provide services, a medical director, who usually is a physician associated with a hospital we serve, monitors adherence to medical protocol and conducts periodic audits of the care provided. In addition, we hold retrospective care audits with our employees to evaluate compliance with medical and performance standards.
      Our commitment to quality is reflected in the fact that 15 of our dispatch centers across the country are accredited by the Commission on Accreditation of Ambulance Services, or CAAS, representing 16% of the total CAAS accredited agencies. CAAS is a joint program between the American Ambulance Association and the American College of Emergency Physicians. The accreditation process is voluntary and evaluates numerous qualitative factors in the delivery of services. We believe communities and managed care providers increasingly will consider accreditation as one of the criteria in awarding contracts.
Billing and Collections
      Our internal patient billing services, or PBS, offices located across the United States invoice and collect for our services. We receive payment from the following sources:

•	the federal and state governments, primarily under the Medicare and Medicaid programs,

•	health maintenance organizations, preferred provider organizations and private insurers,

•	individual patients, and

•	community subsidies and fees.

      Over the last three fiscal years, our self-pay revenue has remained stable as a percentage of AMR’s net revenue. The table below presents the approximate percentages of AMR’s net revenue from the following sources:

	Percentage of AMR
	Net Revenue

	Year Ended
	August 31,

	2002	2003	2004

Medicare	35%	33%	33%
Medicaid	6	6	6
Commercial insurance/managed care	41	44	45
Self-pay	6	6	5
Subsidies/fees	12	11	11

Total net revenue	100%	100%	100%

      We have substantial experience in processing claims to third party payors and employ a billing staff trained in third party coverage and reimbursement procedures. Our integrated billing and collection systems allow us to tailor the submission of claims to Medicare, Medicaid and certain other third party payors and has the capability to electronically submit claims to the extent third party payors’ systems permit. This system also provides for tracking of accounts receivable and status pending payment. When collecting from individuals, we sometimes use an automated dialer that pre-selects and dials accounts based on their status within the billing and collection cycle, which we believe improved our collection rate.
      Companies in the ambulance services industry maintain significant provisions for doubtful accounts compared to companies in other industries. Collection of complete and accurate patient billing information during an emergency service call is sometimes difficult, and incomplete information hinders post-service collection efforts. In addition, we cannot evaluate the creditworthiness of patients requiring emergency transport services. Our allowance for doubtful accounts generally is higher for transports resulting from emergency ambulance calls than for non-emergency ambulance requests. See “Risk Factors — Risk Factors Related to Healthcare Regulation — Changes in the rates or methods of third party reimbursements may adversely affect our revenue and operations.”
      State licensing requirements, as well as contracts with communities and healthcare facilities, typically require us to provide ambulance services without regard to a patient’s insurance coverage or ability to pay. As a result, we often receive partial or no compensation for services provided to patients who are not covered by Medicare, Medicaid or private insurance. The anticipated level of uncompensated care and uncollectible accounts is considered in negotiating a government-paid subsidy to provide for uncompensated care, and permitted rates under contracts with a community or government agency.
      A significant portion of our ambulance transport revenue is derived from Medicare payments. The Balanced Budget Act of 1997, or BBA, modified Medicare reimbursement rates for emergency transportation with the introduction of a national fee schedule. The BBA provided for a phase-in of the national fee schedule by blending the new national fee schedule rates with ambulance service suppliers’ pre-existing “reasonable charge” reimbursement rates. The BBA provided for this phase-in period to begin on April 1, 2002, with full transition to the national fee schedule rates to be effective January 1, 2006. In some regions, the national fee schedule would have resulted in a decrease in Medicare reimbursement rates of approximately 25% by the end of the phase-in period. Partially in response to the dramatic decrease in rates dictated by the BBA in some regions, the Medicare Modernization Act established regional rates, certain of which are higher than the BBA’s national rates, and provided for the blending of the regional and national rates until January 1, 2010. Other rate provisions included in the Medicare Modernization Act provide further temporary mitigation of the impact of the BBA decreases, including a provision that provides for 1% to 2% increases for blended rates for the period from January 1, 2004 through December 31, 2006. Because the Medicare

Modernization Act relief is of limited duration, we will continue to pursue strategies to offset the decreases mandated by the BBA, including seeking fee and subsidy increases.
      We estimate that the impact of the BBA rate decreases, as modified by the provisions of the Medicare Modernization Act, resulted in a decrease in AMR’s net revenue for fiscal 2003 and fiscal 2004 of approximately $20 million and $11 million, respectively. We have been able to substantially mitigate the phase-in reductions of the BBA through additional fee and subsidy increases. As a 911 emergency response provider, we are uniquely positioned to offset changes in reimbursement by requesting increases in the rates we are permitted to charge for 911 services from the communities we serve. In response, these communities often permit us to increase rates for ambulance services from patients and their third party payors in order to ensure the maintenance of required community-wide 911 emergency response services. While these rate increases do not result in higher payments from Medicare and certain other public or private payors, overall they increase our revenue.
      See “Regulatory Matters — Medicare, Medicaid and Other Government Program Reimbursement” for additional information on reimbursement from Medicare, Medicaid and other government-sponsored programs.
Contracts
      As of September 30, 2005, we had approximately 155 contracts with communities and government agencies to provide 911 emergency response services. Contracts with communities to provide emergency transport services are typically exclusive, three to five years in length and generally are obtained through a competitive bidding process. In some instances where we are the existing provider, communities elect to renegotiate existing contracts rather than initiate new bidding processes. Our 911 contracts often contain options for earned extensions or evergreen provisions. We have improved our contract retention rate to 99% for fiscal 2004 compared to 81% in fiscal 2001. In fiscal 2004, our top ten 911 contracts accounted for approximately $243.3 million, or 23.1% of AMR’s net revenue. We have served these ten customers on a continual basis for an average of 34 years.
      Our 911 emergency response contracts typically specify maximum fees we may charge and set forth minimum requirements, such as response times, staffing levels, types of vehicles and equipment, quality assurance and insurance coverage. Communities and government agencies may also require us to provide a performance bond or other assurances of financial responsibility. The rates we are permitted to charge for services under a contract for emergency ambulance services and the amount of the subsidy, if any, we receive from a community or government agency depend in large part on the nature of the services we provide, payor mix and performance requirements.
      We have approximately 2,700 contracts to provide non-emergency ambulance services with hospitals, nursing homes and other healthcare facilities that require a stable and reliable source of medical transportation for their patients. These contracts typically designate us as the preferred ambulance service provider of non-emergency ambulance services to those facilities and permit us to charge a base fee, mileage reimbursement, and additional fees for the use of particular medical equipment and supplies. We also provide a significant portion of our non-emergency transports to facilities and organizations in competitive markets without specific contracts.
      Non-emergency transports often are provided to managed care or insurance plan members who are stabilized at the closest available hospital and are then moved to facilities within their health plan’s network. We believe the increased prevalence of managed care benefits larger ambulance service providers, which can service a higher percentage of a managed care provider’s members. This allows the managed care provider to reduce its number of vendors, thus reducing administrative costs and allowing it to negotiate more favorable rates with healthcare facilities. Our scale and broad geographic footprint enable us to contract on a national and regional basis with managed care and insurance companies. We have multi-year contracts with large healthcare networks and insurers including Kaiser, Aetna, Healthnet, Cigna and SummaCare. None of these customers represent revenue that amounts to 10% of our fiscal 2004 total net revenue.

      We believe that communities, government agencies, healthcare facilities, managed care companies and insurers consider the quality of care, historical response time performance and total cost to be among the most important factors in awarding and renewing contracts.
Dispatch and Communications
      Dispatch centers control the deployment and dispatch of ambulances in response to calls through the use of sophisticated communications equipment 24 hours a day, seven days a week. In many operating sites, we communicate with our vehicles over dedicated radio frequencies licensed by the Federal Communications Commission. In certain service areas with a large volume of calls, we analyze data on traffic patterns, demographics, usage frequency and similar factors with the aid of System Status Management, or SSM technology, to help determine optimal ambulance deployment and selection. In addition to dispatching our own ambulances, we also provide and staff 52 dispatch centers for communities where we are not an ambulance service provider. Our dispatch centers are staffed by EMTs and other experienced personnel who use local medical protocols to analyze and triage a medical situation and determine the best mode of transport.
      Emergency Transport. Depending on the emergency medical dispatch system used in a designated service area, the public authority that receives 911 emergency medical calls either dispatches our ambulances directly from the public control center or communicates information regarding the location and type of medical emergency to our control center which, in turn, dispatches ambulances to the scene. While the ambulance is en-route to the scene, the ambulance receives information concerning the patient’s condition prior to the ambulance’s arrival at the scene. Our communication systems allow the ambulance crew to communicate directly with the destination hospital to alert hospital medical personnel of the arrival of the patient and the patient’s condition and to receive instructions directly from emergency room personnel on specific pre-hospital medical treatment. These systems also facilitate close and direct coordination with other emergency service providers, such as the appropriate police and fire departments, that also may be responding to a call.
      Non-Emergency Transport. Requests for non-emergency transports typically are made by physicians, nurses, case managers and hospital discharge coordinators who are interested primarily in prompt ambulance arrival at the requested pick-up time. We are also offering on-line, web-enabled transportation ordering to certain facilities. We use our Millennium software to track and manage requests for transportation services for large healthcare facilities and managed care companies.
Management Information Systems
      We support our regions with integrated information systems and standardized procedures that enable us to efficiently manage the billing and collections processes and financial support functions. Our recently developed technology solutions provide information for operations personnel, including real-time operating statistics, tracking of strategic plan initiatives, electronic purchasing and inventory management solutions.
      We have three management information systems that we believe have significantly enhanced our operations — our e-PCR technology, our Millennium call-taking system and our SSM ambulance positioning system.
      e-PCR. In those operating sites where we have implemented it, our e-PCR technology, has enhanced the process of capturing clinical patient data. The electronic record replaces the paper patient care record and provides the paramedic with clinical flowcharts to document each assessment and procedure performed. The technology also integrates patient clinical and demographic information with billing information, allowing the ambulance crew to ensure that patient information is updated at the scene. Billing information can be transmitted electronically while the ambulance is en-route, thus reducing the billing cycle time and the cost associated with the manual input of patient care record information. Our initial implementation of this technology has improved our ability to capture billable revenue and decrease our billing costs. We currently employ e-PCR technology on ruggedized laptops in eight of our operating sites and we plan to implement it in three additional operating sites through 2006. This technology currently is available in operating sites that accounted for approximately 10% of AMR’s fiscal 2005 ambulance transports and approximately 13% of AMR’s fiscal 2005 net transport revenue. Together with the operating sites to be added in 2006, the e-PCR technology would have accounted for 12% of AMR’s fiscal 2005 ambulance transports and 15% of its fiscal 2005 net transport revenue. Our per unit e-PCR capital costs continue to decline as hardware costs decline.
      Millennium. Our proprietary Millennium system is a call-taking application that tracks and manages requests for transportation services for large healthcare facilities and managed care companies. The system is designed to make certain medical necessity and benefit level determinations prior to transport. These determinations can be customized to fit an individual customer’s needs. Customers call a single toll-free telephone number and are routed to the appropriate AMR call center. The telephone system is integrated into the Millennium application, which gives the answering agent specific call information, including customized greetings, patient information and priority of the call. The system logic verifies whether the transport is authorized by the health plan. If the transport is determined to be appropriate, the system then assigns a response time and level of service based on the information obtained from the requestor. In fiscal 2004, we utilized Millennium for approximately 217,000 transactions resulting in 210,000 transports in the year. We have initiated a campaign to promote the benefits of this system to other potential customers.
      SSM. Our SSM technology enables us to use historical data on fleet usage patterns to predict where our emergency transport services are likely to be required. SSM also creates a visual display of current demand, allowing us to position our ambulance units more effectively. This flexible deployment allows us to improve response times and increase asset utilization. Additionally, we have recently begun to implement “real-time” SSM. This state-of-the-art SSM technology will allow us to continuously position our ambulances in optimized locations, thereby further improving response times and maximizing asset utilization. We believe our ability to continue deploying real-time SSM will further differentiate us from our competitors in terms of both service quality and cost.
Sales and Marketing
      Our 100-person sales and marketing team is comprised of two distinct groups — one focused primarily on contract retention and the other on generating new sales. Many of our sales and marketing employees are former paramedics or EMTs who began their careers in the emergency transportation industry and are therefore well-qualified to understand the needs of our customers. Our sales force is incentivized through a compensation package that includes base salary and significant bonus potential based on achieving specified performance targets.
      We continue to seek expansion in both the geographic markets we serve and the scope of services we provide in existing markets. Ownership of the local emergency response contract can be advantageous to us when bidding for non-emergency business, because our existing fleet of ambulances and dispatch centers maintained for emergency response can also be used for non-emergency business. For the same reason, our ownership of a successful non-emergency business can be advantageous to us when trying to unseat an incumbent emergency response operator or to obtain a contract in a newly privatized market.
Risk Management
      We are committed to the safety of our employees and the patients and communities we serve. Our commitment is manifested in our World Class Safety Program, which has gained distinction with the National Safety Council and has served as a benchmark for other companies. This program consists of two important goals:

•	To be the leader for safety in the emergency medical services industry, and

•	To be recognized as a leader for safety among all industries.
      Our World Class Safety Program is built upon five important components:

•	Selecting highly qualified employees,

•	Providing exemplary safety policies and programs to control losses,

•	Effective training and education programs,

•	Accountability of management and employees for safety of the operation, and

•	Continuous review of new opportunities and existing programs for improvement.
      We train and educate all new employees about our safety programs including, among others, emergency vehicle operations, various medical protocols, use of equipment and patient focused care and advocacy. Our safety training also involves continuing education programs and a monthly safety awareness campaign. We also work directly with manufacturers to design equipment modifications that enhance both patient and clinician safety.
      Our safety and risk management team develops and executes strategic planning initiatives focused on mitigating the factors that drive losses in our operations. We aggressively investigate and respond to all incidents we believe may result in a claim. Operations supervisors submit documentation of such incidents to the third party administrator handling the claim. We have a dedicated liability unit with our third party administrator which actively engages with our staff to gain valuable information for closure of claims. Information from the claims database is an important resource for identifying trends and developing future safety initiatives.
      We utilize an on-board monitoring system, RoadSafety, which measures operator performance against our safe driving standards. Our operations using RoadSafety have experienced improved driving behaviors within 90 days of installation. RoadSafety has been implemented in 49% of our vehicles in the emergency response markets and is being expanded to 58% of our emergency fleet in fiscal 2006. We expect to recover the average cost per vehicle over a period of approximately 24 months from installation due to reduced vehicle maintenance and repair expenses.
      We estimate that, in fiscal 2004, our costs for vehicle collisions were 19% lower than in fiscal 2000 and our average cost per vehicle claim was 37% lower than in fiscal 2000. Over the same period, we estimate that we reduced patient care incidents and employee injuries by 8% and 25%, respectively.
Competition
      Our predominant competitors are fire departments, with 35% of the ambulance transport services market. Firefighters have traditionally acted as the first responders during emergencies, and in many communities provide emergency medical care and transport as well. In many communities we have established public/private partnerships, in which we integrate our transport services with the first responder services of the local fire department. We believe these public/private partnerships provide a model for us to collaborate, rather than compete, with fire departments to increase the number of communities we serve.
      Competition in the ambulance transport market is based primarily on:

•	pricing,

•	the ability to improve customer service, such as on-time performance and efficient call intake,

•	the ability to recruit, train and motivate employees, particularly ambulance crews who have direct contact with patients and healthcare personnel, and

•	billing and reimbursement expertise.
      Our largest competitor, Rural/ Metro Corporation, is the only other national provider of ambulance transport services and generates less than half of AMR’s net revenue. Our other private provider competitors include Southwest Ambulance in Arizona and New Mexico, Acadian Ambulance Service in Louisiana and small, locally owned operators that principally serve the inter-facility transport market.
Insurance
      Workers Compensation, Auto and General Liability. For periods prior to September 1, 2001, we are fully-insured for our workers compensation, auto and general liability programs through Laidlaw’s captive insurance program. We have retained liability for the first $1 million to $2 million of the loss under these programs since September 1, 2001. Our self-insurance program, fronted by ACE American Insurance Co. in fiscal 2002 and 2003 and funded through Laidlaw’s captive insurance program in fiscal 2004 and 2005 to the date of our acquisition of AMR and EmCare, covers the first $2 million of auto and general liability claims per occurrence and the first $1 million of workers compensation claims per occurrence. From the date of the acquisition, our self-insurance program has been fronted by ACE. Generally, our umbrella policies covering claims that exceed our deductible levels have an annual cap of approximately $100 million.
      Professional Liability. For periods prior to April 15, 2001, we are insured for our professional liability claims through third party insurers. Since April 15, 2001, we have a self-insured retention for our professional liability coverage. The self-insured retention covers the first $2 million for policy year ending April 15, 2002, the first $5 million for policy years ending April 15, 2003 and 2004 and the first $5.5 million for the policy years ending April 15, 2005 and 2006. In addition, we have umbrella policies with third party insurers covering claims exceeding these retention levels with an aggregate cap of $10 million for each separate policy period.
Property
      Vehicle Fleet. We operate approximately 4,200 vehicles. Of these, approximately 3,100 are ambulances, 600 are wheelchair vans and 500 are support vehicles. We own approximately 89% of our vehicles and lease the balance. We replace ambulances based upon age and usage, but generally every eight to ten years. The average age of our existing ambulance fleet is approximately five years. We primarily use in-house maintenance services to maintain our fleet. In those operations where our fleet is small and quality external maintenance services that agree to maintain our fleet in accordance with AMR standards are available, we utilize these maintenance services. We are exploring ways to decrease our overall capital expenditures for vehicles, including major refurbishing and overhaul of our vehicles to extend their useful life.
      Facilities. We lease approximately 55,000 square feet in an office building at 6200 S. Syracuse Way, Greenwood Village, Colorado for the AMR and Emergency Medical Services corporate headquarters. We also lease administrative facilities and other facilities used principally for ambulance basing, garaging and maintenance in those areas in which we provide ambulance services. We own 14 facilities used principally for administrative services and stationing for our ambulances. We believe our present facilities are sufficient to meet our current and projected needs, and that suitable space is readily available should our need for space increase. Our leases expire at various dates through 2014.
Environmental Matters
      We are subject to federal, state and local laws and regulations relating to the presence of hazardous materials and pollution and the protection of the environment, including those governing emissions to air, discharges to water, storage, treatment and disposal of wastes, including medical waste, remediation of contaminated sites, and protection of worker health and safety. We believe our current operations are in substantial compliance with all applicable environmental requirements and that we maintain all material permits required to operate our business.
      Certain environmental laws impose strict, and under certain circumstances joint and several, liability for investigation and remediation of the release of regulated substances into the environment. Such liability can be imposed on current or former owners or operators of contaminated sites, or on persons who dispose or arrange for disposal of wastes at a contaminated site. Releases have occurred at a few of the facilities we lease as a result of historical practices of the owners or former operators. Based on available information, we do not believe that any known compliance obligations, releases or investigations under environmental laws or regulations will have a material adverse effect on our business, financial position and results of operations. However, there can be no guarantee that these releases or newly discovered information, more stringent enforcement of or changes in environmental requirements, or our inability to enforce available indemnification agreements will not result in significant costs.

Employees
      At September 30, 2005, we had approximately 18,500 employees, including approximately 5,300 paramedics, 7,700 EMTs, 300 nurses and 5,200 support personnel. Approximately 50% of our employees are represented by 42 collective bargaining agreements with 43 different union locals. Fourteen of these collective bargaining agreements, representing approximately 4,100 employees, are subject to renegotiation in 2006. We believe we have a good relationship with our employees. We have reduced our employee turnover to 19.9% in fiscal 2004, a 44.3% reduction since fiscal 2002. We have never experienced any union-related work stoppages.
Legal Matters
      We are subject to litigation arising in the ordinary course of our business, including litigation principally relating to professional liability, auto accident and workers compensation claims. There can be no assurance that our insurance coverage will be adequate to cover all liabilities occurring out of such claims. In the opinion of management, we are not engaged in any legal proceedings that we expect will have a material adverse effect on our business, financial condition, cash flows or results of our operations other than as set forth below.
      From time to time, in the ordinary course of business and like others in the industry, we receive requests for information from government agencies in connection with their regulatory or investigational authority. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. We review such requests and notices and take appropriate action. We have been subject to certain requests for information and investigations in the past and could be subject to such requests for information and investigations in the future.
      We are subject to the Medicare and Medicaid fraud and abuse laws, which prohibit, among other things, any false claims, or any bribe, kick-back, rebate or other remuneration, in cash or in kind, in return for the referral of Medicare and Medicaid patients. Violation of these prohibitions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. We have implemented policies and procedures that management believes will assure that we are in substantial compliance with these laws, but we cannot assure you that the government or a court will not find that some of our business practices violate these laws.
      On May 9, 2002, we received a subpoena from the Office of Inspector General for the United States Department of Health and Human Services, or OIG. The subpoena requested copies of documents for the period from January 1993 through May 2002. The subpoena required us to produce a broad range of documents relating to contracts entered into by our affiliate, Regional Emergency Services, or RES, in Texas, Georgia and Colorado. The Department of Justice ultimately added allegations involving contracts in Texas to its other claims against RES and a hospital system arising from a contract between RES and the hospital system in Florida. These claims, including both Texas and Florida, were settled by RES and the hospital system for approximately $20.0 million, of which we were responsible for, and have paid, $5.0 million. The government investigations in Georgia and Colorado have not been resolved.
      During the first quarter of fiscal 2004, we were advised by the U.S. Department of Justice that it was investigating certain business practices at AMR. The specific practices at issue were (1) whether ambulance transports involving Medicare eligible patients complied with the “medical necessity” requirement imposed by Medicare regulations, (2) whether patient signatures, when required, were properly obtained from Medicare eligible patients, and (3) whether discounts in violation of the federal Anti-Kickback Statute were provided by AMR to hospitals and nursing homes in exchange for referrals involving Medicare eligible patients. This investigation has not yet been resolved. In connection with the third issue, the government has alleged that certain of our hospital and nursing home contracts in effect in Texas, primarily certain contracts in effect in periods prior to 1999, and possibly through 2001, contained discounts in violation of the federal Anti-Kickback Statute. The government recently has provided us with an analysis of the investigation conducted in connection with this contract issue, and invited us to respond. We are currently in discussions with the government regarding these Texas allegations. The government has proposed that we make a substantial payment to settle the Texas matter, and has indicated that, in the absence of a settlement, it will pursue further civil action in this matter. The government may also be investigating whether our contracts with health facilities in Oregon and other jurisdictions violate the Anti-Kickback Statute. Under the provisions of our purchase agreement for the acquisition of AMR, we and Laidlaw International, Inc. share responsibility for damages arising with respect to these matters; we are responsible for 50% of the first $10 million of damages and 10% of any damages in excess of $10 million and up to and including $50 million. Based upon our discussions with the government and our own analysis, we believe we have adequately accrued for potential losses. However, there can be no assurances as to the final resolution of these investigations and any resulting proceedings.
      On July 12, 2005, we received a letter and draft Audit Report from the OIG requesting our response to its draft findings that our Massachusetts subsidiary received $1.9 million in overpayments from Medicare for services performed between July 1, 2002 and December 31, 2002. The draft findings state that some of these services did not meet Medicare medical necessity and reimbursement requirements. We disagree with the OIG’s finding and are in the process of responding to the draft Audit Report. If we are unsuccessful in challenging the OIG’s draft findings, and in any administrative appeals to which we may be entitled following the release of a final Audit Report, we may be required to make a substantial repayment.
EmCare
      EmCare is the largest provider of outsourced emergency department staffing and related management services to healthcare facilities in the United States. EmCare has a 6% share of the total emergency department services market and a 9% share of the outsourced emergency department services market. During fiscal 2004, EmCare had approximately 5.3 million patient visits in 39 states. EmCare has 333 exclusive contracts with hospitals and independent physician groups to provide emergency department and hospitalist staffing, management and other administrative services. We believe that EmCare’s successful physician recruitment and retention, high level of customer service and advanced risk management programs have resulted in what we believe is our industry-leading contract retention rate of 91% in fiscal 2004 and new contract wins.
      EmCare primarily provides emergency department staffing and related management services to healthcare facilities. We recruit and hire or subcontract with physicians and other healthcare professionals, who then provide professional services to the hospitals with whom we contract. We also have practice support agreements with independent physician groups and hospitals pursuant to which we provide unbundled management services such as billing and collection, recruiting, risk management and certain other administrative services. For the fiscal year ended August 31, 2004, EmCare generated net revenue of $549.8 million.
      In addition, we have become one of the leading providers of hospitalist services. A hospitalist is a physician who specializes in the care of acutely ill patients in an in-patient setting. While we have provided limited hospitalist services for the past 10 years, it is only in the last 18 months that we have focused on expanding this program. We have increased our hospitalist programs from 8 contracts at August 31, 2003 to 24 contracts at September 30, 2005, increasing our net revenue for this program from approximately $7.2 million in fiscal 2001 to approximately $23.5 million, or approximately 4% of EmCare’s net revenue, for fiscal 2004. As of September 30, 2005, we independently contracted with or employed approximately 170 hospitalist physicians.
      EmCare was founded in Dallas, Texas in 1972. Initially we grew by targeting larger hospitals in the Texas marketplace. We then expanded our presence nationally, primarily through a series of acquisitions in the 1990s. Throughout our history, EmCare has enjoyed a strong reputation as a quality provider of emergency department staffing and related management services.

      The range of staffing and related management services we provide includes:

•	recruiting, scheduling and credentials coordination for clinical professionals,

•	support services, such as payroll, insurance coverage, continuing education services and management training, and

•	coding, billing and collection of fees for services provided by medical professionals.
      We are a leading provider of outsourcing services to both market segments, and have developed specific competencies and operating groups to address the unique needs of each. In fiscal 2004, the high volume and medium to low volume segments represented 88% and 12%, respectively, of our emergency department net revenue.
Services
      We provide a full range of outsourced physician staffing and related management services for emergency department and hospitalist programs, which include:
      Contract Management. We utilize an integrated approach to contract management that involves physicians, non-clinical business experts, operational efficiency specialists and hospital representatives. Together, the team works to improve the quality and reduce the cost of care. We believe that our approach fosters the culture that is necessary to operate effectively in high stress emergency environments. An on-site medical director is responsible for the day-to-day oversight of the operation, including clinical quality, and works closely with the hospital’s management in developing strategic initiatives and objectives. The regional director of operations, which is a clinical position, provides systems analysis and improvement plans. A quality manager develops site-specific quality improvement programs, and practice improvement staff focuses on chart documentation and physician utilization patterns. The regional-based management staff provides support for these efforts and ensures that each customer’s expectations are identified, that service plans are developed and executed to meet those expectations, and that the company’s and the customer’s financial objectives are achieved.
      Staffing. We provide a full range of staffing services to meet the unique needs of each healthcare facility. Our dedicated clinical teams include qualified, career-oriented physicians and other healthcare professionals responsible for the delivery of high quality, cost-effective care. These teams also rely on managerial personnel, many of whom have clinical experience, who oversee the administration and operations of the clinical area. As a result of our staffing services, healthcare facilities can focus their efforts on improving their core business of providing healthcare services for their communities rather than recruiting and managing physicians. Ensuring that each contract is staffed with the appropriately qualified physicians and that coverage is provided without any service deficiencies is critical to the success of the contract. We believe that our approach to recruiting, staffing and scheduling provides us with a unique advantage in achieving these objectives.
      Recruiting. Many healthcare facilities lack the resources necessary to identify and attract specialized, career-oriented physicians. We have committed significant resources to the development of a proprietary national physician database that we utilize in our recruiting programs across the country. Our marketing and recruiting staff continuously updates our database of more than 800,000 physicians with relevant data to allow us to match potential physician candidates to specific openings based upon personal preferences. This targeted recruiting method increases the success and efficiency of our recruiters, and we believe significantly increases our physician retention rates. We actively recruit physicians through various media options including telemarketing, direct mail, conventions, journal advertising and our Internet site.
      Scheduling. Our scheduling departments assist our medical directors in scheduling physicians and other healthcare professionals in accordance with the coverage model at each facility. We provide 24-hour service to ensure that unscheduled shift vacancies, due to situations such as physician illness and personal emergencies, are filled with alternative coverage.

      Payroll Administration and Benefits. We provide payroll administration services for the physicians and other healthcare professionals with whom we contract to provide services at customer sites. Our clinical employees benefit significantly by our ability to aggregate physicians to provide professional liability coverage at lower rates than many hospitals or physicians could negotiate on a stand-alone basis. Additionally, healthcare facilities benefit from the elimination of the overhead costs associated with the administration of payroll and, where applicable, employee benefits.
      Customer Satisfaction Programs. We design and implement customized patient satisfaction programs for our hospital customers. These programs are designed to improve patient satisfaction through the use of communication, family inclusion and hospitality techniques. These programs are delivered to the clinical and non-clinical members of the hospital emergency department.
      Other Services. We provide a substantial portion of our services to hospitals through our affiliate physician groups. Because we have also identified situations in which hospitals and physicians are interested in receiving stand-alone management services such as billing and collection, scheduling, recruitment and risk management, we often unbundle our services to meet this need. Pursuant to these practice support agreements, which generally will have a term of one to three years, we provide these services to independent physician groups and healthcare facilities. As of August 31, 2004, we had 19 practice support agreements which generated $5.6 million in net revenue in fiscal 2004, a 33% increase over fiscal 2003. We are working to commercialize our expertise in staffing and billing and expect to enter into similar stand-alone practice support agreements.
      Operational Assessments. We undertake operational assessments for our hospital customers that include comprehensive reviews of critical operational matrices, including turnaround times, triage systems, “left without being seens,” throughput times and operating systems. These assessments establish baseline values, develop and implement process improvement programs, and then monitor the success of the initiatives. This is an ongoing process that we continually monitor and modify.
      Practice Improvement. We provide ongoing comprehensive documentation review and training for our affiliated physicians. We review certain statistical indicators that allow us to provide specific training to individual physicians regarding documentation, and we tailor training for broader groups of physicians as we see trends developing in documentation-related areas. Our training focuses on the completeness of the medical record or chart, specific payor requirements, and government rules and regulations.
Risk Management
      We utilize our risk management department, senior medical leadership and on-site medical directors to conduct aggressive risk management and quality assurance programs. We take a proactive role in promoting early reporting, evaluation and resolution of incidents that may evolve into claims. Our risk management function is designed to mitigate risk associated with the delivery of care and to prevent or minimize costs associated with medical professional liability claims and includes:

•	Incident Reporting Systems. We have established a comprehensive support system for medical professionals. Our Risk Management Hotline provides each physician with the ability to discuss medical issues with a peer. In the event of a negative patient outcome, the physician may discuss legal and medical issues in anticipation of litigation directly with an EmCare attorney experienced with medical malpractice issues.

•	Tracking and Trending Claims. We have an extensive claims database developed from our experience in the emergency department setting. From this database, we track multiple data points on each professional liability claim. We utilize the database to identify claim trends and risk factors so that we can better target our risk management initiatives. Each year, we target the medical conditions associated with our most frequent professional liability claims, and provide detailed education to assist our affiliated medical professionals in treating these medical conditions.

•	Professional Risk Assessment. We conduct risk assessments of our medical professionals. Typically, a risk assessment includes a thorough review of professional liability claims against the professional, assessment of issues raised by hospital risk management and identification of areas where additional education may be advantageous for the professional.

•	Hospital Risk Assessment. We conduct risk assessments of potential hospital customers in conjunction with our sales and contracting process. As part of the risk assessment, registered nurses or physicians employed by us conduct a detailed analysis of the hospital’s operations affecting the emergency department or hospitalist services, including the triage procedures, on-call coverage, transfer procedures, nursing staffing and related matters in an effort to address risk factors contractually during negotiations with potential customer hospitals.

•	Clinical Fail-Safe Programs. We review and identify key risk areas which we believe may result in increased incidence of patient injuries and resulting claims against us and our affiliated medical professionals. We continue to develop “fail-safe” clinical tools and make them available to our affiliated physicians for use in conjunction with their practice and to our customer hospitals for use as a part of their peer review process. These “fail-safe” tools assist physicians in identifying common patient attributes and complaints that may identify the patient as being at high risk for certain conditions (e.g., a heart attack).

•	Quality Improvement Programs. Our medical directors are actively engaged in their respective hospital’s quality improvement committees and initiatives. In addition, we provide tools that provide guidance to the medical directors on how to conduct quality reviews of their physicians and help them track their physicians’ medical practices.

•	Physician Education Programs. Our wholly owned subsidiary, Emergency Medical Education Systems, Inc, or EMEDS, conducts physician education through risk management and board review conferences and on-line teaching modules. Our affiliated medical professionals can access EMEDS to obtain valuable medical information. Our internal continuing education services are fully accredited by the Accreditation Council for Continuing Medical Education. This allows us to grant our physicians and nurses continuing education credits for internally developed educational programs at a lower cost than if such credits were earned through external programs. Our risk management department also provides other forms of education, including articles in the company newsletter that highlight current medical literature on important emergency medicine topics.

•	Proactive Professional Liability Claims Handling. We utilize a third party claims administrator to manage professional liability claims against companies and medical professionals covered under our insurance program. For each case, detailed reports are reviewed to ensure proactively that the defense is comprehensive and aggressive. Each professional liability claim brought against an EmCare affiliated medical professional or EmCare affiliated company is reviewed by EmCare’s Claims Committee, consisting of physicians, attorneys and company executives, before any resolution of the claim. The Claims Committee periodically instructs EmCare’s risk management department to undertake an analysis of particular physicians or hospital locations associated with a given claim.

Billing and Collections
      We receive payment for patient services from:

•	the federal and state governments, primarily under the Medicare and Medicaid programs,

•	health maintenance organizations, preferred provider organizations and private insurers,

•	hospitals, and

•	individual patients.

      Over the last three fiscal years, our self-pay revenue has remained stable as a percentage of EmCare’s net revenue. The table below presents the approximate percentages of EmCare’s net revenue from the following sources:

	Percentage of EmCare’s
	Net Revenue

	Year Ended August 31,

	2002	2003	2004

Medicare	15%	16%	17%
Medicaid	2	3	3
Commercial insurance/managed care	57	54	53
Self-pay	4	3	2
Subsidies/fees	22	24	25

Total net revenue	100%	100%	100%

      See “— Regulatory Matters — Medicare, Medicaid and Other Government Program Reimbursement” for additional information on reimbursement from Medicare, Medicaid and other government-sponsored programs.
      We code and bill for physician services through our wholly-owned subsidiary, Reimbursement Technologies, Inc. We utilize state-of-the-art document imaging and paperless workflow processes to expedite the billing cycle and improve compliance and customer service. Currently, at approximately 50% of our customer locations, medical records and emergency department logs are scanned and transmitted electronically to us. We are in the process of transitioning additional customers to on-site scanning. By providing these enhanced services, we believe we increase the value of services we provide to our customers and improve customer relations. Additionally, we believe these comprehensive services differentiate us in sales situations and improve the chance of being selected in competitive bidding processes.
      We do substantially all of the billing for our affiliated physicians, and we have extensive experience in processing claims to third party payors. We employ a billing staff of approximately 640 employees who are trained in third party coverage and reimbursement procedures. Our integrated billing and collection system uses proprietary software to tailor the submission of claims to Medicare, Medicaid and certain other third party payors and has the capability to electronically submit most claims to the third party payors’ systems. We forward uncollected accounts electronically to two outside collection agencies automatically, based on established parameters. Each of these collection agencies have on-site employees working at our in-house billing company to assist in providing patients with quality customer service. Our comprehensive billing and collection system allows us to have full control of accounts receivable at each step of the process.
Contracts
      We have contracts with (i) hospital customers to provide professional staffing and related management services, (ii) healthcare facilities and independent physician groups to provide management services, and (iii) affiliated physician groups and medical professionals to provide management services and various benefits.
      We deliver services to our hospital customers and their patients through two principal types of contractual arrangements. EmCare or a subsidiary frequently contracts directly with the hospital to provide physician staffing and management services. In some instances, a physician-owned professional corporation contracts with the hospital to provide physician staffing and management services, and the professional corporation, in turn, contracts with us for a wide range of management and administrative services, including billing, scheduling support, accounting and other services. The professional corporation pays our management fee out of the fees it collects from patients, third party payors and, in some cases, the hospital customer. Our physicians and other healthcare professionals who provide services under these hospital contracts do so pursuant to independent contractor or employment agreements with us, or pursuant to arrangements with the professional corporation that has a management agreement with us. We refer to all of these physicians as our affiliated physicians, and these physicians and other individuals as our healthcare professionals.
      Hospital and Practice Support Contracts. As of September 30, 2005, EmCare provides services under 333 contracts. Typically, the agreements with the hospitals are awarded on a competitive basis, and have an initial term of three years with one-year automatic renewals and termination by either party on specified notice. We have improved our contract retention rate to 91% for fiscal 2004, up from 74% in fiscal 2001.
      Our contracts with hospitals provide for one of three payment models:

•	we bill patients and third party payors directly for physician fees,

•	we bill patients and third party payors directly for physician fees, with the hospital paying us an additional pre-arranged fee for our services, and

•	we bill the hospitals directly for the services of the physicians.
      In all cases, the hospitals are responsible for billing and collecting for non-physician-related services.
      We have established long-term relationships with some of the largest names in healthcare services, including Baylor Health System, Community Health Systems, HCA, Quorum Healthcare, Tenet Healthcare and Universal Health System. None of these customers represent revenue that amounts to 10% of our fiscal 2004 total net revenue. Our top ten hospital emergency department contracts represent $68.3 million, or 12.4%, of EmCare’s fiscal 2004 net revenue. We have maintained our relationships with these customers for an average of 12 years.
      Affiliated Physician Group Contracts. In most states, we contract directly with our hospital customers to provide physician staffing and related management services. We, in turn, contract with a professional corporation that is wholly-owned by one or more physicians, which we refer to as an affiliated physician group, or with independent contractor physicians. It is these physicians who provide the medical professional services. We then provide comprehensive management services to the physicians. We typically provide professional liability and workers compensation coverage to our affiliated physicians.
      Certain states have laws that prohibit or restrict unlicensed persons or business entities from practicing medicine. The laws vary in scope and application from state to state. Some of these states may prohibit us from contracting directly with hospitals or physicians to provide professional medical services. In those states, the affiliated physician groups contract with the hospital, as well as all medical professionals. We provide management services to the affiliated physician groups.
      Medical Professional Contracts. We contract with medical professionals as either independent contractors or employees to provide services to our customers. The medical professionals generally are paid an hourly rate for each hour of coverage, a variable rate based upon productivity or contract margin, or a combination of both a fixed hourly rate and a variable rate component. We typically provide professional liability and workers compensation coverage to our medical professionals.
      The contracts with medical professionals typically have one-year terms with automatic renewal clauses for additional one-year terms. The contracts can be terminated with cause for various reasons, and usually contain provisions allowing for termination without cause by either party upon 90 days’ notice. Agreements with physicians generally contain a non-compete or non-solicitation provision and, in the case of medical directors, a non-compete provision. The enforceability of these provisions varies from state to state.
Management Information Systems
      We have invested in scalable information systems and proprietary software packages designed to allow us to grow efficiently and to deliver and implement our best practice procedures nationally, while retaining local and regional flexibility. We have developed and maintain integrated systems to facilitate the exchange of information between our regions and our customers.

      Our customers, affiliated physicians and employees throughout the country access a wide variety of information through our custom portal, www.emcare.com. Designed as a forum to deliver information and communicate with our various constituencies, this website provides a unifying platform to promote the growth in our business. It includes individualized content, including physician schedules, rosters and performance reports, all delivered securely to the intended individuals through the use of a password.
      We have developed and implemented the following proprietary applications that we believe provides us with a competitive advantage in billing and collections, and in recruiting, credentialing, enrolling, scheduling and compensating healthcare professionals.
      EmSource is our system for our recruiting staff to source physician candidates. The system consists of a database of approximately 800,000 physicians that is updated weekly to provide the most current physician contact information available.
      EmTrac is our primary operations support system that supports credentialing and scheduling. Information collected in EmSource during the recruiting process populates EmTrac, forms the basis for the credentialing module, and is used to provide alerts on license and privilege expirations. EmTrac is used by our schedulers to match physician availability and preferences with the needs of the hospital customer.
      EmComp is our system for calculating physician’s gross pay and is an important tool supporting our compensation strategy. Physicians are compensated by a wide variety of pay plans ranging from simple hourly wages to “fee for service” plans linked to productivity. EmComp has been designed to support an unlimited variety of pay plans, thereby giving EmCare a competitive advantage in physician recruitment and retention. The system takes the actual hours worked from EmTrac and the production data from EmBillz, and applies the pay rules from the physician’s contract to calculate gross pay.
      EmBillz is the coding, billing and accounts receivable management system through which we process more than five million emergency department visits each year. This proprietary system supports the full collection process: from capturing the emergency department patient logs, coding and issuing bills in accordance with applicable federal and state regulations, and payment follow-up and cash receipt posting.
      Edison is a system that automates much of our physician enrollment. To bill Medicare, Medicaid and some other third party payors, each physician must have an approved provider number for that payor. There are hundreds of unique forms from the combination of states and payors. Edison facilitates the completion of the forms, thereby relieving physicians of significant administrative workload and enabling us to track pending receivables and ensure timely completion.
Sales and Marketing
      Contracts for outsourced emergency department and hospitalist services are obtained through strategic marketing programs and responses to requests for proposals. EmCare’s business development team includes five Vice Presidents of Practice Development located throughout the United States who are responsible for developing sales and acquisition opportunities for the operating group in his or her territory. A significant portion of the compensation program for these sales professionals is commission-based, with incentive compensation based on the profitability of the contracts they sell and actual contract performance in the first year. Leads for new hospital customers are developed through our business development group, which telemarkets the United States hospital industry. In addition, leads are generated through our website, journal advertising and a lead referral program. Each Vice President of Practice Development is responsible for working with the regional chief executive officer to structure and provide customer proposals for new prospects in their respective regions.
      Emergency medicine practices vary among healthcare facilities. A healthcare facility request for proposal generally will include demographic information of the facility department, a list of services to be performed, the length of the contract, the minimum qualifications of bidders, billing information, selection criteria and the format to be followed in the bid. Prior to responding to a request for proposal, EmCare’s senior management ensures that the proposal is in line with certain financial parameters. Senior management evaluates all aspects of each proposal, including financial projections, staffing model, resource requirements and competition, to determine how to best achieve our business objectives and the customer goals.
Competition
      The market for outsourced emergency department staffing and related management services is highly fragmented, with more than 800 national, regional and local providers handling over 113 million patient visits in 2003. There are more than 4,700 hospitals in the United States with emergency departments, of which approximately 67% currently outsource physician services. Of these hospitals that outsource, we believe approximately 50% contract with a local provider, 25% contract with a regional provider and 25% contract with a national provider.
      Competition for outsourced physician and other healthcare staffing and management service contracts is based primarily on:

•	the ability to recruit and retain qualified physicians,

•	the ability to improve department productivity and patient satisfaction while reducing overall costs,

•	the ability to integrate the emergency department with other hospital departments and to provide value added services,

•	billing and reimbursement expertise,

•	a reputation for compliance with state and federal regulations,

•	the breadth of staffing and management services offered, and

•	financial stability, demonstrating an ability to pay providers in a timely manner and provide professional liability insurance.
      Team Health is our largest competitor and has the second largest share of the emergency department services market with an approximately 4.4% share. The other national providers of outsourced emergency department services are Sterling Healthcare, National Emergency Service and the Schumacher Group, which tend to focus on hospitals with lower to medium volume emergency departments.
Insurance
      Professional Liability Program. For the period January 1, 2001 through December 31, 2004, our professional liability insurance program provided claims made insurance coverage with limits of $1 million per loss event, with a $3 million annual per physician aggregate, for all medical professionals for whom we have agreed to procure coverage. Our subsidiaries and affiliated corporate entities are provided with coverage of $1 million per loss event, but share a $10 million annual corporate aggregate.
      For the 2001 calendar year, Lexington Insurance Company provided the majority of the professional liability insurance coverage, subject to an aggregate policy limit of $10 million. We also procured coverage on a regional basis under separate policies of insurance during this period.
      For the 2002, 2003 and 2004 calendar years, Columbia Casualty Company and Continental Casualty Company, collectively referred to as CCC, provided our professional liability insurance coverage, covering all claims occurring and reported during those calendar years. The CCC policies have a retroactive date of January 1, 2001, thereby covering all claims occurring during the 2001 calendar year but reported in the 2002, 2003 and 2004 calendar years. We also procured coverage on a regional basis under separate policies of insurance during this period.
      We are maintaining our calendar year 2004 professional liability insurance program for calendar year 2005.
      Captive Insurance Arrangement. On December 10, 2001, we formed EMCA Insurance Company, Ltd., or EMCA, as a wholly owned subsidiary under the Companies Law of the Cayman Islands. EMCA reinsures

CCC for all losses associated with the CCC insurance policies under the professional liability insurance program, and provides collateral for the reinsurance arrangement through a trust agreement.
      Workers Compensation Program. For the period September 1, 2002 through August 31, 2004, we procured workers compensation insurance coverage for employees of EmCare and affiliated physician groups through Continental Casualty Company. Continental reinsures a portion of this workers compensation exposure, on both a per claim and an aggregate basis, with EMCA.
      From September 1, 2004, EmCare has insured its workers compensation exposure through The Travelers Indemnity Company, which reinsures a portion of the exposure with EMCA.
Properties
      We lease approximately 48,990 square feet in an office building at 1717 Main Street, Dallas, Texas for our corporate headquarters. We also lease 16 facilities to house administrative, billing and other support functions for our regional operations. We believe our present facilities are sufficient to meet our current and projected needs, and that suitable space is readily available should our need for space increase. Our leases expire at various dates through 2014.
Employees
      The following is an approximate break down of our affiliated physicians, independent contractors and employees by job classification as of September 30, 2005.

Job Classification	Full-Time	Part-Time	Total

Physicians*	1,887	714	2,601
Physician assistants	162	142	304
Nurse practitioners	104	94	198
Non-clinical employees	1,076	119	1,195

Total	3,229	1,069	4,298

*	We have approximately 4,500 affiliated physicians. These figures represent clinicians providing services at a particular time.
     We believe that our relations with our employees are good. None of our physicians, physician assistants, nurse practitioners or non-clinical employees are subject to any collective bargaining agreement.
      We offer our physicians substantial flexibility in terms of type of facility, scheduling of work hours, benefit packages, opportunities for relocation and career development. This flexibility, combined with fewer administrative burdens, improves physician retention rates and stabilizes our contract base.
Legal Matters
      We are subject to litigation arising in the ordinary course of our business, including litigation principally relating to professional liability claims. There can be no assurance that our insurance coverage will be adequate to cover all liabilities occurring out of such claims. In the opinion of management, we are not engaged in any legal proceedings that we expect will have a material adverse effect on our business, financial condition, cash flows or results of our operations other than as set forth below.
      From time to time, in the ordinary course of business and like others in the industry, we receive requests for information from government agencies in connection with their regulatory or investigational authority. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. We review such requests and notices and take appropriate action. We have been subject to certain requests for information and investigations in the past and could be subject to such requests for information and investigations in the future.

      Our healthcare businesses are subject to the Medicare and Medicaid fraud and abuse laws, which prohibit, among other things, any false claims, or any bribe, kick-back or rebate in return for the referral of Medicare and Medicaid patients. Violation of these prohibitions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. We have implemented policies and procedures that management believes will assure that we are in substantial compliance with these laws.
      EmCare has been named a defendant in two collective action lawsuits brought by a number of nurse practitioners and physician assistants under the Fair Labor Standards Act. The plaintiffs are seeking to recover overtime pay for the hours they worked in excess of 40 in a workweek and reclassification as non-exempt employees. Certain of the plaintiffs brought a related action under California state law. We have entered into a settlement of the California state law claims.
Regulatory Matters
      As a participant in the healthcare industry, our operations and relationships with healthcare providers such as hospitals, other healthcare facilities and healthcare professionals are subject to extensive and increasing regulation by numerous federal and state government entities as well as local government agencies. Specifically, but without limitation, we are subject to the following laws and regulations.
Medicare, Medicaid and Other Government Reimbursement Programs
      We derive a significant portion of our revenue from services rendered to beneficiaries of Medicare, Medicaid and other government-sponsored healthcare programs. For fiscal 2004, we received approximately 27.3% of our net revenue from Medicare and 5.2% from Medicaid. To participate in these programs, we must comply with stringent and often complex enrollment and reimbursement requirements from the federal and state governments. We are subject to governmental reviews and audits of our bills and claims for reimbursement. Retroactive adjustments to amounts previously reimbursed from these programs can and do occur on a regular basis as a result of these reviews and audits. In addition, these programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, all of which may materially increase or decrease the payments we receive for our services as well as affect the cost of providing services. In recent years, Congress has consistently attempted to curb federal spending on such programs.
      Reimbursement to us typically is conditioned on our providing the correct procedure and diagnosis codes and properly documenting both the service itself and the medical necessity for the service. Incorrect or incomplete documentation and billing information, or the incorrect selection of codes for the level of service provided, could result in non-payment for services rendered or lead to allegations of billing fraud. Moreover, third party payors may disallow, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable, they were for services provided that were not medically necessary, there was a lack of sufficient supporting documentation, or for a number of other reasons. Retroactive adjustments, recoupments or refund demands may change amounts realized from third party payors. Additional factors that could complicate our billing include:

•	disputes between payors as to which party is responsible for payment,

•	the difficulty of adherence to specific compliance requirements, diagnosis coding and various other procedures mandated by the government, and

•	failure to obtain proper physician credentialing and documentation in order to bill governmental payors.
      Due to the nature of our business and our participation in the Medicare and Medicaid reimbursement programs, we are involved from time to time in regulatory reviews, audits or investigations by government agencies of matters such as compliance with billing regulations and rules. We may be required to repay these agencies if a finding is made that we were incorrectly reimbursed, or we may lose eligibility for certain programs in the event of certain types of non-compliance. Delays and uncertainties in the reimbursement process adversely affect our level of accounts receivable, increase the overall cost of collection, and may adversely affect our working capital and cause us to incur additional borrowing costs. Unfavorable resolutions of pending or future regulatory reviews or investigations, either individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.
      We establish an allowance for discounts applicable to Medicare, Medicaid and other third party payors and for doubtful accounts based on credit risk applicable to certain types of payors, historical trends, and other relevant information. We review our allowance for doubtful accounts on an ongoing basis and may increase or decrease such allowance from time to time, including in those instances when we determine that the level of effort and cost of collection of certain accounts receivable is unacceptable.
      We believe that regulatory trends in cost containment will continue. We cannot assure you that we will be able to offset reduced operating margins through cost reductions, increased volume, the introduction of additional procedures or otherwise.
      Ambulance Services Fee Schedule. In February 2002, the Health Care Financing Administration, now renamed the Centers for Medicare and Medicaid Services, issued the Medicare Ambulance Fee Schedule Final Rule, or Final Rule, that revised Medicare policy on the coverage of ambulance transport services, effective April 1, 2002. The Final Rule was the result of a mandate under the Balanced Budget Act of 1997, or BBA, to establish a national fee schedule for payment of ambulance transport services that would control increases in expenditures under Part B of the Medicare program, establish definitions for ambulance transport services that link payments to the type of services furnished, consider appropriate regional and operational differences and consider adjustments to account for inflation, among other provisions.
      The Final Rule provided for a five-year phase-in of a national fee schedule, beginning April 1, 2002. Prior to that date, Medicare used a charge-based reimbursement system for ambulance transport services and reimbursed 80% of charges determined to be reasonable, subject to the limits fixed for the particular geographic area. The patient was responsible for co-pay amounts, deductibles and the remaining balance of the transport cost, if we did not accept the assigned reimbursement, and Medicare required us to expend reasonable efforts to collect the balance. In determining reasonable charges, Medicare considered and applied the lowest of various charge factors, including the actual charge, the customary charge, the prevailing charge in the same locality, the amount of reimbursement for comparable services, and the inflation-indexed charge limit.
      On April 1, 2002, the Final Rule became effective. The Final Rule categorizes seven levels of ground ambulance services, ranging from basic life support to specialty care transport, and two categories of air ambulance services. Ground providers are paid based on a base rate conversion factor multiplied by the number of relative value units assigned to each level of transport, plus an additional amount for each mile of patient transport. The base rate conversion factor for services to Medicare patients is adjusted each year by the Consumer Price Index. Additional adjustments to the base rate conversion factor are included to recognize differences in relative practice costs among geographic areas, and higher transportation costs that may be incurred by ambulance providers in rural areas with low population density. The Final Rule requires ambulance providers to accept assignment on Medicare claims, which means a provider must accept Medicare’s allowed reimbursement rate as full payment. Medicare typically reimburses 80% of that rate and the remaining 20% is collectible from a secondary insurance or the patient. Originally, the Final Rule called for a five-year phase-in period to allow providers time to adjust to the new payment rates. The national fee schedule was to be phased in at 20% increments each year, with payments being made at 100% of the national fee schedule in 2006 and thereafter.
      With the passage of the Medicare Prescription Drug Improvement and Modernization Act of 2003, or the Medicare Modernization Act, temporary modifications were made to the amounts payable under the ambulance fee schedule in order to mitigate decreases in reimbursement in some regions caused by the Final Rule. The Medicare Modernization Act established regional fee schedules based on historic costs in each region. Effective July 1, 2004, in those regions where the regional fee schedule exceeds the national fee schedule, the regional fee schedule is blended with the national fee schedule on a temporary basis, until 2010.

In addition to the regional fee schedule change, the Medicare Modernization Act included other provisions for additional reimbursement for ambulance transport services provided to Medicare patients. Among other relief, the Medicare Modernization Act provides for a 1% increase in reimbursement for urban transports and a 2% increase for rural transports for the remainder of the original phase-in period of the national ambulance fee schedule, through 2006.
      We estimate that the impact of the ambulance service rate decreases under the national fee schedule, as modified by the provisions of the Medicare Modernization Act, resulted in a decrease in AMR’s net revenue for fiscal 2003 and fiscal 2004 of approximately $20 million and $11 million, respectively, will result in an increase in AMR’s net revenue of approximately $13 million in calendar 2005, and will result in a decrease in AMR’s net revenue of approximately $17 million in 2006 and continuing decreases thereafter to 2010. Although we have been able to substantially mitigate the phased-in reductions of the fee schedule through additional fee and subsidy increases, we cannot assure you that we will be able to continue to do so, and the rate decreases could have a material adverse effect on our results of operations. We cannot predict whether Congress may make further refinements and technical corrections to the law or pass a new cost containment statute in a manner and in a form that could adversely impact our business.
      Local Ambulance Rate Regulation. State or local government regulations or administrative policies regulate rate structures in some states in which we provide ambulance transport services. For example, in certain service areas in which we are the exclusive provider of ambulance transport services, the community sets the rates for emergency ambulance services pursuant to an ordinance or master contract and may also establish the rates for general ambulance services that we are permitted to charge. We may be unable to receive ambulance service rate increases on a timely basis where rates are regulated or to establish or maintain satisfactory rate structures where rates are not regulated.
      Emergency Physician Services Fee Schedule. Medicare pays for all physician services based upon a national fee schedule, or Fee Schedule, which contains a list of uniform rates. The payment rates under the Fee Schedule are determined based on: (1) national uniform relative value units for the services provided, (2) a geographic adjustment factor and (3) a conversion factor. The Centers for Medicare and Medicaid Services, or CMS, updates the conversion factor annually. The Fee Schedule uses a target-setting formula system called the Sustainable Growth Rate, or SGR, to update annually the conversion factor. The SGR is a target rate of growth in spending for physician services which is intended to control the growth of Medicare expenditures for physicians’ services. The Fee Schedule update is adjusted to reflect the comparison of actual expenditures to target expenditures.
      Because one of the factors for calculating the SGR system is linked to the growth in the U.S. gross domestic product, the SGR formula may result in a negative payment update if growth in Medicare beneficiaries’ use of services exceeds GDP growth. The SGR formula may result in significant yearly fluctuations in Fee Schedule updates, which may be unrelated to changes in the actual cost of providing physician services. Unless Congress takes additional action in the future to modify or reform the mechanism by which the physician fee schedule conversion factor update is undertaken in the future, significant reductions in Medicare reimbursement could occur, and these reductions could have a material adverse effect on our business, financial condition or results of operations. We currently expect that the Medicare fee schedule update for physician services fees will provide for a 4.3% decrease to physician rates effective January 1, 2006, which would result in a decrease in EmCare’s 2006 net revenue of approximately $5.7 million.
      Medicare Reassignment. The Medicare program prohibits the reassignment of Medicare payments due to a physician or other healthcare provider to any other person or entity unless the billing arrangement between that physician or other healthcare provider and the other person or entity falls within an enumerated exception to the Medicare reassignment prohibition. Historically, there was no exception that allowed us to receive directly Medicare payments related to the services of independent contractor physicians. However, the Medicare Modernization Act amended the Medicare reassignment statute as of December 8, 2003 and now permits our independent contractor physicians to reassign their Medicare receivables to us under certain circumstances. Because this provision has only recently been implemented, it could be interpreted in a manner adverse to us, which would negatively impact our ability to bill for our physicians’ services.
      Rules Applicable to Midlevel Practitioners. EmCare utilizes physician assistants and nurse practitioners, sometimes referred to collectively as “midlevel practitioners,” to provide care under the supervision of our physicians. State and federal laws require that such supervision be performed and documented using specific procedures. For example, in some states some or all of the midlevel practitioner’s chart entries must be countersigned. Under applicable Medicare rules, the midlevel practitioner’s services are reimbursed at a rate equal to 85% of the physician fee schedule amount and we do not bill separately for the supervising physician’s services. However, when a midlevel practitioner assists a physician who is directly and personally involved in the patient’s care, we often bill for the services of the physician at the full physician fee schedule rates and do not bill separately for the midlevel practitioner’s services. We believe our billing and documentation practices related to our use of midlevel practitioners comply with applicable state and federal laws, but we cannot assure you that enforcement authorities will not find that our practices violate such laws.
      Ambulance Rates Payable by Medicare HMOs. One of the changes made by ambulance fee schedule Final Rule was to require ambulance providers to “accept assignment” from Medicare and Medicare HMOs. Medicare HMOs are private insurance companies which operate managed care plans that enroll Medicare beneficiaries who elect to enroll in a plan in lieu of regular Medicare coverage. When a provider accepts assignment, it agrees to accept the rate established by Medicare as payment in full for services covered by Medicare or the Medicare HMO and to write off the balance of its charges. Prior to the implementation of the Final Rule, ambulance providers were not required to accept assignment and could obtain payment from Medicare patients or Medicare HMOs for the provider’s full charges, which typically are higher than the Medicare rate. When the requirement to accept assignment became effective on April 1, 2002, many Medicare HMOs continued to pay ambulance providers their full charges, even though they could have paid them the Medicare rate. Many Medicare HMOs subsequently have taken the position that the amount paid to such providers in excess of the Medicare rate constituted an overpayment that must be refunded by the provider. We have received such refund demands from some Medicare HMOs and, in order to minimize litigation costs, have agreed to partial repayment of amounts received from the plans in excess of the Medicare rate. We have no reason to believe that additional HMOs will make such demands, but we cannot assure you that there will be no further demands.
      The SNF Prospective Payment System. Under the Medicare prospective payment system, or PPS, applicable to skilled nursing facilities, or SNFs, SNFs are financially responsible for some ancillary services, including certain ambulance transports, or PPS transports, rendered to certain of their Medicare patients. Ambulance companies must bill the SNF, rather than Medicare, for PPS transports, but may bill Medicare for other covered transports provided to the SNF’s Medicare patients. Ambulance companies are responsible for obtaining sufficient information from the SNF to determine which transports are PPS transports and which ones may be billed to Medicare. The Office of Inspector General of the Department of Health and Human Services, or the OIG, has issued two industry-wide audit reports indicating that, in many cases, SNFs do not provide, or ambulance companies and other ancillary service providers do not obtain, sufficient information to make this determination accurately. As a result, the OIG asserts that some PPS transports that should have been billed by ambulance providers to SNFs have been improperly billed to Medicare. The OIG has recommended that Medicare recoup the amounts paid to ancillary service providers, including ambulance companies, for such services. Although we believe AMR currently has procedures in place to correctly identify and bill for PPS transports, we cannot assure you that AMR will not be subject to such recoupments and other possible penalties.
      Paramedic Intercepts. Medicare regulations permit ambulance transport providers to subcontract with other organizations for paramedic services. Generally, only the transport provider may bill Medicare, and the paramedic services subcontractor must receive any payment to which it is entitled from that provider. Based on these rules, in some jurisdictions we have established “paramedic intercept” arrangements in which we may provide paramedic services to a municipal or volunteer transport provider. Our subsidiary, AMR of South Dakota, previously entered into a settlement agreement with the United States government arising from allegations that we improperly billed Medicare for a small number of transports for which we performed paramedic intercept services, even though we were not the transport provider. Although we believe AMR currently has procedures in place to assure that we do not bill Medicare for paramedic intercept services we provide, we cannot assure you that enforcement agencies will not find that we have failed to comply with these requirements.
      Patient Signatures. Medicare regulations require that providers obtain the signature of the patient or, if the patient is unable to provide a signature, the signature of a representative, prior to submitting a claim for payment from Medicare. An exception exists for situations where it is not reasonably possible to do so, provided that the reason for the exception is clearly documented. This requirement historically has been difficult for ambulance companies and other emergency medical services providers to meet, because even when the patient is competent, the exigency of the situation often makes it impracticable to obtain a signature. Although we believe AMR currently has procedures in place to assure that these signature requirements are met, we cannot assure you that enforcement agencies will not find that we have failed to comply with these requirements.
      Physician Certification Statements. Under applicable Medicare rules, ambulance providers are required to obtain a certification of medical necessity from the ordering physician in order to bill Medicare for repetitive non-emergency transports provided to patients with chronic conditions, such as end-stage renal disease. For certain other non-emergency transports, ambulance providers are required to attempt to obtain a certification of medical necessity from a physician or certain other practitioners. In the event the provider is not able to obtain such certification within 21 days, it may submit a claim for the transport if it can document reasonable attempts to obtain the certification. Acceptable documentation includes any U.S. postal document (e.g., signed return receipt or Postal Service Proof of Service Form) showing that the ordering practitioner was sent a request for the certification. Although we believe AMR currently has procedures in place to assure we are in compliance with these requirements, we cannot assure you that enforcement agencies will not find that we have failed to comply.
      Coordination of Benefits Rules. When our services are covered by multiple third party payors, such as a primary and a secondary payor, financial responsibility must be allocated among the multiple payors in a process known as “coordination of benefits”, or COB. The rules governing COB are complex, particularly when one of the payors is Medicare or another government program. Under these rules, in some cases Medicare or other government payors can be billed as a “secondary payor” only after recourse to a primary payor (e.g., a liability insurer) has been exhausted. In some instances, multiple payors may reimburse us an amount which, in the aggregate, exceeds the amount to which we are entitled. In such cases, we are obligated to process a refund. If we improperly bill Medicare or other government payors as the primary payor when that program should be billed as the secondary payor, or if we fail to process a refund when required, we may be subject to civil or criminal penalties. Although we believe we currently have procedures in place to assure that we comply with applicable COB rules, and that we process refunds when we receive overpayments, we cannot assure you that payors or enforcement agencies will not find that we have violated these requirements.
      Consequences of Noncompliance. In the event any of our billing and collection practices, including but not limited to those described above, violate applicable laws such as those described below, we could be subject to refund demands and recoupments. If our violations are deemed to be willful, knowing or reckless, we may be subject to civil and criminal penalties under the False Claims Act or other statutes, including exclusion from federal and state healthcare programs. To the extent that the complexity associated with billing for our services causes delays in our cash collections, we assume the financial risk of increased carrying costs associated with the aging of our accounts receivable as well as increased potential for bad debts which could have a material adverse effect on our revenue, provision for uncompensated care and cash flow.

Federal False Claims Act
      Both federal and state government agencies have continued civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies, and their executives and managers. Although there are a number of civil and criminal statutes that can be applied to healthcare providers, a significant number of these investigations involve the federal False Claims Act. These investigations can be initiated not only by the government but also by a private party asserting direct knowledge of fraud. These “qui tam” whistleblower lawsuits may be initiated against any person or entity alleging such person or entity has knowingly or recklessly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or has made a false statement or used a false record to get a claim approved. Penalties for False Claims Act violations include fines ranging from $5,500 to $11,000 for each false claim, plus up to three times the amount of damages sustained by the federal government. A False Claims Act violation may provide the basis for exclusion from the federally-funded healthcare programs. In addition, some states have adopted similar insurance fraud, whistleblower and false claims provisions.
      The government and some courts have taken the position that claims presented in violation of the various statutes, including the federal Anti-Kickback Statute and the Stark Law, described below, can be considered a violation of the federal False Claims Act based on the contention that a provider impliedly certifies compliance with all applicable laws, regulations and other rules when submitting claims for reimbursement.
Federal Anti-Kickback Statute
      We are subject to the federal Anti-Kickback Statute. The Anti-Kickback Statute is broadly worded and prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (1) the referral of a person covered by Medicare, Medicaid or other governmental programs, (2) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other governmental programs or (3) the purchasing, leasing or ordering or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other governmental programs. Certain federal courts have held that the Anti-Kickback Statute can be violated if “one purpose” of a payment is to induce referrals. Violations of the Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, including fines of up to $50,000 per violation and three times the amount of the unlawful remuneration. Imposition of any of these remedies could have a material adverse effect on our business, financial condition and results of operations.
      In addition to a few statutory exceptions, the OIG has published safe harbor regulations that outline categories of activities that are deemed protected from prosecution under the Anti-Kickback Statute provided all applicable criteria are met. The failure of a financial relationship to meet all of the applicable safe harbor criteria does not necessarily mean that the particular arrangement violates the Anti-Kickback Statute. In order to obtain additional clarification on arrangements that may not be subject to a statutory exception or may not satisfy the criteria of a safe harbor, Congress established a process under the Health Insurance Portability and Accountability Act of 1996 in which parties can seek an advisory opinion from the OIG.
      We and others in the healthcare community have taken advantage of the advisory opinion process, and a number of advisory opinions have addressed issues that pertain to our various operations, such as discounted ambulance services being provided to skilled nursing facilities, patient co-payment responsibilities, compensation methodologies under a management services arrangement, and ambulance restocking arrangements. In a number of these advisory opinions the government concluded that such arrangements could be problematic if the requisite intent were present. Although advisory opinions are binding only on HHS and the requesting party or parties, when new advisory opinions are issued, regardless of the requestor, we review them and their application to our operations as part of our ongoing corporate compliance program and endeavor to make appropriate changes where we perceive the need to do so. See “— Corporate Compliance Program and Corporate Integrity Obligations.”
      Health facilities such as hospitals and nursing homes refer two categories of ambulance transports to us and other ambulance companies: (1) transports for which the facility must pay the ambulance company, and

(2) transports which the ambulance company can bill directly to Medicare or other public or private payors. In Advisory Opinion 99-2, which we requested, the OIG addressed the issue of whether substantial contractual discounts provided to nursing homes on the transports for which the nursing homes are financially responsible may violate the Anti-Kickback Statute when the ambulance company also receives referrals of Medicare and other government-funded transports. The OIG opined that such discounts implicate the Anti-Kickback Statute if even one purpose of the discounts is to induce the referral of the transports paid for by Medicare and other federal programs. The OIG further indicated that a violation may exist even if there is no contractual obligation on the part of the facility to refer federally funded patients, and even if similar discounts are provided by other ambulance companies in the same marketplace. Following our receipt of this Advisory Opinion in March of 1999, we took steps to bring our contracts with health facilities into compliance with the OIG’s views. However, the government has alleged that certain of our contracts in effect in Texas, principally in periods prior to the issuance of the Advisory Opinion, violated the Anti-Kickback Statute. Our contracting practices in Oregon and possibly other jurisdictions may also be under investigation. See “ — American Medical Response — Legal Matters.” We cannot assure you that the OIG or other authorities will not find that our discounting practices in such other jurisdictions, or for other periods of time, violate the Anti-Kickback Statute.
      The OIG has also addressed potential violations of the Anti-Kickback Statute (as well as other risk areas) in its Compliance Program Guidance for Ambulance Suppliers. In addition to discount arrangements with health facilities, the OIG notes that arrangements between local governmental agencies that control 911 patient referrals and ambulance companies which receive such referrals may violate the Anti-Kickback Statute if the ambulance companies provide inappropriate remuneration in exchange for such referrals. Although we believe we have structured our arrangements with local agencies in a manner which complies with the Anti-Kickback Statute, we cannot assure you that enforcement agencies will not find that some of those arrangements violate that statute.
Fee-Splitting; Corporate Practice of Medicine
      EmCare employs or contracts with physicians or physician-owned professional corporations to deliver services to our hospital customers and their patients. We frequently enter into management services contracts with these physicians and professional corporations pursuant to which we provide them with billing, scheduling and a wide range of other services, and they pay us for those services out of the fees they collect from patients and third-party payors. These activities are subject to various state laws that prohibit the practice of medicine by corporations and are intended to prevent unlicensed persons from interfering with or influencing the physician’s professional judgment and the sharing of professional services income with non-professional or business interests. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in many states. Under the corporate practice of medicine restrictions of certain states, decisions and activities such as scheduling, contracting, setting rates and the hiring and management of non-clinical personnel may implicate the restrictions on corporate practice of medicine. In such states, we maintain long-term management contracts with affiliated physician groups, which employ or contract with physicians to provide physician services. We believe that we are in material compliance with applicable state laws relating to the corporate practice of medicine and fee-splitting. However, regulatory authorities or other parties, including our affiliated physicians, may assert that, despite these arrangements, we are engaged in the corporate practice of medicine or that our contractual arrangements with affiliated physician groups constitute unlawful fee-splitting. In this event, we could be subject to adverse judicial or administrative interpretations, to civil or criminal penalties, our contracts could be found legally invalid and unenforceable or we could be required to restructure our contractual arrangements with our affiliated physician groups.
Federal Stark Law
      We are also subject to a provision of the Social Security Act, commonly known as the “Stark Law.” Where applicable, this law prohibits a physician from referring Medicare patients to an entity providing

“designated health services” if the physician or a member of such physician’s immediate family has a “financial relationship” with the entity, unless an exception applies. The penalties for violating the Stark Law include the denial of payment for services ordered in violation of the statute, mandatory refunds of any sums paid for such services and civil penalties of up to $15,000 for each violation, and twice the dollar value of each such service and possible exclusion from future participation in the federally-funded healthcare programs. A person who engages in a scheme to circumvent the Stark Law’s prohibitions may be fined up to $100,000 for each applicable arrangement or scheme. Although we believe that we have structured our agreements with physicians so as to not violate the Stark Law and related regulations, a determination of liability under the Stark Law could have an adverse effect on our business, financial condition and results of operations.
Other Federal Healthcare Fraud and Abuse Laws
      We are also subject to other federal healthcare fraud and abuse laws. Under the Health Insurance Portability and Accountability Act of 1996, there are two additional federal crimes that could have an impact on our business: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud statute prohibits knowingly and recklessly executing a scheme or artifice to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment and/or exclusion from government-sponsored programs. The False Statements Relating to Healthcare Matters statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact by any trick, scheme or device or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines and/or imprisonment. This statute could be used by the government to assert criminal liability if a healthcare provider knowingly fails to refund an overpayment.
      Another statute, commonly referred to as the Civil Monetary Penalties Law, imposes civil administrative sanctions for, among other violations, inappropriate billing of services to federally funded healthcare programs, inappropriately reducing hospital care lengths of stay for such patients, and employing or contracting with individuals or entities who are excluded from participation in federally funded healthcare programs.
      Although we intend and endeavor to conduct our business in compliance with all applicable fraud and abuse laws, we cannot assure you that our arrangements or business practices will not be subject to government scrutiny or be found to violate applicable fraud and abuse laws.
Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996
      The Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, required the Department of Health and Human Services, or HHS, to adopt standards to protect the privacy and security of health-related information. All healthcare providers were required to be compliant with the new federal privacy requirements enacted by HHS no later than April 14, 2003. We believe we have taken reasonable measures to comply with these requirements.
      The HIPAA privacy requirements contain detailed requirements regarding the use and disclosure of individually identifiable health information. Improper use or disclosure of identifiable health information covered by the HIPAA privacy regulations can result in the following civil and criminal penalties: (1) civil money penalties for HIPAA privacy violations are $100 per incident, to a maximum of $25,000, per person, per year, per standard violated; (2) a person who knowingly and in violation of the HIPAA privacy regulations obtains individually identifiable health information or discloses such information to another person may be fined up to $50,000 and imprisoned up to one year, or both; (3) if the offense is committed under false pretenses, the fine may be up to $100,000 and imprisonment for up to five years; and (4) if the offense is done with the intent to sell, transfer or use individually identifiable health information for commercial advantage, personal gain or malicious harm, the fine may be up to $250,000 and imprisonment for up to ten years.

      In addition to enacting the foregoing privacy requirements, HHS issued a final rule creating security requirements for healthcare providers and other covered entities on February 20, 2003. The final security rule requires covered entities to meet specified standards by April 25, 2005. The security standards contained in the final rule do not require the use of specific technologies (e.g., no specific hardware or software is required), but instead require healthcare providers and other covered entities to comply with certain minimum security procedures in order to protect data integrity, confidentiality and availability. We believe we have taken reasonable steps to comply with these standards.
      HIPAA also required HHS to adopt national standards establishing electronic transaction standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. Although these standards were to become effective October 2002, Congress extended the compliance deadline until October 2003 for organizations, such as ours, that submitted a request for an extension. We believe we have taken reasonable steps to comply with these standards.
Fair Debt Collection Practices Act
      Some of our operations may be subject to compliance with certain provisions of the Fair Debt Collection Practices Act and comparable statutes in many states. Under the Fair Debt Collection Practices Act, a third party collection company is restricted in the methods it uses to contact consumer debtors and elicit payments with respect to placed accounts. Requirements under state collection agency statutes vary, with most requiring compliance similar to that required under the Fair Debt Collection Practices Act. We believe we are in substantial compliance with the Fair Debt Collection Practices Act and comparable state statutes where applicable.
State Fraud and Abuse Provisions
      We are subject to state fraud and abuse statutes and regulations. Most of the states in which we operate have adopted a form of anti-kickback law, almost all of those states also have adopted self-referral laws and some have adopted separate false claims or insurance fraud provisions. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Generally, state laws cover all healthcare services and not just those covered under a federally-funded healthcare program. A determination of liability under such laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.
      Although we intend and endeavor to conduct our business in compliance with all applicable fraud and abuse laws, we cannot assure you that our arrangements or business practices will not be subject to government scrutiny or be found to violate applicable fraud and abuse laws.
Licensing, Certification, Accreditation and Related Laws and Guidelines
      In certain jurisdictions, changes in our ownership structure require pre-or post-notification to governmental licensing and certification agencies. Relevant laws and regulations may also require re-application and approval to maintain or renew our operating authorities or require formal application and approval to continue providing services under certain government contracts. For example, in connection with our acquisition of AMR from Laidlaw, two of our subsidiaries were required to apply for state and local ambulance operating authority in New York. See “Risk Factors — Risk Factors Related to Healthcare Regulation — Changes in our ownership structure and operations require us to comply with numerous notification and reapplication requirements in order to maintain our licensure, certification or other authority to operate, and failure to do so, or an allegation that we have failed to do so, can result in payment delays, forfeiture of payment or civil and criminal penalties.”
      We and our affiliated physicians are subject to various federal, state and local licensing and certification laws and regulations and accreditation standards and other laws, relating to, among other things, the adequacy of medical care, equipment, personnel and operating policies and procedures. We are also subject to periodic inspection by governmental and other authorities to assure continued compliance with the various standards necessary for licensing and accreditations.
      Because we perform services at hospitals and other types of healthcare facilities, we and our affiliated physicians may be subject to laws which are applicable to those entities. For example, our operations are impacted by the Emergency Medical Treatment and Active Labor Act of 1986, which prohibits “patient dumping” by requiring hospitals and hospital emergency department and others to assess and stabilize any patient presenting to the hospital’s emergency department or urgent care center requesting care for an emergency medical condition, regardless of the patient’s ability to pay. Many states in which we operate have similar state law provisions concerning patient dumping. Violations of the Emergency Medical Treatment and Active Labor Act of 1986 can result in civil penalties and exclusion of the offending physician from the Medicare and Medicaid programs.
      In addition to the Emergency Medical Treatment and Active Labor Act of 1986 and its state law equivalents, significant aspects of our operations are affected by state and federal statutes and regulations governing workplace health and safety, dispensing of controlled substances and the disposal of medical waste. Changes in ethical guidelines and operating standards of professional and trade associations and private accreditation commissions such as the American Medical Association and the Joint Commission on Accreditation of Healthcare Organizations may also affect our operations. We believe our operations as currently conducted are in substantial compliance with these laws and guidelines.
Antitrust Laws
      Antitrust laws such as the Sherman Act and state counterparts prohibit anticompetitive conduct by separate competitors, such as price fixing or the division of markets. Our physician contracts include contracts with individual physicians and with physicians organized as separate legal professional entities (e.g., professional medical corporations). Antitrust laws may deem each such physician/entity to be separate, both from EmCare and from each other and, accordingly, each such physician/practice is subject to antitrust laws that prohibit anti-competitive conduct between or among separate legal entities or individuals. Although we believe we have structured our physician contracts to substantially comply with these laws, we cannot assure you that antitrust regulatory agencies or a court would not find us to be non-compliant.
Corporate Compliance Program and Corporate Integrity Obligations
      We have developed a corporate compliance program in an effort to monitor compliance with federal and state laws and regulations applicable to healthcare entities, to ensure that we maintain high standards of conduct in the operation of our business and to implement policies and procedures so that employees act in compliance with all applicable laws, regulations and company policies. Our program also attempts to monitor compliance with our Corporate Compliance Plan, which details our standards for: (1) business ethics, (2) compliance with applicable federal, state and local laws, and (3) business conduct. We have an Ethics and Compliance Department whose focus is to prevent, detect and mitigate regulatory risks. We attempt to accomplish this mission through:

•	providing guidance, education and proper controls based on the regulatory risks associated with our business model and strategic plan,

•	conducting internal audits and reviews to identify any improper practices that may be occurring,

•	resolving regulatory matters, and

•	enhancing the ethical culture and leadership of the organization.
      The OIG has issued a series of Compliance Program Guidance documents in which the OIG has set out the elements of an effective compliance program. We believe our compliance program has been structured appropriately in light of this guidance. The primary compliance program components recommended by the OIG, all of which we have attempted to implement, include:

•	formal policies and written procedures,

•	designation of a Compliance Officer,

•	education and training programs,

•	internal monitoring and reviews,

•	responding appropriately to detected misconduct,

•	open lines of communication, and

•	discipline and accountability.
      Our corporate compliance program is based on the overall goal of promoting a culture that encourages employees to conduct activities with integrity, dignity and care for those we serve, and in compliance with all applicable laws and policies. Notwithstanding the foregoing, we audit compliance with our compliance program on a sample basis. Although such an approach reflects a reasonable and accepted approach in the industry, we cannot assure you that our program will detect and rectify all compliance issues in all markets and for all time periods.
      As do other healthcare companies which operate effective compliance programs, from time to time we identify practices that may have resulted in Medicare or Medicaid overpayments or other regulatory issues. For example, we have previously identified situations in which we may have inadvertently utilized incorrect billing codes for some of the services we have billed to government programs such as Medicare or Medicaid. In such cases, it is our practice to disclose the issue to the affected government programs and, if appropriate, to refund any resulting overpayments. The government usually accepts such disclosures and repayments without taking further enforcement action, and we generally expect that to be the case with respect to our past and future disclosures and repayments. However, it is possible that such disclosures or repayments will result in allegations by the government that we have violated the False Claims Act or other laws, leading to investigations and possibly civil or criminal enforcement actions.
      When the United States government settles a case involving allegations of billing misconduct with a healthcare provider, it typically requires the provider to enter into a Corporate Integrity Agreement, or CIA, with the OIG. As a condition to settlement of two government investigations, certain of our operations are subject to CIAs with the OIG. As part of these CIAs, AMR was required to establish and maintain a compliance program that includes the following elements: (1) a compliance officer and committee, (2) written standards including a code of conduct and policies and procedures, (3) general and specific training and education, (4) claims review by an independent review organization, (5) disclosure program for reporting of compliance issues or questions, (6) screening and removal processes for ineligible persons, (7) notification of government investigations or legal proceedings and (8) reporting of overpayments and other “reportable events.”
      If we fail or if we are accused of failing to comply with the terms of the settlements, we may be subject to additional litigation or other government actions, including being excluded from participating in the Medicare program and other federal healthcare programs.
      See “Risk Factors — Risk Factors Related to Healthcare Regulation” for additional information related to regulatory matters.

MANAGEMENT
Directors, Executive Officers and Key Employees
      The following table sets forth information regarding our directors and executive officers.

Name	Age	Position*

William A. Sanger	55	Director, Chairman and Chief Executive Officer
Don S. Harvey	48	Director, President and Chief Operating Officer
Randel G. Owen	46	Chief Financial Officer
Dighton C. Packard, M.D.	57	Chief Medical Officer
Todd G. Zimmerman	40	General Counsel
Robert M. Le Blanc	39	Lead Director
Steven B. Epstein	62	Director
James T. Kelly	59	Director
Michael L. Smith	57	Director

*	Unless otherwise noted, the positions identified are the positions held with the general partner of Emergency Medical Services L.P. prior to this offering and with Emergency Medical Services Corporation following this offering.
     William A. Sanger has been a director, chairman and Chief Executive Officer of Emergency Medical Services Corporation since February 10, 2005. Mr. Sanger was appointed President of EmCare in 2001 and Chief Executive Officer of AMR and EmCare in June 2002. Mr. Sanger is a co-founder of BIDON Companies where he has been a Managing Partner since 1999. Mr. Sanger served as President and Chief Executive Officer of Cancer Treatment Centers of America, Inc. from 1997 to 2001. From 1994 to 1997, Mr. Sanger was co-founder and Executive Vice President of PhyMatrix Corp., then a publicly traded diversified health services company. In addition, Mr. Sanger was president and chief executive officer of various other healthcare entities, including JFK Health Care System. Mr. Sanger has an MBA from the Kellogg School of Management at Northwestern University. Mr. Sanger has been a leader in the healthcare industry for more than three decades.
      Don S. Harvey has been President and Chief Operating Officer of Emergency Medical Services Corporation since February 10, 2005, and was elected a director of Emergency Medical Services Corporation in July 2005. Mr. Harvey joined EmCare as an executive officer in 2001 and was appointed President in June 2002. Mr. Harvey is a co-founder of BIDON Companies where he has been a Managing Partner since 1999. Prior to that, he served as President of the Eastern Region of Cancer Treatment Centers of America, Inc. from 1997 to 1999. Prior to that, Mr. Harvey was an executive officer of PhyMatrix Corp. and Executive Vice President of JFK Healthcare System. Mr. Harvey is a director of several organizations, including the emergency medicine industry trade association EDPMA. Mr. Harvey has a Master of Science degree from Nova Southeastern University. Mr. Harvey has more than 20 years of experience in healthcare services serving the public, governmental and private markets.
      Randel G. Owen has been Chief Financial Officer of Emergency Medical Services Corporation since February 10, 2005. Mr. Owen was appointed Executive Vice President and Chief Financial Officer of AMR in March 2003. He joined EmCare in July 1999 and served as Executive Vice President and Chief Financial Officer from June 2001 to March 2003. Before joining EmCare, Mr. Owen was Vice President of Group Financial Operations for PhyCor, Inc. in Nashville, Tennessee from 1995 to 1999. Mr. Owen has more than 20 years of financial experience in the health care industry. Mr. Owen received an accounting degree from Abilene Christian University.
      Dighton C. Packard, M.D. has been Chief Medical Officer of EmCare since 1990 and became Chief Medical Officer of Emergency Medical Services Corporation in April 2005. Dr. Packard is also the Chairman of the Department of Emergency Medicine at Baylor University Medical Center in Dallas, Texas and a member of the Board of Trustees for Baylor University Medical Center and for Baylor Heart and Vascular

Hospital. Dr. Packard has practiced emergency medicine for more than 25 years. He received his BS from Baylor University at Waco and his MD from the University of Texas Medical School at San Antonio.
      Todd G. Zimmerman has been General Counsel of Emergency Medical Services Corporation since February 10, 2005. Mr. Zimmerman was appointed General Counsel and Executive Vice President of EmCare in July 2002 and of AMR in May 2004. Mr. Zimmerman joined EmCare in October 1997 in connection with EmCare’s acquisition of Spectrum Emergency Care, Inc. where he served as Corporate Counsel. Prior to joining Spectrum in 1997, Mr. Zimmerman worked in the private practice of law for seven years, providing legal advice and support to various large corporations. Mr. Zimmerman received his BS in Business Administration from St. Louis University and his J.D. from the University of Virginia School of Law.
      Robert M. Le Blanc has served as Managing Director of Onex Investment Corp., an affiliate of Onex Corporation, a diversified industrial corporation, since 1999. Prior to joining Onex in 1999, he was with Berkshire Hathaway for seven years. From 1988 to 1992, Mr. Le Blanc held numerous positions with GE Capital, with responsibility for corporate finance and corporate strategy. Mr. Le Blanc serves as a Director of Magellan Health Services, Inc., Res-Care, Inc., Center for Diagnostic Imaging, Inc. and First Berkshire Hathaway Life. Mr. Le Blanc became a director of Emergency Medical Services Corporation in December 2004.
      Steven B. Epstein became a director of Emergency Medical Services Corporation in July 2005. Mr. Epstein is the founder and senior healthcare partner of the law firm of Epstein Becker & Green, P.C. Epstein Becker & Green, P.C. generally is recognized as one of the country’s leading healthcare law firms. Mr. Epstein serves as a legal advisor to healthcare entities throughout the U.S. Mr. Epstein received his B.A. from Tufts University, where he serves on the Board of Trustees and the Executive Committee, and his J.D. from Columbia Law School, where he serves as Chairman of the Law School’s Board of Visitors. In addition, Mr. Epstein serves as a director of many healthcare companies and venture capital and private equity firms, including HealthExtras, Inc. (a pharmacy benefit company).
      James T. Kelly became a director of Emergency Medical Services Corporation in July 2005. From 1986 to 1996, Mr. Kelly served as President and Chief Executive Officer of Lincare Holding Inc., and he served as Chairman of the Board of Lincare from 1994 to 2000. Lincare is a publicly traded company that provides respiratory care, infusion therapy and medical equipment to patients in the home. Prior to joining Lincare, Mr. Kelly was with Union Carbide Corporation for 19 years, where he served in various management positions. Mr. Kelly also serves as a director of American Dental Partners, Inc. (a provider of dental management services) and HMS Holdings Corp. (a provider of consulting and business office outsourcing and reimbursement services to healthcare providers).
      Michael L. Smith became a director of Emergency Medical Services Corporation in July 2005. Mr. Smith served as Executive Vice President and Chief Financial and Accounting Officer of Anthem, Inc. and its subsidiaries, Anthem Blue Cross and Blue Shield, from 2001 until his retirement in January 2005. Mr. Smith was Executive Vice President and Chief Financial Officer of Anthem Insurance from 1999, and from 1996 to 1998 he served as Chief Operating Officer and Chief Financial Officer of American Health Network Inc., then a subsidiary of Anthem. Mr. Smith was Chairman, President and Chief Executive Officer of Mayflower Group, Inc. (a transportation company) from 1989 to 1995, and held various other management positions with that company from 1974 to 1989. Mr. Smith also serves as a director of First Indiana Corporation and its principal subsidiary, First Indiana Bank, Finishmaster, Inc. (auto paint distribution), InterMune, Inc. (a biopharmaceutical company) and Kite Realty Group Trust (a retail property REIT). Mr. Smith also serves as a member of the Board of Trustees of DePauw University, a Trustee of the Indianapolis Museum of Art and a Trustee of the Michigan Maritime Museum.
Key Employees
      Steve Murphy has been appointed Senior Vice President of Government and National Services for Emergency Medical Services Corporation effective December 1, 2005. He has served in that role with AMR since 2003. Prior to joining AMR in 1989, Mr. Murphy was National Vice President of Government Relations for CareLine Inc. and MedTrans, Inc., President and Chief Operating Officer of Pruner Health Services, Inc. and Chief Administrative Officer for Pruner’s Napa Ambulance Service, Inc. Mr. Murphy has

been active in emergency medical services and the ambulance industry for more than 30 years. He holds a Registered Nursing Degree and has been certified as a Certified Emergency Nurse and Mobile Intensive Care Nurse.
      Kim Norman has been appointed Senior Vice President of Human Resources of Emergency Medical Services Corporation effective December 1, 2005. Ms. Norman joined MedTrans, Inc. in June 1991 and joined AMR in 1997, when it merged with MedTrans. She has held various human resource positions for AMR, including Benefits Specialist, Manager of Human Resources and Employee Development, and Regional and National Vice President of Human Resources. Ms. Norman received her B.B.M. from the University of Phoenix and a Human Resource Management Certification from San Diego State University.
      Steve Ratton, Jr. has been Treasurer of Emergency Medical Services Corporation since February 2005 and has been appointed Senior Vice President effective December 1, 2005. Mr. Ratton joined EmCare in April 2003 as Executive Vice President and Chief Financial Officer. Prior to joining EmCare, Mr. Ratton served as Treasurer for Radiologix, Inc. from September 2001 to April 2003. Mr. Ratton was Vice President of Finance for Matrix Rehabilitation, Inc. from August 2000 to September 2001, and Director of Finance for PhyCor, Inc. from April 1998 to August 2000. Mr. Ratton has more than 20 years of experience in the healthcare industry, in both hospital and physician settings. Mr. Ratton has an accounting degree from the University of Texas at El Paso.
      William Tara has been appointed Senior Vice President and Chief Information Officer of Emergency Medical Services Corporation effective December 1 July 2005. Mr. Tara joined AMR as Chief Information Officer in February 2003. Before joining AMR, Mr. Tara was Vice President and Chief Information Officer for Teletech Holdings, Inc. from 1999 to February 2003, responsible for global technology, including software development, professional services and technology operations in 13 countries supporting 30,000 employees. Mr. Tara received his B.S. from the University of California and a Masters Degree in Business from Cornell University.
      Jay Taylor has been appointed Executive Vice President of Sales and Marketing of Emergency Medical Services Corporation effective December 1, 2005. Mr. Taylor was appointed Executive Vice President, Sales and Marketing of EmCare in 2001 and President of EmCare Physician Services in 1997. Prior to joining EmCare, Mr. Taylor served as Executive Vice President for Spectrum Emergency Care, Inc., until the company was acquired by EmCare in October 1997. Mr. Taylor has been in senior healthcare management and emergency medicine operations for 13 years. Mr. Taylor previously served as Regional Vice President and Vice President Worldwide marketing for Unisys, a worldwide information systems company. Mr. Taylor graduated cum laude with a B.S. in Business Administration from the University of West Florida and completed the Executive Corporate Management Program of the Wharton School of Finance.
      Except as described in this prospectus, there are no arrangements or understandings between any member of the board of directors or executive officer or any key employee and any other person pursuant to which that person was elected or appointed to his or her position.
      Our board of directors has the power to appoint our executive officers. Each executive officer will hold office for the term determined by the board of directors and until such person’s successor is chosen or until such person’s death, resignation or removal.
      Mr. Le Blanc is serving as our Lead Director. In that role, his primary responsibility is to preside over periodic executive sessions of our board of directors in which management directors and other members of management do not participate, and he has the authority to call meetings of the non-management directors. The Lead Director also chairs certain portions of board meetings, serves as liaison between the Chairman of the Board and the non-management directors, and develops, together with the Chairman, the agenda for board meetings. The Lead Director will also perform other duties the board delegates from time to time to assist the board in fulfilling its responsibilities.
      There are no family relationships among any of our directors and executive officers.

Composition of the Board of Directors after this Offering
      Our certificate of incorporation, as in effect upon completion of this offering, will provide for a classified board of directors consisting of three staggered classes of directors, as nearly equal in number as possible. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2006 for the Class I directors, 2007 for the Class II directors and 2008 for the Class III directors.
      Effective upon the closing of this offering, our board of directors will consist of six members, classified as follows:

•	our Class I directors will be Messrs. Le Blanc and Sanger,

•	our Class II directors will be Messrs. Epstein and Kelly, and

•	our Class III directors will be Messrs. Harvey and Smith.

      Our by-laws, as in effect immediately prior to this offering, will provide that the authorized number of directors, which will be six at the time of this offering, may be changed by a resolution adopted by at least a majority of our directors then in office. Any additional directorships resulting from an increase in the number of directors may only be filled by the directors and will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors could have the effect of delaying or preventing changes in control or changes in our management.
      Following the consummation of this offering, we will be deemed to be a “controlled company” under the rules of the NYSE, and we will qualify for, and intend to rely upon, the “controlled company” exception to the board of directors and committee composition requirements under the rules of the NYSE. Pursuant to this exception, we will be exempt from the rules that would otherwise require that our board of directors be comprised of a majority of “independent directors” and that our executive compensation and corporate governance and nominating committees be comprised solely of “independent directors,” as defined under the rules of the NYSE. The “controlled company” exception does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE rules, which require that our audit committee be comprised of independent directors exclusively.
      Upon the completion of this offering, our board will consist of six directors, three of whom will qualify as “independent” according to the rules and regulations of the SEC and the New York Stock Exchange.
Committees of the Board of Directors
      Prior to the completion of this offering, our board of directors will have established an audit committee, a compensation committee, a corporate governance and nominating committee and a compliance committee. The composition, duties and responsibilities of these committees are set forth below. Committee members will hold office for a term of one year.
      Audit Committee. The audit committee is responsible for (1) selecting the independent auditor, (2) approving the overall scope of the audit, (3) assisting the board of directors in monitoring the integrity of our financial statements, the independent accountant’s qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing our independent auditor’s report describing the auditing firms’ internal quality-control procedures, and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time and (12) reporting regularly to the full board of directors.
      Upon completion of this offering, our audit committee will consist of Messrs. Epstein, Kelly and Smith, with Mr. Smith serving as chairman of the committee. At our first board meeting following this offering, our board of directors will identify which of these persons is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Messrs. Kelly and Smith have been determined to be independent. Although Mr. Epstein has also been determined to be an independent director under the NYSE rules, he is not “independent” under the SEC rules applicable to our audit committee because we recently engaged the law firm of which he is a partner to perform legal services for us. Within one year of the date of this prospectus, we will be required to appoint another director who is “independent” under these SEC rules to replace Mr. Epstein on the audit committee.
      Compensation Committee. The compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.
      Upon completion of this offering, our compensation committee consists of Messrs. Kelly, Le Blanc and Smith, with Mr. Kelly serving as chairman.
      Corporate Governance and Nominating Committee. Our corporate governance and nominating committee’s purpose will be to assist our board of directors by identifying individuals qualified to become members of our board consistent with the criteria set by our board and to develop our corporate governance principles. This committee’s responsibilities will include: (1) evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees, (2) establishing a policy for considering stockholder nominees for election to our board of directors, (3) recommending ways to enhance communications and relations with our stockholders, (4) evaluating and recommending candidates for election to our board of directors, (5) overseeing our board of directors’ performance and self-evaluation process and developing continuing education programs for our directors, (6) reviewing our corporate governance principles and providing recommendations to the board of directors regarding possible changes, and (7) reviewing and monitoring compliance with our code of ethics and our insider trading policy.
      Upon completion of this offering, all of our directors will be members of our corporate governance and nominating committee. Mr. Epstein will serve as chairman of the committee.
      Compliance Committee. Our compliance committee is responsible for overseeing our Corporate Compliance Program. The committee’s responsibilities include oversight of our processes for maintaining and monitoring compliance with federal and state laws applicable to healthcare entities. The specific functions overseen by the committee include our procedures for (1) providing guidance and education to our workforce, (2) performing compliance audits, (3) resolving regulatory matters that come to our attention through our compliance hotline, our audit activities or contacts from government agencies and (4) enhancing the ethical culture and leadership of our organization. Our compliance officers, who supervise our Ethics and Compliance Department, will report directly to the compliance committee and will meet with it on a regular basis.
      Upon completion of this offering, our compliance committee will consist of Messrs. Epstein, Le Blanc and Smith, with Mr. Le Blanc serving as chairman.
      Other Committees. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.
      The compensation arrangements for our Chief Executive Officer and each of our named executive officers were established pursuant to the terms of the respective employment agreements between us and each executive officer. The terms of the employment agreements were established pursuant to arms-length negotiations between a representative of Onex and each executive officer.

      None of our executive officers serves, and we anticipate that none will serve, as a member of the board of directors or compensation committee of any entity that has one or more executive officers that serves on our board of directors or compensation committee.
      Following this offering, directors who are not our employees will receive an annual cash payment of $35,000, payable quarterly, $2,000 for each board meeting attended in person and $1,000 for each board meeting attended via conference call, and $1,000 and $500, respectively, for each committee meeting attended in person or via conference call. The chair of the audit committee and the compensation committee will receive an additional $15,000 and $10,000, respectively. Consistent with corporate policy, Mr. Le Blanc, as chairman of the compliance committee, will receive no compensation for his services to the company. When they were elected to the board, we granted to each of Messrs. Epstein, Kelly and Smith an option to purchase 3,750 shares of class A common stock at an exercise price of $6.67 per share, with the same vesting schedule as is applicable to our executive officers. See “Management — Option Grants and Stock Awards”. All directors are reimbursed for their out-of-pocket expenses incurred in connection with such services.
Executive Compensation
      The following table sets forth the compensation of our chief executive officer and the four other most highly compensated executive officers during fiscal 2004. We refer to these officers as our named executive officers.
Summary Compensation Table

		Annual Compensation

				Other Annual	Long-Term	All Other
Name and Principal Position(1)	Year	Salary	Bonus	Compensation(2)	Compensation Awards(3)	Compensation(4)

William A. Sanger	2004	$571,411	$488,750	—	—	$9,957
Chief Executive Officer of AMR and of EmCare
Don S. Harvey	2004	$391,667	$337,500	—	—	$3,925
President and Chief Operating Officer of EmCare
Randel G. Owen	2004	$286,422	$117,500	$55,944(5)	$35,245	$7,745
Chief Financial Officer of AMR
Dighton C. Packard, M.D.	2004	$211,467	$83,200	—	$21,333	$4,571
Chief Medical Officer of EmCare
Todd G. Zimmerman	2004	$201,955	$146,997	—	$11,594	$5,157
General Counsel of EmCare

(1)	Represents each person’s principal position in fiscal 2004. All of these individuals became executive officers of Emergency Medical Services in connection with our acquisition of AMR and EmCare.

(2)	In accordance with the rules of the SEC, other annual compensation disclosed in this table does not include various perquisites and other personal benefits received by a named executive officer that does not exceed the lesser of $50,000 or 10% of such officer’s total annual salary and bonus disclosed in this table.

(3)	Represents the vesting of restricted share awards granted to the named executive officers by Laidlaw on November 24, 2004, as follows: Mr. Owen — 1,900 shares; Dr. Packard — 1,150 shares; Mr. Zimmerman — 625 shares. In connection with our acquisition of AMR and EmCare, these awards terminated and no further restricted shares will vest.

(4)	Represents matching contributions to company 401(k) plans.

(5)	Other annual compensation for Mr. Owen includes a relocation allowance of $47,544.
     Substantially all of our salaried employees, including our named executive officers, participate in our 401(k) savings plans. We maintain three 401(k) plans for eligible AMR employees. Employees may contribute a maximum of 40% of their compensation up to a maximum of $13,000. We match the contribution up to a maximum of 3% to 6% of the employee’s salary per year, depending on the plan. Eligible EmCare employees may elect to contribute 1% to 25% of their annual compensation and we match 50% of the first 6% of base compensation that an employee contributes.
      Prior to our acquisition of AMR and EmCare, our named executive officers participated in the Laidlaw, Inc. U.S. Supplemental Executive Retirement Arrangement, or SERP. The benefit amount payable under the plan at age 65 is based upon an employee’s final average earnings. The form of the benefit would be an annuity, guaranteed for five years. Based on the number of years of service and their respective salaries prior to the acquisition, the following are the total estimated accrued values of future benefits payable under the Laidlaw SERP to the named executive officers on retirement, calculated at August 31, 2004: Mr. Sanger — $169,532; Mr. Harvey — $69,782; Mr. Owen — $141,190; Dr. Packard — $169,030; and Mr. Zimmerman — $92,481. No additional benefits will accrue under the SERP. See “Certain Relationships and Related Party Transactions — Transactions with Laidlaw — Management Bonuses in Connection with Our Acquisition of AMR and EmCare” for information relating to amounts paid by Laidlaw to the named executive officers in connection with our acquisition of AMR and EmCare.
Option Grants and Stock Awards
      There were no stock option grants or restricted stock awards to the named executive officers in fiscal 2004.
      The following table sets forth information regarding options granted to each of our named executive officers in February 2005 in connection with our acquisition of AMR and EmCare. Potential realizable value is based upon the assumed initial public offering of $16.00 per share, and is net of the exercise price of $6.67 per share. The potential realizable value set forth in the last column of the table is calculated based on the term of the option at the time of the grant, which is ten years. The assumed 5% and 10% rates of appreciation comply with the rules of the SEC and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on future performance of our class A common stock. We have not granted any stock appreciation rights to any of the named executive officers.
      The exercise price of each option listed below is equal to the price paid per share by our initial investors. Each option may be exercised only upon the vesting of such options. One-half of the options held by each named executive officer vest ratably over a four-year period as of the one-year anniversaries of the grant (the 6-month anniversaries, in the case of Mr. Sanger), and one-half vest ratably over the same period but are exercisable only if a specified performance target is met. See “— Equity Plans — Equity Option Plan.” The percentage of total options is based upon options to purchase an aggregate of 3,509,219 shares of class A common stock granted to employees in the eight months ended September 30, 2005 under the equity option plan we adopted in connection with the acquisition of AMR and EmCare. The terms of all option grants described below give effect to adjustments to our capitalization that will be made in connection with this offering. See “Equity Plans — Equity Option Plans.”
Option Grants in Fiscal 2005

Individual Grants
						Potential Realizable Value of
	Number of		% of Total			Assumed Annual Rates
	Securities		Options			of Stock Price Appreciation
	Underlying		Granted to			for Option Term
	Options		Employees in	Exercise
Name	Granted(1)		Fiscal Year	Price	Expiration Date(1)	5%	10%

William A. Sanger	1,482,168	(2)	42.2%	$6.67	February 10, 2015	$4,943,030.28	$9,886,060.56
Don S. Harvey	370,542	(3)	10.6%	$6.67	February 10, 2015	1,235,757.57	2,471,515.14
Randel G. Owen	370,542	(3)	10.6%	$6.67	February 10, 2015	1,235,757.57	2,471,515.14
Todd G. Zimmerman	148,217	(3)	4.2%	$6.67	February 10, 2015	494,303.70	988,607.39
Dighton C. Packard, M.D.	48,750	(3)	1.4%	$6.67	February 10, 2015	162,581.25	325,162.50

(1)	The options may expire earlier, upon termination of employment or certain corporate events. See “— Equity Plans — Equity Option Plan.” If the employee’s employment is terminated prior to February 10, 2015, his options will expire earlier as follows: (a) upon the termination of employment if the termination is for “cause”, (b) 30 days after the termination of employment, or such other date as determined by the compensation committee, following termination by the employee for “good reason” or by us without “cause” or due to retirement, or (c) 90 days after termination of employment due to death or disability. Vesting of the options may accelerate, and all options will terminate if not exercised, upon (i) a sale of our equity (other than a sale as part of an initial public offering) whereby any person other than existing equity holders as of the grant date acquire our voting power to elect a majority of our board of directors or (ii) a sale of all or substantially all of our assets.

(2)	The options vest ratably on the first eight six-month anniversaries of the grant date, provided, that the exercisability of one-half of the options is conditioned upon meeting certain specified performance targets. See “— Equity Plans — Equity Option Plan.” If Mr. Sanger is terminated, the options will vest as scheduled to the nearest six-month anniversary of the grant date.

(3)	The options vest ratably on the first four anniversaries of the grant date, provided, that the exercisability of one-half of the options is conditioned upon meeting certain specified performance targets. See “— Equity Plans — Equity Option Plan.”

     None of the named executive officers held any stock options during the fiscal year ended August 31, 2004 and none of them held unexercised stock options at that date.
Employment Agreements
      We have entered into employment agreements with Messrs. Sanger, Harvey, Owen and Zimmerman, each effective February 10, 2005, and with Dr. Packard effective April 19, 2005. Mr. Sanger’s employment agreement has a five-year term and Mr. Harvey’s employment agreement has a four-year term. The employment agreements of Mr. Owen, Mr. Zimmerman and Dr. Packard have a three-year, a two-year term and a one-year term, respectively, and renew automatically for successive one-year terms unless either party gives notice at least 90 days prior to the expiration of the then current term. Each executive has the right to terminate his agreement on 90 days’ notice, in which event he will be subject to the non-compete provisions described below, provided he receives specified severance benefits. The employment agreements include provisions for the payment of an annual base salary as well as the payment of a bonus based upon the achievement of performance criteria established by our board of directors or, in the case of Dr. Packard, our Chief Executive Officer or President. The target bonus percentage, expressed as a percentage of annual salary, set forth in each agreement represents the bonus amount payable to the executive if all of the performance criteria are achieved. The annual base salary of Mr. Sanger is subject to annual review and adjustment after the second anniversary of the effectiveness of the agreement. The annual base salary of Messrs. Harvey, Owen and Zimmerman are subject to annual review and adjustment after the first anniversary of the effectiveness of the agreements. Dr. Packard’s base salary is subject to a $100,000 increase if he reduces his clinical activities and increases the time he provides services to us.
      If we terminate a named executive officer’s employment without cause or any of them leaves after a change of control for one of several specified reasons, we have agreed to continue the executive’s base salary and provide his benefits for a period of 24 months from the date of termination for Messrs. Sanger, Harvey and Owen, 18 months for Mr. Zimmerman, and 12 months for Dr. Packard. These agreements contain non-competition and non-solicitation provisions pursuant to which the executive agrees not to compete with AMR or EmCare or solicit or recruit our employees for a period from the date of termination for 24 months in the case of Mr. Sanger, Mr. Harvey, Mr. Owen and Dr. Packard and 12 months in the case of Mr. Zimmerman.
      The annual base salary and target bonus for each named executive officer is as follows:

		Target
	Annual	Bonus
Executive	Base Salary	Percentage

William A. Sanger	$850,000	100%
Don S. Harvey	$500,000	75%
Randel G. Owen	$350,000	50%
Todd G. Zimmerman	$325,000	50%
Dighton C. Packard, M.D.	$260,000	50%
      Pursuant to their employment agreements, effective February 10, 2005, we granted options to purchase our class A common stock to each named executive officer. See “— Option Grants and Stock Awards” and “— Equity Plans — Equity Option Plan.” The option grant to each of these named executive officers was conditioned upon his investment in our equity in an amount as indicated in his respective employment agreement.
      Our executive employment agreements with Messrs. Sanger, Harvey, Owen and Zimmerman include indemnification provisions. Under those agreements, we agree to indemnify each of these individuals against claims arising out of events or occurrences related to that individual’s service as our agent or the agent of any of our subsidiaries to the fullest extent legally permitted. Under Delaware law, an officer may be indemnified, except to the extent any claim arises from conduct that was not in good faith or in a manner reasonably believed to be in, or not opposed to, our best interest or, with respect to any criminal action or proceedings, there was reasonable cause to believe such conduct was unlawful.
Equity Plans

Equity Option Plan
      We adopted our equity option plan in connection with the acquisition of AMR and EmCare. In the eight months ended September 30, 2005, we have granted options to purchase 3,509,219 shares of class A common stock under the plan and at September 30, 2005 we have an additional 566,745 shares reserved for future grants.
      The compensation committee of our board of directors, or the board itself if there is no committee, administers the equity option plan.
      The plan provides that if Emergency Medical Services undergoes a reorganization, recapitalization or other change in its equity, the compensation committee may make adjustments to the plan in order to prevent dilution of outstanding options. In connection with this offering, each option to purchase one partnership unit at a price of $10.00 per unit will be adjusted to become the right to purchase 1.5 shares of class A common stock at a price of $6.67 per share, and the option terms we refer to give effect to these adjustments.
      The options to purchase 3,509,219 shares of class A common stock we have granted under the plan through September 30, 2005 are non-qualified options for federal income tax purposes. These options have the following terms:

•	exercise price equal to $6.67 per share, being the equity purchase price paid by the initial investors,

•	vesting ratably on each of the first four anniversaries of the effective February 10, 2005 grant date (the first eight 6-month anniversaries in the case of Mr. Sanger), provided, that the exercisability of one-half of the options granted to each employee is subject to the further condition that Onex has realized a 15% internal rate of return, as defined, or, on the fourth anniversary of the grant date, we have achieved an aggregate EBITDA of not less than $617.4 million, subject to certain adjustments, for the four fiscal years ending December 31, 2008,

•	each option expires on the tenth anniversary of the grant date unless the employee’s employment is terminated earlier, in which case the options will expire as follows: (i) upon the termination of employment if the termination is for “cause”, (ii) 30 days after the termination of employment, or such other date as determined by the compensation committee, following termination by the employee for “good reason” or by us without “cause” or due to retirement, or (iii) 90 days after termination of employment due to death or disability, and

•	upon (i) a sale of the equity of Emergency Medical Services (other than a sale as part of this offering) whereby any person other than existing equity holders as of the grant date acquire voting power to elect a majority of our board of directors or (ii) a sale of all or substantially all of our assets, all options granted to each employee will accelerate (although still subject to the performance target) and will terminate if not exercised.

      All options and Emergency Medical Services equity held by our senior management are governed by agreements which:

•	restrict transfer of their equity until the fifth anniversary of purchase, and

•	grant “piggyback” registration rights.
See “Description of Capital Stock — Equityholder Agreements” and “— Registration Agreement” for a description of the transfer restrictions and “piggyback” registration rights.

Management Investment and Equity Purchase Plan
      In connection with our acquisition of AMR and EmCare, our named executive officers and other members of management purchased an aggregate of 915,750 shares of class A common stock. See “Certain Relationships and Related Party Transactions — Issuance of Shares.” Approximately 160 employees and affiliated physicians, physician assistants and nurse practitioners purchased in the aggregate an additional 232,575 shares of class A common stock pursuant to our equity purchase plan. The 1,148,325 shares held by these investors, including our named executive officers, are governed by equityholders agreements. These agreements contain restrictions on transfer of the equity. See “Description of Capital Stock — Equityholder Agreements.”

PRINCIPAL AND SELLING STOCKHOLDERS
      The following table shows information with respect to the beneficial ownership of our common stock as of November      , 2005, giving effect to our reorganization as a holding company, including the exchange of limited partnership units for class A common stock and class B common stock, the assumed exchange of LP exchangeable units for our class B common stock, the 1.5-for-1 stock split, and as adjusted to reflect the sale of our class A common stock being offered in this offering, by:

•	each person known by us to own beneficially 5% or more of our class A or class B common stock,

•	each of our directors,

•	each of our named executive officers, and

•	all of our directors and executive officers as a group.
      In addition, up to 1,170,000 LP exchangeable units owned by the Onex entities may be exchanged for shares of our class B common stock, converted into class A common stock and sold if the underwriters exercise their over-allotment option, as set forth in this section. No members of management, and no other stockholder, is selling common stock as a part of this offering.

	Before Offering				After Offering

	Number of	Percentage			Percentage
	Shares	of Class/All		Percentage	of Class/All		Percentage
	Beneficially	Common		of Voting	Common		of Voting
Name of Beneficial Owner	Owned(1)(2)	Stock		Power	Stock		Power

Five Percent Stockholders
Onex Corporation(3)	32,107,523	99.6%/	96.1%		99.6%/	77.9%
	class B			99.6%			96.6%
Onex Partners LP(4)	17,226,723	53.5%/	51.6%		53.6%/	41.8%
	class B			53.5%			51.8%
Onex Partners LLC(5)	11,106,924	34.4%/	33.3%		34.4%/	27.0%
	class B			34.4			33.4%
Onex EMSC Co-Invest LP(6)	2,844,855	8.8%/	8.5%		8.8%/	6.9%
	class B			8.8%			8.6%
Directors and Executive Officers
Robert M. Le Blanc(7)	56,107
	class B	*/	*	*	*/	*	*
Steven B. Epstein(8)	37,500
	class A	3.3%/	*	*	*/	*	*
James T. Kelly(8)	112,500
	class A	9.8%/	*	*	1.3%/	*	*
Michael L. Smith(8)	37,500
	class A	3.3%/	*	*	*/	*	*
William A. Sanger(8)	450,000	39.2%/	1.4%		5.0%/	1.1%
	class A			*			*
Don S. Harvey(8)	75,000
	class A	6.5%/	*	*	*/	*	*
Dighton C. Packard, M.D.(9)	33,750
	class A	2.9%/	*	*	*/	*	*
Randel G. Owen(8)	33,750
	class A	2.9%/	*	*	*/	*	*
Todd G. Zimmerman(8)	18,750
	class A	1.6%/	*	*	*/	*	*
All directors and executive officers as a group (9 persons)	56,107
	class B	*/	*	*	*/	*	*
	798,750	69.6%/	2.4%	*	8.9%/	1.9%	*
	class A

*	Represents beneficial ownership of less than 1%.

(1)	The amounts and percentages of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, including our common stock subject to an option that is exercisable within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest. None of the options granted under our equity option plan is exercisable within 60 days.

The LP exchangeable units are exchangeable on a one-for-one basis for shares of class B common stock at any time at the option of the holder. Accordingly, this table assumes the exchange of all LP exchangeable units for class B common stock. Until such exchange, the holders of the LP exchangeable units have the benefit of the class B special voting stock through which the holders may exercise voting rights as though they held the same number of shares of class B common stock.

(2)	On each matter submitted to the stockholders for their vote, our class A common stock is entitled to one vote per share, and our class B common stock is entitled to ten votes per share, reducing to one vote per share under certain limited circumstances. Except as required by law, our class A and class B common stock vote together on all matters submitted to stockholders for their vote.

(3)	Includes the following: (i) 17,226,723 LP exchangeable units held by Onex Partners LP; (ii) 11,106,924 LP exchangeable units held by Onex Partners LLC; (iii) 2,844,855 LP exchangeable units held by Onex EMSC Co-Invest LP; (iv) 639,649 LP exchangeable units held by EMS Executive Investco LLC; (v) 289,349 LP exchangeable units held by Onex US Principals LP; and (vi) 23 LP exchangeable units held by EMSC, Inc. (formerly known as Emergency Medical Services Corporation). Onex Corporation may be deemed to own beneficially the LP exchangeable units held by (a) Onex Partners LP, through Onex’ ownership of all of the common stock of Onex Partners GP, Inc., the general partner of Onex Partners GP LP, the general partner of Onex Partners LP; (b) Onex Partners LLC, through Onex’ ownership of all of the equity of Onex Partners LLC; (c) Onex EMS Co-Invest LP, through Onex’ ownership of all of the common stock of Onex Partners GP, Inc., the general partner of Onex Partners GP LP, the general partner of Onex EMSC Co-Invest LP; (d) EMS Executive Investco LLC, through Onex’ ownership of Onex American Holdings II LLC which owns 33.33% of the voting power of EMS Executive Investco LLC; and (e) Onex US Principals LP through Onex’ ownership of all of the equity of Onex American Holdings GP LLC, the general partner of Onex US Principals LP. Onex Corporation disclaims such beneficial ownership.

In addition, prior to the formation of our holding company, Onex Corporation’s subsidiary, Onex American Holdings II LLC, owns 50% of the voting stock of Emergency Medical Services Corporation, the general partner of EMS L.P., and a 99.9% economic interest in EMSC, Inc. EMSC, Inc. owns directly less than .001% of the equity interest of EMS L.P. However, as its general partner, EMSC, Inc. may be deemed to own beneficially all of the equity of the partnership. The equity owned by EMSC, Inc. may be deemed beneficially owned 50% by Mr. Le Blanc and 50% by Onex American Holdings II LLC and Onex Corporation. Mr. Le Blanc disclaims such beneficial ownership.

Mr. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to own beneficially all of the LP exchangeable units owned beneficially by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership. The address for Onex Corporation is 161 Bay Street, Toronto, ON M5J 2S1.

(4)	All of the LP exchangeable units owned by Onex Partners LP may be deemed owned beneficially by each of Onex Partners GP LP, Onex Partners GP, Inc. and Onex Corporation. The address for Onex Partners LP is c/o Onex Investment Corporation, 712 Fifth Avenue, New York, New York 10019.

(5)	All of the LP exchangeable units owned by Onex Partners LLC may be deemed owned beneficially by Onex Corporation. The address for Onex Partners LLC is 421 Leader Street, Marion, Ohio 43302.

(6)	All of the LP exchangeable units owned by Onex EMSC Co-Invest LP may be deemed owned beneficially by each of Onex Partners GP LP, Onex Partners GP, Inc. and Onex Corporation. The address for Onex EMSC Co-Invest LP is c/o Onex Investment Corporation, 712 Fifth Avenue, New York, New York 10019.

(7)	Includes (i) 35,837 LP exchangeable units held by Onex US Principals LP which may be deemed owned beneficially by Mr. Le Blanc by reason of his pecuniary interest in the LP exchangeable units owned by Onex US Principals LP, (ii) 20,250 LP exchangeable units owned by Onex EMSC Co-Invest LP which may be deemed to be owned beneficially by Mr. Le Blanc by reason of his pecuniary interest in Onex EMSC Co-Invest LP and (iii) 23 LP exchangeable units owned by EMSC, Inc. Prior to our reorganization into a holding company, Mr. Le Blanc owns 50% of the voting common stock of EMSC, Inc. and a 0.01% economic interest in EMSC, Inc. See note (3) with respect to EMSC, Inc.’s equity interest in EMS L.P., as to which Mr. Le Blanc disclaims beneficial ownership. Mr. Le Blanc also disclaims beneficial interest in the LP exchangeable units owned by Onex US Principals LP and Onex EMSC Co-Invest LP. Mr. Le Blanc’s address is c/o Onex Investment Corporation, 712 Fifth Avenue, New York, New York 10019.

(8)	The address of these stockholders is c/o Emergency Medical Services Corporation, 6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado 80111-4737.

(9)	The address of this stockholder is c/o EmCare Holdings Inc., 1717 Main Street, Suite 5200, Dallas, Texas 75201.

     The following table sets forth information regarding the ownership of shares of our common stock by the selling stockholders, assuming the underwriters’ over-allotment option is exercised in full:

		Shares Beneficially Owned
	Number of	After the Offering
	Shares Offered
	in Over-		Percentage of
	Allotment		Class/All		Percentage of
Name of Beneficial Owner	Option	Number	Common Stock		Voting Power

Onex Partners LP	627,743	16,598,980	53.4%/	40.3%	51.9%
Onex Partners LLC	404,737	10,702,187	34.4%/	26.0%	33.5%
Onex EMSC Co-Invest LP	103,667	2,741,188	8.8%/	6.7%	8.6%
Onex US Principals LP	10,544	278,805	*/	*	*
EMS Executive Investco LLC	23,309	616,340	2.0%/	1.5%	1.9%

*	Represents beneficial ownership of less than 1%.
     We have agreed to pay all the expenses of the selling stockholders in connection with this offering other than underwriting discounts and commissions. In the event the underwriters’ over-allotment option is not exercised in full, the number of shares to be sold by the selling stockholders named above will be reduced proportionately.

DESCRIPTION OF CAPITAL STOCK
      The following description summarizes the material terms of our capital stock and provisions of our restated certificate of incorporation and restated by-laws as they will be in effect upon completion of this offering. This description also summarizes the principal agreements relating to the LP exchangeable units. Because this is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our restated certificate of incorporation and restated by-laws, the EMS L.P. limited partnership agreement and the voting and exchange trust agreement referred to below, copies of which will be filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the Delaware General Corporation Law, or the DGCL, and the Delaware Revised Uniform Limited Partnership Act. References to our certificate of incorporation and to our by-laws are references to these documents, as restated.
Overview
      At the time of this offering, our authorized capital stock will consist of:

•	shares of class A common stock, par value $0.01 per share,

•	shares of class B common stock, par value $0.01 per share,

•	one share of class B special voting stock, $0.01 par value, and

•	shares of preferred stock, par value $0.01 per share.
      Of the           authorized shares of class A common stock, pursuant to this offering we are offering 7,800,000 shares and, subject to the underwriters’ exercise of their over-allotment option in full, the selling stockholders are offering 1,170,000 shares. On the closing of this offering, if the underwriters’ over-allotment option is not exercised, we and EMS L.P. will have outstanding the following securities:

•	8,948,325 shares of class A common stock, held by our management and persons who purchase shares in this offering;

•	142,545 shares of class B common stock, held by certain former holders of interests in EMS L.P.;

•	one share of class B special voting stock, held by Onex Corporation as trustee for the holders of LP exchangeable units;

•	32,107,500 LP exchangeable units of EMS L.P., exchangeable on a one-for-one basis for shares of class B common stock, held by the Onex entities; and

•	860,570 other partnership units of EMS L.P., including the general partner interest, held by us.
If the underwriters’ over-allotment option is exercised in full, the number of shares of class A common stock outstanding will increase, and the number of LP exchangeable units outstanding will decrease, by 1,170,000.
      We refer to our class A common stock and our class B common stock together as “our common stock.”
Common Stock
      The class A common stock and the class B common stock will be identical in all respects, except with respect to voting and except that each share of class B common stock is convertible into one share of class A common stock at the option of the holder. All of our existing common stock is, and the shares of class A common stock being offered by us and the selling stockholders, if any, in this offering will be, upon payment therefor, validly issued, fully paid and non-assessable.

      Voting Rights. Generally, on all matters on which the holders of common stock are entitled to vote, the holders of the class A common stock, the class B common stock and the class B special voting stock vote together as a single class. On all matters with respect to which the holders of our common stock are entitled to vote, each outstanding share of class A common stock is entitled to one vote, each outstanding share of class B common stock is entitled to ten votes and the one share of class B special voting stock is entitled to a number of votes equal to the number of votes that could be cast if all of the then outstanding LP exchangeable units were exchanged for class B common stock. If the Minimum Hold Condition is no longer satisfied, the number of votes per share of class B common stock will be reduced automatically to one vote per share. The Minimum Hold Condition is satisfied so long as the aggregate of the numbers of outstanding shares of class B common stock and LP exchangeable units is at least 10% of the total number of shares of common stock and LP exchangeable units outstanding.

Class A Common Stock. In addition to the other voting rights or power to which the holders of class A common stock are entitled, holders of class A common stock are entitled to vote as a separate class on approval of (i) any alteration, repeal or amendment of our certificate of incorporation which would adversely affect the powers, preferences or rights of the holders of class A common stock; and (ii) any merger or consolidation of our company with any other entity if, as a result, shares of class B common stock would be converted into or exchanged for, or receive, any consideration that differs from that applicable to the shares of class A common stock as a result of such merger or consolidation, other than a difference limited to preserving the relative voting power of the holders of the class A common stock, the class B common stock and the class B special voting stock. In respect of any matter as to which the holders of the class A common stock are entitled to a class vote, holders have one vote per share, and the affirmative vote of the holders of a majority of the shares of class A common stock outstanding is required for approval.

Class B Common Stock and Class B Special Voting Stock. In addition to the other voting rights or power to which the holders of class B common stock and class B special voting stock are entitled, holders of class B common stock and class B special voting stock are entitled to vote together as a single class on approval of (i) any alteration, repeal or amendment of our certificate of incorporation which would adversely affect the powers, preferences or rights of the holders of class B common stock or class B special voting stock; and (ii) any merger or consolidation of our company with any other entity if, as a result, (a) the class B special voting stock would not remain outstanding or (b) shares of class B common stock would be converted into or exchanged for, or receive, any consideration that differs from that applicable to the shares of class A common stock as a result of such merger or consolidation, other than a difference limited to preserving the relative voting power of the holders of the class A common stock, the class B common stock and the class B special voting stock. In respect of any matter as to which the holders of the class B common stock and class B special voting stock are entitled to a class vote, holders of class B common stock have one vote per share and the holder of the class B special voting stock will have one vote for each LP exchangeable unit outstanding, and the affirmative vote of the holders of a majority of the votes entitled to be cast is required for approval.
      Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of our outstanding common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose. No dividend can be declared on the class A or class B common stock unless at the same time an equal dividend is paid on each share of class A or class B common stock, as the case may be. Dividends paid in shares of our common stock must be paid, with respect to a particular class of common stock, in shares of that class. We will not pay dividends on our class B special voting stock. The holders of the LP exchangeable units have the right to receive distributions equivalent to, on a per share/per unit basis, the dividends paid to the holders of the class A and class B common stock. If a dividend with respect to our common stock is paid in shares of common stock, the corresponding distribution with respect to the LP exchangeable units will be made in LP exchangeable units.
      Conversion Rights. The class A common stock is not convertible. Each share of class B common stock may be converted at any time at the option of the holder into one share of class A common stock. The class B common stock will be converted automatically into class A common stock upon a transfer thereof to any person other than (i) Onex Corporation, (ii) an affiliate of Onex, (iii) Gerald W. Schwartz or an affiliate of Mr. Schwartz, (iv) Onex Partners LP or (v) or another person or entity, provided, that, in the case of this clause (v), Onex, an affiliate of Onex, Mr. Schwartz or Onex Partners LP has or shares “voting power” or “investment power,” as those terms are defined in the rules of the SEC, over the class B common stock held by that person or entity.
      Preemptive or Similar Rights. Our common stock is not entitled to preemptive or other similar rights to purchase any of our securities.
      Right to Receive Liquidation Distributions. Upon our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the rights of any holders of preferred stock then outstanding, and subject to the rights of the holders of LP exchangeable units to receive distributions of assets equivalent to, on a per share/per unit basis, the distributions to the holders of class A and class B common stock. We will not make any distribution of assets with respect to the class B special voting stock upon our liquidation, dissolution or winding up other than a distribution equal to its $0.01 par value.
      NYSE Listing. We have applied to include the class A common stock for trading on the NYSE under the symbol “EMS”. The class B common stock, the class B special voting stock and the LP exchangeable units will not be listed on any securities exchange.
LP Exchangeable Units and Class B Special Voting Stock
      Each of the LP exchangeable units will be a security of EMS L.P. that, taking into account the ancillary rights described in this section, are substantially equivalent economically to a share of class B common stock. The holders of LP exchangeable units will have the following rights:

•	the right to exchange those units, at the holders’ option, for shares of class B common stock on a one-for-one basis,

•	the right to receive distributions, on a per unit basis, in amounts (or property in the case of non-cash dividends), which are the same as, or economically equivalent to, and which are payable at the same time as, dividends declared on the class B common stock (or dividends that would be required to be declared if class B common stock were outstanding),

•	the right to vote, through the trustee holder of the class B special voting stock, at all stockholder meetings at which holders of the class B common stock or class B special voting stock are entitled to vote, and

•	the right to participate on a pro rata basis with the class B common stock in the distribution of assets of Emergency Medical Services, upon specified events relating to the voluntary or involuntary liquidation, dissolution, winding up or other distribution of the assets through the mandatory exchange of LP exchangeable units for shares of class B common stock.
      On the closing of this offering, we will enter into a voting and exchange trust agreement and issue one share of class B special voting stock to Onex Corporation as trustee to be held for the benefit of the holders of LP exchangeable units. By furnishing instructions to the trustee, holders of the LP exchangeable units will be able to exercise essentially the same voting rights with respect to Emergency Medical Services as they would have if they had exchanged their LP exchangeable units for shares of our class B common stock.
      In the EMS L.P. partnership agreement, we will agree to maintain the economic equivalency of the LP exchangeable units and the class B common stock by, among other things, not declaring and paying dividends on the class A common stock or class B common stock unless EMS L.P. is able to make, and in fact makes, economically equivalent and contemporaneous distributions on the LP exchangeable units in accordance with the terms of those units. EMS L.P. may also make such unit distributions or adjustments from time to time as necessary to maintain the one-for-one economic equivalence between the LP exchangeable units and shares of our class B common stock. The LP exchangeable units do not carry any other right to receive distributions from EMS L.P.
      The partnership agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction for the purpose of acquiring the class A common stock and/ or class B common stock is proposed by us or is proposed to us or our stockholders and is recommended by our board of directors, or is otherwise effected or to be effected with the consent or approval of our board of directors and the LP exchangeable units are not otherwise exchanged for shares of class B common stock, then we will use our reasonable efforts to enable and permit holders of LP exchangeable units to participate in such an offer to the same extent and on an economically equivalent basis as the holders of our common stock. Without limiting the generality of the foregoing, we will use its reasonable efforts to ensure that holders of LP exchangeable units may participate in all such offers without being required to exercise their right to exchange their LP exchangeable units for class B common stock or, if so required, to ensure that any such exchange shall be effective only upon, and shall be conditional upon, the closing of the offer and only to the extent necessary to tender or deposit under the offer. In the event of the acquisition of Emergency Medical Services through a merger or similar transaction, we will use our reasonable efforts to permit holders of LP exchangeable units to participate in such transaction to the same extent, and on an economically equivalent basis, as the holders of our common stock. Without limiting the generality of the foregoing, we will use our reasonable efforts to ensure that the holders of LP exchangeable units may participate in such transaction without being required to exercise their right to exchange their LP exchangeable units for class B common stock by effecting a concurrent merger or similar transaction of EMS L.P. with the acquiring entity.
      The exchange rights of the LP exchangeable units are subject to adjustment or modification in the event of a stock split, combination or other change to our capital structure so as to maintain the initial one-to-one relationship between the LP exchangeable units and our class B common stock. We may cause all of the outstanding LP exchangeable units to be exchanged for one share of our class B common stock for each LP exchangeable unit held at any time after                     , 2045 or if the number of LP exchangeable units is less than 5% of the number of LP exchangeable units outstanding at the closing of this offering (adjusted for reorganizing, recapitalizing or other changes in equity).
      The LP exchangeable units that will be outstanding on the closing of this offering may not be resold or otherwise transferred in the United States except to an Onex entity (or in connection with a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction or merger as described above) and then only pursuant to an effective registration statement under the Securities Act or an exemption from registration under the Securities Act.
Preferred Stock
      Following this offering, our board of directors may, without further action by our stockholders, from time to time, direct the issuance of up to            million shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of our common stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors, without stockholder approval, may issues shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock. Upon consummation of this offering, there will be no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.

Options
      Following this offering, we will have outstanding under our equity option plan options to purchase a total of approximately 3,509,219 shares of class A common stock with an exercise price of $6.67 per share.
Anti-Takeover Effects of our Certificate of Incorporation and By-Laws
      Some provisions of our certificate of incorporation and our by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors.
      These provisions also may have the effect of delaying, deferring or preventing a future takeover or change in control unless the takeover or change in control is approved by our board of directors.

Class B Common Stock and Class B Special Voting Stock
      The Onex entities’ ownership of the LP exchangeable units entitles them to acquire from us substantially all of the class B common stock which carries ten votes per share. Through the class B special voting stock, the Onex entities will exercise essentially the same voting rights with respect to Emergency Medical Services as they would have if they had exchanged their LP exchangeable units for our class B common stock. Upon completion of this offering, Onex will own beneficially 77.9% of our common stock and will control 96.6% of the combined voting power of our outstanding common stock.

Undesignated Preferred Stock
      The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Advance Notice Requirements for Stockholder Proposals and Directors Nominations
      Our by-laws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 120 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year’s annual meeting of stockholders; provided, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than such anniversary, notice by the stockholder, to be timely, must be received a reasonable time before the solicitation is made. These by-law provisions are not applicable to a holder of class B common stock or class B special voting stock. Our by-laws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may have the effect of precluding our stockholders from bringing matters before a meeting or from making nominations for directors if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect our slated directors or otherwise attempting to obtain control of the Company.

Call of Special Meetings
      Our by-laws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by the board of directors, our chief executive officer, our secretary or the holders of our common stock having a majority of the voting power of all our outstanding class A common stock, class B common stock and class B special voting stock, collectively. Stockholders are not otherwise permitted to call a special meeting or to require the board of directors to call a special meeting.

Filling of Board Vacancies; Removal
      Our by-laws authorize only our board of directors to fill vacancies created by resignation or removal and newly created directorships. This may deter a stockholder from increasing the size of our board and gaining control of our board of directors by filling the resulting vacancies with its own nominees.
      So long as the Minimum Hold Condition is satisfied, any director or the entire board of directors may be removed, with or without cause, by the holders of shares of class A common stock, class B common stock and class B special voting stock, voting together as a single class.

Staggered Board
      Our certificate of incorporation provides that our board is classified into three classes of directors. The existence of a staggered board could delay a successful tender offeror from obtaining majority control of our board, and the prospect of such delay may deter a potential offeror. Please see “Management — Composition of the Board of Directors after this Offering” for more information regarding the staggered board.
Additional Certificate of Incorporation and By-Law Provisions

Stockholder Action by Written Consent
      Any action required or permitted to be taken at an annual or special stockholders’ meeting may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by the stockholders entitled to take action without a meeting, and delivered to us in the manner prescribed by the DGCL.

Delaware “Business Combination” Statute
      We have elected not to be subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless the transaction is approved by the board of directors before that person becomes an “interested stockholder” or another exception is available. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to a stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute is intended to prohibit or delay the accomplishment of mergers or other takeover or change in control attempts that do not receive the prior approval of the board of directors. By virtue of our decision to elect out of the statute’s provisions, the statute does not apply to us, but we could elect to be subject to Section 203 in the future by amending our certificate of incorporation.

Amendments to our Certificate of Incorporation and By-laws
      Except where our board of directors is permitted by law or by our certificate of incorporation to act without any action by our stockholders, provisions of our certificate of incorporation may not be adopted, repealed, altered or amended, in whole or in part, without the approval of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class. The holders of the outstanding shares of a particular class of our capital stock are entitled to vote as a class upon any proposed amendment of our certificate of incorporation that would alter or change the relative powers, preferences or participating, optional or other special rights of the shares of such class so as to affect them adversely relative to the holders of any other class. Our by-laws may be amended or repealed and new by-laws may be adopted by a vote of the holders of a majority of the voting power of our common stock or, except to the extent relating to stockholders meetings and stockholder action by written consent, by the board of directors. Any by-laws adopted or amended by the board of directors may be amended or repealed by the stockholders entitled to vote thereon.
Indemnification of Directors and Officers and Limitations on Liability
      Our certificate of incorporation and by-laws provide a right to indemnification to the fullest extent permitted by law to any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in our right or otherwise, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was our director or officer or is or was serving at our request as a director or officer of another corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise, and that such person will be indemnified and held harmless by us to the fullest extent authorized by, and subject to the conditions and procedures set forth in the DGCL, against all judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees, disbursements and other charges). Our by-laws authorize us to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the board of directors so determines, purchasing and maintaining insurance.
      Our certificate of incorporation provides that none of the directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders,

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	the payment of unlawful dividends and unlawful repurchase or redemption of our capital stock prohibited by the DGCL, and

•	any transaction from which the director derived any improper personal benefits.
The effect of this provision of our certificate of incorporation is to eliminate our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care.
Equityholder Agreements
      We are a party to an investor equityholders agreement with the Onex entities and certain of their affiliates, which we refer to together as the Onex Investors, and certain other equityholders, whom we refer to together as the Other Investors. The securities subject to the agreement include the 32,107,500 LP exchangeable units held by the Onex entities and the 915,750 shares of our class A common stock and 142,545 shares of class B common stock held by the Other Investors. Our Other Investors include all of our named executive officers and our directors who hold class A common stock. Under this agreement, until the fifth anniversary of the closing of this offering, an Other Investor’s right to sell common stock he owns immediately prior to this offering, and any shares he acquires upon the exercise of options he holds immediately prior to this offering, is limited. An Other Investor may sell up to 12.5% of those shares in the first year following this offering, increasing 12.5% each year up to a maximum of 50% of his shares (or, if greater, the percentage of its shares sold by Onex Partners), plus the number of shares required to pay any income taxes on the exercise of options. The other substantive provisions of the investor equityholders agreement will terminate upon completion of this offering.
      We are also a party to an equityholders agreement with the Onex Investors and certain employee and affiliated physician investors. Under this agreement, the employees and affiliated physicians may not sell the class A common stock they will receive in exchange for their EMS L.P. partnership units for a period of

180 days after the date of this prospectus. 232,575 shares of our class A common stock are subject to the equityholders agreement. Certain of these employees are subject to the further limitations on resale that are applicable to the Other Investors.
Registration Agreement
      We are a party to a registration agreement with Onex Partners, certain Onex affiliates and the Other Investors, including the management investors. Following the completion of this offering, stockholders holding 33,165,795 shares of our common stock and LP exchangeable units will have the right, subject to various conditions and limitations, to include their shares of class A common stock in registration statements relating to our securities. In addition, the Onex entities have the right, beginning 180 days after the date of this prospectus, on unlimited occasions, to demand that we register their shares of our common stock under the Securities Act, subject to certain limitations. If we propose to register any shares of our common stock under the Securities Act either for our account or for the account of any stockholders, the holders having piggyback registration rights are entitled to receive notice of such registration and include their shares of our common stock in any such registration. These registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in a registration. We generally are required to bear all expenses of such registrations.
      Registration of any of the shares of our common stock held by stockholders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.
      Holders who have the right to demand registration have agreed not to exercise this right without the prior consent of Banc of America Securities LLC and JPMorgan Securities Inc. for a period of 180 days from the date of this prospectus.
Transfer Agent and Registrar
      Wachovia Bank, N.A. will serve as our transfer agent and registrar for our class A common stock. The transfer agent’s address is Corporate Trust, 401 South Tryon St., Charlotte, North Carolina, 28288-1179 and the telephone number is (800) 665-9359.
Listing
      We have applied to include our class A common stock for trading on the New York Stock Exchange under the symbol “EMS.” The class B common stock, class B special voting stock and LP exchangeable units will not be listed on any securities exchange.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      Since September 2001, we have not engaged in any transactions valued in excess of $60,000 with any of our executive officers, directors or holders of more than 5% of our outstanding voting securities, other than the transactions described below.
Transactions with Laidlaw
Our Acquisition of AMR and EmCare
      Pursuant to stock purchase agreements with Laidlaw International, Inc. and a subsidiary of Laidlaw, on February 10, 2005 we purchased all of the capital stock of AMR and EmCare for an aggregate purchase price of $815.8 million, subject to certain post-closing adjustments. These adjustments included a decrease to reflect debt assumed by us and an increase to reflect the increase in the combined net worth of AMR and EmCare from August 31, 2004 through the date of closing, subject to the contractual provision that the aggregate purchase price would not be more than $835.8 million minus outstanding debt we assumed. For purposes of these adjustments, the closing was deemed to be effective as of the close of business on January 31, 2005, and we had the benefit and the risks of the businesses from that date. The aggregate purchase price we paid was $826.6 million.
      Pursuant to the stock purchase agreement, in March 2005 we purchased an AMR subsidiary from Laidlaw for a purchase price of approximately $2.2 million. This deferred purchase enabled Laidlaw to prepay an outstanding debt obligation of the subsidiary that was secured by the subsidiary’s property. The purchase price paid to Laidlaw at the closing of the acquisition had been reduced by approximately $2.2 million. Accordingly, the aggregate purchase price for the acquisition, including this subsidiary, was $828.8 million.
      The stock purchase agreements contain customary representations, warranties and covenants. Pursuant to the stock purchase agreements, we are indemnified by the seller (a subsidiary of Laidlaw that directly owned AMR and EmCare) and Laidlaw, subject to specified exceptions, for losses arising from:

•	breaches by the seller of its representations, warranties, covenants and agreements contained in the stock purchase agreements,

•	damages relating to certain government investigations, and

•	tax liabilities for periods prior to closing.
      Claims for indemnification are subject to an aggregate deductible equal to 1% of the aggregate purchase price and may not exceed 15% of the aggregate purchase price (in each case, without giving effect to any purchase price adjustment), each subject to certain specified exceptions. Most claims for indemnification must be made by the date that is 18 months from the closing date; claims for environmental matters, taxes and certain healthcare matters may be made for periods ranging from three years to the applicable statute of limitations (solely for certain tax matters), and certain representations, such as those relating to corporate organization and ownership of the capital stock of AMR and EmCare, do not expire.
      Prior to the acquisition, Laidlaw provided various services to AMR and EmCare, including income tax accounting, preparation of tax returns, certain risk management/compliance/insurance coverage services, cash management, certain benefit plan administration and internal audit, and AMR and EmCare guaranteed certain Laidlaw debt. See notes 10, 11 and 12 to the audited combined financial statements included in this prospectus.
Management Bonuses in Connection with Our Acquisition of AMR and EmCare
      In connection with our acquisition of AMR and EmCare, Laidlaw paid bonuses to Mr. Sanger and Mr. Harvey of $12,691,032 and $2,270,002, respectively, pursuant to their employment agreements. Each agreement set forth a formula to determine the amount of bonus payable in connection with a sale by Laidlaw of 50% or more of EmCare, in the case of Mr. Harvey, and of 50% or more of AMR and/or EmCare, in the case of Mr. Sanger. Also in connection with our acquisition of AMR and EmCare, Laidlaw paid Mr. Owen, Mr. Zimmerman and Dr. Packard $200,363, $174,301 and $325,188, respectively, under Laidlaw’s equity plan. Pursuant to that plan, in 2003, units were granted to the named executive officers and other members of senior management of AMR and EmCare. These units vested in installments and were valued based upon the difference between the initial value and the final value of AMR or EmCare, as applicable. Participation in this plan by AMR and EmCare management, including the named executive officers, terminated upon the completion of our acquisition of AMR and EmCare.
Transition Services Agreement
      In connection with our acquisition of AMR and EmCare, we entered into a transition services agreement with Laidlaw. Pursuant to this agreement:

•	we agreed to hire a tax employee who would work for Laidlaw on a consulting basis, until about December 31, 2005, to assist in Laidlaw’s preparation of pre-closing period state and federal tax returns relating to AMR and EmCare,

•	Laidlaw agreed to make its tax personnel available to us on a consulting basis until December 31, 2005, and

•	Laidlaw agreed to lease certain Arlington, Texas office space to us for 120 days at a lease price of $3,500 per month.
We have paid Laidlaw for tax consulting services on a fixed hourly rate. Laidlaw agreed to reimburse us for 120% of our tax employee’s salary through June 30, 2005 and thereafter for 75% of the 120% of salary, to pay the out-of-pocket expenses related to the tax employee’s services to Laidlaw and to pay 50% of any search firm fee with respect to the tax employee. Laidlaw instead decided to utilize its own tax personnel to complete the tax returns and we did not hire a tax employee for this purpose. For the eight months ended September 30, 2005, we paid Laidlaw $19,515 under the transition services agreement.
Performance Bond Arrangement
      Certain of AMR’s ambulance transport services contracts require that AMR or its subsidiary post a surety or performance bond. In the AMR stock purchase agreement, Laidlaw agrees to continue to provide to us any cash required as collateral to support the performance bonds in effect at January 31, 2005, and for a three-year period to pay any bond premiums in excess of the rates in effect at the closing date. We have agreed to indemnify Laidlaw for any claims against Laidlaw in connection with these performance bonds. Under this agreement, at September 30, 2005, Laidlaw continued to hold the performance bond collateral amount of $14.8 million, which represents 50% of the face amount of the performance bonds at January 31, 2005. The cash collateral relating to each bond will be delivered to us, or to a new surety for our benefit, when Laidlaw is released from its indemnity obligations with respect to the outstanding bond; until that release, Laidlaw and we share equally investment income on the cash collateral.
Risk Financing Program
      AMR is party to separate risk financing agreements with Laidlaw for the period September 1, 1993 to August 31, 2001 and the period September 1, 2003 to the date of the closing of our acquisition of AMR and EmCare. Pursuant to these agreements, AMR had insured its workers compensation, auto and general liability claims through Laidlaw’s captive insurance company and participated in Laidlaw’s group policies with respect to other types of coverage for occurrences during the specific period of each agreement.
      For the period September 1, 1993 to August 31, 2001, we are fully-insured for AMR’s workers compensation, auto and general liability programs. We have no further payment obligation to Laidlaw under that agreement, having previously made all premium payments, and Laidlaw has agreed to bear the cost of any claims relating to such claims for this period. For the period September 1, 2003 to February 10, 2005, we retain the risk of loss as to the first $2 million of auto and general liability claims per occurrence and the first $1 million of workers compensation claims per occurrence, as a self-insurance program funded through Laidlaw’s captive insurance program. AMR had collateral deposited with Laidlaw totaling approximately

$42.2 million at February 10, 2005 and $35.6 million at September 30, 2005. This collateral is held in a trust fund owned by Laidlaw, and is applied by Laidlaw to cover AMR’s claims and related expenses. We are responsible to Laidlaw for any claims costs in excess of the collateral amount, and any excess collateral will be repaid to us by Laidlaw. This self-insurance program for the period September 1, 2003 to February 10, 2005 can be terminated by either party on 60 days’ written notice. See “Business — American Medical Response — Insurance.”
Management Agreement
      We are party to a management agreement dated February 10, 2005 with Onex Partners Manager LP, or Onex Manager, a wholly-owned subsidiary of Onex Corporation. In exchange for an annual management fee of $1.0 million, Onex Manager provides us with corporate finance and strategic planning consulting services. The annual fee may be increased, to a maximum of $2.0 million, with the approval of directors who are not affiliated with Onex. We also reimburse Onex Manager for out-of-pocket expenses incurred in connection with the provision of services pursuant to the agreement, and reimburse Onex Manager for out-of-pocket expenses incurred in connection with our acquisition of AMR and EmCare. The management agreement has an initial term of five years, subject to automatic one-year renewals, unless terminated by either party by notice given at least 90 days prior to the scheduled expiration date.
Issuance of Shares
      The following table summarizes the purchases of our common stock by our directors, executive officers and holders who beneficially own more than 5% of our outstanding voting securities. The information in this table, as to the type and number of shares purchased, gives effect to the exchange of EMS L.P. partnership units for our common stock to be effected immediately prior to this offering and assumes the exchange of all LP exchangeable units for our class B common stock.

		Aggregate
	Number and	Purchase
Name	Type of Shares	Price	Date of Purchase

5% Holders
Onex Corporation	32,107,523 class B	$214,050,010	February 10, 2005
Onex Partners LP	17,226,723 class B	$114,844,820	February 10, 2005
Onex Partners LLC	11,106,924 class B	$74,046,160	February 10, 2005
Onex EMSC Co-Invest LP	2,844,855 class B	$18,965,700	February 28, 2005
Executive Officers
William A. Sanger	450,000 class A	$3,000,000	February 10, 2005
Don S. Harvey	75,000 class A	$500,000	February 10, 2005
Randel G. Owen	33,750 class A	$225,000	February 10, 2005
Dighton S. Packard, M.D.	33,750 class A	$225,000	February 10, 2005
Todd G. Zimmerman	18,750 class A	$125,000	February 10, 2005
Non-Officer Directors
Robert M. Le Blanc	56,107 class B	$373,981	February 10, 2005
Steven B. Epstein	37,500 class A	$250,000	April 22, 2005
James T. Kelly	112,500 class A	$750,000	March 10, 2005
Michael L. Smith	37,500 class A	$250,000	June 30, 2005
Employment Agreements and Indemnification Agreements
      We have an employment agreement and an option agreement with Mr. Sanger, our Chairman and Chief Executive Officer, and with certain of our other senior executives. For a description, see “Management — Employment Agreements.”
      Pursuant to his employment agreement, Mr. Sanger leased from us a personal residence we purchased when we asked him to re-locate to Colorado. Mr. Sanger terminated the lease in May 2005, at which time we sold the residence. As provided in his employment agreement, in September 2005 we reimbursed Mr. Sanger for the $463,000 he had spent on leasehold improvements to the residence.
      In November 1999, Texas EM-I Medical Services, P.A., a physician group affiliated with EmCare, entered into an employment agreement with Dighton C. Packard, M.D. Dr. Packard’s employment agreement automatically renews for successive two-year terms unless either party gives notice 180 days prior to the expiration of the then current term. Dr. Packard has the right to terminate his agreement upon 180 days’ notice, in which event he agrees to not compete with Texas EM-I for 12 months following termination of employment. Under the employment agreement, Dr. Packard is to receive an annual base salary plus a bonus based on the performance of the group under the agreements with Baylor University Medical Center.
      We have entered into indemnification agreements with each of our directors, and our executive employment agreements include indemnification provisions. Under those agreements, we agree to indemnify each of these individuals against claims arising out of events or occurrences related to that individual’s service as our agent or the agent of any of our subsidiaries to the fullest extent legally permitted. See “Description of Capital Stock — Indemnification of Directors and Officers and Limitations on Liability.”
Equityholder Agreements and Registration Agreement
      On February 10, 2005, we entered into an investor equityholders agreement and a registration rights agreement with certain of our equityholders, including each of the named executive officers. We are also party to an equityholders agreement with certain of our employee, affiliated physician, physician assistant and nurse practitioner equityholders. For a descriptions of these agreements, see “Description of Capital Stock — Equityholder Agreements” and “— Registration Agreement.”
Consulting Agreement with BIDON Companies
      On January 16, 2001, EmCare entered into a management services agreement with BIDON, Inc., the stock of which is owned by William A. Sanger, Don S. Harvey and a third partner. Pursuant to the agreement, BIDON provided consulting and management services to EmCare, including the services of Messrs. Sanger and Harvey on a substantially full-time basis. The agreement provided that BIDON was entitled to a management fee and an incentive bonus, as well as a performance fee payable upon a change in control of EmCare. The agreement expired in March 31, 2003 and Messrs. Sanger and Harvey entered into employment agreements with EmCare at that time. Pursuant to the agreement, EmCare paid total fees and bonuses to BIDON, including expense reimbursement, of $2.6 million and $2.3 million in fiscal 2002 and fiscal 2003, respectively.
Other Related Party Transactions and Business Relationships
Assignment of Claim to Existing Equityholders
      As we describe elsewhere in this prospectus, our historical combined financial statements had reflected an understatement of AMR’s accounts receivable allowances, ranging from $39 million to $50 million at various balance sheet dates prior to our acquisition of AMR. We believe this understatement gives rise to claims against Laidlaw and its subsidiary, Laidlaw International, under the AMR stock purchase agreement. All of the historical financial information contained in this prospectus has been revised to reflect correct accounts receivable allowances. We intend to assign this claim against Laidlaw and the seller, and any related recovery we may obtain, to the persons who hold our equity immediately prior to this offering. Accordingly, persons who hold the class A common stock we are offering pursuant to this prospectus will not share in any such recovery.
Relationship with Law Firm
      Steven B. Epstein, one of our directors, is a founding member and the senior health law partner in the Washington, D.C. firm of Epstein, Becker & Green, P.C., or EBG. EBG provided healthcare-related legal services to Onex in connection with our acquisition of AMR and EmCare, and we recently engaged EBG to provide legal services to us.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following summary describes certain material federal income tax consequences arising from the purchase, ownership and disposition of our class A common stock acquired in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to each such holder due to the particular circumstances of such holder or, except as expressly stated, address estate and gift tax consequences, state, local or other tax consequences or non-U.S. tax laws. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed United States Treasury regulations promulgated thereunder, and the administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect. In particular, this summary does not address the considerations that may be applicable to (a) particular classes of taxpayers, including financial institutions, insurance companies, small business investment companies, mutual funds, partnerships or other pass-through entities or investors in such entities, expatriates, broker-dealers and tax-exempt organizations, (b) holders with a “functional currency” other than the U.S. dollar or (c) holders of 10% or more of the total combined voting power of the Company’s shares. This summary deals only with the tax treatment of holders who own our common stock as “capital assets” as defined in Section 1221 of the Code.
      THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET FORTH BELOW IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. ALL PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, SALE OR OTHER DISPOSITION OF SECURITIES INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS, POSSIBLE CHANGES IN THE TAX LAWS AND THE POSSIBLE APPLICABILITY OF INCOME TAX TREATIES.
      As used herein, the term “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a U.S. citizen or individual resident in the United States,

•	a corporation, or other entity treated as a corporation created or organized under the laws of the United States or any political subdivision thereof,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust (i) if a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all of the substantial interests of such trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
      Except as provided below in the discussion of estate tax, the term “Non-U.S. Holder” is a beneficial owner of our common stock that is, for U.S. federal income tax purposes, a nonresident alien individual or a corporation, trust or estate that is not a U.S. Holder.
      If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, is a holder of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner in such a partnership, you should consult your own tax advisor regarding the tax consequences of the purchase, ownership and disposition of our common stock.
Dividends
      We do not anticipate paying cash dividends on our common stock in the foreseeable future. See “Dividend Policy.” If distributions are paid on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, it will constitute a return of capital that is applied against and reduces, but not below zero, a holder’s adjusted tax basis in our common stock. Any remainder will constitute gain from the deemed sale of the common stock. See “— Dispositions.”
      U.S. Holders. Any dividends payable by us will be treated as U.S. source dividend income and will be eligible for the dividends-received deduction generally allowed to U.S. corporations under Section 243 of the Code (subject to certain limitations and holding period requirements).
      For taxable years ending on or before December 31, 2008, certain “qualified dividend income” will be taxable to a non-corporate U.S. Holder at the special reduced rate normally applicable to capital gains (subject to certain limitations). A U.S. Holder will be eligible for this reduced rate only if it has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date.
      Non-U.S. Holders. The dividends on our common stock paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate on the gross amount of the dividend or such lower rate as may be provided by an applicable income tax treaty. Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if a tax treaty applies, attributable to a permanent establishment or fixed base in the United States, known as “U.S. trade or business income,” are generally not subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate U.S. Internal Revenue Service form with the payor. However, such U.S. trade or business income, net of specified deductions and credits, generally is taxed at the same graduated rates as applicable to U.S. persons. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as specified by an applicable income tax treaty.
      A Non-U.S. Holder that claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.
      A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax or other exclusion from withholding under an income tax treaty but that did not timely provide required certifications or other requirements, or that has received a distribution subject to withholding in excess of the amount properly treated as a dividend, may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the U.S. Internal Revenue Service.
Dispositions
      U.S. Holders. A U.S. Holder will recognize gain or loss for U.S. federal income tax purposes upon the sale or other disposition of our common stock in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis for such stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stock had been held for more than one year. If the U.S. Holder’s holding period on the date of the sale or exchange is one year or less, such gain or loss will be short-term capital gain or loss. However, if a U.S. Holder has received a dividend to which the special reduced rate of tax, discussed above, applies, and which exceeds 10% of the U.S. Holder’s basis for the stock (taking into account certain rules that aggregate dividends for this purpose), any loss on sale or other disposition generally will be a long-term capital loss to the extent of that dividend, regardless of the U.S. Holder’s actual holding period. Any gain or loss recognized on the sale or other disposition of our common stock will generally be U.S. source income. Any capital loss realized upon sale, exchange or other disposition of our common stock is generally deductible only against capital gains and not against ordinary income, except that in the case of noncorporate taxpayers, a capital loss may be deductible to the extent of capital gains plus ordinary income of up to $3,000.

      A U.S. Holder’s tax basis for his, her or its shares of our common stock will generally be the purchase price paid therefor by such U.S. Holder (reduced by amounts of any distributions, in excess of earnings and profits of the Company, received by such U.S. Holder). The holding period of each share of our common stock owned by a U.S. Holder will commence on the day following the date of the U.S. Holder’s purchase of such share and will include the day on which the share is sold by such U.S. Holder.
      Non-U.S. Holders. A Non-U.S. Holder generally will not be subject to U.S. federal income tax (or withholding thereof) on gain recognized on a disposition of our common stock unless:

•	the gain is U.S. trade or business income, in which case such gain generally will be taxed in the same manner as gains of U.S. persons, and such gains may also be subject to the branch profits tax in the case of a corporate Non-U.S. Holder;

•	the Non-U.S. Holder is an individual who is present in the United States for more than 182 days in the taxable year of the disposition and who meets certain other requirements, in which case such holder generally will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the common stock) exceed capital losses allocable to U.S. sources; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock (the “applicable period”).
      Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a “U.S. real property holding corporation” generally will not apply to a Non-U.S. Holder whose holdings, actual or constructive, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe we have never been, are not currently and are not likely to become a U.S. real property holding corporation for U.S. federal income tax purposes in the future.
      Information Reporting and Backup Withholding. We must report annually to the U.S. Internal Revenue Service and to each holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. Copies of the information returns reporting those dividends and the amount of tax withheld may also be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty.
      Backup withholding, currently imposed at a rate of 28%, may apply to payments of dividends paid by us. If you are a U.S. Holder, backup withholding will apply if you fail to provide an accurate taxpayer identification number or certification of exempt status or fail to report all interest and dividends required to be shown on your federal income tax returns. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding.
      If you are a Non-U.S. Holder, backup withholding will apply to dividend payments if you fail to provide us with the required certification that you are not a U.S. person.
      Payments of the proceeds from a disposition (including a redemption) effected outside the United States by or through a non-US. broker generally will not be subject to information reporting or backup withholding. However, information reporting, but generally not backup withholding, will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner of the disposed stock is a Non-U.S. Holder and either specified conditions are met or an exemption is otherwise established. Backup withholding and information reporting will apply to dispositions made by or through a U.S. office of any broker (U.S. or foreign).

      Backup withholding is not an additional tax. Any amounts withheld from a payment to you that result in an overpayment of taxes generally will be refunded, or credited against your U.S. federal income tax liability, if any, provided that the required information is timely furnished to the U.S. Internal Revenue Service.
      Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of, and procedure for obtaining, an exemption from backup withholding under current U.S. Treasury regulations.
      Federal Estate Tax. Common stock owned or treated as owned by an individual who is a Non-U.S. Holder (as specifically defined for U.S. federal estate tax purposes) at the time of death will be included in such individual’s gross estate for U.S. federal estate tax purposes, unless an applicable treaty provides otherwise.

SHARES ELIGIBLE FOR FUTURE SALE
      Prior to this offering, there has been no public market for our class A common stock, and we cannot assure you that a significant public market for our class A common stock will develop or be sustained after this offering. Sales of significant amounts of our class A common stock in the public market after this offering, including shares of our class A common stock issued upon exercise of outstanding options or exchange of our LP exchangeable units for our class B common stock and conversion into class A common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our class A common stock and could impair our future ability to raise capital through the sale of our equity securities.
Sale of Restricted Shares and Lock-Up Agreements
      Upon completion of this offering, 8,948,325 shares of class A common stock 142,545 shares of class B common stock and 32,107,500 LP exchangeable units will be outstanding, assuming no exercise of the underwriters’ over-allotment option.
      Of the 8,948,325 shares of class A common stock to be outstanding upon completion of this offering, 7,800,000 shares of class A common stock offered pursuant to this offering, or 8,970,000 shares if the underwriters’ option is exercised in full, will be freely tradable without restriction or further registration under federal securities laws except to the extent shares of class A common stock are purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act.
      Our issuance of 1,148,325 shares of our class A common stock to holders of EMS L.P. partnership units in connection with our formation as a holding company is registered by a prospectus included with the registration statement filed for this offering. Of these shares, 349,575 shares will be issued to persons who are not our affiliates and will be freely tradeable, subject to a contractual prohibition against the transfer of these shares for a period of 180 days after the date of this prospectus.
      The remaining 798,750 shares of class A common stock outstanding, which are held by our affiliates, the 142,545 shares of class B common stock and all of our LP exchangeable units are “restricted securities” under the Securities Act. These shares of class A common stock, as well as the 32,250,045 shares of class A common stock issuable on conversion of class B common stock, are, or when issued on conversion will be, eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 of the Securities Act, subject to the contractual provisions of our equityholders agreements. See “Description of Capital Stock — Equityholder Agreements.” All of our common stock and LP exchangeable units, held by our existing stockholders is subject to market stand-off provisions that prohibit their sale for a period of 180 days after the date of this prospectus. In addition, Onex, our executive officers and directors and certain of our other existing stockholders, who hold in the aggregate 33,048,795 shares of our common stock (giving effect to the exchange of the LP exchangeable units), are subject to various lock-up agreements that prohibit the holders from offering, selling, contracting to sell, granting an option to purchase, making a short sale or otherwise disposing of any shares of our common stock or any option to purchase shares of our common stock or any securities exchangeable for or convertible into shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Banc of America Securities LLC. Banc of America Securities LLC, in its discretion and at any time without notice, may release all or any portion of our common stock held by our officers, directors and existing stockholders subject to these lock-up agreements. Banc of America Securities LLC has agreed with J.P. Morgan Securities Inc. that it will not, without the consent of J.P. Morgan Securities Inc., exercise its discretion to release all or any portion of our common stock held by our officers, directors and existing stockholders subject to these lock-up agreements.
      As a result of the agreements described above, the registration of our class A common stock issued in connection with our formation as a holding company and the provisions of Rule 144 of the Securities Act, 33,398,370 shares of our class A common stock will be available for sale in the public market as follows:

•	349,575 shares will be eligible for sale beginning 180 days after the date of this prospectus subject to an extension in certain circumstances as set forth in the section entitled “Underwriting — Lock-up Agreements”,

•	798,750 shares held by our executive officers and directors will be eligible for sale under Rule 144 commencing one-year from the date of this offering, or, if earlier, after the shares are registered under the Securities Act,

•	142,545 shares issuable on conversion of our currently outstanding class B common stock will be eligible for sale under Rule 144 commencing one year from the date of such conversion or, if earlier, after the resale is registered under the Securities Act, and

•	32,107,500 shares will be eligible for sale under Rule 144 one year from the date of the exchange of the LP exchangeable units for class B common stock and the conversion of the class B common stock for class A common stock or, if earlier, after the exchange or the resale of the shares is registered under the Securities Act.
Rule 144
      In general, Rule 144 allows a stockholder (or stockholders where shares are aggregated) who has beneficially owned shares of our class A common stock for at least one year and who files a Form 144 with the SEC to sell within any three-month period a number of those shares that does not exceed the greater of:

•	1% of the number of shares of our class A common stock then outstanding, which will equal 89,483 shares immediately after this offering, assuming no exercise of the underwriters’ over-allotment option, or

•	the average weekly trading volume of our class A common stock during the four calendar weeks preceding the filing of the Form 144 with respect to such sale.
Registration Rights
      As described above in “Description of Capital Stock — Registration Agreement,” upon completion of this offering, the holders of approximately 33,165,795 shares of our common stock will have the right, subject to various conditions and limitations, to demand the filing of, and include their shares in, registration statements relating to our common stock, subject to the 180-day lock-up arrangement described above. These registration rights of our stockholders could impair the prevailing market price and impair our ability to raise capital by depressing the price at which we could sell our class A common stock.
Options
      In addition to the 8,948,325 shares of class A common stock outstanding immediately after this offering, as of the date of this prospectus, there were outstanding options to purchase 3,509,219 shares of our class A common stock. None of these options are currently exercisable.
      As soon as practicable after the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of our class A common stock reserved for issuance under our equity option plan. Accordingly, shares of our class A common stock registered under such registration statement will be available for sale in the open market upon exercise by the holders, subject to vesting restrictions, Rule 144 limitations applicable to our affiliates and the contractual lock-up and market stand-off provisions described above.

UNDERWRITING
      We and the selling stockholders are offering the shares of class A common stock described in this prospectus through a number of underwriters. Banc of America Securities LLC and J.P. Morgan Securities Inc. are the representatives of the underwriters. We and the selling stockholders have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholders have agreed to sell to the underwriters, and each underwriter has agreed to purchase from us and the selling stockholders, the number of shares of class A common stock listed next to its name in the following table:

Underwriter	Number of Shares

Banc of America Securities LLC
J.P. Morgan Securities Inc.
CIBC World Markets Corp.
Credit Suisse First Boston LLC
Goldman, Sachs & Co.
Scotia Capital (USA) Inc.
Utendahl Capital Group, LLC

Total

      The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the shares if they buy any of them. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us and the selling stockholders.
      The underwriters initially will offer the shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow a concession of not more than $          per share to selected dealers. The underwriters may also allow, and those dealers may re-allow, a concession of not more than $          per share to some other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. The class A common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of the class A common stock by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.
      Over-Allotment Option. The selling stockholders have granted the underwriters an over-allotment option to buy up to 1,170,000 additional shares of our class A common stock at the same price per share as they are paying for the shares shown in the table above. These additional shares would cover sales of shares by the underwriters which exceed the total number of shares shown in the table above. The underwriters may exercise this option at any time within 30 days after the date of this prospectus. To the extent that the underwriters exercise this option, each underwriter will purchase additional shares from the selling stockholders in approximately the same proportion as it purchased the shares shown in the table above. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the other shares are sold. We will pay the expenses associated with the exercise of this option.

      Discount and Commissions. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. These amounts are shown assuming no exercise and full exercise of the underwriters’ option to purchase additional shares.
      We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $           million.

Paid by the
	Paid by Us		Selling Stockholders

	No Exercise	Full Exercise	No Exercise	Full Exercise

Per Share	$	$	$	$
Total	$	$	$	$
      Listing. We have applied to include our class A common stock for trading on the New York Stock Exchange under the symbol “EMS.” In order to meet one of the requirements for listing our class A common stock on the New York Stock Exchange, the underwriters have undertaken to sell 100 or more shares of our class A common stock to a minimum of 2,000 beneficial holders.
      Stabilization. In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.
      Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our class A common stock while this offering is in progress. Stabilizing transactions may include making short sales of our class A common stock, which involves the sale by the underwriters of a greater number of shares of class A common stock than they are required to purchase in this offering, and purchasing shares of class A common stock from the selling stockholders or on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. Syndicate covering transactions involve purchases of our class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions.
      The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option.
      A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the class A common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
      The representatives also may impose a penalty bid on underwriters and dealers participating in the offering. This means that the representatives may reclaim from any syndicate members or other dealers participating in the offering the underwriting discount, commissions or selling concession on shares sold by them and purchased by the representatives in stabilizing or short covering transactions.
      These activities may have the effect of raising or maintaining the market price of our class A common stock or preventing or retarding a decline in the market price of our class A common stock. As a result of these activities, the price of our class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence the activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.
      Discretionary Accounts. The underwriters have informed us that they will not make sales to accounts over which they exercise discretionary authority without the prior written specific approval of the customers.
      IPO Pricing. Prior to this offering, there has been no public market for our class A common stock. The initial public offering price will be negotiated between us and the representatives of the underwriters. Among the factors to be considered in these negotiations are:

•	the history of, and prospects for, our company and the industry in which we compete;

•	our past and present financial performance;

•	our historical implicit stock prices, based on our February 2005 acquisition from Laidlaw and subsequent offerings of unregistered shares;

•	an assessment of our management, our investments in technology and risk management program;

•	the present state of our development, our scale and presence, and our relationships with our customers;

•	the prospects for our future earnings and overall growth;

•	the prevailing conditions of the applicable United States securities market at the time of this offering;

•	market valuations of publicly traded companies that we and the representatives of the underwriters believe to be comparable to us; and

•	other factors deemed relevant.
      Based upon the purchase price of our February 2005 acquisition of AMR and EmCare, our implied stock price was $10.00 per share. The implicit stock price with respect to the subsequent issuances between February 10, 2005 and July 31, 2005, and disclosed in Item 15 on pages II-2 and II-3 of the registration statement of which this prospectus is a part, was $10.00 per share. In determining the offering price with respect to this initial public offering, the underwriters may determine a price that is higher than these implicit prices per share by considering a variety of factors, including those listed above as well as the anticipated public trading market for the shares, favorable developments in the industry, a more effective capital and operating structure, and synergies that have resulted from the common ownership and management of AMR and EmCare.
      The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.
      Qualified Independent Underwriter. Because we anticipate that the underwriters or their affiliates will receive more than 10% of the net proceeds of this offering in connection with our application of the net proceeds, Rule 2710(h)(1) of the Conduct Rules of the NASD Manual requires the price to be no higher than the price recommended by a “qualified independent underwriter” which has participated in the preparation of the registration statement and performed its usual standard of due diligence in connection with that preparation. In accordance with this requirement, Credit Suisse First Boston LLC has assumed the responsibilities of acting as a qualified independent underwriter and will recommend a price in compliance with the requirements of Rule 2720 of the Conduct Rules. Credit Suisse First Boston LLC will receive no compensation for acting in this capacity; however, we have agreed to indemnify Credit Suisse First Boston LLC for acting as a qualified independent underwriter against specified liabilities under the Securities Act.
      Lock-up Agreements. We, our directors and our executive officers have entered into lock-up agreements with the underwriters. Our directors and executive officers own, in the aggregate, 798,750 shares of our class A common stock. Under these agreements, subject to exceptions, we may not issue any new shares of common stock, and those holders of stock and options may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of Banc of America Securities LLC and J.P. Morgan Securities Inc. for a period of 180 days from the date of this prospectus. This consent may be given at any time without public notice. In addition, during this 180-day period, we have agreed not to file any registration statement for, and the Onex entities have agreed not to make any demand for, or exercise any right of, the registration of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Banc of America Securities LLC.
      Notwithstanding the foregoing, if the 180th day after the date of this prospectus occurs within 17 days following an earnings release by us or the occurrence of material news or a material event related to us, or if we intend to issue an earnings release within 16 days following the 180th day, the 180-day period will be extended to the 18th day following such earnings release or the occurrence of the material news or material event unless such extension is waived by the underwriters.
      Indemnification. We and the selling stockholders will indemnify the underwriters against some liabilities, including liabilities under the Securities Act. If we and the selling stockholders are unable to provide this indemnification, we and the selling stockholders will contribute to payments the underwriters may be required to make in respect of those liabilities.
      Online Offering. A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. Other than the prospectus in electronic format, the information on any such web site, or accessible through any such web site, is not part of the prospectus. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.
      Conflicts/Affiliates. The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which services they have received, and may in the future receive, customary fees. Bank of America, N.A., an affiliate of Banc of America Securities LLC, is the administrative agent, collateral agent and a lender under our senior secured credit facility. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is the syndication agent and a lender under our existing senior secured credit facility. In addition, Banc of America Securities LLC and J.P. Morgan Securities Inc. acted as joint book-running managers in connection with the offering of our 10% senior subordinated notes due 2015.
      Selling Restrictions. Each of the underwriters has represented and agreed that:

(a) it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (“FSMA”) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (“FSA”);

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(c) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.
      In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than € 43,000,000 and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.
      For the purposes of this provision, the expression an “offer of Shares to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe the Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
      This offering is exempted from prospectus requirements in Norway pursuant to the Norwegian Securities Trading Act. No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the class A common stock that has been reviewed by the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises, or by the competent authority of another State that is a contracting party to the EEA agreement. This prospectus shall not be released, distributed, published or reproduced, in whole or in part, nor should its contents be disclosed by any recipients to any other person.
      This is not a prospectus and has not been prepared in accordance with the prospectus requirements provided for in the Swedish Financial Instruments Trading Act (lagen (1991:980) om handel med finasiella instrument) nor any other Swedish enactment. Neither the Swedish Financial Supervisory Authority nor any other Swedish public body has examined, approved or registered this document.
      This prospectus has not been notified to or approved by the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financiere et des assurances”/“Commissie voor het Bank, Financie- en Assurantiewezen”) and is therefore transmitted on a purely confidential basis. Accordingly, the class A common stock may not be offered for sale, sold or marketed in Belgium by means of a public offering under Belgian law. Any offer to sell the class A common stock in Belgium will be permitted exclusively to either:

(i) persons who each subscribe for a minimum of € 250,000, or

(ii) qualifying institutional investors, acting for their own account, and listed in Article 3, 2f of the Royal Decree of July 7, 1999. Qualifying institutional investors under Article 3, 2f of the Royal Decree are the following:

(1)	the European Central Bank, certain Belgian sovereigns and public institutions;

(2)	licensed Belgian and foreign credit institutions;

(3)	licensed Belgian and foreign investment firms;

(4)	licensed Belgian and foreign collective investment schemes;

(5)	licensed Belgian and foreign insurance companies, Belgian and foreign reinsurance companies, and certain pensions funds;

(6)	Belgian holding companies;

(7)	authorized Belgian coordination centers; and

(8)	Belgian and foreign companies listed on a Belgian or a foreign regulated market with consolidated own funds of at least € 425 million.
      No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the class A common stock that has been approved by the Autorité des marchés financiers or by the competent authority of another state that is a contracting party to the Agreement on the European Economic Area that has been recognized in France; no class A common stock has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account as defined in article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus or any other materials related to the offering or information contained therein relating to the class A common stock has been released, issued or distributed to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) mentioned above; and the direct or indirect resale to the public in France of any class A common stock acquired by any qualified investors (investisseurs qualifiés) and/or any investors belonging to a limited circle of investors (cercle restreint d’investisseurs) may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code Monétaire et Financier and applicable regulations thereunder.
      The class A common stock has not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
      The class A common stock may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the class A common stock may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.
      This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the class A common stock may not be circulated or distributed, nor may the class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the class A common stock to the public in Singapore.

LEGAL MATTERS
      The validity of the shares of class A common stock offered hereby and certain other legal matters will be passed upon for us by Kaye Scholer LLP, New York, New York. Certain regulatory matters will be passed upon for us by Foley & Lardner LLP, San Diego, California. The validity of the shares of class A common stock and certain other legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel llp, New York, New York.
EXPERTS
      The balance sheet of Emergency Medical Services Corporation as of November 10, 2005 end the combined financial statements of American Medical Response, Inc. and its subsidiaries and EmCare Holdings Inc. and its subsidiaries for the year ended August 31, 2002 (Predecessor), the nine months ended May 31, 2003 (Predecessor), and as of and for the three months ended August 31, 2003, the year ended August 31, 2004 and the five months ended January 31, 2005 included in this prospectus, have been so included in reliance on the reports (which contain an explanatory paragraph relating to the companies’ restatement of their combined financial statements, as well as the parent’s emergence from bankruptcy as described in Note 1) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act with respect to the shares of class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement or the schedules, exhibits and amendments to the registration statement. You should refer to the registration statement and its exhibits and schedules for further information. Statements made in this prospectus as to any of our contracts, agreements or other documents referred to are not necessarily complete. In each instance, if we have filed a copy of such contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the matter involved. Each statement regarding a contract, agreement or other document is qualified in all respects by reference to the actual document.
      You may read and copy information omitted from this prospectus but contained in the registration statement at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You may also request copies of all or any portion of such material from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549 at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, materials filed electronically with the SEC are available at the SEC’s World Wide Web site at http://www.sec.gov.
      Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also intend to furnish our stockholders with annual reports containing our financial statements audited by an independent public accounting firm and quarterly reports containing our unaudited financial information. We maintain a web site at www.emsc.net. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our web site as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. The reference to our web address does not constitute incorporation by reference of the information contained at that site.

AMERICAN MEDICAL RESPONSE, INC. & EMCARE HOLDINGS INC.
INDEX TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

Page

Combined Financial Statements (as Restated) for the Five Months Ended January 31, 2005, for the Year Ended August 31, 2004, for the Three Months Ended August 31, 2003, for the Nine Months Ended May 31, 2003 (Predecessor) for the Year Ended August 31, 2002 (Predecessor)

Report of Independent Registered Public Accounting Firm	F-2
Combined Balance Sheets at January 31, 2005, August 31, 2004 and 2003	F-5

Combined Statements of Operations and Comprehensive Income (Loss) for the five months ended January 31, 2005, for the year ended August 31, 2004, for the three months ended August 31, 2003, for the nine months ended May 31, 2003 (Predecessor) and for the year ended August 31, 2002 (Predecessor)
F-6

Statements of Changes in Combined Equity for the five months ended January 31, 2005, for the year ended August 31, 2004, for the three months ended August 31, 2003, for the nine months ended May 31, 2003 (Predecessor) and for the year ended August 31, 2002 (Predecessor)
F-7

Combined Statements of Cash Flows for the five months ended January 31, 2005, for the year ended August 31, 2004, for the three months ended August 31, 2003, for the nine months ended May 31, 2003 (Predecessor) and for the year ended August 31, 2002 (Predecessor)
F-8
Notes to Combined Financial Statements	F-9

Page

Unaudited Consolidated/ Combined Financial Statements for the Three Months and Eight Months Ended September 30, 2005 and September 30, 2004
Unaudited Consolidated Balance Sheet at September 30, 2005 and Combined Balance Sheet at January 31, 2005	F-50
Unaudited Consolidated/ Combined Statements of Operations and Comprehensive Income for the three months and eight months ended September 30, 2005 and 2004	F-51
Unaudited Consolidated/Combined Statements of Cash Flows for eight months ended September 30, 2005 and 2004	F-52
Notes to Unaudited Consolidated/ Combined Financial Statements	F-53
EMERGENCY MEDICAL SERVICES CORPORATION
INDEX TO FINANCIAL STATEMENTS

Page

Financial Statements at November 10, 2005
Report of Independent Registered Public Accounting Firm	F-70
Balance Sheet at November 10, 2005	F-72
Notes to Financial Statements	F-73

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      To the Stockholders of American Medical Response, Inc.
and EmCare Holdings, Inc.:
      In our opinion, the accompanying combined balance sheets (successor basis) and the related combined statements of operations and comprehensive income (loss) (successor basis), changes in combined equity (successor basis) and cash flows (successor basis) present fairly, in all material respects, the financial position of American Medical Response, Inc. and its subsidiaries (“AMR”) and EmCare Holdings, Inc. and its subsidiaries (“EmCare”) (collectively, the “Company”) as of January 31, 2005 and August 31, 2004 and 2003 and the results of their operations and changes in combined equity and cash flows for the five-month period ended January 31, 2005, for the year ended August 31, 2004 and for the three-month period ended August 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These combined financial statements are the responsibility of the AMR and EmCare management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As discussed in Note 1 to the combined financial statements, AMR and EmCare are wholly-owned subsidiaries of Laidlaw International, Inc., previously Laidlaw, Inc. (“Laidlaw”). The United States Bankruptcy Court for the Western District for New York confirmed Laidlaw’s Third Amended Plan of Reorganization (the “plan”) on February 27, 2003. Confirmation of the plan resulted in the discharge of all claims against Laidlaw that arose on or before June 28, 2001 and terminated all rights and interest of equity security holders as provided for in the plan. The plan was implemented in June 2003 and Laidlaw emerged from bankruptcy. In connection with its emergence from bankruptcy, Laidlaw adopted fresh-start accounting and recorded fresh-start accounting adjustments in the separate financial statements of AMR and EmCare on June 1, 2003. As a result, the Company’s post-emergence (successor basis) financial statements reflect a different basis of accounting than its pre-emergence (predecessor basis) financial statements.
      As discussed in Note 1 to the combined financial statements, the Company has restated its financial statements as of August 31, 2004 and 2003.
PricewaterhouseCoopers LLP
Denver, Colorado
August 1, 2005, except as to the information disclosed in Note 17, as to which the date is October 7, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders of American Medical Response, Inc.
and EmCare Holdings, Inc.:
      In our opinion, the accompanying combined statements of operations and comprehensive income (loss) (predecessor basis), changes in combined equity (predecessor basis) and cash flows (predecessor basis) present fairly, in all material respects, the results of operations and changes in combined equity and cash flows of American Medical Response, Inc. and its subsidiaries (“AMR”) and EmCare Holdings, Inc. and its subsidiaries (“EmCare”) (collectively, the “Company”) for the nine-month period ended May 31, 2003, and for the year ended August 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These combined financial statements are the responsibility of the AMR and EmCare management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As discussed in Note 1 to the combined financial statements, AMR and EmCare are wholly-owned subsidiaries of Laidlaw International, Inc., previously Laidlaw, Inc. (“Laidlaw”). The United States Bankruptcy Court for the Western District of New York confirmed Laidlaw’s Third Amended Plan of Reorganization (the “plan”) on February 27, 2003. Confirmation of the plan resulted in the discharge of all claims against Laidlaw that arose on or before June 28, 2001 and terminated all rights and interest of equity security holders as provided for in the plan. The plan was implemented in June 2003 and Laidlaw emerged from bankruptcy. In connection with its emergence from bankruptcy, Laidlaw adopted fresh-start accounting and recorded fresh-start accounting adjustments in the separate financial statements of AMR and EmCare on June 1, 2003. As a result, the Company’s post-emergence (successor basis) financial statements reflect a different basis of accounting than its pre-emergence (predecessor basis) financial statements.
      As discussed in Note 2 to the combined financial statements, on September 1, 2002, AMR and EmCare changed their method of accounting for goodwill.
      As discussed in Note 1 to the combined financial statements, the Company has restated its financial statements for the nine-month period ended May 31, 2003 and the year ended August 31, 2002.
PricewaterhouseCoopers LLP
Denver, Colorado
January 14, 2005, except as to the restatement described in
Note 1, as to which the date is August 1, 2005 and as to the information disclosed in Note 17, as to which the date is October 7, 2005

American Medical Response, Inc.
 & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Combined Financial Statements
January 31, 2005 and August 31, 2004 and 2003 (as restated)

American Medical Response, Inc. and EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Combined Balance Sheets
January 31, 2005, August 31, 2004 and 2003
(dollars in thousands)

		As Restated —
		See Note 1

	January 31,	August 31,	August 31,
	2005	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$14,631	$9,476	$10,641
Restricted cash and cash equivalents	9,846	5,691	939
Restricted marketable securities	2,473	6,756	201
Trade and other accounts receivable, net	369,767	344,210	320,452
Parts and supplies inventory	18,499	18,577	17,444
Prepaids and other current assets	40,135	32,015	32,207
Current deferred tax assets	65,092	52,981	58,836

Current assets	520,443	469,706	440,720

Non-current assets:
Property, plant and equipment, net	128,766	132,685	133,546
Intangible assets, net	16,075	15,758	148,205
Non-current deferred tax assets	202,469	214,389	96,596
Restricted long-term investments	41,810	47,285	40,608
Other long-term assets	73,947	69,776	55,071

Assets	$983,510	$949,599	$914,746

LIABILITIES AND COMBINED EQUITY
Current liabilities:
Accounts payable	$55,818	$50,915	$50,182
Accrued liabilities	171,645	166,784	146,179
Current portion of long-term debt	5,846	7,565	8,270

Current liabilities	233,309	225,264	204,631
Long-term debt	5,651	7,915	15,787
Other long-term liabilities	146,273	142,580	133,789

Liabilities	385,233	375,759	354,207

Commitments and contingencies (notes 7, 9 and 10)
Laidlaw payable	202,042	186,778	22,416
Laidlaw investment	356,550	356,550	546,144
Retained earnings (deficit)	40,000	30,518	(6,831)
Comprehensive loss	(315)	(6)	(1,190)

Combined equity	598,277	573,840	560,539

Liabilities and combined equity	$983,510	$949,599	$914,746

The accompanying notes are an integral part of these combined financial statements.

American Medical Response, Inc. and EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Combined Statements of Operations and Comprehensive Income (Loss)
For the Five Months Ended January 31, 2005, for the Year Ended August 31, 2004, for the Three Months Ended August 31, 2003, for the Nine Months Ended May 31, 2003 (Predecessor) and for the Year Ended August 31, 2002 (Predecessor)
(dollars in thousands)

				Predecessor — as Restated
				See note 1
	Five		Three
	Months	Year	Months	Nine Months	Year
	Ended	Ended	Ended	Ended	Ended
	January 31,	August 31,	August 31,	May 31,	August 31,
	2005	2004	2003	2003	2002

Net revenue	$696,179	$1,604,598	$384,461	$1,103,335	$1,415,786

Compensation and benefits	481,305	1,117,890	264,604	757,183	960,590
Operating expenses	94,882	218,277	55,212	163,447	219,321
Insurance expense	39,002	80,255	34,671	69,576	66,479
Selling, general and administrative expenses	21,635	47,899	12,017	37,867	61,455
Laidlaw fees and compensation charges	19,857	15,449	1,350	4,050	5,400
Depreciation and amortization expense	18,808	52,739	12,560	32,144	67,183
Impairment losses	—	—	—	—	262,780
Restructuring charges	—	2,115	1,449	1,288	3,777
Laidlaw reorganization costs	—	—	—	3,650	8,761

Income (loss) from operations	20,690	69,974	2,598	34,130	(239,960)
Interest expense	(5,644)	(9,961)	(908)	(4,691)	(6,418)
Realized gain (loss) on investments	—	(1,140)	90	—	—
Interest and other income	714	240	22	304	369
Fresh-start accounting adjustments	—	—	—	46,416	—

Income (loss) before income taxes and cumulative effect of change in accounting principle	15,760	59,113	1,802	76,159	(246,009)
Income tax expense	(6,278)	(21,764)	(8,633)	(829)	(1,374)

Income (loss) before cumulative effect of a change in accounting principle	9,482	37,349	(6,831)	75,330	(247,383)
Cumulative effect of a change in accounting principle	—	—	—	(223,721)	—

Net income (loss)	9,482	37,349	(6,831)	(148,391)	(247,383)
Other comprehensive income (loss), net of tax
Unrealized holding gains (losses) during the period	(309)	1,184	(1,190)	603	116

Comprehensive income (loss)	$9,173	$38,533	$(8,021)	$(147,788)	$(247,267)

The accompanying notes are an integral part of these combined financial statements.

American Medical Response, Inc. and EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Statements of Changes in Combined Equity
For the Five Months Ended January 31, 2005, for the Year Ended August 31, 2004, for the Three Months Ended August 31, 2003, for the Nine Months Ended May 31, 2003 (Predecessor) and for the Year Ended August 31, 2002 (Predecessor)
(dollars in thousands)

				Accumulated
			Retained	Other	Total
	Laidlaw	Laidlaw	Earnings	Comprehensive	Combined
	Payable	Investment	(Deficit)	Income (Loss)	Equity

Balances August 31, 2001 (Predecessor)	$1,422,088	$2,089,376	$(2,437,836)	$—	$1,073,628
Prior period adjustment — see note 1	—	—	(41,020)	—	(41,020)
Net loss	—	—	(247,383)	—	(247,383)
Payments made to Laidlaw, net	(24,823)	—	—	—	(24,823)
Unrealized holding gains	—	—	—	116	116

Balances August 31, 2002 (Predecessor) as restated — see note 1	1,397,265	2,089,376	(2,726,239)	116	760,518
Net loss	—	—	(148,391)	—	(148,391)
Payments made to Laidlaw, net	(83)	—	—	—	(83)
Unrealized holding gains	—	—	—	603	603

Balances May 31, 2003 (Predecessor) as restated — see note 1	$1,397,182	$2,089,376	$(2,874,630)	$719	$612,647

Fresh-start balances June 1, 2003 as restated — see note 1	$66,503	$546,144	$—	$—	$612,647
Net loss	—	—	(6,831)	—	(6,831)
Payments made to Laidlaw, net	(44,087)	—	—	—	(44,087)
Unrealized holding losses	—	—	—	(1,190)	(1,190)

Balances August 31, 2003, as restated — see note 1	22,416	546,144	(6,831)	(1,190)	560,539
Dividend to Laidlaw	200,000	(200,000)	—	—	—
Net income	—	—	37,349	—	37,349
Fresh-start adjustments (note 1)	—	10,406	—	—	10,406
Payments made to Laidlaw, net	(35,638)	—	—	—	(35,638)
Unrealized holding gains	—	—	—	1,184	1,184

Balances August 31, 2004 as restated — see note 1	186,778	356,550	30,518	(6)	573,840
Net income	—	—	9,482	—	9,482
Advances from Laidlaw, net	15,264	—	—	—	15,264
Unrealized holding losses	—	—	—	(309)	(309)

Balances January 31, 2005	$202,042	$356,550	$40,000	$(315)	$598,277

The accompanying notes are an integral part of these combined financial statements.

American Medical Response, Inc. and EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Combined Statements of Cash Flows
For the Five Months Ended January 31, 2005, for the Year Ended August 31, 2004, for the Three Months Ended August 31, 2003, for the Nine Months Ended May 31, 2003 (Predecessor)
and for the Year Ended August 31, 2002 (Predecessor)

				Predecessor — as
				restated
				see note 1

	Five Months		Three Months	Nine Months
	Ended	Year Ended	Ended	Ended	Year Ended
	January 31,	August 31,	August 31,	May 31,	August 31,
	2005	2004	2003	2003	2002

	(dollars in thousands)			(dollars in thousands)
Cash Flows from Operating Activities
Net income (loss)	$9,482	$37,349	$(6,831)	$(148,391)	$(247,383)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18,808	53,957	12,775	32,359	67,205
Loss (gain) on disposal of property, plant and equipment	145	(446)	(316)	(349)	(1,140)
Impairment charge	—	—	—	—	262,780
Cumulative effect of a change in accounting principle (note 3)	—	—	—	223,721	—
Non-cash allocated expenses (income)	—	(4,505)	11,522	3,058	(8,094)
Restructuring charges	—	2,115	1,449	1,288	3,777
Notes payable discount	213	132	50	218	422
Loss (gain) on restricted investments	197	1,140	(90)	—	—
Deferred income taxes	6,278	21,899	(8,421)	—	—
Fresh-start accounting adjustments (note 1)	—	—	—	(46,416)	—
Changes in operating assets/liabilities (net of acquisitions):
Trade and other accounts receivable	(26,057)	(23,764)	1,522	(14,049)	21,352
Parts and supplies inventory	78	(1,133)	(517)	233	(153)
Prepaids and other current assets	(269)	5,892	3,700	(12,257)	(10,345)
Accounts payable and accrued liabilities	3,046	17,322	3,553	(6,614)	22,350
Compliance and insurance accruals	4,045	20,402	12,520	31,312	46,575
Restructuring charges and acquisition accruals	—	(2,681)	(907)	(5,344)	(802)

Net cash provided by operating activities	15,966	127,679	30,009	58,769	156,544

Cash Flows from Investing Activities
Purchase of property, plant and equipment	(14,045)	(42,787)	(18,079)	(34,768)	(31,118)
Purchase of business	(1,200)	—	—	—	—
Proceeds from sale of business	1,300	—	—	—	—
Proceeds from sale of property, plant and equipment	175	858	341	624	2,549
Purchase of restricted cash and investments	(31,257)	(64,357)	(11,287)	(66,266)	(50,946)
Proceeds from sale and maturity of restricted investments	35,960	46,389	12,530	36,748	32,215
Other investing activities	(79)	6,814	1,359	(35,173)	(10,047)
Increase in Laidlaw insurance deposits	(12,521)	(28,433)	—	—	—

Net cash used in investing activities	(21,667)	(81,516)	(15,136)	(98,835)	(57,347)

Cash Flows from Financing Activities
Repayments of capital lease obligations and other debt	(3,992)	(8,709)	(1,851)	(6,338)	(17,817)
Increase (decrease) in bank overdrafts	5,866	(4,544)	8,675	(815)	(1,134)
Advances from (payments to) Laidlaw	8,982	(31,133)	(55,609)	(3,141)	(16,729)
Increase (decrease) in other non-current liabilities	—	(2,942)	1,563	2,234	(386)

Net cash provided by (used in) financing activities	10,856	(47,328)	(47,222)	(8,060)	(36,066)

Increase (decrease) in cash and cash equivalents	5,155	(1,165)	(32,349)	(48,126)	63,131
Cash and cash equivalents, beginning of period	9,476	10,641	42,990	91,116	27,985

Cash and cash equivalents, end of period	$14,631	$9,476	$10,641	$42,990	$91,116

The accompanying notes are an integral part of these combined financial statements.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements
(dollars in thousands)

1.	General
Basis of Presentation of Financial Statements
      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) to reflect the combined financial position, results of operations and cash flows of American Medical Response, Inc. and its subsidiaries (“AMR”) and EmCare Holdings Inc. and its subsidiaries (“EmCare”) (combined or each individually, the “Company”). These financial statements have been prepared in connection with the definitive sale agreement referred to in note 17 to reflect the businesses that were purchased. AMR and EmCare are indirect, wholly owned subsidiaries of Laidlaw International Inc., previously Laidlaw Inc. (“Laidlaw” or the “Parent”). The Company operates in two segments, AMR in the Healthcare Transportation Service business and EmCare in the Emergency Management Service business.
      AMR operates in 34 states, providing a full range of medical transportation services from basic patient transit to the most advanced emergency care and pre-hospital assistance. In addition, AMR operates emergency (911) call and response services for large and small communities all across the United States, offers medical staff for large entertainment venues like stadiums and arenas, and provides telephone triage, transportation dispatch and demand management services.
      EmCare provides outsourced business services to hospitals primarily for emergency departments, related urgent care centers and for certain inpatient departments for 313 hospitals in 38 states. EmCare recruits physicians, gathers their credentials, arranges contracts for their services, assists in monitoring their performance and arranges their scheduling. In addition, EmCare assists clients in such operational areas as staff coordination, quality assurance, departmental accreditation, billing, record-keeping, third-party payment programs, and other administrative services.
Restatement
      Accounts receivable allowance. The Company determined that because of an error in its reserving methodology, its accounts receivable allowances were understated at various balance sheet dates prior to and including the periods presented herein. As a result, AMR has recorded an adjustment of $50 million to increase the accounts receivable allowance as of May 31, 2003, of which $39 million reduces previously reported retained earnings (deficit) as of August 31, 2001. Adjustments were also required for the nine-month period ended May 31, 2003 and the year ended August 31, 2002, reflecting a reduction of net revenue and a corresponding increase in accounts receivable allowances of $8.0 million and $3.0 million, respectively. There were no further adjustments necessary subsequent to May 31, 2003. In addition, the Company made other adjustments related to certain deferred rent and leasehold amortization matters, reducing previously reported retained earnings (deficit) as of August 31, 2001 by $2.0 million and reducing earnings for the nine-month period ended May 31, 2003 by $0.1 million and for the year ended August 31, 2002 by $0.2 million.
      AMR adopted SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), on September 1, 2002 and recorded a charge associated with a change in accounting principle based on a fair value assessment of goodwill. The impact of reducing the net accounts receivable balance prior to the assessment reduced the charge necessary upon adoption of SFAS No. 142 by $42 million. Effective June 1, 2003, the Company’s parent emerged from bankruptcy and applied fresh-start accounting. The impact of the correction made to the nine-month period ended May 31, 2003 increased the fresh-start income adjustment by $8.1 million.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
      Also as a part of applying fresh-start accounting, the Company adjusted its assets and liabilities to fair value. As a result of the restatement which reduced net assets by $52.3 million, as discussed above, the Company allocated $52.3 million to goodwill at June 1, 2003 as the reorganization value exceeded the fair value of the assets and liabilities. See “— Chapter 11 Reorganization — Laidlaw”, below, for further information.
      As a result of these corrections, as of May 31, 2003, deferred tax assets of $20.3 million have been recorded with a corresponding full valuation allowance. In fiscal 2004, AMR had reversed all of its valuation allowance, which reversal now includes the valuation allowance referred to above. In accordance with fresh-start accounting, the reversal of valuation allowances first reduces intangible assets to zero, and then any excess is credited to the Laidlaw investment in the Statement of Changes in Combined Equity. As a result of the increased goodwill of $52.3 million and the release of the valuation allowance of $20.3 million discussed above, the Company reduced its previously recorded credit to Laidlaw investment by $32.0 million. See note 5 for further information.
      Following is a summary of the effects of these changes on the Company’s Combined Balance Sheet as of August 31, 2004 and 2003 and Combined Statements of Operations for the nine months ended May 31, 2003 and for the fiscal year ended August 31, 2002. Correcting for the error did not require adjustment to total net cash flows provided by operating activities, net cash flows used in investing activities, or net cash flows provided by (used in) financing activities.
Combined Balance Sheets

	As Previously		As
	Reported	Adjustments	Restated

August 31, 2004
Trade and other accounts receivable, net	$394,210	$(50,000)	$344,210
Current deferred tax assets	33,935	19,046	52,981
Current assets	500,660	(30,954)	469,706
Property, plant & equipment	133,362	(677)	132,685
Non-current deferred tax assets	213,127	1,262	214,389
Assets	979,968	(30,369)	949,599
Other long-term liabilities	140,897	1,683	142,580
Liabilities	374,076	1,683	375,759
Laidlaw investment	388,602	(32,052)	356,550
Combined equity	605,892	(32,052)	573,840
Liabilities and combined equity	979,968	(30,369)	949,599

August 31, 2003
Trade and other accounts receivable, net	370,452	(50,000)	320,452
Current assets	490,720	(50,000)	440,720
Property, plant & equipment	134,223	(677)	133,546
Intangible assets, net	95,845	52,360	148,205
Assets	913,063	1,683	914,746
Other long-term liabilities	132,106	1,683	133,789
Liabilities	352,524	1,683	354,207
Liabilities and combined equity	$913,063	$1,683	$914,746

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
Combined Statements of Operations and Comprehensive Income (Loss)

	As Previously		As
	Reported	Adjustments	Restated

Nine months ended May 31, 2003 (predecessor)
Net revenue	$1,111,335	$(8,000)	$1,103,335
Operating expenses	163,293	154	163,447
Depreciation and amortization expense	32,156	(12)	32,144
Income (loss) from operations	42,272	(8,142)	34,130
Fresh-start accounting adjustments	38,274	8,142	46,416
Cumulative effect of a change in accounting principle	(267,939)	44,218	(223,721)
Net income (loss)	(192,609)	44,218	(148,391)
Comprehensive income (loss)	(192,006)	44,218	(147,788)
Year ended August 31, 2002 (predecessor)
Net revenue	1,418,786	(3,000)	1,415,786
Operating expenses	219,121	200	219,321
Depreciation and amortization expense	67,185	(2)	67,183
Income (loss) from operations	(236,762)	(3,198)	(239,960)
Income (loss) before income taxes and cumulative effect of a change in accounting principle	(242,811)	(3,198)	(246,009)
Income (loss) before cumulative effect of a change in accounting principle	(244,185)	(3,198)	(247,383)
Net income (loss)	(244,185)	(3,198)	(247,383)
Comprehensive income (loss)	$(244,069)	$(3,198)	$(247,267)
Chapter 11 Reorganization — Laidlaw
      On June 28, 2001, Laidlaw and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code. During the pendency of the Chapter 11 case, Laidlaw continued to operate its businesses in accordance with the applicable provisions of the Bankruptcy Code. Although subsidiaries of Laidlaw, neither AMR nor EmCare filed for reorganization under Chapter 11 of the Bankruptcy Code.
      Laidlaw emerged from bankruptcy protection during fiscal 2003, and on June 1, 2003 adopted Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (SOP 90-7), applying fresh-start accounting to its balance sheet as of the close of business on May 31, 2003. In accordance with the principles of fresh-start accounting, Laidlaw determined the reorganization value of its individual business units and adjusted their assets and liabilities to estimated fair values as of May 31, 2003. On May 31, 2003, Laidlaw applied “push-down” accounting and allocated to the Company its share of reorganization value aggregating $939.9 million. Reorganization value, as defined in SOP 90-7, is the amount that approximates the fair value of the assets of an entity before considering liabilities. The reorganization value allocated to the Company was based on the consideration of factors such as the industries in which the Company operates, the general economic conditions that impact the health care industry, and application of certain valuation methods, including a discounted cash flow analysis, an analysis of comparable publicly traded company multiples and a comparable acquisitions analysis. The net effect of all fresh-start accounting

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
adjustments pushed down to the Company resulted in additional income of $46.4 million, which is reflected as an adjustment to the financial results for the period from September 1, 2002 through May 31, 2003.
      As a result of the application of push-down accounting, the Company’s balance sheet as of the close of business May 31, 2003 and financial statements for periods beginning on June 1, 2003, referred to as “Successor Company”, may not be comparable with its financial statements for periods before June 1, 2003, referred to as Predecessor Company” because they are, in effect, those reflecting the application of a new basis of accounting. The balances below have been adjusted for the restatement described above. As a result, trade receivables, property plant and equipment, intangible assets and other long-term liabilities changed by $(50) million, $(0.6) million, $44.2 million and $1.6 million, respectively, in the Predecessor and Successor columns. Retained earnings (deficit) increased by $8.1 million in the Predecessor fair value adjustment column and the adjustment to intangible fair value decreased by $8.1 million. The effects of fresh-start reporting on the Company’s combined balance sheet as of the close of business May 31, 2003 are as follows:

	Restated

	Predecessor		Fair Value	Successor
	Company		Adjustments	Company

Assets
Current assets:
Cash and cash equivalents	$42,990		$—	$42,990
Restricted cash and cash equivalents	1,154		—	1,154
Trade and other accounts receivable, net	321,974		—	321,974
Parts and supplies inventory	16,927		—	16,927
Other current assets	35,907		—	35,907
Current deferred tax assets	—	(c)	72,493	72,493

Current assets	418,952		72,493	491,445

Property, plant, and equipment, net	130,212	(a)	(4,683)	125,529
Intangible assets, net	230,222	(b)	(79,843)	150,379
Non-current deferred tax assets	—	(c)	73,918	73,918
Restricted long-term investments — trust	43,764		—	43,764
Other long-term assets	56,596		—	56,596

Assets	$879,746		$61,885	$941,631

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

	Restated

	Predecessor		Fair Value	Successor
	Company		Adjustments	Company

Liabilities and Combined Equity
Current liabilities:
Accounts payable	$40,156		$—	$40,156
Accrued liabilities	140,777	(d)	1,000	141,777
Current portion of long-term debt	8,807		—	8,807

Current liabilities	189,740		1,000	190,740
Long-term debt	17,052		—	17,052
Other long-term liabilities	106,723	(e)	14,469	121,192

Liabilities	313,515		15,469	328,984

Laidlaw payable	59,355	(f)	7,148	66,503
Laidlaw investment	3,419,470	(f)	(2,873,326)	546,144
Retained earnings (deficit)	(2,913,313	) (f)	2,913,313	—
Comprehensive income	719	(f)	(719)	—

Combined equity	566,231		46,416	612,647

Liabilities and combined equity	$879,746		$61,885	$941,631

(a)	Adjusts property, plant and equipment to reflect the estimated fair value of the assets based on independent appraisals.

(b)	Eliminates the Predecessor Company’s historic goodwill, records identifiable intangible assets at estimated fair value based upon independent appraisals and records the remaining reorganization value to goodwill.

(c)	Records the net deferred income tax assets of the Company.

(d)	Records the operating leases at their estimated fair value based on independent valuations and the current borrowing rate of the Company.

(e)	Adjusts the Company’s insurance reserves to their estimated fair value.

(f)	Reflects the elimination of the accumulated deficit and comprehensive income and establishes the payable account to Laidlaw.

2.	Summary of Significant Accounting Policies
Combination
      The combined financial statements include the accounts of the Company or of the Predecessor Company consolidated with all of their respective subsidiaries. All significant intracompany transactions are eliminated.
Use of Estimates
      The preparation of financial statements in accordance with GAAP requires the Company to make estimates and assumptions that affect reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingencies. Future events could alter such estimates.
Cash and Cash Equivalents
      Cash and cash equivalents are composed of highly liquid investments with an original maturity of three months or less and are recorded at market value.
      At January 31, 2005 and August 31, 2004 and 2003, bank overdrafts of $22.0 million, $16.1 million and $20.6 million, respectively, were included in accounts payable on the accompanying combined balance sheets.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
Restricted Cash and Cash Equivalents
      Restricted cash and cash equivalents include short-term investments that are part of the portfolio of the Company’s captive insurance arrangement. These investments are highly liquid and have original maturities of three months or less. These assets are used to support the current portion of claim liabilities under the captive arrangement.
Restricted Marketable Securities
      Marketable securities were pledged as collateral against the Company’s claim liabilities under the captive insurance arrangement. Restricted marketable securities are income-yielding securities that can be converted readily into cash and include commercial paper, corporate and foreign notes and bonds, and U.S. Treasury and agency obligations. Such securities are stated at market value and are classified as available-for-sale under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS No. 115”), with unrealized gains and losses reported, net of tax, in other comprehensive income as a component of combined equity.
Trade and Other Accounts Receivable, net
      The Company determines its allowances based on payor reimbursement schedules, historical write-off experience and other economic data. The allowances for contractual discounts and uncompensated care are reviewed monthly. Account balances are charged off against the uncompensated care allowance when it is probable the receivable will not be recovered. Write-offs to the contractual allowance occur when payment is received. The allowance for uncompensated care is related principally to receivables recorded for self-pay patients.

		August 31,
	January 31,
	2005	2004	2003

Accounts receivable, net
AMR	$229,798	$210,177	$196,473
EmCare	139,969	134,033	123,979

Total	$369,767	$344,210	$320,452

Accounts receivable allowances
AMR
Allowance for contractual discounts	$126,771	$103,412	$89,856
Allowance for uncompensated care	124,699	111,766	104,833

Total	$251,470	$215,178	$194,689

EmCare
Allowance for contractual discounts	$188,092	$168,060	$168,912
Allowance for uncompensated care	556,605	499,512	382,757

Total	$744,697	$667,572	$551,669

      The increase in the allowances and provisions for contractual discounts and uncompensated care is primarily a result of increases in the Company’s gross fee-for-service rate schedules. These gross fee schedules, including any changes to existing fee schedules, generally are negotiated with various contracting entities, including municipalities and facilities. Fee schedule increases are billed for all revenue sources and to all payors under that specific contract; however, reimbursement in the case of certain state and federal payors,

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
including Medicare and Medicaid, will not change as a result of the contract change. In certain cases, this results in a higher level of contractual and uncompensated care provisions and allowances, requiring a higher percentage of contractual discount and uncompensated care provisions compared to gross charges.
      The allowance for uncompensated care at EmCare includes accounts that have been sent to collection agencies and are listed as delinquent within the billing system. These accounts are fully reserved at each balance sheet date and total $254.2 million, $218.6 million and $150.3 million at January 31, 2005, August 31, 2004 and August 31, 2003, respectively.
Parts and Supplies Inventory
      Parts and supplies inventory is valued at cost, determined on a first-in, first-out basis. Durable medical supplies, including stretchers, oximeters and other miscellaneous items, are capitalized as inventory and expensed as used.
Property, Plant and Equipment, net
      Property, plant and equipment were reflected at their fair values as of June 1, 2003. Additions to property, plant and equipment subsequent to this date are recorded at cost. Maintenance and repairs that do not extend the useful life of the property are charged to expense as incurred. Gains and losses from dispositions of property, plant and equipment are recorded in the period incurred. Depreciation of property, plant and equipment is provided substantially on a straight-line basis over their estimated useful lives, which are as follows:

Buildings	35 to 40 years
Leasehold improvements	Shorter of expected life or life of lease
Vehicles	5 to 7 years
Computer hardware and software	3 to 5 years
Other	3 to 10 years
Goodwill
      The Predecessor Company adopted SFAS No. 142 on September 1, 2002. SFAS No. 142 requires that any goodwill recorded in connection with an acquisition consummated on or after July 1, 2001 not be amortized, and instead requiring a periodic assessment of recoverability utilizing a fair value measurement. In connection with the adoption of this standard, the Predecessor Company impaired $223.7 million of restated goodwill, which is included in the accompanying combined financial statements for the nine months ended

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
May 31, 2003, as a cumulative effect of a change in accounting principle. Recording this change had no tax-related benefit or expense. Goodwill balances are as follows:

Restated

Predecessor Company:
Balance on August 31, 2002	$453,943
Impairment loss under SFAS No. 142, September 1, 2002	(223,721)

Balance on May 31, 2003	$230,222

Successor Company:
Fresh-start adjustment	$(177,862)

Balance on June 1, 2003 and August 31, 2003	52,360
Deferred tax valuation adjustment, August 31, 2004	(52,360)

Balance on August 31, 2004 and January 31, 2005	$—

      Had the change in the accounting policy for amortizing goodwill been in effect in the prior year, the Predecessor Company’s income (loss) before cumulative effect of a change in accounting principle for the year ended August 31, 2002 would have been ($226.0) million compared to ($247.4) million as originally recorded. There would have been no changes to the results recorded for the five months ended January 31, 2005, the year ended August 31, 2004, the three months ended August 31, 2003 or the Predecessor Company nine months ended May 31, 2003.
Impairment of Long-lived Assets other than Goodwill and Other Indefinite Lived Intangibles
      Long-lived assets other than goodwill and other indefinite lived intangibles are assessed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Important factors which could trigger impairment review include significant underperformance relative to historical or projected future operating results, significant changes in the use of the acquired assets or the strategy for the overall business, and significant negative industry or economic trends. If indicators of impairment are present, management evaluates the carrying value of long-lived assets other than goodwill and other indefinite lived intangibles in relation to the projection of future undiscounted cash flows of the underlying business. Projected cash flows are based on historical results adjusted to reflect management’s best estimate of future market and operating conditions, which may differ from actual cash flows.
Contract Value
      At January 31, 2005, August 31, 2004 and 2003, the Company’s contracts and customer relationships, recorded as part of fresh-start push-down accounting, represent the amortized fair value of such assets held by the Company at June 1, 2003. Contract Assets are amortized on a straight-line basis over the average length of the contracts and the expected contract renewal period of 10 years. In accordance with the provisions of fresh-start accounting, the reversal of the income tax valuation allowance resulted in a reduction in certain Contract Assets at August 31, 2004 (note 5).
Radio Frequencies
      The radio frequency licenses, recorded as part of push-down accounting and included in net intangible assets on the accompanying combined balance sheet, total $4.0 million at August 31, 2003 and are considered to be indefinite lived intangible assets. As such, they are not amortized. The radio frequency licenses are reviewed for impairment on an annual basis. In accordance with the provisions of fresh-start accounting, the

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
reversal of the income tax valuation allowance resulted in the radio frequency asset being reduced to zero at August 31, 2004 (note 5).
Restricted Long-Term Investments
      Restricted long-term investments include investments that are part of the portfolio of the Company’s captive insurance subsidiary. In accordance with SFAS No. 115, the Company determines the classification of securities as held-to-maturity or available-for-sale at the time of purchase and re-evaluates such designation at each balance sheet date. Securities are classified as held-to-maturity when the Company has the positive intent and ability to hold securities to maturity. Held-to-maturity securities are stated at cost, adjusted for amortization of premiums and discounts to maturity. Investments not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of equity. The cost of securities sold is based on the specific identification method. Restricted long-term investments are available-for-sale.
      These investments are used to support the Company’s self-insurance program. The investments are comprised principally of government securities and investment grade debt securities.
Other Long-Term Liabilities
      Long-term portions of insurance reserves, acquisition-related liabilities and other liabilities are classified as other long-term liabilities.
Contractual Arrangements
      EmCare structures its contractual arrangements for emergency department management services in various ways. In most states, a wholly-owned subsidiary of EmCare (“EmCare Subsidiary”) contracts with hospitals to provide emergency department management services. The EmCare Subsidiary enters into an agreement (“PA Management Agreement”) with a professional association or professional corporation (“PA”), whereby the EmCare Subsidiary provides the PA with management services, and the PA agrees to provide physician services for the hospital contract. The PA employs physicians directly or subcontracts with another entity for the physician services. In certain states, the PA contracts directly with the hospital, but provides physician services and obtains management services in the same manner as described above. In all arrangements, decisions regarding patient care are made exclusively by the physicians. In consideration for these services, the EmCare Subsidiary receives a monthly fee that may be adjusted from time to time to reflect industry practice, business conditions, and actual expenses for administrative costs and uncollectible accounts. In most states, these fees approximate the excess of the PA’s revenues over its expenses.
      Each PA is wholly-owned by a physician who enters into a Stock Transfer and Option Agreement with EmCare. This agreement gives EmCare the right to replace the physician owner with another physician in accordance with the terms of the agreement.
      Historically, EmCare had determined that these management contracts met Emerging Issues Task Force 97-2, Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Entities, requirements for consolidation. Upon adoption of FIN 46(R), Consolidation of Variable Interest Entities, the Company concluded that these management contracts resulted in a variable interest in the PAs and that the Company is the primary beneficiary. Accordingly, the consolidated financial statements of EmCare and these combined financial statements include the accounts of EmCare and its subsidiaries and the PAs. The financial statements of the PAs are consolidated with EmCare and its subsidiaries because EmCare has ultimate control over the assets and business operations of the PAs as described above. Notwithstanding the lack of technical

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
majority ownership, consolidation of the PAs is necessary to present fairly the financial position and results of operations of EmCare because of the existence of a control relationship by means other than record ownership of the PAs’ voting stock. Control of a PA by EmCare is perpetual and other than temporary because EmCare may replace the physician owner of the PA at any time and thereby continue EmCare’s relationship with the PA.
Financial Instruments and Concentration of Credit Risk
      The Company’s cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities (other than current portion of self-insurance estimates), long-term debt and long-term liabilities (other than self-insurance estimates) constitute financial instruments. Based on management’s estimates, the carrying value of the Company’s cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities (other than current portion of self-insurance estimates), long-term debt and long-term liabilities (other than self-insurance estimates) approximates their fair value as of January 31, 2005 and August 31, 2004 and 2003. Concentration of credit risks in accounts receivable is limited, due to the large number of customers comprising the Company’s customer base throughout the United States. A significant component of the Company’s revenue is derived from Medicare and Medicaid. Given that these are government programs, the credit risk for these customers is considered low. The Company performs ongoing credit evaluations of its other customers, but does not require collateral to support customer accounts receivable. The Company establishes an allowance for uncompensated care based on the credit risk applicable to particular customers, historical trends and other relevant information. For each of the periods presented, the Company derived approximately 35% of its net revenue from Medicare and Medicaid, 60% from insurance providers and contracted payors, and 5% directly from patients.
Revenue Recognition
      Revenue is recognized at the time of service and is recorded net of provisions for contractual discounts and estimated uncompensated care. Provisions for contractual discounts and estimated uncompensated care by segment, as a percentage of gross revenue, are as follows:

				Predecessor

	Five Months		Three Months	Nine Months
	Ended	Year Ended	Ended	Ended	Year Ended
	January 31,	August 31,	August 31,	May 31,	August 31,
	2005	2004	2003	2003	2002

AMR
Gross revenue	100%	100%	100%	100%	100%
Provision for contractual discounts	35%	35%	30%	30%	26%
Provision for uncompensated care	14%	14%	16%	15%	16%
EmCare
Gross revenue	100%	100%	100%	100%	100%
Provision for contractual discounts	42%	41%	40%	40%	38%
Provision for uncompensated care	25%	24%	24%	23%	23%
Total
Gross revenue	100%	100%	100%	100%	100%
Provision for contractual discounts	39%	37%	35%	34%	31%
Provision for uncompensated care	19%	18%	19%	18%	19%
      Healthcare reimbursement is complex and may involve lengthy delays. Third-party payors are continuing their efforts to control expenditures for healthcare, including proposals to revise reimbursement policies. The

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
Company has from time to time experienced delays in reimbursement from third-party payors. In addition, third-party payors may disallow, in whole or in part, claims for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, determinations of medical necessity, or the need for additional information. Laws and regulations governing the Medicare and Medicaid programs are very complex and subject to interpretation. As a result, there is a reasonable possibility that recorded estimates will change materially in the short-term. Retroactive adjustments may change the amounts realized from third-party payors and are considered in the recognition of revenue on an estimated basis in the period the related services are rendered. Such amounts are adjusted in future periods, as adjustments become known.
      Subsidies and fees in connection with community contracts are recognized ratably over the service period the payment covers.
      The Company also provides services to patients who have no insurance or other third-party payor coverage. In certain circumstances, federal law requires providers to render services to any patient who requires emergency care regardless of their ability to pay.
Income Taxes
      The Company accounts for income taxes under SFAS 109. Deferred income taxes reflect the impact of temporary differences between the reported amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. A valuation allowance is provided for deferred tax assets when management concludes it is more likely than not that some portion of the deferred tax assets will not be recognized.
      AMR and EmCare are included in the consolidated U.S. income tax return with other Laidlaw U.S. subsidiaries. The tax allocation agreement calculates tax liability on a separate company basis and provides for reimbursement or payment for utilization of carryovers among members of the group. Consequently, AMR and EmCare only receive the benefits of net operating loss and interest carryforwards to the extent utilized in Laidlaw’s consolidated return. Costs related to income taxes are included as payable to or receivable from Laidlaw.
Recent Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123 (revised 2004), “Share-Based Payment.” This Statement is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation” and is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Statement requires public companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The Company anticipates that the adoption of this Statement will not have a material impact on its financial statements.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

3.	Property, Plant and Equipment, net
      Property, plant and equipment, net consisted of the following at January 31, 2005 and August 31, 2004 and 2003:

		Restated

	2005	2004	2003

Land	$2,079	$2,079	$2,079
Building and leasehold improvements	14,293	14,147	11,670
Vehicles	91,114	85,172	65,163
Computer hardware and software	42,006	35,585	29,290
Other	46,891	45,622	32,130

	196,383	182,605	140,332
Less: accumulated depreciation	(67,617)	(49,920)	(6,786)

Property, plant and equipment, net	$128,766	$132,685	$133,546

      Vehicles include certain vehicles held under capital leases with a net book value of $11.7 million, $13.9 million and $19.0 million at January 31, 2005 and August 31, 2004 and 2003, respectively. Accumulated depreciation and amortization at January 31, 2005 and August 31, 2004 and 2003 includes $8.4 million, $6.3 million and $1.3 million, respectively, relating to such vehicles. Depreciation expense was $18.0 million for the five months ended January 31, 2005, $43.2 million for the year ended August 31, 2004, $10.2 million for the three months ended August 31, 2003, $32.2 million for the nine months ended May 31, 2003 and $45.7 million for the year ended August 31, 2002.

4.	Intangible Assets, net
      Intangible assets, net consisted of the following at January 31, 2005 and August 31, 2004 and 2003:

			Restated

	2005	2004	2003

Goodwill	$—	$—	$52,360
Contract value	22,544	22,106	94,177
Radio frequencies	—	—	4,000
Covenant not to compete	250	—	19

	22,794	22,106	150,556
Less: accumulated amortization	(6,719)	(6,348)	(2,351)

Intangible assets, net	$16,075	$15,758	$148,205

      Amortization expense of intangible assets was $0.8 million for the five months ended January 31, 2005, $9.5 million for the year ended August 31, 2004 and $2.4 million for the three months ended August 31, 2003, $0 for the nine months ended May 31, 2003 and $21.4 million for the year ended August 31, 2002. Covenants and the contract value are amortized over a life of 10 years. As a result of the reversal of the separate company tax valuation allowance as of August 31, 2004 under fresh-start accounting, AMR reduced its intangible assets to zero and EmCare reduced its intangible assets to $15.8 million. Estimated annual amortization over each of the next five years is approximately $2.2 million.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

5.	Income Taxes
      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes were as follows at January 31, 2005 and August 31, 2004 and 2003:

		Restated

	2005	2004	2003

Deferred tax assets:
Accounts receivable	$38,817	$34,726	$54,447
Accrued liabilities	58,508	56,803	62,120
Intangible assets	42,732	46,047	24,311
Interest carryforwards	84,590	85,188	84,474
Net operating loss carryforwards	54,565	55,055	94,576

	279,212	277,819	319,928
Deferred tax liabilities:
Excess of tax over book depreciation	(11,651)	(10,449)	(8,544)

Net deferred tax assets	267,561	267,370	311,384
Valuation allowance	—	—	(155,952)

Net deferred tax assets	$267,561	$267,370	$155,432

      The Company has significant net deferred tax assets resulting from net operating loss (“NOL”) and interest deduction carryforwards and other deductible temporary differences that will reduce taxable income in future periods. SFAS No. 109 “Accounting for Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion, of net deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including expected reversals of significant deductible temporary differences, a company’s recent financial performance, the market environment in which a company operates, tax planning strategies and the length of NOL and interest deduction carryforward periods. Furthermore, the weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified.
      At the fresh-start accounting date, May 31, 2003, the Company recorded a valuation allowance of $156.0 million, based on the criteria required under SFAS No. 109 discussed above. During fiscal 2004, write-offs of net operating loss carryforwards and realization of other assets reduced the valuation allowance by $48.2 million. As a result of the Company’s improved financial performance during fiscal 2004, management reduced the deferred tax valuation allowance by an additional $107.8 million during the year ended August 31, 2004. As required under fresh-start accounting, this change also resulted in a reduction in intangible assets and goodwill and an increase in Laidlaw equity of AMR.
      The Company has interest carryovers of $222.6 million at January 31, 2005 limited by Internal Revenue Code Section 163(j) without expiration, and federal net operating loss carryforwards of $143.7 million which expire in the years 2005 to 2024. The interest carryovers and $134.0 million of the net operating loss carryforwards are subject to Laidlaw’s annual Section 382 limitation of $58 million.
      In connection with the sale described in note 18, the value of deferred tax assets and liabilities will be adjusted.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
      The components of income tax benefit (expense) were as follows:

				Predecessor

	Five Months	Year	Three Months	Nine Months	Year
	Ended	Ended	Ended	Ended	Ended
	January 31,	August 31,	August 31,	May 31,	August 31,
	2005	2004	2003	2003	2002

Current tax expense
State	$—	$559	$(162)	$829	$1,374
Federal	—	(694)	17,216	—	—

Total	—	(135)	17,054	829	1,374

Deferred tax expense
State	762	2,496	(76)	—	—
Federal	5,516	19,403	(8,345)	—	—

Total	6,278	21,899	(8,421)	—	—

Total tax expense
State	762	3,055	(238)	829	1,374
Federal	5,516	18,709	8,871	—	—

Total	$6,278	$21,764	$8,633	$829	$1,374

      A reconciliation of the provision (benefit) for income taxes at the federal statutory rate compared to the Company’s effective tax rate is as follows:

				As Restated
				Predecessor

	Five Months	Year	Three Months	Nine Months	Year
	Ended	Ended	Ended	Ended	Ended
	January 31,	August 31,	August 31,	May 31,	August 31,
	2005	2004	2003	2003	2002

Income tax expense (benefit) at the statutory rate	$5,516	$20,690	$631	$26,656	$(86,103)
Decrease(increase) in income taxes resulting from:
State taxes, net of federal	495	1,986	(155)	539	893
Goodwill amortization/impairment	—	—	—	—	76,517
Fresh start accounting adjustments	—	—	—	(16,246)	—
Parent Company allocations	—	(1,577)	7,990	(2,826)	(40,377)
Change in valuation allowance	—	—	—	(7,607)	50,158
Other	267	665	167	313	286

Provision for income taxes	$6,278	$21,764	$8,633	$829	$1,374

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

6.	Accrued Liabilities
      Accrued liabilities were as follows at January 31, 2005 and August 31, 2004 and 2003:

	2005	2004	2003

Accrued wages and benefits	$53,231	$65,757	$56,960
Accrued paid time off	20,141	19,828	16,896
Current portion of self-insurance reserve	41,283	36,384	28,206
Accrued restructuring	1,118	1,611	3,088
Current portion of compliance and legal	3,607	5,660	8,056
Accrued billing and collection fees	3,522	3,466	3,300
Accrued profit sharing	23,802	7,566	6,552
Other	24,941	26,512	23,121

Total accrued liabilities	$171,645	$166,784	$146,179

7.	Long-term Debt
      Long-term debt consisted of the following at January 31, 2005 and August 31, 2004 and 2003:

	2005	2004	2003

Notes due at various dates from 2004 to 2022 with interest rates from 6% to 10%	$1,219	$2,959	$6,478
Mortgage loan due 2010 with an interest rate of 7%	2,168	2,190	2,242
Capital lease obligations due at various dates from 2006 to 2007 (note 10)	8,110	10,331	15,337

	11,497	15,480	24,057
Less current portion	(5,846)	(7,565)	(8,270)

Total long-term debt	$5,651	$7,915	$15,787

      The aggregate amount of minimum payments (deposit refunds) required on long-term debt in each of the years indicated is as follows:

Year ending January 31,

2006	$5,846
2007	3,771
2008	(878)
2009	121
2010	108
Thereafter	2,529

$11,497

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

8.	Restructuring Charges and Impairment Losses
      The activity in the accrued restructuring balance is as follows:

	2002 Plan			2003 Plan	2004 Plan

	Severance	Lease	Total	Severance	Severance	Total

Incurred	$1,517	$2,260	$3,777			$3,777
Paid	(456)	(149)	(605)			(605)

August 31, 2002	1,061	2,111	3,172			3,172
Incurred April 2003	—	—	—	$1,288		1,288
Incurred August 2003	—	—	—	1,449		1,449
Paid	(559)	(561)	(1,120)	(1,701)		(2,821)

August 31, 2003	502	1,550	2,052	1,036		3,088
Incurred	—	—	—	—	$2,115	2,115
Paid	(502)	(566)	(1,068)	(1,036)	(1,488)	(3,592)

August 31, 2004	—	984	984	—	627	1,611
Incurred	—	—	—	—	—	—
Paid	—	(238)	(238)	—	(255)	(493)

January 31, 2005	$—	$746	$746	$—	$372	$1,118

Restructuring Plans
      During fiscal year 2004, AMR was re-aligned into three geographic regions. The billing centers and operating units within the four original AMR regions were shifted to create the new structure and the administrative office of the former South-Central region was closed. The functions previously performed by this group were distributed to the remaining regions. This restructuring plan is expected to be completed by December 2005.
      During fiscal year 2003, AMR’s Northern Pacific Region re-aligned the management structure of its operations. The first phase occurred in April 2003 and the second and final phase occurred in August 2003.
      During fiscal year 2002, in an effort to eliminate the differences in size among regions, AMR was re-aligned into four geographic regions. The operating units within the five original regions were shifted to create the new structure and the administrative offices of the former South region and one billing center were closed. National Products and Services was also closed. The functions previously performed by this group were distributed to the remaining regions and the corporate office. This restructuring plan is expected to be completed by December 2008.
2002 Impairment Losses
      During fiscal year 2002, AMR incurred an impairment charge of $262.8 million, including $254.9 goodwill impairment and $7.9 million property, plant and equipment impairment. The impairment losses resulted from the inability of AMR to recover the carrying value of the long-lived assets from expected future operating cash flows.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

9.	Retirement Plans and Employee Benefits
      AMR maintains three 401(k) plans (the “AMR Plans”) for its employees and employees of its subsidiaries who meet the eligibility requirements set forth in the AMR Plans. Employees may contribute a maximum of 40% of their compensation up to a maximum of $13 (thousand). Generally 50% of the contribution is matched by AMR up to a maximum of 3% to 6% of the employee’s salary per year, depending on the plan. AMR’s contributions to the AMR Plans for the five months ended January 31, 2005 were $3.7 million, the year ended August 31, 2004 were $8.1 million, for the three months ended August 31, 2003 were $1.9 million and for the nine months ended May 31, 2003 were $5.7 million. For the year ended August 31, 2002, AMR’s contributions to the AMR Plans were $6.9 million. Contributions are included in operating expenses on the accompanying combined statements of operations.
      EmCare established the EmCare Holdings Inc. 401(k) Savings Plan (the “EmCare Plan”) in 1994 to provide retirement benefits to its employees. Employees may elect to participate in the EmCare Plan at the beginning of each calendar quarter and may contribute 1% to 25% of their annual compensation on a tax-deferred basis subject to limits established by the Internal Revenue Service. EmCare contributes 50% of the first 6% of base compensation that a participant contributes to the EmCare Plan during any calendar year. The EmCare Plan follows a calendar year-end. Accordingly, EmCare makes its matching contributions based on eligible employee contributions for each calendar year. EmCare contributed $0.1 million to the EmCare Plan during the five months ended January 31, 2005. During calendar years 2004, 2003 and 2002, EmCare contributed $0.5 million, $0.4 and $0.4 million, respectively, to the EmCare Plan.
      In fiscal 2004, Laidlaw issued Value Appreciation Rights (“VAR”) to various employees of AMR and EmCare. There were no VARs issued prior to fiscal 2004. The VARs vest 100% on the third anniversary of the date of the grant. The VARs compensation is based on prescribed formulas that estimate changes in the enterprise values of AMR and EmCare. The Company recognizes compensation expense on a straight-line basis over the vesting period with compensation expense of $4.1 million for fiscal 2004. The Company recognized $15.3 million of expense related to the VARs for the period ended January 31, 2005 which is included in Laidlaw fees and compensation charges. This expense related to the sale transaction discussed in note 18 and was funded by Laidlaw in accordance with the terms of the sale agreements. The VAR program was terminated in connection with the sale of AMR and EmCare in February 2005 and employees and executives will earn no further rights.

10.	Commitments and Contingencies
Lease Commitments
      The Company leases various facilities and equipment under operating lease agreements. Rental expense incurred under these leases was $12.4 million, $27.9 million, $7.2 million and $23.2 million for the five months ended January 31, 2005, the year ended August 31, 2004, the three months ended August 31, 2003 and the nine months ended May 31, 2003, respectively, and was $32.4 million in fiscal 2002.
      In addition, the Company leases certain vehicles under capital leases. Assets under capital lease are capitalized using inherent interest rates at the inception of each lease. Capital leases are collateralized by the leased vehicles.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
      Future commitments under capital and operating leases for vehicle, premises, equipment and other recurring commitments are as follows (the balances below include fair value adjustments as described in note 2):

		Operating
	Capital	Leases &
	Leases	Other

Year ending January 31,
2006	$6,000	$27,289
2007	3,558	20,335
2008	(948)	16,242
2009	—	12,785
2010	—	8,810
Thereafter	—	20,659

	8,610	$106,120

Less imputed interest	(500)

Total capital lease obligations	8,110
Less current portion	(5,530)

Long-term capital lease obligations	$2,580

      Other commitments consisting of dispatch and responder fees totaling $5,362, $1,133, $991, $989, $2,912 and $243 and Onex management fees of $889, $1,000, $1,000, $1,000, $1,000 and $0 for the years ending January 31, 2006, 2007, 2008, 2009, 2010 and thereafter, respectively.
Services
      The Company is subject to the Medicare and Medicaid fraud and abuse laws which prohibit, among other things, any false claims, or any bribe, kick-back or rebate in return for the referral of Medicare and Medicaid patients. Violation of these prohibitions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. Management has implemented policies and procedures that management believes will assure that the Company is in substantial compliance with these laws. From time to time, we receive requests for information from government agencies pursuant to their regulatory or investigational authority. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. The Company is cooperating with the government agencies conducting these investigations and is providing requested information to the government agencies. Other than the investigations described below, management believes that the outcome of any of these investigations would not have a material adverse effect on the Company.
      During the first quarter of fiscal 2004, AMR was advised by the U.S. Department of Justice (“DOJ”) that it was investigating certain of AMR’s business practices. The specific practices at issue were (1) whether ambulance transports involving Medicare eligible patients complied with the “medical necessity” requirement imposed by Medicare regulations, (2) whether patient signatures, when required, were properly obtained from Medicare eligible patients, and (3) whether discounts in violation of the federal Anti-Kickback Statute were provided by AMR in exchange for referrals involving Medicare eligible patients. In connection with the third issue, the government has alleged that certain of AMR’s hospital and nursing home contracts in effect in Texas, primarily certain contracts in effect in 1996 and 1997, contained discounts in violation of the federal Anti-Kickback Statute. The government recently has provided the Company with an analysis of the

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
investigation conducted in connection with this contract issue, and invited the Company to respond. The Company is considering the government’s analysis and intends to provide its views, as requested. The government may also be investigating whether AMR’s contracts with health facilities in Oregon and other jurisdictions violate the Anti-Kickback Statute. At this time, it is not possible to predict the ultimate conclusion of these investigations, nor is it possible to estimate possible financial exposure, if any, to the Company.
      From August 1998 until August 2000, American Medical Response West (“AMR West”), a subsidiary of AMR, received six subpoenas duces tecum from the United States Attorney’s Office. These subpoenas related to billing matters for emergency transports during the periods January 1, 1995 to December 31, 1999. Pursuant to a settlement agreement with the United States Attorney’s Office, AMR West paid $3.5 million in 2004 and entered into a five-year agreement with the Department of Health and Human Services covering various administrative processes and procedures. AMR reserved for these matters in periods prior to the statements of operations presented herein.
      In June 1999, the DOJ began an investigation of the billing processes of Regional Emergency Services L.P., or RES, a subsidiary of AMR, and one of RES’ hospital clients. The DOJ alleged violations by the companies of the False Claims Act based on the absence of certificates of medical necessity and other non-compliant billing practices from October 1992 to May 2002. Pursuant to a settlement agreement to resolve these allegations, including settlement of claims in Texas described below, in April 2004 AMR paid $5.0 million of a total $20.0 million settlement amount, with the balance paid by the hospital. AMR reserved for these matters in periods prior to the statements of operations presented herein.
      On May 9, 2002, AMR received a subpoena duces tecum from the Office of Inspector General for the United States Department of Health and Human Services. The subpoena required AMR to produce a broad range of documents relating to RES contracts in Texas, Georgia and Colorado for the period from January 1993 through May 2002. The Texas claims were resolved pursuant to the settlement agreement described above. The government investigations in Georgia and Colorado are continuing; it is not currently possible to estimate the financial exposure, if any, to the Company.
      On July 12, 2005, the Company received a letter and draft Audit Report from the Office of Inspector General for the United States Department of Health and Human Services, or OIG, requesting the Company’s response to its draft findings that the Company’s Massachusetts subsidiary received $1.9 million in overpayments from Medicare for services performed between July 1, 2002 and December 31, 2002. The draft findings state that some of these services did not meet Medicare medical necessity and reimbursement requirements. The Company disagrees with the OIG’s finding and is in the process of responding to the draft Audit Report. If the Company is unsuccessful in challenging the OIG’s draft findings, and in any administrative appeals to which the Company may be entitled following the release of a final Audit Report, the Company may be required to make a substantial repayment.
Letters of Credit
      At January 31, 2005 and August 31, 2004 and 2003, AMR had $23,297, $8,212 and $9,112, respectively, in outstanding letters of credit. At January 31, 2005 and August 31, 2004 and 2003, Laidlaw also had issued letters of credit on behalf of AMR for $1,000, $23,328 and $28,185, respectively.
Other Legal Matters
      EmCare has been named as a defendant in two collective action lawsuits brought by a number of nurse practitioners and physician assistants under the federal Fair Labor Standards Act. The plaintiffs are seeking to

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
recover overtime pay for the hours they worked in excess of 40 in a workweek and reclassification as non-exempt employees. Certain of the plaintiffs brought a related action under California state law. EmCare has entered into a settlement of the California state law claims for $1.5 million. EmCare reserved the amount of this settlement in fiscal 2004 and it was included as a component of selling, general and administrative expenses.
Guarantees
      Upon emergence from Chapter 11, Laidlaw established a new senior secured credit facility (the “Facility”). The Facility is guaranteed by Laidlaw and certain Laidlaw subsidiaries, including AMR and EmCare. In addition, the Facility is secured by the assets of Laidlaw and certain Laidlaw subsidiaries, including AMR and EmCare, except for certain assets of the Company contractually excluded from the securitization. Under the terms of the Facility, Laidlaw is required to meet certain financial covenants, including a fixed charge coverage ratio, leverage ratio, interest coverage ratio, net tangible asset ratio and maximum senior secured leverage ratio, as well as certain non-financial covenants. As of January 31, 2005, Laidlaw was in compliance with all covenants and the outstanding balance under the Facility and issued letters of credit aggregated $597.3 million.
      As a result of emergence from Chapter 11, Laidlaw also issued unsecured senior notes. These notes are also guaranteed by Laidlaw and certain Laidlaw subsidiaries, including AMR and EmCare. The outstanding balance under the notes at January 31, 2005 aggregated $406 million.
      In connection with the sale discussed in note 18, AMR and EmCare have been released from these guarantees.
Income Tax Matters
      The respective tax authorities, in the normal course, audit previous tax filings. It is not possible at this time to predict the final outcome of these audits or establish a reasonable estimate of possible additional taxes owing, if any.

11.	Related Party
Allocation of Costs from Laidlaw
      Laidlaw charges AMR and EmCare for the estimated cost of certain functions that are managed by Laidlaw and can reasonably be attributed directly to the operations of the Company. The charges to the Company are based on management’s estimate of such services specifically used by the Company. Where determinations based on specific usage alone have been impracticable, other methods and criteria were used that Laidlaw management believes are reasonable. Such allocations are not intended to represent the costs that would be or would have been incurred if the Company were an independent business.
      The amount of Laidlaw’s combined equity and the Laidlaw payable included in the balance sheet represents a net balance as a result of various transactions between the Company and Laidlaw. There are no terms of settlement associated with the account balance. The balance is primarily the result of the Company’s participation in Laidlaw’s central cash management program, wherein all the subsidiaries’ cash receipts are remitted to Laidlaw and all cash disbursements are funded by Laidlaw. Other transactions include certain direct obligations administered by Laidlaw, as well as the Company’s share of the current portion of the Laidlaw consolidated federal and state income tax liability and various other administrative expenses allocated by Laidlaw. As a result, obligations for these matters are not reflected on the accompanying balance sheet.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
Self-insurance obligations and related deposits administered by Laidlaw are reflected on the accompanying balance sheet.
      Laidlaw charges or cost allocations included in the accompanying combined statements of operations include the following:

				Predecessor

	Five Months	Year	Three Months	Nine Months	Year
	Ended	Ended	Ended	Ended	Ended
	January 31,	August 31,	August 31,	May 31,	August 31,
	2005	2004	2003	2003	2002

Allocated insurance expense (income)	$—	$(4,505)	$11,522	$3,058	$(8,094)
Direct insurance expense	17,069	40,554	—	—	—
Laidlaw fees and compensation charges	19,857	15,449	1,350	4,050	5,400
Reorganization costs	—	—	—	3,650	8,761
Interest	4,480	6,225	403	3,081	4,585
      Included in insurance expense are allocations of charges and credits made to AMR related to the operating costs and investment activities of Laidlaw’s captive insurance company. These allocations also include changes in actuarial estimates of insurance reserves for fiscal year 2001 and prior years’ claims estimates. For fiscal year 2002 and 2003, AMR obtained insurance coverage from outside parties, rather than through Laidlaw. In fiscal 2004, AMR returned to the Laidlaw insurance program for workers compensation, auto and general liability. EmCare’s participation in the Laidlaw insurance program is limited to directors’ and officers, and general liability insurance which is allocated as a component of Laidlaw fees and compensation charges.
      Management costs have been calculated using a formula based upon the Company’s share of Laidlaw’s consolidated revenue and represent Laidlaw’s general and administrative costs incurred for the benefit of the Company. Fiscal 2004 management costs include $4.1 million of charges related to incentive plans for management of the Company.
      During the nine months ended May 31, 2003 and fiscal year 2002, Laidlaw charged the Company additional costs incurred by Laidlaw as a result of its reorganization of $3.7 million and $8.8 million, respectively.
      Interest expense has been recorded by the Company based on an average intercompany balance and applicable interest rates (prime + 2%). During fiscal 2002 and for the nine months ended May 31, 2003, Laidlaw, as a result of its bankruptcy, suspended interest on purchase acquisition debt pushed down to AMR.
      On March 1, 2004, AMR declared a $200 million dividend payable to Laidlaw. The dividend has been recorded as an increase in the Laidlaw payable account on the balance sheet and as a decrease to combined equity. There are no specific repayment terms related to the Laidlaw payable account which has been included as a component of equity on the accompanying combined balance sheets and combined statements of changes in equity.
      At January 31, 2005, Laidlaw maintained deposits of $16.4 million for collateral on behalf of AMR supporting performance bonds held by a related party. AMR’s interest in the collateral is included in other long-term assets. As described in note 12, Laidlaw also maintains insurance-related deposits on behalf of AMR.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
      The Company transfers surplus funds to Laidlaw as necessary and, as described above, bears the cost of various allocated expenses. The Company’s operating results, cash flows and financial position may significantly differ from those that would have been achieved in the absence of the Company’s relationship with Laidlaw.

12.	Insurance
      Insurance reserves are established for automobile, workers compensation, general liability and professional liability claims utilizing policies with both fully-insured and self-insured components. This includes the use of an off-shore captive insurance program through a wholly-owned subsidiary for certain professional liability (malpractice) programs for EmCare. In those instances where the Company has obtained third-party insurance coverage, either directly through an independent outside party or through participation in a Laidlaw administered program, the Company normally retains liability for the first $1 to $2 million of the loss. Insurance reserves cover known claims and incidents within the level of Company retention that may result in the assertion of additional claims, as well as claims from unknown incidents that may be asserted arising from activities through January 31, 2005.
      The Company establishes reserves for claims based upon an assessment of actual claims and claims incurred but not reported. The reserves are established based on consultation with third-party independent actuaries using actuarial principles and assumptions that consider a number of factors, including historical claim payment patterns (including legal costs) and changes in case reserves and the assumed rate of inflation in health care costs and property damage repairs. All claims arising and not settled before June 1, 2003 were recorded at estimated fair value as of the fresh-start date. Claims, other than auto and general liability claims, that arose after June 1, 2003 are discounted at a rate commensurate with the interest rate on monetary assets that essentially are risk free and have a maturity comparable to the underlying liabilities. Auto and general liability claims that arose after June 1, 2003 are not discounted. The table below summarizes the non-health and welfare insurance reserves included in the accompanying combined balance sheets.

	Accrued	Other Long-Term	Total
January 31, 2005	Liabilities	Liabilities	Liabilities

Automobile	$4,054	$10,558	$14,612
Workers compensation	11,554	34,636	46,190
General/ Professional liability	25,675	97,905	123,580

	$41,283	$143,099	$184,382

	Accrued	Other Long-Term	Total
August 31, 2004	Liabilities	Liabilities	Liabilities

Automobile	$4,007	$8,887	$12,894
Workers compensation	10,903	32,406	43,309
General/ Professional liability	21,474	96,887	118,361

	$36,384	$138,180	$174,564

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

	Accrued	Other Long-term	Total
August 31, 2003	Liabilities	Liabilities	Liabilities

Automobile	$4,845	$6,244	$11,089
Workers compensation	10,152	23,870	34,022
General/ Professional liability	13,209	88,897	102,106

	$28,206	$119,011	$147,217

      Certain insurance programs also require the Company to maintain deposits with third-party insurers, trustees or with Laidlaw to cover future claims costs and are included in other assets in the combined balance sheets. Investments supporting insurance programs are comprised principally of government securities and investment grade securities and are presented as restricted assets in the combined balance sheets. These investments are designated as available-for-sale and reported at fair value. Investment income/loss earned on these investments is reported as a component of insurance expense in the combined statement of operations. The following table summarizes these deposits and restricted investments:

	January 31,	August 31,	August 31,
	2005	2004	2003

Restricted cash and cash equivalents	$9,846	$5,691	$939
Restricted marketable securities	2,473	6,756	201
Short-term deposits (included in other current assets)	8,044	9,889	14,997
Short-term deposits with Laidlaw (included in other current assets)	11,541	5,700	—
Restricted long-term investments	41,810	47,285	40,608
Long-term deposits (included in other long-term assets)	20,006	23,708	28,626
Long-term deposits with Laidlaw (included in other long-term assets)	29,413	22,733	—

Total insurance deposits	$123,133	$121,762	$85,371

      Provisions for insurance expense included in the combined statement of operations includes annual provisions determined in consultation with Company actuaries, premiums paid to third-party insurers net of retrospective policy adjustments, interest accretion and earnings/loss on investments. Fiscal 2004 expense was reduced by a $3.8 million experience refund received during the year.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

13.	Supplemental Cash Flow Information

				Predecessor
		Restated
	Five Months	Year	Three Months	Nine Months	Year
	Ended	Ended	Ended	Ended	Ended
	January 31,	August 31,	August 31,	May 31,	August 31,
	2005	2004	2003	2003	2002

Cash paid during the period for interest	$488	$556	$436	$1,605	$1,278
Finance and investing activities not requiring the use of cash:
Dividend to Laidlaw	—	200,000	—	—	—
Acquisition of equipment through capital leases	—	—	—	—	26,320
Reduction of deferred tax asset valuation allowance through:
Reduction of ambulance service contracts and other intangibles	—	124,977	—	—	—
Reduction of associated deferred tax asset	—	(27,606)	—	—	—
Laidlaw equity	$—	$10,406	$—	$—	$—

14.	Segment Information
      The Company is organized around two separately managed business units: healthcare transportation services and emergency management services, which have been identified as operating segments. The healthcare transportation services reportable segment focuses on providing a full range of medical transportation services from basic patient transit to the most advanced emergency care and pre-hospital assistance. The emergency management services reportable segment provides outsourced business services to hospitals primarily for emergency departments, urgent care centers and for certain inpatient departments. The Chief Executive Officer has been identified as the chief operating decision maker (CODM) for purposes of SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” (SFAS 131), as he assesses the performance of the business units and decides how to allocate resources to the business units. Pre-tax income from continuing operations before interest, taxes and depreciation and amortization (“Segment EBITDA”) is the measure of profit and loss that the CODM uses to assess performance and make decisions. Pre-tax income from continuing operations represents net revenue less direct operating expenses incurred

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)
within the operating segments. The accounting policies for reported segments are the same as for the Company as a whole (see note 2).

				Predecessor Company —
				Restated

	Five Months	Year	Three Months	Nine Months	Year
	Ended	Ended	Ended	Ended	Ended
	January 31,	August 31,	August 31,	May 31,	August 31,
	2005	2004	2003	2003	2002

Healthcare Transportation Services
Revenue	$455,059	$1,054,800	$255,807	$751,344	$984,451
Segment EBITDA	33,859	85,557	7,941	48,026	(189,624	)(1)
Total identifiable assets	645,441	628,635	605,268	638,495 (2)	894,943
Capital expenditures	12,054	38,573	17,581	30,888	26,670
Emergency Management Services
Revenue	241,120	549,798	128,654	351,991	431,335
Segment EBITDA	5,639	37,156	7,217	18,248	16,847
Total identifiable assets	338,069	320,964	309,478	303,136 (2)	163,132
Capital expenditures	1,991	4,214	498	3,880	4,448
Total
Total revenue	696,179	1,604,598	384,461	1,103,335	1,415,786
Total segment EBITDA	39,498	122,713	15,158	66,274	(172,777)
Total identifiable assets	983,510	949,599	914,746	941,631 (2)	1,058,075
Total capital expenditures	14,045	42,787	18,079	34,768	31,118
Reconciliation of EBITDA to Net Income (Loss)
EBITDA	39,498	122,713	15,158	66,274	(172,777	)(1)
Depreciation and amortization expense	(18,808)	(52,739)	(12,560)	(32,144)	(67,183)
Interest expense	(5,644)	(9,961)	(908)	(4,691)	(6,418)
Realized gain (loss) on investments	—	(1,140)	90	—	—
Interest and other income	714	240	22	304	369
Fresh-start accounting adjustments	—	—	—	46,416	—
Income tax expense	(6,278)	(21,764)	(8,633)	(829)	(1,374)
Cumulative effect of a change in accounting principle	—	—	—	(223,721)	—

Net income (loss)	$9,482	$37,349	$(6,831)	$(148,391)	$(247,383)

(1)	Includes an impairment loss of $262,780.

(2)	Total assets of the Company at June 1, 2003 after fair value adjustments.

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

15.	Valuation and Qualifying Accounts

			Total	Valuation
	Allowance for	Allowance for	Accounts	Allowance for
	Contractual	Uncompensated	Receivable	Deferred Tax
	Discounts	Care	Allowances	Assets	Total

Balance at August 31, 2001 (Predecessor) — restated	$242,172	$423,562	$665,734	$309,275	$975,009
Additions	858,590	521,277	1,379,867	6,383	1,386,250
Reductions	(850,862)	(532,030)	(1,382,892)	(4,964)	(1,387,856)

Balance at August 31, 2002 (Predecessor) — restated	249,900	412,809	662,709	310,694	973,403
Additions	795,809	428,578	1,224,387	3,200	1,227,587
Reductions	(786,770)	(377,363)	(1,164,133)	(157,942)	(1,322,075)

Balance at May 31, 2003 (Predecessor) — restated	$258,939	$464,024	$722,963	$155,952	$878,915

Fresh-start balance at June 1, 2003 — restated	$258,939	$464,024	$722,963	$155,952	$878,915
Additions	289,329	161,100	450,429	—	450,429
Reductions	(289,500)	(137,533)	(427,033)	—	(427,033)

Balance at August 31, 2003 — restated	258,768	487,591	746,359	155,952	902,311
Additions	1,361,708	666,116	2,027,824	—	2,027,824
Reductions	(1,349,005)	(542,429)	(1,891,434)	(155,952)	(2,047,386)

Balance at August 31, 2004 — restated	271,471	611,278	882,749	—	882,749
Additions	632,959	312,310	945,269	—	945,269
Reductions	(589,568)	(242,284)	(831,852)	—	(831,852)

Balance at January 31, 2005	$314,862	$681,304	$996,166	$—	$996,166

16.	Prior Period Results (unaudited)
      We have included below an unaudited combined statement of operations and comprehensive income for the five months ended January 31, 2004 and an unaudited combined statement of cash flows for the five months ended January 31, 2004 for comparison purposes only to the audited statements included herein.

Five Months
Ended
January 31,
2004

(unaudited)
Combined Statement of Operations
Net revenue	$667,506

Compensation and benefits	461,923
Operating expenses	90,828
Insurance expense	36,664
Selling, general and administrative expenses	22,016

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

Five Months
Ended
January 31,
2004

(unaudited)
Laidlaw fees and compensation charges	6,436
Depreciation and amortization expense	22,079

Income from operations	27,560
Interest expense	(4,137)
Interest and other income	1,403

Income before income taxes	24,826
Income tax expense	(9,800)

Net income	$15,026

Combined Statement of Cash Flows
Cash Flows from Operating Activities
Net income	$15,026
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,079
Loss on disposal of property, plant and equipment	309
Deferred income taxes	9,320
Changes in operating assets/liabilities:
Trade and other accounts receivable	(33,822)
Other current assets	4,889
Accounts payable and accrued liabilities	827

Net cash provided by operating activities	18,627

Cash Flows from Investing Activities
Purchase of property, plant and equipment	(14,224)
Proceeds from sale of property, plant and equipment	84
Purchase of restricted cash and investments	(9,585)
Proceeds from sale of restricted investments	14,758
Net change in deposits and other assets	(1,914)

Net cash used in investing activities	(10,881)

Cash Flows from Financing Activities
Repayments of capital lease obligations and other debt	(3,784)
Increase in bank overdrafts	(3,216)
Payments made to Laidlaw	(2,215)
Increase in other non-current liabilities	1,683

Net cash used in financing activities	(7,532)

Increase in cash and cash equivalents	215
Cash and cash equivalents, beginning of period	10,641

Cash and cash equivalents, end of period	$10,856

American Medical Response, Inc. & EmCare Holdings Inc.
(The Healthcare Transportation and Emergency Management Services
Businesses of Laidlaw International, Inc.)
Notes to Combined Financial Statements — (Continued)

17.	Guarantors of Debt
      Emergency Medical Services L.P. financed the acquisition of AMR and EmCare, described in note 18 in part by issuing $250.0 million principal amount of senior subordinated notes and borrowing $370.2 million under its senior secured credit facility. Its wholly-owned subsidiaries, AMR HoldCo, Inc. and EmCare HoldCo, Inc., are the issuers of the senior subordinated notes and the borrowers under the senior secured credit facility. As part of the transaction, AMR and its subsidiaries became wholly-owned subsidiaries of AMR HoldCo, Inc. and EmCare and its subsidiaries became wholly-owned subsidiaries of EmCare HoldCo, Inc. The senior subordinated notes and the senior secured credit facility include a full, unconditional and joint and several guarantee by all of the Company’s subsidiaries other than its captive insurance subsidiary. All of the operating income and cash flow of EMS L.P., AMR HoldCo, Inc. and EmCare HoldCo, Inc. is generated by AMR, EmCare and their subsidiaries. As a result, funds necessary to meet the debt service obligations under the senior secured notes and senior secured credit facility described above are provided by the distributions or advances from the subsidiary companies, AMR and EmCare. Investments in subsidiary operating companies are accounted for on the equity method. Accordingly, entries necessary to consolidate the parent company, AMR HoldCo, Inc., EmCare HoldCo, Inc. and all of their subsidiaries are reflected in the Eliminations/ Adjustments column. Separate complete financial statements of the issuers and subsidiary guarantors would not provide additional material information that would be useful in assessing the financial composition of the issuers or the subsidiary guarantors. The condensed combining financial statements for the parent company, the issuers, the guarantors and the non-guarantor are as follows:

Combining Balance Sheet
As of January 31, 2005

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantor	Adjustments	Total

Assets
Current assets:
Cash and cash equivalents	$—	$—	$—	$4,778	$9,853	$—	$14,631
Restricted cash and cash equivalents	—	—	—	—	9,846	—	9,846
Restricted marketable securities	—	—	—	—	2,473	—	2,473
Trade and other accounts receivable, net	—	—	—	359,945	43,339	(33,517)	369,767
Parts and supplies inventory	—	—	—	18,499	—	—	18,499
Other current assets	—	—	—	81,818	6,097	(47,780)	40,135
Current deferred tax assets	—	—	—	62,433	2,659	—	65,092

Current assets	—	—	—	527,473	74,267	(81,297)	520,443

Non-current assets:
Property, plant, and equipment, net	—	—	—	128,766	—	—	128,766
Intangible assets, net	—	—	—	16,075	—	—	16,075
Non-current deferred tax assets	—	—	—	203,391	(922)	—	202,469
Restricted long-term investments	—	—	—	—	41,810	—	41,810
Goodwill	—	—	—	—	—	—	—
Other long-term assets	—	—	—	73,947	—	—	73,947
Investment and advances in subsidiaries	—	—	—	6,404	—	(6,404)	—

Assets	$—	$—	$—	$956,056	$115,155	$(87,701)	$983,510

Liabilities and Equity
Current liabilities:
Accounts payable	$—	$—	$—	$82,167	$5,186	$(31,535)	$55,818
Accrued liabilities	—	—	—	147,291	24,354	—	171,645
Current portion of long-term debt	—	—	—	5,846	—	—	5,846

Current liabilities	—	—	—	235,304	29,540	(31,535)	233,309
Long-term debt	—	—	—	5,651	—	—	5,651
Other long-term liabilities	—	—	—	116,824	79,211	(49,762)	146,273

Liabilities	—	—	—	357,779	108,751	(81,297)	385,233

Laidlaw payable	—	—	—	202,042	—	—	202,042
Laidlaw investment	—	—	—	356,550	—	—	356,550
Common stock	—	—	—	—	30	(30)	—
Additional paid-in capital	—	—	—	—	5,054	(5,054)	—
Retained earnings	—	—	—	40,000	1,635	(1,635)	40,000
Comprehensive income (loss)	—	—	—	(315)	(315)	315	(315)

Equity	—	—	—	598,277	6,404	(6,404)	598,277

Liabilities and Equity	$—	$—	$—	$956,056	$115,155	$(87,701)	$983,510

Combining Balance Sheet
As of August 31, 2004

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantor	Adjustments	Total

Assets
Current assets:
Cash and cash equivalents	$—	$—	$—	$9,436	$40	$—	$9,476
Restricted cash and cash equivalents	—	—	—	—	5,691	—	5,691
Restricted marketable securities	—	—	—	—	6,756	—	6,756
Trade and other accounts receivable, net	—	—	—	339,896	17,321	(13,007)	344,210
Parts and supplies inventory	—	—	—	18,577	—	—	18,577
Other current assets	—	—	—	45,254	1,820	(15,059)	32,015
Current deferred tax assets	—	—	—	50,322	2,659	—	52,981

Current assets	—	—	—	463,485	34,287	(28,066)	469,706

Non-current assets:
Property, plant, and equipment, net	—	—	—	132,685	—	—	132,685
Intangible assets, net	—	—	—	15,758	—	—	15,758
Non-current deferred tax assets	—	—	—	215,520	(1,131)	—	214,389
Restricted long-term investments	—	—	—	—	47,285	—	47,285
Other long-term assets	—	—	—	69,776	—	—	69,776
Investment and advances in subsidiaries	—	—	—	6,694	—	(6,694)	—

Assets	$—	$—	$—	$903,918	$80,441	$(34,760)	$949,599

Liabilities and Equity
Current liabilities:
Accounts payable	$—	$—	$—	$59,631	$1,129	$(9,845)	$50,915
Accrued liabilities	—	—	—	146,722	20,062	—	166,784
Current portion of long-term debt	—	—	—	7,565	—	—	7,565

Current liabilities	—	—	—	213,918	21,191	(9,845)	225,264
Long-term debt	—	—	—	7,915	—	—	7,915
Other long-term liabilities	—	—	—	108,245	52,556	(18,221)	142,580

Liabilities	—	—	—	330,078	73,747	(28,066)	375,759

Laidlaw payable	—	—	—	186,778	—	—	186,778
Laidlaw investment	—	—	—	356,550	—	—	356,550
Common stock	—	—	—	—	30	(30)	—
Additional paid-in capital	—	—	—	—	5,035	(5,035)	—
Retained earnings	—	—	—	30,518	1,635	(1,635)	30,518
Comprehensive income (loss)	—	—	—	(6)	(6)	6	(6)

Equity	—	—	—	573,840	6,694	(6,694)	573,840

Liabilities and Equity	$—	$—	$—	$903,918	$80,441	$(34,760)	$949,599

Combining Balance Sheet
As of August 31, 2003

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	Guarantor	Adjustments	Total

Assets
Current assets:
Cash and cash equivalents	$—	$—	$—	$10,604	$37	$—	$10,641
Restricted cash and cash equivalents	—	—	—	—	939	—	939
Restricted marketable securities	—	—	—	—	201	—	201
Trade and other accounts receivable, net	—	—	—	316,395	4,057		320,452
Parts and supplies inventory	—	—	—	17,444	—	—	17,444
Other current assets	—	—	—	40,259	5,059	(13,111)	32,207
Current deferred tax assets	—	—	—	55,921	2,915	—	58,836

Current assets	—	—	—	440,623	13,208	(13,111)	440,720

Non-current assets:
Property, plant, and equipment, net	—	—	—	133,546	—	—	133,546
Intangible assets, net	—	—	—	148,205	—	—	148,205
Non-current deferred tax assets	—	—	—	96,596	—	—	96,596
Restricted long-term investments	—	—	—	—	40,608	—	40,608
Other long-term assets	—	—	—	55,071	—	—	55,071
Investment and advances in subsidiaries	—	—	—	3,859	—	(3,859)	—

Assets	$—	$—	$—	$877,900	$53,816	$(16,970)	$914,746

Liabilities and Equity
Current liabilities:
Accounts payable	$—	$—	$—	$50,148	$34	$—	$50,182
Accrued liabilities	—	—	—	146,772	9,529	(10,122)	146,179
Current portion of long-term debt	—	—	—	8,270	—	—	8,270

Current liabilities	—	—	—	205,190	9,563	(10,122)	204,631
Long-term debt	—	—	—	15,787	—	—	15,787
Other long-term liabilities	—	—	—	96,384	40,394	(2,989)	133,789

Liabilities	—	—	—	317,361	49,957	(13,111)	354,207

Laidlaw payable	—	—	—	22,416	—	—	22,416
Laidlaw investment	—	—	—	546,144	—	—	546,144
Additional paid-in capital	—	—	—	—	5,049	(5,049)	—
Retained earnings	—	—	—	(6,831)	—	—	(6,831)
Comprehensive income (loss)	—	—	—	(1,190)	(1,190)	1,190	(1,190)

Equity	—	—	—	560,539	3,859	(3,859)	560,539

Liabilities and Equity	$—	$—	$—	$877,900	$53,816	$(16,970)	$914,746

Combining Statement of Operations
For the Five Months Ended January 31, 2005

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	Guarantor	Adjustments	Total

Net revenue	$—	$—	$—	$696,179	$15,913	$(15,913)	$696,179

Compensation and benefits	—	—	—	481,305	—	—	481,305
Operating expenses	—	—	—	94,882	—	—	94,882
Insurance expense	—	—	—	39,002	15,913	(15,913)	39,002
Selling, general and administrative expenses	—	—	—	21,635	—	—	21,635
Laidlaw fees and compensation charges	—	—	—	19,857	—	—	19,857
Depreciation and amortization expense	—	—	—	18,808	—	—	18,808

Income from operations	—	—	—	20,690	—	—	20,690
Interest expense	—	—	—	(5,644)	—	—	(5,644)
Interest and other income	—	—	—	714	—	—	714

Income before income taxes	—	—	—	15,760	—	—	15,760
Income tax expense	—	—	—	(6,278)	—	—	(6,278)

Net income	$—	$—	$—	$9,482	$—	$—	$9,482

Combining Statement of Operations
For the Year Ended August 31, 2004

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	Guarantor	Adjustments	Total

Net revenue	$—	$—	$—	$1,604,598	$29,803	$(29,803)	$1,604,598

Compensation and benefits	—	—	—	1,117,890	—	—	1,117,890
Operating expenses	—	—	—	218,277	—	—	218,277
Insurance expense	—	—	—	81,395	28,663	(29,803)	80,255
Selling, general and administrative expenses	—	—	—	47,899	—	—	47,899
Laidlaw fees and compensation charges	—	—	—	15,449	—	—	15,449
Depreciation and amortization expense	—	—	—	52,739	—		52,739
Restructuring charges	—	—	—	2,115	—	—	2,115

Income from operations	—	—	—	68,834	1,140	—	69,974
Interest expense	—	—	—	(9,961)	—	—	(9,961)
Realized loss on investments	—	—	—	—	(1,140)	—	(1,140)
Interest and other income	—	—	—	240	—	—	240

Income before income taxes	—	—	—	59,113	—	—	59,113
Income tax expense	—	—	—	(23,399)	1,635	—	(21,764)

Income before equity in earnings of subsidiary	—	—	—	35,714	1,635	—	37,349
Equity in earnings of subsidiary	—	—	—	1,635	—	(1,635)	—

Net income	$—	$—	$—	$37,349	$1,635	$(1,635)	$37,349

Combining Statement of Operations
For the Three Months Ended August 31, 2003

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	Guarantor	Adjustments	Total

Net revenue	$—	$—	$—	$384,461	$9,807	$(9,807)	$384,461

Compensation and benefits	—	—	—	264,604	—	—	264,604
Operating expenses	—	—	—	55,212	—	—	55,212
Insurance expense	—	—	—	36,239	8,239	(9,807)	34,671
Selling, general and administrative expenses	—	—	—	12,017	—	—	12,017
Laidlaw fees and compensation charges	—	—	—	1,350	—	—	1,350
Depreciation and amortization expense	—	—	—	12,560	—		12,560
Restructuring charges	—	—	—	1,449	—	—	1,449

Income from operations	—	—	—	1,030	1,568	—	2,598
Interest expense	—	—	—	(908)	—	—	(908)
Realized gain on investments	—	—	—	—	90	—	90
Interest and other income	—	—	—	22	—	—	22

Income before income taxes	—	—	—	144	1,658	—	1,802
Income tax expense	—	—	—	(8,053)	(580)	—	(8,633)

Income (loss) before equity in earnings of subsidiary	—	—	—	(7,909)	1,078	—	(6,831)
Equity in earnings of subsidiary	—	—	—	1,078	—	(1,078)	—

Net income (loss)	$—	$—	$—	$(6,831)	$1,078	$(1,078)	$(6,831)

Predecessor Company
Combining Statement of Operations
For the Nine Months Ended May 31, 2003

		Issuer	Issuer
		AMR	EmCare	Subsidiary	Subsidiary	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	Non-guarantor	Adjustments	Total

Net revenue	$—	$—	$—	$1,103,335	$16,640	$(16,640)	$1,103,335

Compensation and benefits	—	—	—	757,183	—	—	757,183
Operating expenses	—	—	—	163,447	—	—	163,447
Insurance expense	—	—	—	69,576	16,640	(16,640)	69,576
Selling, general and administrative expenses	—	—	—	37,867	—	—	37,867
Laidlaw fees and compensation charges	—	—	—	4,050	—	—	4,050
Depreciation and amortization expense	—	—	—	32,144	—		32,144
Restructuring charges				1,288	—	—	1,288
Laidlaw reorganization costs	—	—	—	3,650	—	—	3,650

Income from operations	—	—	—	34,130	—	—	34,130
Interest expense	—	—	—	(4,691)	—	—	(4,691)
Interest and other income	—	—	—	304	—	—	304
Fresh-start accounting adjustments	—	—	—	46,416	—	—	46,416

Income before income taxes and cumulative effect of a change in accounting principle	—	—	—	76,159	—	—	76,159
Income tax expense	—	—	—	(829)	—	—	(829)
Cumulative effect of a change in accounting principle	—	—	—	(223,721)	—	—	(223,721)

Net loss	$—	$—	$—	$(148,391)	$—	$—	$(148,391)

Predecessor Company
Combining Statement of Operations
For the Year Ended August 31, 2002

		Issuer	Issuer
		AMR	EmCare	Subsidiary	Subsidiary	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	Non-guarantor	Adjustments	Total

Net revenue	$—	$—	$—	$1,415,786	$12,004	$(12,004)	$1,415,786

Compensation and benefits	—	—	—	960,590	—	—	960,590
Operating expenses	—	—	—	219,321	—	—	219,321
Insurance expense	—	—	—	66,479	12,004	(12,004)	66,479
Selling, general and administrative expenses	—	—	—	61,455	—	—	61,455
Laidlaw fees and compensation charges	—	—	—	5,400	—	—	5,400
Depreciation and amortization expense	—	—	—	67,183	—		67,183
Impairment losses	—	—	—	262,780	—	—	262,780
Restructuring charges	—	—	—	3,777	—	—	3,777
Laidlaw reorganization costs	—	—	—	8,761	—	—	8,761

Loss from operations	—	—	—	(239,960)	—	—	(239,960)
Interest expense	—	—	—	(6,418)	—	—	(6,418)
Interest and other income	—	—	—	369	—	—	369

Loss before income taxes	—	—	—	(246,009)	—	—	(246,009)
Income tax expense	—	—	—	(1,374)	—	—	(1,374)

Net loss	$—	$—	$—	$(247,383)	$—	$—	$(247,383)

Condensed Combining Statement of Cash Flows
For the Five Months ended January 31, 2005

		Issuer	Issuer
		AMR	EmCare	Subsidiary	Subsidiary
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	Non-guarantors	Total

Cash Flows from Operating Activities

Net cash provided by operating activities	$—	$—	$—	$10,856	$5,110	$15,966

Cash Flows from Investing Activities
Purchase of property, plant and equipment	—	—	—	(14,045)	—	(14,045)
Purchase of business	—	—	—	(1,200)	—	(1,200)
Proceeds from sale of business	—	—	—	1,300	—	1,300
Proceeds from sale of property, plant and equipment	—	—	—	175	—	175
Purchase of restricted cash and investments	—	—	—	—	(31,257)	(31,257)
Proceeds from sale and maturity of restricted investments	—	—	—	—	35,960	35,960
Other investing activities	—	—	—	(79)	—	(79)
Increase in Laidlaw insurance deposits	—	—	—	(12,521)	—	(12,521)

Net cash (used in) provided by investing activities	—	—	—	(26,370)	4,703	(21,667)

Cash Flows from Financing Activities
Repayments of capital lease obligations and other debt	—	—	—	(3,992)	—	(3,992)
Advances from Laidlaw	—	—	—	8,982	—	8,982
Increase in bank overdrafts	—	—	—	5,866	—	5,866

Net cash provided by financing activities	—	—	—	10,856	—	10,856

Change in cash and cash equivalents	—	—	—	(4,658)	9,813	5,155
Cash and cash equivalents, beginning of period	—	—	—	9,436	40	9,476

Cash and cash equivalents, end of period	$—	$—	$—	$4,778	$9,853	$14,631

Condensed Combining Statement of Cash Flows
For the Year Ended August 31, 2004

		Issuer	Issuer
		AMR	EmCare	Subsidiary	Subsidiary Non-
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantors	Total

Cash Flows from Operating Activities
Net cash provided by operating activities	$—	$—	$—	$109,708	$17,971	$127,679

Cash Flows from Investing Activities
Purchase of property, plant and equipment	—	—	—	(42,787)	—	(42,787)
Proceeds from sale of property, plant and equipment	—	—	—	858	—	858
Purchase of restricted cash and investments	—	—	—	—	(64,357)	(64,357)
Proceeds from sale and maturity of restricted investments	—	—	—	—	46,389	46,389
Other investing activities	—	—	—	6,814	—	6,814
Increase in Laidlaw insurance deposits	—	—	—	(28,433)	—	(28,433)

Net cash used in investing activities	—	—	—	(63,548)	(17,968)	(81,516)

Cash Flows from Financing Activities
Repayments of capital lease obligations and other debt	—	—	—	(8,709)	—	(8,709)
Payments to Laidlaw	—	—	—	(31,133)	—	(31,133)
Decrease in bank overdrafts	—	—	—	(4,544)	—	(4,544)
Decrease in other non-current liabilities	—	—	—	(2,942)	—	(2,942)

Net cash used in financing activities	—	—	—	(47,328)	—	(47,328)

Change in cash and cash equivalents	—	—	—	(1,168)	3	(1,165)
Cash and cash equivalents, beginning of period	—	—	—	10,604	37	10,641

Cash and cash equivalents, end of period	$—	$—	$—	$9,436	$40	$9,476

Condensed Combining Statement of Cash Flows
For the Three Months Ended August 31, 2003

		Issuer	Issuer
		AMR	EmCare	Subsidiary	Subsidiary Non-
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantors	Total

Cash Flows from Operating Activities
Net cash provided by (used in) operating activities	$—	$—	$—	$31,268	$(1,259)	$30,009

Cash Flows from Investing Activities
Purchase of property, plant and equipment	—	—	—	(18,079)	—	(18,079)
Proceeds from sale of property, plant and equipment	—	—	—	341	—	341
Purchase of restricted cash and investments	—	—	—	—	(11,287)	(11,287)
Proceeds from sale and maturity of restricted investments	—	—	—	—	12,530	12,530
Other investing activities	—	—	—	1,359	—	1,359

Net cash (used in) provided by investing activities	—	—	—	(16,379)	1,243	(15,136)

Cash Flows from Financing Activities
Repayments of capital lease obligations and other debt	—	—	—	(1,851)	—	(1,851)
Payments to Laidlaw	—	—	—	(55,609)	—	(55,609)
Increase in bank overdrafts	—	—	—	8,675	—	8,675
Increase in other non-current liabilities	—	—	—	1,563	—	1,563

Net cash used in financing activities	—	—	—	(47,222)	—	(47,222)

Change in cash and cash equivalents	—	—	—	(32,333)	(16)	(32,349)
Cash and cash equivalents, beginning of period	—	—	—	42,937	53	42,990

Cash and cash equivalents, end of period	$—	$—	$—	$10,604	$37	$10,641

Predecessor Company
Condensed Combining Statement of Cash Flows
For the Nine Months Ended May 31, 2003

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantors	Adjustments	Total

Cash Flows from Operating Activities
Net cash provided by operating activities	$—	$—	$—	$34,398	$24,371	$—	$58,769

Cash Flows from Investing Activities
Purchase of property, plant and equipment	—	—	—	(34,768)	—	—	(34,768)
Proceeds from sale of property, plant and equipment	—	—	—	624	—	—	624
Capital contribution	—	—	—	(2,721)	—	2,721	—
Purchase of restricted cash and investments	—	—	—	(2,400)	(63,866)	—	(66,266)
Proceeds from sale and maturity of restricted investments	—	—	—	—	36,748	—	36,748
Other investing activities	—	—	—	(35,173)	—	—	(35,173)

Net cash used in investing activities	—	—	—	(74,438)	(27,118)	2,721	(98,835)

Cash Flows from Financing Activities
Repayments of capital lease obligations and other debt	—	—	—	(6,338)	—	—	(6,338)
Payments to Laidlaw	—	—	—	(3,141)	—	—	(3,141)
Decrease in bank overdrafts	—	—	—	(815)	—	—	(815)
Capital contribution	—	—	—	—	2,721	(2,721)	—
Increase in other non-current liabilities	—	—	—	2,234	—	—	2,234

Net cash used in financing activities	—	—	—	(8,060)	2,721	(2,721)	(8,060)

Change in cash and cash equivalents	—	—	—	(48,100)	(26)	—	(48,126)
Cash and cash equivalents, beginning of period	—	—	—	91,037	79	—	91,116

Cash and cash equivalents, end of period	$—	$—	$—	$42,937	$53	$—	$42,990

Predecessor Company
Condensed Combining Statement of Cash Flows
For the Year Ended August 31, 2002

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantors	Adjustments	Total

Cash Flows from Operating Activities
Net cash provided by operating activities	$—	$—	$—	$140,296	$16,248	$—	$156,544

Cash Flows from Investing Activities
Purchase of property, plant and equipment	—	—	—	(31,118)	—	—	(31,118)
Proceeds from sale of property, plant and equipment	—	—	—	2,549	—	—	2,549
Capital contribution	—	—	—	(1,150)	—	1,150	—
Purchase of restricted cash and investments	—	—	—	(1,412)	(49,534)	—	(50,946)
Proceeds from sale and maturity of restricted investments	—	—	—	—	32,215	—	32,215
Other investing activities	—	—	—	(10,047)	—	—	(10,047)

Net cash used in investing activities	—	—	—	(41,178)	(17,319)	1,150	(57,347)

Cash Flows from Financing Activities
Repayments of capital lease obligations and other debt	—	—	—	(17,817)	—	—	(17,817)
Payments to Laidlaw	—	—	—	(16,729)	—	—	(16,729)
Decrease in bank overdrafts	—	—	—	(1,134)	—	—	(1,134)
Capital contributions	—	—	—	—	1,150	(1,150)	—
Decrease in other non-current liabilities	—	—	—	(386)	—	—	(386)

Net cash used in financing activities	—	—	—	(36,066)	1,150	(1,150)	(36,066)

Change in cash and cash equivalents	—	—	—	63,052	79	—	63,131
Cash and cash equivalents, beginning of period	—	—	—	27,985	—	—	27,985

Cash and cash equivalents, end of period	$—	$—	$—	$91,037	$79	$—	$91,116

18.	Subsequent Event
      On December 6, 2004, Laidlaw announced it had entered into definitive agreements to sell 100% of the capital stock of AMR and EmCare to Onex Partners LP, an affiliate of Onex Corporation. Completion of the transaction occurred February 10, 2005 with an effective date after the close of business on January 31, 2005. Emergency Medical Services L.P. was formed as the entity which ultimately acquired American Medical Response, Inc. and EmCare Holdings Inc. from Laidlaw International, Inc. The purchase price was $828.8 million, subject to working capital and other purchase price adjustments.

19.	Subsequent Event (unaudited)
      With respect to the DOJ investigation of certain of AMR’s business practices referred to in note 10 — Services, a recent analysis provided by the government indicates that it is investigating contracts in effect in periods prior to 1999, and possibly through 2001. The Company is considering the government’s analysis and is in discussions with the government regarding these Texas allegations. The government has proposed that AMR make a substantial payment to settle the Texas matter, and has indicated that, in the absence of a settlement, it will pursue further civil action in this matter. The government may also be investigating whether AMR’s contracts with its health facilities in Oregon and other jurisdictions violate the Anti-Kickback Statute. Under the provisions of the Company’s purchase agreement for the acquisition of AMR, the Company and Laidlaw International, Inc. share responsibility for damages arising with respect to these matters, with the Company responsible for 50% of the first $10 million of damages and 10% of any damages in excess of $10 million and up to and including $50 million. Based upon its discussions with the government and its own analysis, the Company believes it has adequately accrued for potential losses in periods subsequent to the periods covered by the combined financial statements included herein. However, there can be no assurances as to the final resolution of these investigations and any resulting proceedings.

Emergency Medical Services L.P.
Consolidated/Combined Financial Statements
September 30, 2005

Emergency Medical Services L.P.
Balance Sheets
(in thousands)

	Unaudited	Predecessor
	Consolidated	Combined
	September 30,	January 31,
	2005	2005

ASSETS
Current assets:
Cash and cash equivalents	$10,113	$14,631
Restricted cash and cash equivalents	11,949	9,846
Restricted marketable securities	2,165	2,473
Trade and other accounts receivable, net	369,766	369,767
Parts and supplies inventory	18,760	18,499
Other current assets	31,008	40,135
Current deferred tax assets	22,971	65,092

Current assets	466,732	520,443

Non-current assets:
Property, plant, and equipment, net	133,283	128,766
Intangible assets, net	81,363	16,075
Non-current deferred tax assets	117,488	202,469
Restricted long-term investments	73,304	41,810
Goodwill	271,987	—
Other long-term assets	109,251	73,947

Assets	$1,253,408	$983,510

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$53,066	$55,818
Accrued liabilities	199,849	171,645
Current portion of long-term debt	13,478	5,846

Current liabilities	266,393	233,309
Long-term debt	595,129	5,651
Other long-term liabilities	155,139	146,273

Liabilities	1,016,661	385,233

Redeemable partnership equity	1,213	—
Laidlaw payable	—	202,042
Laidlaw investment	—	356,550
Partnership equity	222,178	—
Retained earnings	14,002	40,000
Comprehensive income (loss)	(646)	(315)

Equity	235,534	598,277

Liabilities and equity	$1,253,408	$983,510

The accompanying notes are an integral part of these financial statements.

Emergency Medical Services L.P.
Unaudited Statements of Operations and Comprehensive Income
(in thousands, except per unit amounts)

	Consolidated		Combined

			Predecessor	Predecessor
	Eight Months	Three Months	Eight Months	Three Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2005	2004	2004

Net revenue	$1,187,653	$456,245	$1,077,749	$413,869

Compensation and benefits	822,595	319,292	751,238	286,628
Operating expenses	168,700	66,156	147,524	55,863
Insurance expense	60,382	21,048	51,674	18,404
Selling, general and administrative expenses	38,248	15,654	31,270	12,093
Laidlaw fees and compensation charges	—	—	10,095	3,657
Depreciation and amortization expense	38,811	14,843	34,627	12,669
Restructuring charges	—	—	1,381	—

Income from operations	58,917	19,252	49,940	24,555
Interest expense	(34,407)	(12,824)	(8,679)	(5,138)
Realized gain (loss) on investments	(40)	(34)	(1,191)	(1,140)
Interest and other income	189	91	210	162

Income before income taxes	24,659	6,485	40,280	18,439
Income tax expense	(10,657)	(3,479)	(15,710)	(7,191)

Net income	14,002	3,006	24,570	11,248
Other comprehensive income, net of tax
Unrealized holding gains (losses) during the period	(646)	(1,010)	364	364

Comprehensive income	$13,356	$1,996	$24,934	$11,612

The accompanying notes are an integral part of these financial statements.

Emergency Medical Services L.P.
Unaudited Statements of Cash Flows
(in thousands)

		Combined

	Consolidated	Predecessor
	Eight Months	Eight Months
	Ended	Ended
	September 30,	September 30,
	2005	2004

Cash Flows from Operating Activities
Net income	$14,002	$24,570
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,444	34,627
Gain on disposal of property, plant and equipment	(480)	(344)
Deferred income taxes	1,395	14,243
Stock compensation expense	2,462	—
Changes in operating assets/liabilities:
Trade and other accounts receivable	4,801	586
Other current assets	8,866	(1,047)
Accounts payable and accrued liabilities	36,972	27,326

Net cash provided by operating activities	108,462	99,961

Cash Flows from Investing Activities
EMS purchase of AMR and EmCare	(828,775)	—
Purchase of property, plant and equipment	(34,947)	(30,217)
Proceeds from sale of property, plant and equipment	565	773
Purchase of restricted cash and investments	(51,495)	(61,213)
Proceeds from sale and maturity of restricted investments	17,560	40,152
Net change in deposits and other assets	(20,330)	(23,405)

Net cash used in investing activities	(917,422)	(73,910)

Cash Flows from Financing Activities
Borrowings under new senior secured credit facility	350,000	—
Proceeds from issuance of senior subordinated notes	250,000	—
Borrowings under new revolving credit facility	25,200	—
Issuance of partnership equity	222,655	—
Financing costs	(20,122)	—
Repayments of capital lease obligations and other debt	(5,722)	(5,396)
Repayments of revolving credit facility	(20,200)	—
Increase (decrease) in bank overdrafts	997	4,290
Payments made to Laidlaw	—	(13,937)
Increase (decrease) in other non-current liabilities	1,634	(5,656)

Net cash provided by (used in) financing activities	804,442	(20,699)

Change in cash and cash equivalents	(4,518)	5,352
Cash and cash equivalents, beginning of period	14,631	10,856

Cash and cash equivalents, end of period	$10,113	$16,208

Cash paid for:
Interest	$27,729	$10,636

Taxes	$9,550	$—

The accompanying notes are an integral part of these financial statements.

Emergency Medical Services L.P.
Notes to Unaudited Financial Statements
(dollars in thousands)

1.	General
Basis of Presentation of Financial Statements
      The accompanying unaudited, interim consolidated financial statements of Emergency Medical Services L.P. (“EMS” or the “Company”) reflect all adjustments of a normal, recurring nature that are, in the opinion of management, necessary for a fair presentation of results for these interim periods but do not include all of the information and note disclosures required by accounting principles generally accepted in the United States (“GAAP”) for complete financial statements. The results of operations for the eight months and three months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the eleven-month period ending December 31, 2005.
      Emergency Medical Services L.P. acquired American Medical Response, Inc. and EmCare Holdings Inc. from Laidlaw International, Inc. on February 10, 2005 with an effective transaction date after the close of business January 31, 2005. The purchase price was $828.8 million, subject to working capital and other purchase adjustments. The Company currently is completing its allocation of purchase price. To finance the acquisition, we entered into a new $450 million senior secured credit facility and issued senior subordinated notes for gross proceeds of $250 million (see note 8). We also issued approximately 22.1 million limited partnership units for $221 million. For this reason, the financial statements for periods prior to February 1, 2005 (“Predecessor”) may not be comparable to the financial statements for periods from and including February 1, 2005.
      The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. The Company is in the process of obtaining third-party valuations of certain intangible assets acquired and liabilities assumed, and is evaluating the tax impact of certain purchase accounting adjustments and the carryover of tax attributes from the Predecessor; accordingly, the allocation of the purchase price is subject to adjustment.

Current assets	$483,957
Property, plant & equipment	128,766
Intangible assets	89,850
Goodwill	271,987
Other long-term assets	254,027

Total assets acquired	1,228,587

Current liabilities	245,144
Long-term debt	620,183
Other long-term liabilities	144,381

Total liabilities assumed	1,009,708

Net assets acquired	$218,879

      Intangible assets include $0.6 million of radio frequency licenses, $0.3 million of covenants not to compete and $89.0 million for customer relationships. Covenants not to compete and customer relationships are subject to amortization and have a weighted average useful life of approximately 7 years.
      The $272.0 million of goodwill currently has been preliminarily assigned to AMR and EmCare in the amounts of $127.7 million and $144.3 million, respectively, based on the sales agreements and valuations, and is not subject to amortization. EmCare goodwill is deductible for tax purposes.
      Pro forma net revenue, income from operations and net income for the eight months ended September 30, 2004, when adjusted for the acquisition described above, would be $1,077.7 million, $45.8 million and $8.4 million, respectively.

Emergency Medical Services L.P.
Notes to Unaudited Financial Statements — (Continued)
      The Company is a party to a management agreement with a wholly-owned subsidiary of Onex Corporation, its principal equityholder. In exchange for an annual management fee of $1.0 million, the Onex subsidiary provides us with corporate finance and strategic planning consulting services. For the eight months ended September 30, 2005, we expensed $0.7 million in fees pursuant to this agreement.
      The Predecessor companies had a fiscal year ending August 31. EMS adopted a fiscal year end of December 31. Accordingly, the financial statements presented herein include the eight-month period beginning the effective date of acquisition and ending September 30, 2005 and the three-month period ending September 30, 2005.
      The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated and combined financial statements and accompanying notes. Actual results may differ from those estimates. Estimates are used for, but not limited to, the establishment of, allowances for contractual discounts and uncompensated care, reserves for insurance related liabilities, taxes and contingencies.

2.	Summary of Significant Accounting Policies
Consolidation
      The unaudited consolidated financial statements include all wholly-owned subsidiaries of EMS, including American Medical Response, Inc. (“AMR”) and EmCare Holdings Inc. (“EmCare”) and their respective subsidiaries. Intercompany transactions and balances have been eliminated.
Combination
      The unaudited combined financial statements for the eight months and three months ended September 30, 2004 include the accounts of AMR and EmCare (combined, the “Predecessor”). AMR and EmCare were indirect, wholly-owned subsidiaries of Laidlaw International, Inc. (“Laidlaw”). All significant intracompany transactions have been eliminated.
Trade and Accounts Receivable, Net and Net Revenue
      The Company determines its allowances based on payor specific schedules, historical write-off experience and other economic data. The allowances for contractual discounts and uncompensated care are reviewed monthly. Account balances are charged off against the uncompensated care allowance when it is received. The allowance for uncompensated care is related principally to receivables recorded for self-pay patients.

Emergency Medical Services L.P.
Notes to Unaudited Financial Statements — (Continued)

		Predecessor
	September 30,	January 31,
	2005	2005

Accounts receivable, net
AMR	$236,729	$229,798
EmCare	133,037	139,969

Total	$369,766	$369,767

Accounts receivable allowances
AMR
Allowance for contractual discounts	$121,453	$126,771
Allowance for uncompensated care	122,906	124,699

Total	$244,359	$251,470

EmCare
Allowance for contractual discounts	$197,542	$188,092
Allowance for uncompensated care	653,181	556,605

Total	$850,723	$744,697

      The allowance for uncompensated care at EmCare includes accounts that have been sent to collection agencies and are listed as delinquent within the billing system. These accounts are fully reserved at each balance sheet date and total $257.3 million and $254.2 million at September 30, 2005 and January 31, 2005, respectively.
      Provisions for contractual discounts and estimated uncompensated care by segment, as a percentage of gross revenue, are as follows:

			Predecessor

	Eight Months	Three Months	Eight Months	Three Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2005	2004	2004

AMR
Gross revenue	100%	100%	100%	100%
Provision for contractual discounts	37%	36%	35%	34%
Provision for uncompensated care	13%	14%	14%	15%
EmCare
Gross revenue	100%	100%	100%	100%
Provision for contractual discounts	44%	44%	41%	41%
Provision for uncompensated care	26%	26%	25%	25%
Total
Gross revenue	100%	100%	100%	100%
Provision for contractual discounts	40%	40%	38%	37%
Provision for uncompensated care	19%	20%	19%	19%
Redeemable Partnership Equity
      The Company may be required to repurchase the limited partnership interests of employee unitholders upon their termination of employment as a result of death or disability; the repurchase price is determined by

Emergency Medical Services L.P.
Notes to Unaudited Financial Statements — (Continued)
a formula based on the Company’s earnings before interest, taxes, depreciation and amortization for the period immediately preceding termination.
Recent Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123 (revised 2004),“Share-Based Payment”. This Statement is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation” and is effective for the annual reporting periods that begin after June 15, 2005. The Statement requires public companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The Company currently is evaluating the impact that the adoption of this Statement will have on its financial statements, including the alternative transition methods.

3.	Equity-based Compensation
      Under the Company’s Equity Option Plan approved in February 2005, key employees have been granted options to purchase partnership units of the Company. The options allow the grantee to purchase partnership units at $10 per unit (subject to appropriate adjustment upon a recapitalization or similar event). The grants vest ratably over a period of 4 years and, in addition, certain performance measures must be met for 50% of each grant to become exercisable. The Company has adopted FASB Statement No. 123, “Accounting for Stock-Based Compensation”. This Statement requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The Company recorded a charge of $0.7 million for the eight months ended September 30, 2005 associated with the grant of these options.
      The Black-Scholes option pricing model was used to estimate fair values as of the date of grant using 0% volatility, risk free interest rates ranging from 3.61% to 3.88%, 0% dividend yield and expected terms of 4 and 5 years.
      The Company granted 2,339,479 options from the inception of the plan through September 30, 2005.
      The Company recorded a charge associated with partnership units and certain options to purchase partnership units issued to employees and officers of the Company which totaled $1.8 million. This non-cash expense was recorded as a component of compensation and benefits on the accompanying statements of operations for the eight and three month periods ended September 30, 2005.

Emergency Medical Services L.P.
Notes to Unaudited Financial Statements — (Continued)

4.	Accrued Liabilities
      Accrued liabilities were as follows at September 30, 2005 and January 31, 2005:

		Predecessor
	September 30,	January 31,
	2005	2005

Accrued wages and benefits	$51,288	$53,231
Accrued paid time off	21,646	20,141
Current portion of self-insurance reserve	49,550	41,283
Accrued restructuring	325	1,118
Current portion of compliance and legal	14,783	3,607
Accrued billing and collection fees	4,081	3,522
Accrued incentive compensation	20,332	23,802
Accrued interest	5,545	—
Other	32,299	24,941

Total accrued liabilities	$199,849	$171,645

5.	Commitments and Contingencies
Services
      The Company is subject to the Medicare and Medicaid fraud and abuse laws which prohibit, among other things, any false claims, or any bribe, kick-back or rebate in return for the referral of Medicare and Medicaid patients. Violation of these prohibitions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. Management has implemented policies and procedures that management believes will assure that the Company is in substantial compliance with these laws. From time to time, we receive requests for information from government agencies pursuant to their regulatory or investigational authority. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. The Company is cooperating with the government agencies conducting these investigations and is providing requested information to the government agencies. Other than the investigations described below, management believes that the outcome of any of these investigations would not have a material adverse effect on the Company.
      During the first quarter of fiscal 2004, AMR was advised by the U.S. Department of Justice that it was investigating certain of AMR’s business practices. The specific practices at issue are (1) whether ambulance transports involving Medicare eligible patients complied with the “medically necessary” requirement imposed by Medicare regulations, (2) whether patient signatures, when required, were properly obtained from Medicare eligible patients, and (3) whether discounts in violation of the federal Anti-Kickback Statute were provided by AMR in exchange for referrals involving Medicare eligible patients. In connection with the third issue, the government has alleged that certain of our hospital and nursing home contracts in effect in Texas, primarily certain contracts in effect in periods prior to 1999, and possibly through 2001, contained discounts in violation of the federal Anti-Kickback Statute. The government recently has provided the Company with an analysis of the investigation conducted in connection with this contract issue, and invited the Company to respond. The Company is considering the government’s analysis and is in discussions with the government regarding these Texas allegations. The government has proposed that AMR make a substantial payment to settle the Texas matter, and has indicated that, in the absence of a settlement, it will pursue further civil action in this matter. The government may also be investigating whether AMR’s contracts with its health facilities in Oregon and other jurisdictions violate the Anti-Kickback Statute. Under the provisions of the Company’s purchase agreement for the acquisition of AMR, the Company and Laidlaw International, Inc.

Emergency Medical Services L.P.
Notes to Unaudited Financial Statements — (Continued)
share responsibility for damages arising with respect to these matters, with the Company responsible for 50% of the first $10 million of damages and 10% of any damages in excess of $10 million and up to and including $50 million. Based upon its discussions with the government and its own analysis, the Company believes it has adequately accrued for potential losses. However, there can be no assurances as to the final resolution of these investigations and any resulting proceedings.
      On May 9, 2002, AMR received a subpoena duces tecum from the Office of Inspector General for the United States Department of Health and Human Services (“HHS”). The subpoena requested copies of documents for the period from January 1993 through May 2002. The subpoena required AMR to produce a broad range of documents relating to Regional Emergency Services’ contracts in Texas, Georgia and Colorado. The claims in Texas have been resolved. However, the government investigations in Georgia and Colorado are continuing and it is not possible at this time to estimate the financial exposure, if any, to the Company.
      EmCare has been named a defendant in a collective action lawsuit brought by a number of nurse practitioners and physician assistants under the federal Fair Labor Standards Act. The plaintiffs are seeking to recover overtime pay for the hours they worked in excess of 40 in a workweek and reclassification as non-exempt employees. Certain of the plaintiffs brought a related action under California state law. EmCare has entered into a settlement of the California state law claims.
      On July 12, 2005, the Company received a letter and draft Audit Report from the Office of Inspector General for the United States Department of Health and Human Services, or OIG, requesting the Company’s response to its draft findings that the Company’s Massachusetts subsidiary received substantial overpayments from Medicare for services performed between July 1, 2002 and December 31, 2002. The draft findings state that some of these services did not meet Medicare medical necessity and reimbursement requirements. The Company disagrees with the OIG’s finding and is in the process of responding to the draft Audit Report. If the Company is unsuccessful in challenging the OIG’s draft findings, and in any administrative appeals to which the Company may be entitled following the release of a final Audit Report, the Company may be required to make a substantial repayment.
Income Tax Matters
      The respective tax authorities, in the normal course, audit previous tax filings. It is not possible at this time to predict the final outcome of these audits or establish a reasonable estimate of possible additional taxes owing, if any.
      In connection with the acquisition of AMR and EmCare, a section 338(h)(10) election was made for EmCare which eliminated $85 million of deferred tax assets and stepped-up EmCare’s tax basis to fair value. Differences between book and tax depreciation and amortization for these assets will create future deferred tax assets.
      AMR HoldCo, Inc. and EmCare HoldCo, Inc. are commonly owned by a partnership, Emergency Medical Services L.P., and therefore are required to file two separate consolidated tax returns. The disclosed tax amounts relate to the corporate income taxes of these two corporate consolidated groups combined.

6.	Insurance
      Insurance reserves are established for automobile, workers compensation, general liability and professional liability claims utilizing policies with both fully-insured and self-insured components. This includes use of an off-shore captive insurance program through a wholly-owned subsidiary for certain professional liability (malpractice) programs for EmCare. In those instances where the Company has obtained

Emergency Medical Services L.P.
Notes to Unaudited Financial Statements — (Continued)
third-party insurance coverage, either directly through an independent outside party or through participation in a Laidlaw-administered program, the Company normally retains liability for the first $1 to $2 million of the loss. Insurance reserves cover known claims and incidents within the level of Company retention that may result in the assertion of additional claims, as well as claims from unknown incidents that may be asserted arising from activities through the balance sheet dates.
      The Company establishes reserves for claims based upon an assessment of actual claims and claims incurred but not reported. The reserves are established based on consultation with third-party independent actuaries using actuarial principles and assumptions that consider a number of factors, including historical claim payment patterns (including legal costs) and changes in case reserves and the assumed rate of inflation in healthcare costs and property damage repairs.
      Certain insurance programs also require the Company to maintain deposits with third-party insurers, trustees or with Laidlaw to cover future claims costs, and these deposits are included as assets in the accompanying consolidated balance sheets. Investments supporting insurance programs are comprised principally of government securities and investment grade securities and are presented as restricted assets in the combined balance sheets. These investments are designated as available-for-sale and reported at fair value. Investment income/loss earned on these investments is reported as a component of insurance expense in the consolidated/combined statements of operations.

Emergency Medical Services L.P.
Notes to Unaudited Financial Statements — (Continued)

7.	Segment Information
      Operating segments are defined by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The operating segments are managed separately because each operating segment represents a strategic business unit providing healthcare transportation services or emergency management services.

			Predecessor

	Eight Months	Three Months	Eight Months	Three Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2005	2004	2004

Healthcare Transportation Services
Net revenue	$761,712	$291,909	$705,181	$270,887
Segment EBITDA	67,813	22,664	60,058	24,825
Capital expenditures	31,612	13,307	27,257	12,506
Emergency Management Services
Net revenue	425,941	164,336	372,568	142,982
Segment EBITDA	29,915	11,431	24,509	12,399
Capital expenditures	3,335	901	2,960	1,566
Total
Net revenue	1,187,653	456,245	1,077,749	413,869
Segment EBITDA	97,728	34,095	84,567	37,224
Capital expenditures	34,947	14,208	30,217	14,072
Reconciliation of EBITDA to Net Income
EBITDA	97,728	34,095	84,567	37,224
Depreciation and amortization expense	(38,811)	(14,843)	(34,627)	(12,669)
Interest expense	(34,407)	(12,824)	(8,679)	(5,138)
Realized gain (loss) on investments	(40)	(34)	(1,191)	(1,140)
Interest and other income (loss)	189	91	210	162
Income tax expense	(10,657)	(3,479)	(15,710)	(7,191)

Net income	$14,002	$3,006	$24,570	$11,248

8.	Debt
      On February 10, 2005, the Company issued $250 million of senior subordinated unsecured notes and executed a $450 million senior secured credit facility agreement.
      The senior subordinated notes have a fixed interest rate of 10%, payable semi-annually, and mature in February 2015.
      The senior secured credit facility consists of a $350 million senior secured term loan and a $100 million revolving credit facility commitment, each collateralized by a pledge of 100% of the capital stock of the Company and its direct and indirect domestic subsidiaries and 65% of the capital stock of any direct foreign subsidiaries, and a security interest in substantially all tangible and intangible assets of EMS and its subsidiaries. The term loan matures in February 2012 and requires quarterly principal payments of $875 commencing May 2005. The revolving credit facility, which is limited by outstanding letter of credit

Emergency Medical Services L.P.
Notes to Unaudited Financial Statements — (Continued)
obligations, requires principal and interest to be paid at maturity in February 2011. The revolving credit facility is also subject to an annual commitment fee of 0.5% on unused commitments. Under the terms of the agreement, the Company may select between various interest rate arrangements based on LIBOR or the Prime Rate plus additional basis points within a range of 2.0% to 3.0%, determined by reference to a leverage ratio. At September 30, 2005, $5.0 million of borrowings were outstanding under the revolving credit facility, letters of credit outstanding were $27.3 million, and the maximum remaining available under the revolving credit facility was $67.7 million.
      The senior secured credit facility agreement contains various customary operating and financial covenants. The more restrictive of these covenants limit the Company’s and its subsidiaries ability to create liens on assets; make certain investments, loans, guarantees or advances; incur additional indebtedness or issue capital stock; engage in mergers, acquisitions or consolidations; dispose of assets; pay dividends, repurchase equity interests or make other restricted payments; change the business conducted by the Company; engage in transactions with affiliates; and repay certain indebtedness, including the senior unsecured notes, or amend or otherwise modify agreements governing the subordinated indebtedness. The financial maintenance covenants establish a maximum leverage ratio, a maximum senior leverage ratio, a minimum fixed charge coverage ratio and an annual capital expenditure limit. The Company is in compliance with its borrowing agreement covenants as of September 30, 2005.
      Following is a summary of the Company’s borrowings as of the respective balance sheet dates:

		Predecessor
	September 30,	January 31,
	2005	2005

Senior subordinated notes due 2015	$250,000	$—
Senior secured term loan due 2012 (5.65% at September 30, 2005)	348,250	—
Revolving credit facility	5,000
Capital lease obligations	4,389	8,110
Notes due at various dates from 2005 to 2022 with interest rates from 6% to 10%	968	3,387

Total long-term debt	608,607	11,497
Less current maturities	(13,478)	(5,846)

Long-term debt, less current maturities	$595,129	$5,651

      The aggregate maturities of debt are as follows:

Twelve months ended September 30,
2006	$13,478
2007	3,020
2008	3,624
2009	3,613
2010	3,608
Thereafter	581,264

$608,607

Emergency Medical Services L.P.
Notes to Unaudited Financial Statements — (Continued)

9.	Guarantors of Debt
      Emergency Medical Services L.P. financed the acquisition of AMR and EmCare in part by issuing $250.0 million principal amount of senior subordinated notes and borrowing $370.2 million under its senior secured credit facility. Its wholly-owned subsidiaries, AMR HoldCo, Inc. and EmCare HoldCo, Inc., are the issuers of the senior subordinated notes and the borrowers under the senior secured credit facility. As part of the transaction, AMR and its subsidiaries became wholly-owned subsidiaries of AMR HoldCo, Inc. and EmCare and its subsidiaries became wholly-owned subsidiaries of EmCare HoldCo, Inc. The senior subordinated notes and the senior secured credit facility include a full, unconditional and joint and several guarantee by all of the Company’s subsidiaries other than its captive insurance subsidiary. All of the operating income and cash flow of EMS L.P., AMR HoldCo, Inc. and EmCare HoldCo, Inc. is generated by AMR, EmCare and their subsidiaries. As a result, funds necessary to meet the debt service obligations under the senior secured notes and senior secured credit facility described above are provided by the distributions or advances from the subsidiary companies, AMR and EmCare. Investments in subsidiary operating companies are accounted for on the equity method. Accordingly, entries necessary to consolidate the parent company, AMR HoldCo, Inc., EmCare HoldCo, Inc. and all of their subsidiaries are reflected in the Eliminations/Adjustments column. Separate complete financial statements of the issuers and subsidiary guarantors would not provide additional material information that would be useful in assessing the financial composition of the issuers or the subsidiary guarantors. The condensed combining financial statements for the parent company, the issuers, the guarantors and the non-guarantor are as follows:

Consolidating Balance Sheet
As of September 30, 2005

		Issuer	Issuer
		AMR	EmCare	Subsidiary	Subsidiary	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	Non-guarantor	Adjustments	Total

Assets
Current assets:
Cash and cash equivalents	$4,828	$—	$—	$5,203	$82	$—	$10,113
Restricted cash and cash equivalents	—	—	—	—	11,949	—	11,949
Restricted marketable securities	—	—	—	—	2,165	—	2,165
Trade and other accounts receivable, net	—	—	—	366,995	2,620	151	369,766
Parts and supplies inventory	—	—	—	18,760	—	—	18,760
Other current assets	325	—	—	41,459	1,986	(12,762)	31,008
Current deferred tax assets	—	—	—	20,312	2,659	—	22,971

Current assets	5,153	—	—	452,729	21,461	(12,611)	466,732

Non-current assets:
Property, plant, and equipment, net	329	—	—	132,954	—	—	133,283
Intercompany receivable	—	420,069	188,741	17,156	—	(625,966)	—
Intangible assets, net	—	—	—	81,363	—	—	81,363
Non-current deferred tax assets	—	—	—	118,619	(1,131)	—	117,488
Restricted long-term investments	—	—	—	—	73,304	—	73,304
Goodwill	—	—	—	271,529	458	—	271,987
Other long-term assets	—	11,838	5,318	92,095	—	—	109,251
Investment and advances in subsidiaries	236,747	160,515	76,218	6,074	—	(479,554)	—

Assets	$242,229	$592,422	$270,277	$1,172,519	$94,092	$(1,118,131)	$1,253,408

Liabilities and Equity
Current liabilities:
Accounts payable	$—	$—	$—	$53,066	$—	$—	$53,066
Accrued liabilities	—	3,826	1,720	161,037	33,266	—	199,849
Current portion of long-term debt	—	5,865	2,635	4,978	—	—	13,478

Current liabilities	—	9,691	4,355	219,081	33,266	—	266,393
Long-term debt	—	410,378	184,372	379	—	—	595,129
Other long-term liabilities	—	—	—	112,998	54,752	(12,611)	155,139
Intercompany	5,482	11,838	5,318	603,328	—	(625,966)	—

Liabilities	5,482	431,907	194,045	935,786	88,018	(638,577)	1,016,661

Redeemable partnership equity	1,213	—	—	—	—	—	1,213
Common stock	—	—	—	—	30	(30)	—
Additional paid-in capital	—	—	—	—	6,690	(6,690)	—
Partnership equity	222,178	153,722	69,669	223,391	—	(446,782)	222,178
Retained earnings	14,002	6,793	7,209	13,988	—	(27,990)	14,002
Comprehensive income (loss)	(646)	—	(646)	(646)	(646)	1,938	(646)

Equity	235,534	160,515	76,232	236,733	6,074	(479,554)	235,534

Liabilities and Equity	$242,229	$592,422	$270,277	$1,172,519	$94,092	$(1,118,131)	$1,253,408

Predecessor
Combining Balance Sheet
As of January 31, 2005

		Issuer	Issuer
		AMR	EmCare	Subsidiary	Subsidiary	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	Non-guarantor	Adjustments	Total

Assets
Current assets:
Cash and cash equivalents	$—	$—	$—	$4,778	$9,853	$—	$14,631
Restricted cash and cash equivalents	—	—	—	—	9,846	—	9,846
Restricted marketable securities	—	—	—	—	2,473	—	2,473
Trade and other accounts receivable, net	—	—	—	359,945	43,339	(33,517)	369,767
Parts and supplies inventory	—	—	—	18,499	—	—	18,499
Other current assets	—	—	—	81,818	6,097	(47,780)	40,135
Current deferred tax assets	—	—	—	62,433	2,659	—	65,092

Current assets	—	—	—	527,473	74,267	(81,297)	520,443

Non-current assets:
Property, plant, and equipment, net	—	—	—	128,766	—	—	128,766
Intangible assets, net	—	—	—	16,075	—	—	16,075
Non-current deferred tax assets	—	—	—	203,391	(922)	—	202,469
Restricted long-term investments	—	—	—	—	41,810	—	41,810
Goodwill	—	—	—	—	—	—	—
Other long-term assets	—	—	—	73,947	—	—	73,947
Investment and advances in subsidiaries	—	—	—	6,404	—	(6,404)	—

Assets	$—	$—	$—	$956,056	$115,155	$(87,701)	$983,510

Liabilities and Equity
Current liabilities:
Accounts payable	$—	$—	$—	$82,167	$5,186	$(31,535)	$55,818
Accrued liabilities	—	—	—	147,291	24,354	—	171,645
Current portion of long-term debt	—	—	—	5,846	—	—	5,846

Current liabilities	—	—	—	235,304	29,540	(31,535)	233,309
Long-term debt	—	—	—	5,651	—	—	5,651
Other long-term liabilities	—	—	—	116,824	79,211	(49,762)	146,273

Liabilities	—	—	—	357,779	108,751	(81,297)	385,233

Laidlaw payable	—	—	—	202,042	—	—	202,042
Laidlaw investment	—	—	—	356,550	—	—	356,550
Common stock	—	—	—	—	30	(30)	—
Additional paid-in capital	—	—	—	—	5,054	(5,054)	—
Retained earnings	—	—	—	40,000	1,635	(1,635)	40,000
Comprehensive income (loss)	—	—	—	(315)	(315)	315	(315)

Equity	—	—	—	598,277	6,404	(6,404)	598,277

Liabilities and Equity	$—	$—	$—	$956,056	$115,155	$(87,701)	$983,510

Consolidating Statement of Operations
For the Eight Months Ended September 30, 2005

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantor	Adjustments	Total

Net revenue	$—	$—	$—	$1,187,653	$25,264	$(25,264)	$1,187,653

Compensation and benefits	—	—	—	822,595	—	—	822,595
Operating expenses	—	—	—	168,700	—	—	168,700
Insurance expense	—	—	—	60,422	25,224	(25,264)	60,382
Selling, general and administrative expenses	—	—	—	38,248	—	—	38,248
Depreciation and amortization expense	—	—	—	38,811	—	—	38,811

Income from operations	—	—	—	58,877	40	—	58,917
Interest expense	—	—	—	(34,407)	—	—	(34,407)
Realized loss on investments	—	—	—	—	(40)	—	(40)
Interest and other income	—	—	14	175	—	—	189

Income before income taxes	—	—	14	24,645	—	—	24,659
Income tax expense	—	—	—	(10,657)	—	—	(10,657)

Income before equity in earnings of unconsolidated subsidiaries	—	—	14	13,988	—	—	14,002
Equity in earnings of unconsolidated subsidiaries	14,002	6,793	7,195	—	—	(27,990)	—

Net income	$14,002	$6,793	$7,209	$13,988	$—	$(27,990)	$14,002

Predecessor Combining Statement of Operations
For the Eight Months Ended September 30, 2004

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantor	Adjustments	Total

Net revenue	$—	$—	$—	$1,077,749	$21,233	$(21,233)	$1,077,749

Compensation and benefits	—	—	—	751,238	—	—	751,238
Operating expenses	—	—	—	147,524	—	—	147,524
Insurance expense	—	—	—	52,865	20,042	(21,233)	51,674
Selling, general and administrative expenses	—	—	—	31,270	—	—	31,270
Laidlaw fees and compensation charges	—	—	—	10,095	—	—	10,095
Depreciation and amortization expense	—	—	—	34,627	—	—	34,627
Restructuring charges	—	—	—	1,381	—	—	1,381

Income from operations	—	—	—	48,749	1,191	—	49,940
Interest expense	—	—	—	(8,679)	—	—	(8,679)
Realized loss on investments	—	—	—	—	(1,191)	—	(1,191)
Interest and other income	—	—	—	210	—	—	210

Income before income taxes	—	—	—	40,280	—	—	40,280
Income tax expense	—	—	—	(17,345)	1,635	—	(15,710)

Income before equity in earnings of subsidiary	—	—	—	22,935	1,635	—	24,570
Equity in earnings of subsidiary	—	—	—	1,635	—	(1,635)	—

Net income	$—	$—	$—	$24,570	$1,635	$(1,635)	$24,570

Consolidating Statement of Operations
For the Three Months Ended September 30, 2005

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantor	Adjustments	Total

Net revenue	$—	$—	$—	$456,245	$2,839	$(2,839)	$456,245

Compensation and benefits	—	—	—	319,292	—	—	319,292
Operating expenses	—	—	—	66,156	—	—	66,156
Insurance expense	—	—	—	21,082	2,805	(2,839)	21,048
Selling, general and administrative expenses	—	—	—	15,654	—	—	15,654
Depreciation and amortization expense	—	—	—	14,843	—	—	14,843

Income from operations	—	—	—	19,218	34	—	19,252
Interest expense	—	—	—	(12,824)	—	—	(12,824)
Realized gain on investments	—	—	—	—	(34)	—	(34)
Interest and other income	—	—	—	91	—	—	91

Income before income taxes	—	—	—	6,485	—	—	6,485
Income tax expense	—	—	—	(3,479)	—	—	(3,479)

Income before equity in earnings of unconsolidated subsidiaries	—	—	—	3,006	—	—	3,006
Equity in earnings of unconsolidated subsidiaries	3,006	501	2,505	—	—	(6,012)	—

Net income	$3,006	$501	$2,505	$3,006	$—	$(6,012)	$3,006

Predecessor
Combining Statement of Operations
For the Three Months Ended September 30, 2004

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-	Eliminations/
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantor	Adjustments	Total

Net revenue	$—	$—	$—	$413,869	$7,962	$(7,962)	$413,869

Compensation and benefits	—	—	—	286,628	—	—	286,628
Operating expenses	—	—	—	55,863	—	—	55,863
Insurance expense	—	—	—	19,544	6,822	(7,962)	18,404
Selling, general and administrative expenses	—	—	—	12,093	—	—	12,093
Laidlaw fees and compensation charges	—	—	—	3,657	—	—	3,657
Depreciation and amortization expense	—	—	—	12,669	—	—	12,669

Income from operations	—	—	—	23,415	1,140	—	24,555
Interest expense	—	—	—	(5,138)	—	—	(5,138)
Realized loss on investments	—	—	—	—	(1,140)	—	(1,140)
Interest and other income	—	—	—	162	—	—	162

Income before income taxes	—	—	—	18,439	—	—	18,439
Income tax expense	—	—	—	(8,826)	1,635	—	(7,191)

Income before equity in earnings of subsidiary	—	—	—	9,613	1,635	—	11,248
Equity in earnings of subsidiary	—	—	—	1,635	—	(1,635)	—

Net income	$—	$—	$—	$11,248	$1,635	$(1,635)	$11,248

Condensed Consolidating Statement of Cash Flows
For the Eight Months Ended September 30, 2005

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-
	Parent Co.	HoldCo Inc.	HoldCo Inc.	Guarantors	guarantors	Total

Cash Flows from Operating Activities

Net cash provided by operating activities	$—	$—	$14	$84,284	$24,164	$108,462

Cash Flows from Investing Activities
EMS purchase of AMR and EmCare	(828,775)	—	—	—	—	(828,775)
Purchase of property, plant and equipment	—	—	—	(34,947)	—	(34,947)
Proceeds from sale of property, plant and equipment	—	—	—	565	—	565
Purchase of restricted cash and investments	—	—	—	—	(51,495)	(51,495)
Proceeds from sale and maturity of restricted investments	—	—	—	—	17,560	17,560
Net change in deposits and other assets	—	—	—	(20,330)	—	(20,330)

Net cash used in investing activities	(828,775)	—	—	(54,712)	(33,935)	(917,422)

Cash Flows from Financing Activities
Borrowings under new senior secured credit facility	—	241,500	108,500	—	—	350,000
Proceeds from issuance of senior subordinated notes	—	172,500	77,500	—	—	250,000
Borrowings under new revolving credit facility	—	17,388	7,812	—	—	25,200
Issuance of partnership equity	222,655	—	—	—	—	222,655
Financing costs	(1,737)	(12,686)	(5,699)	—	—	(20,122)
Repayments of capital lease obligations and other debt	—	—	—	(5,722)	—	(5,722)
Repayments of revolving credit facility	—	(13,938)	(6,262)	—	—	(20,200)
Net intercompany borrowings (payments)	612,685	(404,764)	(181,865)	(26,056)	—	—
Increase (decrease) in bank overdrafts	—	—	—	997	—	997
Increase (decrease) in other non-current liabilities	—	—	—	1,634	—	1,634

Net cash provided by (used in) financing activities	833,603	—	(14)	(29,147)	—	804,442

Increase in cash and cash equivalents	4,828	—	—	425	(9,771)	(4,518)
Cash and cash equivalents, beginning of period	—	—	—	4,778	9,853	14,631

Cash and cash equivalents, end of period	$4,828	$—	$—	$5,203	$82	$10,113

Predecessor
Condensed Combining Statement of Cash Flows
For the Eight Months Ended September 30, 2004

		Issuer	Issuer		Subsidiary
		AMR	EmCare	Subsidiary	Non-
	Parent Co.	HoldCo, Inc.	HoldCo, Inc.	Guarantors	guarantors	Total

Cash Flows from Operating Activities

Net cash provided by operating activities	$—	$—	$—	$78,886	$21,075	$99,961

Cash Flows from Investing Activities
Purchase of property, plant and equipment	—	—	—	(30,217)	—	(30,217)
Proceeds from sale of property, plant and equipment	—	—	—	773	—	773
Purchase of restricted cash and investments	—	—	—	—	(61,213)	(61,213)
Proceeds from sale and maturity of restricted investments	—	—	—	—	40,152	40,152
Other investing activities	—	—	—	(23,405)	—	(23,405)

Net cash used in investing activities	—	—	—	(52,849)	(21,061)	(73,910)

Cash Flows from Financing Activities
Repayments of capital lease obligations and other debt	—	—	—	(5,396)	—	(5,396)
Payments to Laidlaw	—	—	—	(13,937)	—	(13,937)
Change in other non-current liabilities	—	—	—	(5,656)	—	(5,656)
Decrease in bank overdrafts	—	—	—	4,290	—	4,290

Net cash used in financing activities	—	—	—	(20,699)	—	(20,699)

Change in cash and cash equivalents	—	—	—	5,338	14	5,352
Cash and cash equivalents, beginning of period	—	—	—	10,830	26	10,856

Cash and cash equivalents, end of period	$—	$—	$—	$16,168	$40	$16,208

10.	Planned Public Offering
      On July 28, 2005, the board of directors of the general partner of the Company authorized the filing of a registration statement on Form S-1 in connection with a proposed initial public offering of the Company’s equity. The Company currently anticipates that, in connection with a public offering, it will effect a reorganization pursuant to which the Company becomes a consolidated subsidiary of a newly-formed Delaware corporation and that corporation, to be named Emergency Medical Services Corporation, will issue common stock in the offering.
      In connection with the offering and the related reorganization, the outstanding options described in note 3 will become options to purchase shares of Emergency Medical Services Corporation’s common stock; the number of shares subject to each option and the exercise price will be determined based on Emergency Medical Services Corporation’s capitalization and the offering price per share of common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholder of Emergency Medical Services Corporation
      In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Emergency Medical Services Corporation (the “Company”) as of November 10, 2005 in accordance with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company’s management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.
PricewaterhouseCoopers LLP
Denver, Colorado
November 14, 2005

EMERGENCY MEDICAL SERVICES CORPORATION
FINANCIAL STATEMENT
November 10, 2005

EMERGENCY MEDICAL SERVICES CORPORATION
BALANCE SHEET
November 10, 2005

ASSETS
Cash	$100

STOCKHOLDER’S EQUITY
Stockholder’s equity:
Common stock, $.01 par value; 100 shares class B authorized, 10 shares issued and outstanding; 100 shares class A authorized, 0 shares issued and outstanding	$0
Additional paid-in capital	100

Total stockholders equity	$100

      The accompanying notes are an integral part of this financial statement

EMERGENCY MEDICAL SERVICES CORPORATION
NOTES TO FINANCIAL STATEMENTS
1.     Description of Business
      Emergency Medical Services Corporation (the “Company”) is a Delaware corporation which was formed on November 1, 2005. Its capital was contributed on November 10, 2005 by EMSC, Inc., the general partner of EMS L.P. The Company’s fiscal year-end is December 31.
2.     Pending Transactions (unaudited)
      On July 28, 2005, the board of directors of the general partner of Emergency Medical Services L.P. (“EMS L.P.”), a related company, authorized the filing of a registration statement on Form S-1 in connection with a proposed initial public offering of the equity of the Company. The Company currently anticipates that, in connection with that public offering, EMS L.P. and the Company will effect a reorganization pursuant to which EMS L.P. will become a consolidated subsidiary of the Company and the Company will issue common stock in the offering.
      EMS L.P. acquired American Medical Response, Inc. (“AMR”) and EmCare Holdings Inc. (“EmCare”) from Laidlaw International, Inc. on February 10, 2005 with an effective transaction date after the close of business January 31, 2005. The purchase price was $828.8 million, subject to working capital and other purchase adjustments.
      EMS L.P. currently is completing its allocation of purchase price. To finance the acquisition, EMS L.P. entered into a new $450 million senior secured credit facility and issued senior subordinated notes for gross proceeds of $250 million. EMS L.P. also issued approximately 22.1 million limited partnership units for $221 million.
      The following table summarizes the estimated fair value of the assets acquired and liabilities assumed by EMS L.P. at the date of acquisition. EMS L.P. is in the process of obtaining third-party valuations of certain intangible assets acquired and liabilities assumed, and is evaluating the tax impact of certain purchase accounting adjustments and the carryover of tax attributes from the predecessor companies; accordingly, the allocation of the purchase price is subject to adjustment.

Current assets	$483,957
Property, plant & equipment	128,766
Intangible assets	89,850
Goodwill	271,987
Other long-term assets	254,027

Total assets acquired	1,228,587

Current liabilities	245,144
Long-term debt	620,183
Other long-term liabilities	144,381

Total liabilities assumed	1,009,708

Net assets acquired	$218,879

      The $272.0 million of goodwill currently has been preliminarily assigned to AMR and EmCare in the amounts of $127.7 million and $144.3 million, respectively, based on the sales agreements and valuations, and is not subject to amortization. EmCare goodwill is deductible for tax purposes.
      It is expected that the Company will contribute the net proceeds from the proposed initial public offering to EMS L.P. to pay down a portion of the senior secured credit borrowings described above.

Emergency
AMR
AMERICAN MEDICAL

EMSC

Emergency Medical Services Corporation

www.emsc.net

emsc emergency medical services corporation www.emsc.net

________________________________________________________________________________

                               Shares
Emergency Medical Services Corporation
Class A Common Stock

Prospectus
                , 2005

Joint Book-Running Managers
Banc of America Securities LLC
JPMorgan

CIBC World Markets
Credit Suisse First Boston
Goldman, Sachs & Co.
Scotia Capital
Utendahl
         Until                     , 2005, all dealers that buy, sell or trade the class A common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

This information in this prospectus in not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                     , 2005
Prospectus
                               Shares
EMERGENCY MEDICAL SERVICES CORPORATION
Class A Common Stock

        Pursuant to the terms of the Emergency Medical Services L.P. agreement of limited partnership, Emergency Medical Services Corporation is issuing 1,148,325 shares of class A common stock in exchange for class B units of Emergency Medical Services L.P. We are issuing this class A common stock in connection with our formation as a holding company and concurrently with the completion of our initial public offering. The exchange of class B units for class A common stock will occur automatically, and you do not have to take any action to complete the exchange.
      For a description of our formation as a holding company and the issuance of our class A common stock in exchange for class B units, see “Summary — The Exchange” and “Formation of Holding Company”. We will issue 1.5 shares of class A common stock in exchange for every class B unit. No public market currently exists for our class A common stock.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

      We have applied to list our class A common stock on the New York Stock Exchange under the symbol “EMS”.

       Investing in our class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 9.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                       , 2005

The Exchange
Background of this exchange

Companies involved in this exchange	Emergency Medical Services Corporation, a newly formed Delaware corporation, or EMSC.

Emergency Medical Services L.P., a Delaware limited partnership, or EMS L.P.

The exchange	1.5 shares of class A common stock of EMSC for each class B unit of EMS L.P.

Reasons for this exchange	We structured our reorganization, as described under “Formation of Holding Company,” to ensure that our initial public offering will not result in a taxable event for any of our equity holders. We have authorized this exchange so that our class B unitholders will hold common stock that is listed on the New York Stock Exchange, and will be freely transferable under the Securities Act for holders who are not our affiliates, rather than limited partnership interests that generally are not transferable.

Vote required for this exchange	There is no vote or consent required of the class B unitholders. This exchange has been authorized by the general partner and the class A unitholders of EMS L.P., as permitted by the agreement of limited partnership of EMS L.P.

Interests of certain persons in this exchange	The management and directors of EMSC will participate in this exchange on the same terms as are applicable to all class B unitholders. The Onex entities, which hold the EMS L.P. class A units, will continue to hold their limited partnership units; these units will be designated LP exchangeable units, and will be exchangeable on a one-for-one basis for shares of class B common stock of EMSC. The Onex entities will also have the benefit of one share of class B special voting stock.

When this exchange will occur	Concurrently with the completion of our initial public offering of class A common stock.

Conditions to this exchange	The only condition to this exchange is the completion of our initial public offering.

Appraisal or dissenters’ rights	In connection with this exchange, a holder of class B units is not entitled to any appraisal or dissenters’ rights under Delaware law.

Ownership of EMS L.P. before and after this exchange	The Onex entities own 96.1% of the equity and 100% of the voting power of EMS L.P., and will own 77.9% of the equity and no voting power of EMS L.P. after this exchange.

Ownership of EMSC after this exchange	The class B unitholders and the public stockholders will own, in the aggregate, 22.1% of the equity and 3.0% of the voting power of EMSC after this exchange, and the Onex entities will own 96.6% of the voting power of EMSC. See the diagram in the section captioned “Formation of Holding Company.”

1

Accounting treatment	The reorganization, including this exchange, will be accounted for on a carryover basis.

Federal income tax consequences	This exchange will be treated as a tax-free contribution of the class B units to EMSC for federal income tax purposes, and holders will not recognize gain or loss on this exchange. See “Material U.S. Income Tax Considerations — Tax Consequences of the Exchange.”

Our capitalization after this exchange and our initial public offering

Class A common stock issued by us in this exchange	1,148,325 shares

Class A common stock offered by us in our concurrent initial public offering	7,800,000 shares

Class A common stock outstanding after this exchange and our concurrent initial public offering	8,948,325 shares

Use of proceeds	We will not receive any cash proceeds from this exchange. The units representing limited partnership interests in EMS L.P. that we receive in exchange for shares of our class A common stock being issued in this exchange will be held by us.
      We are issuing the shares of class A common stock described in this prospectus in exchange for all of the outstanding class B units of EMS L.P. Holders of class B units will receive 1.5 shares of our class A common stock in exchange for each class B unit of EMS L.P. they hold. See “Plan of Distribution”.
      We have two classes of common stock, class A common stock and class B common stock. These classes of common stock are identical in all respects, except that the class A common stock is entitled to one vote per share and the class B common stock is entitled to ten votes per share (reducing to one vote per share under certain limited circumstances) on all matters subject to a vote of holders of common stock, and the class B common stock is convertible into one share of class A common stock. Following this exchange and our concurrent initial public offering, we will have 142,545 shares of class B common stock outstanding and 32,107,500 shares of class B common stock reserved for issuance upon exchange of the outstanding 32,107,500 LP exchangeable units of EMS L.P. See “Formation of Holding Company.”
      The number of shares of class A common stock being offered in this exchange and our concurrent initial public offering represents 21.7% of our common stock outstanding and 2.7% of our combined voting power. We will also have outstanding one share of class B special voting stock through which the holders of LP exchangeable units may exercise voting rights with respect to Emergency Medical Services as though they held the same number of shares of our class B common stock. See “Description of Capital Stock — LP Exchangeable Units and Class B Special Voting Stock.” The number of shares of our common stock to be outstanding after this exchange and our concurrent initial public offering excludes the 32,107,500 shares of class B common stock issuable on exchange of the LP exchangeable units and the 3,509,219 shares of class A common stock issuable upon the exercise of options. See “Management — Equity Plans — Equity Option Plan.”

2

      Except as otherwise indicated, all of the information presented in this prospectus assumes the following:

•	our formation as a holding company named Emergency Medical Services Corporation, as described under “Formation of Holding Company”,

•	the anticipated 1.5-for-1 stock split based upon an assumed initial public offering price of $16.00 per share, which is the mid-point of the range set forth in the cover page of the prospectus for our concurrent initial public offering, and

•	no exercise of the underwriters’ over-allotment option in our concurrent initial public offering.
      References in this prospectus to “the offering” and “this offering” refer to our initial public offering of class A common stock being made concurrently with this exchange. This exchange will be completed only if our initial public offering is completed.

3

FORMATION OF HOLDING COMPANY
      Emergency Medical Services is a newly formed Delaware corporation that is issuing class A common stock in this exchange and our concurrent initial public offering. Immediately prior to the completion of this exchange and our offering, we intend to complete a reorganization. After giving effect to the reorganization and the completion of this exchange and our offering:

•	EMS L.P., currently our top-tier holding company and the issuer of the class B units, will become our consolidated subsidiary, and

•	we will own the general partner interests in EMS L.P., and will continue to conduct our operations through AMR and EmCare, our operating subsidiaries.
      Unless the context otherwise requires, this prospectus gives effect to this reorganization.
      We will have outstanding two classes of common stock and one share of class B special voting stock, as follows:

•	8,948,325 shares of class A common stock, held by our management and persons who purchase shares in this offering, including the 1,148,325 shares being issued in this exchange,

•	142,545 shares of class B common stock, held by certain former holders of interests in EMS L.P., and

•	one share of class B special voting stock, held by Onex Corporation as trustee for the holders of LP exchangeable units.
      EMS L.P. will have outstanding partnership units as follows:

•	32,107,500 LP exchangeable units, exchangeable on a one-for-one basis for shares of our class B common stock, held by the Onex entities, and

•	860,570 other partnership units, including the general partner interest, held by us.
      The shares issued in this exchange and sold in our offering will be our class A common stock. The Onex entities’ ownership of the LP exchangeable units will entitle them to acquire from us all of our class B common stock other than the 142,545 shares that will be outstanding upon completion of our offering. The LP exchangeable units will be exchangeable at any time, at the option of the holder, for shares of class B common stock on a one-for-one basis, and the LP exchangeable units will be substantially equivalent economically to class B common stock.
      Our shares of class A common stock and shares of class B common stock will be identical except with respect to voting rights and except that each share of class B common stock may be converted into a share of class A common stock at any time at the option of the holder. On every matter properly submitted to stockholders for their vote, each share of class A common stock will be entitled to one vote per share and each share of class B common stock will be entitled to ten votes per share, reducing to one vote per share under certain limited circumstances. The one share of class B special voting stock will be entitled to a number of votes equal to the number of votes that could be cast if all of the then outstanding LP exchangeable units were exchanged for class B common stock. See “Description of Capital Stock — Common Stock” and “ — LP Exchangeable Units and Class B Special Voting Stock.”
Steps to Effect the Reorganization
      To effect the reorganization, we will take the following steps immediately prior to the completion of this exchange and our concurrent initial public offering:

•	the holders of the capital stock of the sole general partner of EMS L.P. will contribute that capital stock to us in exchange for shares of class B common stock, the general partner will be merged into us and we will become the general partner of EMS L.P.,

4

•	the holders of class B units of EMS L.P. will contribute their units to us in exchange for shares of our class A common stock, and the holders of certain class A units of EMS L.P. will contribute their units to us in exchange for shares of our class B common stock,

•	the class A units of EMS L.P. held by the Onex entities will continue to be held by the Onex entities and will be designated “LP exchangeable units”, and

•	we will issue one share of class B special voting stock to Onex Corporation as trustee to hold for the benefit of the holders of the LP exchangeable units.
      We have structured our reorganization in this manner to ensure that our initial public offering will not result in a taxable event for any of our equity holders. We are registering under the Securities Act the class A common stock we are issuing in this exchange, as part of our reorganization, to holders of class B units of EMS L.P. Accordingly, these shares will be freely transferable under the Securities Act for holders who are not our affiliates. See “Shares Eligible for Future Sale”.
      The steps of the reorganization, including this exchange, are set forth in an amendment to EMS L.P.’s agreement of limited partnership. Section 13.1 of the partnership agreement provides that the agreement can be changed by consent of the general partner and the holders of more than 50% of the class A units. The Onex entities own 98% of the class A units, and they have consented to the amendment that will effect the reorganization. The holders of the class B units have no voting rights under the EMS L.P. partnership agreement. EMS L.P. is not required to, and has not and will not, seek the consent of the holders of the class B units to the reorganization, to the terms of the LP exchangeable units or to this exchange. Copies of the partnership agreement and the amendment are filed as exhibits to the registration statement of which this prospectus forms a part and the amendment is incorporated by reference into this prospectus.
      This exchange will occur automatically upon the completion of our initial public offering, and the holders of the class B units do not have the right to elect whether to exchange those units for class A common stock. No appraisal or dissenters’ rights are available under Delaware law or the EMS L.P. partnership agreement to holders of class B units in connection with this exchange.

5

      Immediately prior to this exchange and our initial public offering, our structure and ownership is as follows:
      Upon completion of this exchange and our initial public offering, our structure and ownership will be as follows:

*	The stock of AMR and EmCare is held through 100% wholly-owned subsidiaries.

6

COMPARISON OF RIGHTS OF EMS L.P. CLASS B UNITHOLDERS AND EMSC CLASS A STOCKHOLDERS
      At the effective time of this exchange, the EMS L.P. class B unitholders will automatically, and without any action on the part of the class B unitholders, become EMSC class A stockholders.
      The rights of the class B unitholders are governed by the Agreement of Limited Partnership of Emergency Medical Services L.P., or the Partnership Agreement, a copy of which is included as an exhibit to the registration statement of which this prospectus is a part, and by the Delaware Revised Uniform Limited Partnership Act. Delaware law allows partnerships great flexibility to agree, by contract, on the provisions that govern the partnership. Accordingly, the rights of the class B unitholders are principally those set forth in the Partnership Agreement.
      The rights of the class A stockholders of EMSC are governed by the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of EMSC, copies of which are included as exhibits to the registration statement of which this prospectus is a part, and by the Delaware General Corporation Law. Delaware law contains a statutory framework for the rights of a stockholder which may be supplemented or, in some instances, modified by the corporation’s certificate of incorporation and by-laws.
      The following are summaries of the material differences between the rights of EMS L.P. class B unitholders and EMSC class A stockholders. This is not a complete statement of the provisions affecting, and the differences between, the rights of class B unitholders and class A stockholders. This summary is qualified by reference to the complete text of the Partnership Agreement and the EMSC charter documents. For information as to how you can obtain copies of these documents, please see “Where You Can Find More Information”.

Emergency Medical
	EMS L.P.	Services Corporation

Management Control	The conduct and control of the business and affairs of EMS L.P. is vested solely in its general partner, EMSC, Inc.	EMSC is managed by its board of directors. See “Management”.

Authorized Equity	The general partner is authorized to issue additional class B units of the partnership.	The board of directors of EMSC is authorized to issue up to shares of class A common stock, shares of class B common stock and shares of preferred stock. See “Description of Capital Stock”.
Distributions/ Dividends	The general partner may make distributions at the times and in the amounts determined by the general partner in its sole discretion.

	All distributions are to be made to the partners in accordance with their respective percentage interests.	Delaware law provides that dividends may be paid by a Delaware corporation either out of (1) surplus or (2) in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital is diminished to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.

7

Emergency Medical
	EMS L.P.	Services Corporation

Our certificate of incorporation provides that no dividend can be paid on the class A or class B common stock unless at the same time an equal dividend is paid on the class A or class B common stock, as the case may be. See “Dividend Policy” and “Description of Capital Stock”.
Voting Rights	Holders of the class B units have no voting rights.	Holders of the class A common stock are entitled to one vote per share on all matters on which holders of common stock of EMSC are entitled to vote.
Generally, the holders of our class A common stock, class B common stock and class B special voting stock will vote together as a single class. At the completion of our offering, the class A stockholders will hold 3.0% of our combined voting power.
Holders of class A common stock shall be entitled to vote as a separate class, in addition to any other vote of stockholders that may be required, on approval of (i) any alteration, repeal or amendment of the certificate of incorporation which would adversely affect the powers, preferences or rights of the holders of class A common stock, and (ii) any merger or consolidation of EMSC with any other entity if, as a result, shares of class B common stock would be converted into or exchanged for, or receive, any consideration that differs from that applicable to the shares of class A common stock as a result of such merger or consolidation, other than a difference limited to preserving the relative voting power of the holders of class A common stock and class B common stock. In respect of any of the foregoing matters as to which the holders of

8

Emergency Medical
	EMS L.P.	Services Corporation

the class A common stock shall be entitled to a class vote, holders shall have one vote per share and the affirmative vote of the holders of a majority of the shares of class A common stock shall be required for approval. See “Description of Capital Stock”.

Amendment of Governing Documents
The Partnership Agreement may be amended by the authorization of general partner and the holders of more than 50% of the class A units. Holders of class B units are not entitled to vote on amendments to the Partnership Agreement.
Generally, Delaware law provides that a corporation may amend its certificate of incorporation if (1) its board of directors has adopted a resolution setting forth the proposed amendment and declared its advisability, and (2) the amendment is adopted by the affirmative votes of a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding stock of each class entitled to vote on the amendment as a class. Except as described under “Voting Rights”, holders of class A common stock will vote together with holders of class B common stock and the class B special voting stock on any amendment to our certificate of incorporation.
The by-laws of EMSC may be amended by the affirmative vote of a majority of the board of directors or by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock. See “Description of Capital Stock”.
Transfer of Units/ Shares	Holders of class B units may not transfer their units without the prior written consent of the general partner.	At any time after the 180th day following our initial public offering and this exchange, holders of class A common stock other than our affiliates may freely transfer their class A common stock, subject in certain limited cases to contractual restrictions. See “Management —

9

Emergency Medical
	EMS L.P.	Services Corporation

Equityholders Agreements” and “Shares Eligible for Future Sale”.
Appraisal or Dissenters’ Rights	Holders of the class B units have no appraisal or dissenters’ rights in connection with any partnership transaction.	Delaware law provides that in certain transactions, a holder of any class or series of capital stock has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder. However, no appraisal rights are available for shares of any class or series that are listed on a national security exchange, such as the New York Stock Exchange, or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than certain specified consideration.
Number of Directors	EMS L.P. is managed directly by its general partner and has no board of directors.	The EMSC by-laws provide that the number of directors will be determined by resolution of the board of directors, adopted by the affirmative vote of a majority of the board of directors.
Upon completion of this exchange, our board will consist of six directors. The composition of the board of directors at the effective time of our initial public offering and this exchange is described in “Management — Composition of Our Board of Directors after this Offering”.
Appointment and Removal of General Partner/ Directors	There is no provision in the Partnership Agreement for the removal of the general partner. Upon the withdrawal of the	Directors may be nominated by the Corporate Governance and Nominating Committee of the board of directors and appointed

10

Emergency Medical
	EMS L.P.	Services Corporation

	general partner, a new general partner may be appointed by the affirmative vote of a majority of the holders of class A units.	upon the affirmative vote of a majority of the board. See “Description of Capital Stock — Filling of Board Vacancies; Removal”.
Under Delaware law, directors may be removed with cause by holders of a majority of the shares entitled to vote at an election of directors. Our certificate of incorporation provides that, so long as the Minimum Hold Condition is satisfied, any director or the entire board of directors may also be removed without cause by holders of a majority of the shares entitled to vote at an election of directors.
Notice of Partner/ Stockholder Meeting	Holders of class B units are not entitled to notice of, or to attend, any meeting of the partners.
Written notice of meetings of stockholders and, in the case of a special meeting, of the general nature of the business to be transacted at the meeting, must be given to each stockholder at least 10 days before the date of the meeting.
Fiduciary Duties of the General Partner/ Directors	The Partnership Agreement provides that the general partner has a fiduciary duty to the limited partners and shall exercise its power and authority only in such manner as is consistent with such duty.
Under Delaware law, directors of a corporation have fiduciary obligations to the corporation and its stockholders. These fiduciary obligations require the directors to act in accordance with the so- called duties of “due care” and “loyalty”. Under Delaware law, the duty of care requires that the directors act in good faith, in an informed and deliberative manner and they inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty requires a director to act in good faith in a manner reasonably believed to be in the best interests of the corporation and its stockholders and not in their own

11

Emergency Medical
	EMS L.P.	Services Corporation

interests.
Indemnification of the General Partner/ Directors
The Partnership Agreement provides that EMS L.P. will indemnify the general partner, its agents, officers, employees and directors, and hold them harmless against, any loss, liability or damage, cost or expense sustained as a result of any act or omission concerning the partnership or the general partner, provided that the indemnitee was acting in good faith within what the indemnitee reasonably believed to be the scope of its or his authority for a purpose it or he reasonably believed to be not opposed to the interests of EMS L.P.
Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request, against expenses (including attorney’s fees) judgments, fines and amounts paid in settlement of actions, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful.
The EMSC certificate of incorporation and by-laws provide that EMSC will indemnify its directors to the fullest extent allowed under Delaware law. In addition, EMSC has entered into indemnification agreements with each of its directors. See “Description of Capital Stock — Indemnification of Directors and Officers and Limitations on Liability” and “Certain Relationships and Related Party Transactions — Indemnification Agreements”.
The EMSC certificate of incorporation provides that, except to the extent prohibited by Delaware law, no director shall be personally liable to EMSC or its stockholders for monetary damages for any breach of fiduciary duty as a director.
Anti-Takeover Provisions	Pursuant to the transfer restrictions in the Partnership Agreement, the general partner may withhold its consent to the transfer of any	EMSC has expressly elected in its certificate of incorporation not to be governed by provisions of Delaware law that prohibit, in

12

Emergency Medical
EMS L.P.	Services Corporation

units.	certain circumstances, a business combination between the corporation and an “interested stockholder” (generally a person owning or controlling more than 15% of the outstanding voting stock) within three years of the stockholders becoming an “interested stockholder” absent compliance with the approval requirements of the provisions or other specified exceptions. See “Description of Capital Stock — Anti-Takeover Effects of Our Certificate of Incorporation and By-Laws”.

13

Tax Consequences of the Exchange
      Holders of the class B units of EMS L.P. will not recognize gain or loss for federal income tax purposes on the exchange of those units for class A common stock of EMSC. Their basis for the shares of class A common stock that they receive in that exchange will equal their basis for their class B units immediately before the exchange. EMS L.P.’s tax basis for its shares of stock of AMR HoldCo and EmCare HoldCo will be unaffected by the exchange. EMSC’s tax basis for the class B units of EMS L.P. that EMSC receives in the exchange will equal the exchanging holders’ tax basis for such units immediately before the exchange.

14

PLAN OF DISTRIBUTION
      We are issuing the shares of class A common stock described in this prospectus in exchange for class B units of EMS L.P. as part of our formation as the holding company of EMS L.P. See “Formation of Holding Company”. Pursuant to the EMS L.P. agreement of limited partnership, all of the outstanding class B units of EMS L.P. are being contributed by the holders to Emergency Medical Services in exchange for shares of our class A common stock. In consideration of their contribution of class B units to us, holders of the class B units will receive 1.5 shares of our class A common stock in exchange for each class B unit of EMS L.P. they hold.
      All of the shares of class A common stock we are issuing in this exchange are subject to the provisions of an equityholders agreement among EMS L.P. and certain of its equityholders. The class A common stock will be freely tradable, subject to the prohibition in the equityholders agreement on the transfer of these shares for a period of 180 days after the date of this prospectus and further restrictions applicable to certain holders. In addition, the 798,750 shares of our class A common stock received by our affiliates in this exchange are subject to resale restrictions under the Securities Act and under agreements with the underwriters of our initial public offering.
      We will not receive any cash proceeds from this exchange. The units representing limited partnership interests in EMS L.P. that we receive in exchange for shares of our class A common stock will be held by us.
      We are effecting this exchange concurrently with the completion of our initial public offering of our class A common stock.
      We will pay the expenses of this exchange, which we estimate to be approximately $                     .

15

________________________________________________________________________________

                               Shares
Emergency Medical Services Corporation
Class A Common Stock

Prospectus
                , 2005

      Until                     , 2005, all dealers that buy, sell or trade the class A common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution
      The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the class A common stock being registered. All of these expenses will be paid by us. All amounts except the SEC registration fee, the NASD filing fee and the NYSE fee are estimated.

Securities and Exchange Commission registration fee		$21,239
NASD filing fee		18,544
NYSE listing fee		150,000
Blue Sky fees and expenses (including attorneys’ fees and expenses)		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing costs		*
Transfer agent and registrar fees		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be provided by amendment

Item 14.	Indemnification of Directors and Officers

General Obligations Law
      We will be incorporated under the laws of the State of Delaware. Under Section 145 of the Delaware General Corporation Law, the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses, including attorneys’ fees, as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Certificate of Incorporation and By-Laws
      Our certificate of incorporation will provide that none of our directors shall be personally liable for breach of fiduciary duty as a director. Any repeal or modification of that provision shall not adversely affect any right or protection, or any limitation of the liability of, any of our directors existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification. Both our certificate of incorporation and our by-laws will provide for the indemnification of our directors and officers to the fullest extent permitted by the DGCL.

Indemnification Agreements
      Additionally, we have entered into indemnification agreements with certain of our directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained under current applicable law. The indemnification agreements may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the company and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Liability Insurance
      Our directors and officers are covered by insurance policies maintained by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, or the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Underwriting Agreement
      The Underwriting Agreement (to be filed as Exhibit 1.1 to the Registration Statement) provides for the indemnification of our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities
      On February 10, 2005, we issued 21,500,020 class A units representing limited partnership interests of Emergency Medical Services L.P. at a purchase price of $10.00 per unit to seven accredited investors in reliance upon the exemption provided by Rule 506 of the Securities Act.
      On February 10, 2005, we issued 485,500 class B units representing limited partnership interests of Emergency Medical Services L.P. at a purchase price of $10.00 per unit to the following members of senior management in the amounts set forth opposite their names, in reliance upon the exemption provided by Rule 506 of the Securities Act:

Russell H. Harris, M.D.	10,000
Don S. Harvey	50,000
Angel L. Iscovich	10,000
Terry R. Meadows	5,000
Louis K. Meyer	10,000
David Mintz	7,500
James L. Murphy	7,500
Randel G. Owen	22,500
Dighton Packard	22,500
Steve W. Ratton, Jr.	10,000
William A. Sanger	300,000
Joseph Taylor	13,000
Douglas P. Webster	5,000
Todd Zimmerman	12,500
      Effective as of February 10, 2005, we granted to members of senior management options to purchase an aggregate of 2,289,979 class B units representing limited partnership interests of Emergency Medical Services L.P., in reliance upon the exemption provided by Rule 506 of the Securities Act. See “Management — Equity Plans — Equity Option Plan.”

      On February 10, 2005, our subsidiaries, AMR Holdco, Inc. and EmCare Holdco, Inc., sold $250,000,000 principal amount of 10% senior subordinated notes due 2005 to Banc of America Securities LLC and JP Morgan Securities Inc., as the initial purchasers, at a purchase price of $975.00 per $1,000 principal amount, in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 144A promulgated under the Securities Act.
      On March 10, 2005, we issued 75,000 class B units representing limited partnership interests of Emergency Medical Services L.P. at a purchase price of $10.00 per unit to James T. Kelly, one of our directors, in reliance upon the exemption provided by Rule 506 of the Securities Act.
      On April 22, 2005, we issued 25,000 class B units representing limited partnership membership interests of Emergency Medical Services L.P. at a purchase price of $10.00 per unit to Steven B. Epstein, one of our directors, in reliance upon the exemption provided by Rule 506 of the Securities Act.
      On June 10, 2005, we issued 25,000 class B units representing limited partnership interests of Emergency Medical Services L.P. at a purchase price of $10.00 per unit to Michael L. Smith, one of our directors, in reliance upon the exemption provided by Rule 506 of the Securities Act.
      In July 2005, we granted to certain members of our board of directors and senior management options to purchase an aggregate of 49,500 class B units representing limited partnership units of Emergency Medical Services L.P., in reliance upon the exemption provided by Rule 506 of the Securities Act. See “Management — Equity Plans — Equity Option Plan.”
      In July 2005, we issued 134,050 class B units representing limited partnership interests of Emergency Medical Services L.P. at a purchase price of $10.00 per unit to employees of our subsidiaries pursuant to our equity purchase plan in reliance upon the exemption provided by Rule 701 the Securities Act. The issuance of these units to employees in certain states is subject to our making regulatory filings and/or our receipt of regulatory approval.
      In July 2005, we issued 21,000 class B units representing limited partnership interests of Emergency Medical Services L.P. at a purchase price of $10.00 per unit to affiliated physicians, physician assistants and nurse practitioners pursuant to our equity purchase plan in reliance upon the exemption provided by Rule 506 the Securities Act.
      On the effective date of this offering, we will issue shares of our class B common stock to two accredited investors in exchange for their 95,000 class A units representing limited partnership interests of Emergency Medical Services L.P., in reliance upon the exemption provided by Rule 506 of the Securities Act.

Item 16.	Exhibits and Financial Data Schedules
(A)     Exhibits

1.1	Form of Underwriting Agreement**
1.2	Form of Lock-Up Agreement**
2.1	Stock Purchase Agreement, dated as of December 6, 2004, by and among Laidlaw International, Inc., Laidlaw Medical Holdings, Inc. and Emergency Medical Services Corporation*
2.2	Amendment to Stock Purchase Agreement, dated February 10, 2005, by and among Laidlaw International, Inc., Laidlaw Medical Holdings, Inc. and Emergency Medical Services Corporation*
2.3	Stock Purchase Agreement, dated as of December 6, 2004, by and among Laidlaw International, Inc., Laidlaw Medical Holdings, Inc. and Emergency Medical Services Corporation*
2.4	Amendment to Stock Purchase Agreement, dated as of February 10, 2005, by and among Laidlaw International, Inc., Laidlaw Medical Holdings, Inc. and Emergency Medical Services Corporation*
2.5	Letter, dated March 25, 2005, to AMR HoldCo, Inc. from Laidlaw Medical Holdings, Inc.*
3.1	Form of Amended and Restated Certificate of Incorporation of Emergency Medical Services Corporation**
3.2	Form of Amended and Restated By-Laws of Emergency Medical Services Corporation**
3.3	Certificate of Formation of Emergency Medical Services L.P.*
3.4	Agreement of Limited Partnership of Emergency Medical Services L.P., dated February 10, 2005, by and among Emergency Medical Services Corporation and the persons listed on Schedule A thereto*
3.5	Amendment to Agreement of Limited Partnership, dated , 2005, by and among Emergency Medical Services Corporation and the persons listed on Schedule A thereto**
3.6	Amended and Restated Agreement of Limited Partnership of Emergency Medical Services L.P., dated December , 2005, by and among Emergency Medical Services Corporation and the persons listed on Schedule A thereto**
4.1	Form of Class A Common Stock Certificate
4.2	Form of Class B Common Stock Certificate
4.3	Investor Equityholders Agreement, dated February 10, 2005, by and among Emergency Medical Services L.P., Onex Partners LP and the equityholders listed on the signature pages thereto*
4.4	Equityholders Agreement, dated as of February 10, 2005, by and among Emergency Medical Services L.P., Onex Partners LP and the equityholders listed on the signature pages thereto*
4.5	Registration Agreement, dated February 10, 2005, by and among Emergency Medical Services L.P. and the persons listed on Schedule A thereto and amendment thereto*
4.6	Indenture, dated February 10, 2005, by and among AMR HoldCo, Inc., EmCare HoldCo, Inc., the guarantors named therein and U.S. Bank Trust National Association, as trustee*
4.7	Supplemental Indenture, dated April 15, 2005, by and among AMR Brockton L.L.C., AMR HoldCo, Inc., EmCare HoldCo, Inc., the guarantors named therein and U.S. Bank Trust National Association, as trustee*
4.8	Supplemental Indenture No. 2, effective as of September 30, 2005, by and among Global Medical Response, Inc., AMR HoldCo, Inc., EmCare HoldCo, Inc., the guarantors named therein and U.S. Bank Trust National Association, as trustee
4.9	Registration Rights Agreement, dated as of February 10, 2005, by and among AMR HoldCo, Inc., EmCare HoldCo, Inc., the guarantors named therein, Banc of America Securities LLC and J.P. Morgan Securities Inc.*
4.10	Voting and Exchange Trust Agreement, dated as of , 2005, among Emergency Medical Services Corporation, Emergency Medical Services L.P. and Onex Corporation**
4.11	Form of Indemnification Agreement**
5.1	Opinion of Kaye Scholer LLP with respect to legality of securities being registered**
10.1	Employment Agreement, dated December 6, 2004, between William A. Sanger and Emergency Medical Services Corporation*
10.2	Employment Agreement, dated as of February 10, 2005, between Don S. Harvey and Emergency Medical Services L.P., and assignment to Emergency Medical Services Corporation*
10.3	Employment Agreement, dated as of February 10, 2005, between Randel G. Owen and Emergency Medical Services L.P., and assignment to Emergency Medical Services Corporation*
10.4	Employment Agreement, dated as of February 10, 2005, between Todd Zimmerman and Emergency Medical Services L.P., and assignment to Emergency Medical Services Corporation*

10.5	Employment Agreement, dated as of April 19, 2005, by and between Emergency Medical Services L.P. and Dighton Packard, M.D., and assignment to Emergency Medical Services Corporation.*
10.6	Emergency Medical Services L.P. Equity Option Plan*
10.7	Emergency Medical Services L.P. Equity Purchase Plan*
10.8	Management Agreement, dated February 10, 2005, by and among Onex Partners Manager LP, AMR HoldCo, Inc. and EmCare HoldCo, Inc.*
10.9	Purchase Agreement, dated January 27, 2005, among AMR HoldCo, Inc., EmCare HoldCo, Inc., the Registrant, the guarantors party thereto, Banc of America LLC Securities and J.P. Morgan Securities Inc.*
10.10	Credit Agreement, dated as of February 10, 2005, among AMR HoldCo, Inc., EmCare HoldCo, Inc., Emergency Medical Services L.P., the guarantors party thereto, Bank of America, N.A. and the other lenders party thereto*
10.11	Amendment No. 1, dated March 29, 2005, among AMR HoldCo, Inc., EmCare HoldCo, Emergency Medical Services L.P., the guarantors and the lenders party thereto, to the Credit Agreement dated as of February 10, 2005, among AMR HoldCo, Inc., EmCare HoldCo, Inc., Emergency Medical Services L.P., the guarantors party thereto, Bank of America, N.A. and the other lenders party thereto*
10.12	Security Agreement, dated as of February 10, 2005, made by AMR HoldCo, Inc., EmCare HoldCo., Inc., the guarantors party thereto, in favor of Bank of America, N.A.*
11.1	Statement regarding computation of earnings per share**
21.1	Subsidiaries of Emergency Medical Services L.P.*
23.1	Consent of PriceWaterhouseCoopers LLP
23.2	Consent of Kaye Scholer LLP (included in Exhibit 5.1)**
24.1	Powers of Attorney of the directors of Emergency Medical Services L.P. (included in the signature page to the registration statement)*

*	Previously filed

**	To be filed by amendment
(B)     Financial Data Schedule

Item 17.	Undertakings
      The undersigned registrant hereby undertakes as specified in the underwriting agreement to provide to the underwriters at closing certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act, Emergency Medical Services L.P. has duly caused this amendment no. 3 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwood Village, State of Colorado, on November 14, 2005.

EMERGENCY MEDICAL SERVICES L.P.

By:	EMSC, Inc., its General Partner

By:	/s/ William A. Sanger

William A. Sanger
Chief Executive Officer
      Pursuant to the requirements of the Securities Act, this Amendment No. 3 to Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated for EMSC, Inc., as general partner of Emergency Medical Services L.P., and on the date indicated.

Signature	Title	Date

/s/ William A. Sanger William A. Sanger	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	November 14, 2005

/s/ Randel G. Owen Randel G. Owen	Chief Financial Officer (Principal Financial and Accounting Officer)	November 14, 2005

* Robert M. Le Blanc	Director	November 14, 2005

* Steven B. Epstein	Director	November 14, 2005

* Don S. Harvey	Director	November 14, 2005

* James T. Kelly	Director	November 14, 2005

* Michael L. Smith	Director	November 14, 2005

* By:	/s/ William A. Sanger

Name: William A. Sanger
Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act, Emergency Medical Services Corporation has duly caused this amendment no. 3 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwood Village, State of Colorado, on November 14, 2005.

EMERGENCY MEDICAL SERVICES CORPORATION

By:	/s/ William A. Sanger

William A. Sanger

Chief Executive Officer

POWER OF ATTORNEY
      KNOW ALL PERSON BY THESE PRESENTS that each individual whose signature appears below constitute and appoints William A. Sanger and Randel G. Owen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer), to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
* * *
      Pursuant to the requirements of the Securities Act, this Amendment No. 3 to Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated for Emergency Medical Services Corporation and on the date indicated.

Signature	Title	Date

/s/ William A. Sanger William A. Sanger	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	November 14, 2005

/s/ Randel G. Owen Randel G. Owen	Chief Financial Officer (Principal Financial and Accounting Officer)	November 14, 2005

/s/ Robert M. Le Blanc Robert M. Le Blanc	Director	November 14, 2005